     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 7, 1996
                                                       REGISTRATION NO.
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                   ONE VALLEY BANCORP OF WEST VIRGINIA, INC.
             (Exact name of Registrant as specified in its charter)

         WEST VIRGINIA                         6711                     55-0609408
(State or other jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)     Classification Code Number)     Identification No.)

                               ONE VALLEY SQUARE
                            SUMMERS AND LEE STREETS
                                 P.O. BOX 1793
                        CHARLESTON, WEST VIRGINIA 25326
                                 (304) 348-7000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
           J. HOLMES MORRISON, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                   ONE VALLEY BANCORP OF WEST VIRGINIA, INC.
                            SUMMERS AND LEE STREETS
                                 P.O. BOX 1793
                        CHARLESTON, WEST VIRGINIA 25326
                                 (304) 348-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    WITH COPIES TO
CHARLES D. DUNBAR          MERRELL S. MCILWAIN II              CHARLES E. SLOANE
ELIZABETH OSENTON LORD     ONE VALLEY SQUARE                   GREGORY A. GEHLMAN
JACKSON & KELLY            SUMMERS AND LEE STREETS             MALIZIA, SPIDI, SLOANE
1600 LAIDLEY TOWER         P.O. BOX 1793                       & FISCH, P.C.
P.O. BOX 553               CHARLESTON, WEST VIRGINIA 25326     ONE FRANKLIN SQUARE
CHARLESTON, WEST                                               1301 K STREET, N.W.
VIRGINIA 25322                                                 SUITE 700, EAST
                                                               WASHINGTON, DC 20005

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effectiveness of the Registration Statement.
     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.
                       CALCULATION OF REGISTRATION FEE
[CAPTION]

                                                              PROPOSED MAXIMUM          PROPOSED MAXIMUM
       TITLE OF SECURITIES               AMOUNT TO             OFFERING PRICE          AGGREGATE OFFERING
        TO BE REGISTERED               BE REGISTERED           PER SHARE (1)               PRICE (1)
Common Stock,
  par value $10 per share......          1,789,745                 $20.63                 $36,922,439
Common Stock,
  par value $10 per share......         164,507(2)                 $20.63                 $ 3,393,779
       TITLE OF SECURITIES                AMOUNT OF
        TO BE REGISTERED             REGISTRATION FEE(1)
Common Stock,
  par value $10 per share......           $12,731.88
Common Stock,
  par value $10 per share......           $ 1,170.27

(1) Based upon the average of the high and low prices per share for the common stock of CSB Financial Corporation reported as of March 7, 1996.
(2) As a part of the merger and, as described herein, One Valley is registering 164,507 shares to be issued upon the exercise of options granted under certain stock option plans of CSB Financial Corporation.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

               ONE VALLEY BANCORP OF WEST VIRGINIA, INC.
                         CROSS REFERENCE SHEET

               PURSUANT TO ITEM 501(B) OF REGULATION S-K

     ITEM NUMBER                                CAPTION                         CAPTION IN PROSPECTUS
           1               Forepart of Registration Statement and Outside       Outside Front Cover Page of Prospectus
                           Front Cover Page of Prospectus

           2               Inside Front and Outside Back Cover Pages of         Table of Contents; Available Information;
                           Prospectus                                           Incorporation of Certain Information
                                                                                By Reference

           3               Risk Factors, Ratio of Earnings to Fixed Charges,    Summary
                           and Other Information

           4               Terms of the Transaction                             Summary; The Merger; Description of
                                                                                One Valley's Securities

           5               PRO FORMA Financial Information                      Pro Forma Financial Information

           6               Material Contacts with the Company Being             The Merger
                           Acquired

           7               Additional Information Required for Reoffering       The Merger - Resales by Affiliates
                           by Persons and Parties Deemed to be Underwriters

           8               Interests of Named Experts and Counsel               Experts; Legal Matters

           9               Disclosure of Commission Position on                 Not Applicable
                           Indemnification for Securities Act Liabilities

           10              Information With Respect to S-3 Registrants          Selected Financial Data; Historical
                                                                                Comparative Stock Prices and Dividends;
                                                                                Incorporation of Certain Information By
                                                                                Reference

           11              Incorporation of Certain Information by Reference    Not Applicable

           12              Information with Respect to S-2 or S-3 Registrants   Not Applicable

           13              Incorporation of Certain Information by Reference    Not Applicable

           14              Information With Respect to Registrants Other        Not Applicable
                           Than S-3 or S-2 Registrants

           15              Information with Respect to S-3 Companies            Not Applicable

           16              Information with Respect to S-2 or S-3 Companies     Not Applicable




     ITEM NUMBER                                CAPTION                         CAPTION IN PROSPECTUS

           17              Information With Respect to Companies Other          Selected Consolidated Financial Data;
                           Than S-3 or S-2 Companies                            Historical Comparative Stock Prices and
                                                                                Dividends; CSB Financial Corporation
                                                                                Management's Discussion and Analysis of
                                                                                Financial Condition and Results of
                                                                                Operations; Business and Properties of CSB
                                                                                Financial; Supervision and Regulation of
                                                                                CSB Financial




           18              Information if Proxies, Consents or                  Introduction; Summary Information
                           Authorizations are to be Solicited

           19              Information if Proxies, Consents or Authorizations   Not Applicable
                           are not to be Solicited, or in an Exchange Offer



                       CSB FINANCIAL CORPORATION
                          2120 LANGHORNE ROAD
                       LYNCHBURG, VIRGINIA 24501

                                                                  March 21, 1996

To the Shareholders of
CSB Financial Corporation:

         You are cordially invited to attend the Special Meeting of Shareholders of CSB Financial Corporation ("CSB Financial"), which will be held at the Holiday Inn Select, 601 Main Street, Lynchburg, Virginia, on April 26, 1996, at
2:00 p.m. local time.

         At the Special Meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger pursuant to which CSB Financial will be merged (the
"Merger") with and into One Valley Thrift, Inc. ("Thrift"), a wholly-owned subsidiary of One Valley Bancorp of West Virginia, Inc. ("One Valley"). The
Merger will require One Valley to issue up to 1,789,745 shares of its common stock, par value $10.00 per share, ("One Valley Common Stock") in exchange for the common stock of CSB Financial, par value $.01 per share, ("CSB Financial
Common Stock"). As a result of the Merger, Shareholders of CSB Financial will receive .6774 shares of One Valley Common Stock in exchange for each share of CSB Financial Common Stock held by them.

         Enclosed  with this  letter  are a Notice  of  Special  Meeting  of CSB
Financial's Shareholders and CSB Financial's Proxy Statement, which describes in detail the proposed Merger, the background of the Merger, and other related information. Also enclosed is a proxy solicited by CSB Financial's Board of Directors in connection with the Special Meeting.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND
RECOMMENDS THAT  SHAREHOLDERS  VOTE THEIR SHARES "FOR" THE MERGER.  THE BOARD OF
DIRECTORS  BELIEVES  THAT THE  PROPOSED  MERGER IS IN THE BEST  INTEREST  OF CSB
FINANCIAL  AND ITS  SHAREHOLDERS.  THE  AFFIRMATIVE  VOTE OF A  MAJORITY  OF CSB
FINANCIAL'S  OUTSTANDING  SHARES  ENTITLED TO VOTE IS  NECESSARY  TO APPROVE THE
MERGER.  ACCORDINGLY,  FAILURE TO RETURN YOUR PROXY CARD OR TO VOTE IN PERSON AT
THE SPECIAL MEETING WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER.

         We urge you to consider  carefully  all of the  materials  in the Proxy
Statement and to execute and return the enclosed proxy as soon as possible. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy.


                                       Sincerely,



                                       Bob M. Johnson
                                       President and Chief Executive Officer





                       CSB FINANCIAL CORPORATION
                          LYNCHBURG, VIRGINIA

               NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                             MARCH 21, 1996

         The Special Meeting of Shareholders of CSB Financial  Corporation ("CSB
Financial") will be held on April 26, 1996, at the Holiday Inn Select,  601 Main
Street, Lynchburg, Virginia, at 2:00 p.m., local time, for the purpose of considering and voting upon the following:

         1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") dated as of January 26, 1996, between
CSB Financial and One Valley Bancorp of West Virginia,  Inc. ("One Valley"). The
Merger Agreement provides for the merger (the "Merger") of CSB Financial with and into One Valley Thrift, Inc. ("Thrift"), a wholly-owned subsidiary of One
Valley. The Merger will require One Valley to issue up to 1,789,745 shares of its common stock, par value $10.00 per share, ("One Valley Common Stock") in exchange for the common stock of CSB Financial, par value $.01 per share ("CSB
Financial  Common  Stock")  pursuant to the terms of the Merger  Agreement.  The
Merger  Agreement  provides for the  conversion  of each share of CSB  Financial
Common  Stock  into  .6774 of a share of One  Valley  Common  Stock.  The Merger
Agreement  is  attached as Appendix I to and is  described  in the  accompanying
Proxy Statement.

         2. To approve a proposal to adjourn the Special Meeting to permit further solicitation in the event that an insufficient number of shares is present in person or by proxy to approve the Merger Agreement.

         3. To act upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

         A copy of the Merger Agreement is set forth in Appendix I to the accompanying Proxy Statement/Prospectus. Shareholders are urged to read the Merger Agreement in its entirety.

         Only shareholders of record at the close of business on the record date, March 15, 1996, are entitled to notice of and to vote at the Special
Meeting and any adjournments thereof. The affirmative vote of not less than a majority of CSB Financial's outstanding Common Stock entitled to vote is necessary to approve the Merger. Accordingly, failure to return your proxy card or to vote in person at the Special Meeting will have the effect of a vote against the Merger. In the event there are not sufficient shares represented for a quorum or votes to approve the Merger Agreement at the Special Meeting, CSB
Financial's Board of Directors may adjourn the Special Meeting to permit further solicitation. We urge you to execute and return the enclosed proxy as soon as possible to ensure that your shares will be represented at the Special Meeting.
Your  proxy may be revoked in the manner  described  in the  accompanying  Proxy
Statement at any time before it has been voted at the Special Meeting.

                                    By Order of the Board of Directors



                                    Bob M. Johnson
                                    President and Chief Executive Officer

Lynchburg, Virginia
March 21, 1996

      THE  BOARD  OF  DIRECTORS  UNANIMOUSLY  RECOMMENDS  THAT  YOU VOTE FOR THE
PROPOSAL TO ADOPT AND APPROVE THE MERGER  AGREEMENT.  PLEASE SIGN AND RETURN THE
ENCLOSED  PROXY AS PROMPTLY AS  POSSIBLE,  WHETHER OR NOT YOU PLAN TO ATTEND THE
MEETING IN PERSON.  YOU MAY REVOKE  YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT
THE SPECIAL MEETING.




PROXY STATEMENT/PROSPECTUS

                            PROXY STATEMENT
                                   OF
                       CSB FINANCIAL CORPORATION

                  ONE VALLEY BANCORP OF WEST VIRGINIA
                               PROSPECTUS
                    1,789,745 SHARES OF COMMON STOCK



                 FOR A SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON APRIL 26, 1996

         This Proxy  Statement/Prospectus is being furnished to the Shareholders
of  CSB  Financial   Corporation   ("CSB  Financial")  in  connection  with  the
solicitation  of  proxies by CSB  Financial's  Board of  Directors  for use at a
Special  Meeting of  shareholders of CSB Financial to be held on April 26, 1996.
The  primary  purpose  of the  Special  Meeting is to  consider  and vote upon a proposal to approve the  Agreement  and Plan of Merger (the "Merger  Agreement")
dated as of January 26, 1996,  between CSB Financial  and One Valley  Bancorp of
West Virginia, Inc. ("One Valley"), which agreement provides for the merger (the
"Merger") of CSB Financial with and into One Valley Thrift, Inc.  ("Thrift"),  a wholly-owned  subsidiary of One Valley. The Merger Agreement is attached to this
Proxy  Statement/Prospectus  as  Appendix  I and is  incorporated  by  reference herein.  Shareholders  will also vote at the meeting for  adjournment  to permit further solicitation if an insufficient number of shares have voted for approval of the Merger Agreement.

         As a  result  of the  Merger,  CSB  Financial's  shareholders  will  be entitled to receive,  in exchange for each share of common stock, par value $.01 per share, of CSB Financial  ("CSB Financial  Common Stock") .6774 of a share of
One  Valley's  common  stock,  par value  $10.00 per share ("One  Valley  Common
Stock").  This Proxy  Statement  also  constitutes  a  prospectus  of One Valley relating to a maximum of 164,507  shares of One Valley Common Stock that it will issue in connection  with the Merger and the exercise of certain options granted under the CSB Financial Corporation 1993 Stock Option Plan for Outside Directors
and  the  CSB   Financial   Corporation   1993   Incentive   Stock  Option  Plan
(collectively, the "Plans").


THE SHARES OF ONE VALLEY COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER
    AGREEMENT AND THE PLANS HAVE NOT BEEN APPROVED OR DISAPPROVED BY
     THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE
          SHARES OF ONE VALLEY COMMON STOCK TO BE ISSUED UNDER
           THE MERGER AGREEMENT ARE NOT INSURED BY AN AGENCY
                           OF THE GOVERNMENT.

  THE SHARES OF ONE VALLEY COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
    DEPOSITS OR OTHER  OBLIGATIONS OF A BANK OR SAVINGS  ASSOCIATION AND ARE NOT
    INSURED BY THE FDIC, BIF OR ANY OTHER
                          GOVERNMENTAL AGENCY.

         This Proxy  Statement/Prospectus and the accompanying Notice of Special
Meeting  and form of  proxy  are  first  being  mailed  to  shareholders  of CSB
Financial on or about March 21, 1996.

     THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS MARCH 21, 1996.




         No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus or incorporated by reference herein in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by One Valley or CSB Financial. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of One Valley or CSB
Financial since the date of this Proxy Statement/Prospectus or that the information herein or the documents or reports incorporated by reference herein are correct as of any time subsequent to such date. All information contained in this Proxy Statement/Prospectus relating to CSB Financial and its subsidiaries has been supplied by CSB Financial and all information contained in this Proxy
Statement/Prospectus relating to One Valley and its subsidiaries has been supplied by One Valley.


                         AVAILABLE INFORMATION

      One  Valley  and CSB  Financial  are  each  subject  to the  informational requirements  of  the  Securities  Exchange  Act of  1934,  as  amended,  and in accordance therewith file reports, proxy statements,  information statements and
other   information   with  the   Securities   and  Exchange   Commission   (the
"Commission"). Such reports, proxy statements,  information statements and other information,  when filed,  can be inspected  and copied at the public  reference facilities  maintained by the Commission at Room 1024,  450 Fifth Street,  N.W.,
Washington,  D.C.  20549 and the  Commission's  Regional  offices in New York (7
World Trade Center, New York, New York 10048) and Chicago  (Northwestern  Atrium
Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of
such  material  can also be obtained  from the Public  Reference  Section of the
Commission,  at Room 1024,  450 Fifth Street,  N.W.,  Washington,  D.C. 20549 at
prescribed  rates.  One Valley and CSB Financial each furnishes its shareholders with annual reports containing audited consolidated financial statements with an opinion  expressed by independent  certified public  accountants for each fiscal year and quarterly reports containing  unaudited  financial  information for the first three quarters of each fiscal year.






           INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by One Valley are hereby incorporated by reference into this Prospectus:

         1.    Portions of (Part I and Part III) One Valley's  Annual  Report on
               Form 10-K for the fiscal year ended December 31, 1995, to be filed with the Commission before the effective date of the Form
               S-4.

         2. One Valley's report on Form 8-K dated February 12, 1996, filed with the Commission.

         3. One Valley's Proxy Statement to be filed with the Commission on March 18, 1996.

         4. All documents filed by One Valley after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the
               Securities Exchange Act of 1934, prior to the termination of the offering covered by this Prospectus.

         One Valley has filed with the  Commission a  Registration  Statement on
Form S-4 (together with any amendments  thereof,  the "Registration  Statement")
under the  Securities  Act of 1933,  as amended  (the  "Securities  Act"),  with respect to the shares of One Valley  Common Stock it will issue  pursuant to the
Merger  Agreement.   This  Proxy   Statement/Prospectus  does  not  contain  all
information set forth in the  Registration  Statement and the exhibits  thereto.
Such  additional  information  may be  inspected  and copied as set forth above.
Statements  contained  in this  Proxy  Statement/Prospectus  or in any  document incorporated by reference in this Proxy  Statement/Prospectus as to the contents of any  contract  or other  document  referred  to  herein  or  therein  are not necessarily  complete,  and in each  instance,  reference is made to the copy of such  contract  or  other  document  filed  as an  exhibit  to the  Registration
Statement or such other  document  each such  statement  being  qualified in all respects by such  reference.  Any  statement  contained  herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus  shall be deemed to be modified or  superseded  for purposes of this  Prospectus to the extent  that a  statement  contained  herein  or any  other  subsequently  filed document  which  also is or is deemed to be  incorporated  by  reference  herein modifies  or  supersedes  such  statement.  Any such  statement  so  modified or superseded  shall  not be  deemed,  except  as so  modified  or  superseded,  to constitute a part of this Prospectus.

         THIS  PROSPECTUS  INCORPORATES  DOCUMENTS  BY  REFERENCE  WHICH ARE NOT
PRESENTED  HEREIN OR DELIVERED  HEREWITH.  THESE  DOCUMENTS ARE  AVAILABLE  UPON
REQUEST  (WITHOUT  CHARGE) TO BRIEN CHASE,  ONE VALLEY BANCORP OF WEST VIRGINIA,
INC., ONE VALLEY SQUARE, P.O. BOX 1793, CHARLESTON, WV 25326. IN ORDER TO ENSURE
TIMELY  DELIVERY OF THE  DOCUMENTS,  ANY  REQUEST  MUST BE RECEIVED BY APRIL 21,
1996.



                                TABLE OF CONTENTS



INTRODUCTION..................................................1
SUMMARY INFORMATION...........................................2
   General....................................................2
   The Parties................................................2
   The Special Meeting of Shareholders........................3
   Effective Date.............................................3
   Recommendation of CSB Financial's Board of Directors.......3
   Opinion of CSB Financial's Financial Advisor...............3
   Federal Income Tax Consequences............................4
   Accounting Treatment.......................................4
   Conditions; Regulatory Approvals; Termination..............4
   Conduct of CSB Financial's Business Pending the Merger.....4
   Effect of the Merger on Shareholders' Rights...............4
   Absence of Dissenters' Rights of Appraisal.................4
   Certain Related Transactions...............................5
   Interests of Certain Persons in the Merger.................5
   Comparative Per Share Information..........................6
SELECTED CONSOLIDATED FINANCIAL INFORMATION...................8
PRO FORMA SELECTED FINANCIAL INFORMATION.....................10
THE SPECIAL MEETING OF CSB FINANCIAL SHAREHOLDERS............11
PROPOSAL I-THE MERGER........................................12
   General...................................................12
   Operations and Management After the Merger................12
   Background of the Merger..................................13
   Reasons for the Merger....................................15
   Opinion of CSB Financial's Financial Advisor..............16
   Conditions To Consummation Of The Merger; Waiver..........19
   Termination...............................................20
   No Solicitation of Transactions...........................20
   Expenses: Termination Fees................................20
   Business Pending Consummation.............................21
   CSB Financial's Stock Option Plans........................22
   Certain Federal Income Tax Consequences...................22
   Accounting Treatment......................................23
   Exchange Of Certificates..................................23
   Interests of Certain Persons in the Merger................23
   Resales by Affiliates.....................................24
   Regulatory Approvals......................................25
EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS.................25
   Antitakeover Provisions in One Valley's
    Articles and Bylaws......................................25
   Shareholder Protection Rights Plan........................28
   Antitakeover Provisions in CSB Financial's
    Certificate of Incorporation and Bylaws..................28
   Other Restrictions on Acquisitions of
    CSB Financial Common Stock...............................30
HISTORICAL COMPARATIVE STOCK PRICES AND DIVIDENDS............31
   One Valley................................................31
   CSB Financial.............................................32
CSB FINANCIAL CORPORATION MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS..............................................33
BUSINESS AND PROPERTIES OF CSB FINANCIAL.....................50
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF..............65
DIRECTORS AND EXECUTIVE OFFICERS OF CSB FINANCIAL............67
DESCRIPTION OF ONE VALLEY'S SECURITIES.......................74
   Authorized Common Stock...................................74
   Preferred Stock...........................................74
   Dividends and Dividend Rights.............................74
   Voting Rights.............................................75
   Preemptive Rights.........................................75
   Liquidation Rights........................................75
   Assessment of Shares......................................75
   Shareholder Approval of Mergers...........................75
SUPERVISION AND REGULATION OF CSB FINANCIAL..................76
PROPOSAL II-ADJOURNMENT OF THE MEETING.......................80
SHAREHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING............80
EXPERTS......................................................80
LEGAL MATTERS................................................80
OTHER MATTERS................................................80
INDEX TO FINANCIAL STATEMENTS...............................F-1
INDEPENDENT AUDITOR'S REPORT
APPENDICES:
   Appendix I-Agreement and Plan of Merger dated January 26,
     1996, by and between One Valley Bancorp of
     West Virginia, Inc. Antitakeover Provisions in CSB
     Financial's and CSB Financial Corporation..............A-1
   Appendix II-Fairness Opinion of Friedman, Billings &
     Ramsey & Co., Inc.....................................A-11


                       CSB FINANCIAL CORPORATION

                            PROXY STATEMENT

                              INTRODUCTION

         CSB Financial  Corporation  ("CSB  Financial") is furnishing this Proxy
Statement and the accompanying proxy (the "Proxy") to CSB Financial's shareholders in connection with the solicitation of proxies by CSB Financial's Board of Directors for a Special Meeting of shareholders (the "Special Meeting") to be held at 2:00 p.m., local time, on April 26, 1996, at the Holiday Inn Select, 601 Main Street, Lynchburg, Virginia, and any adjournments thereof, to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") dated as of January 26, 1996, between CSB Financial and One Valley Bancorp of West Virginia, Inc. ("One Valley").

         This Proxy Statement and the Proxy will be first sent or given to CSB Financial shareholders on or about March 21, 1996.

         The shares of CSB Financial's Common Stock, par value $.01 per share, ("CSB Financial Common Stock") represented by a Proxy will be voted as directed if the Proxy is properly signed and received by CSB Financial prior to the Special Meeting. The Proxy will be voted "FOR" the approval of the Merger Agreement if no direction is made to the contrary on a duly executed and returned Proxy. The Proxy will also be voted, if necessary and unless otherwise instructed, in favor of a proposal to adjourn the Special Meeting to solicit additional proxies should an insufficient number of shares be present to approve the Merger Agreement. The Proxy may also be used to grant discretionary authority to vote on other matters which may arise at the CSB Financial Special Meeting. While management is presently unaware of any such matters, the person or persons designated to vote the shares of CSB Financial Common Stock will cast votes at the direction of CSB Financial's Board of Directors if any such matters properly come before the Special Meeting. A person giving a Proxy has the power to revoke it at any time before it is voted by notifying CSB Financial in person, by giving written notice to CSB Financial of the revocation of the proxy, by submitting to CSB Financial a subsequently dated Proxy, or by attending the meeting and withdrawing the Proxy before it is voted at the Special Meeting.

         CSB Financial will bear the cost of the solicitation of the Proxies, including the charges and expenses of brokerage firms and others, if any, for forwarding solicitation material to beneficial owners of stock. Representatives of CSB Financial may solicit proxies by mail, telegram, telephone or personal interview. See "Voting of Proxies; Revocability of Proxies; Solicitation of Proxies."

         Shareholders of record of CSB Financial at the close of business on March 15, 1996 (the "Record Date"), will be entitled to vote at the Special Meeting.

                          SUMMARY INFORMATION


         THE FOLLOWING IS A BRIEF SUMMARY OF THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE DETAILED INFORMATION, INCLUDING THE APPENDICES ATTACHED HERETO, CONTAINED OR INCORPORATED BY REFERENCE HEREIN. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS APPENDIX I TO THIS PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT AND PROSPECTUS. THE TERMS "ONE VALLEY," "CSB FINANCIAL," "SAVINGS BANK" AND "THRIFT" REFER TO SUCH ORGANIZATIONS, AND UNLESS THE CONTEXT OTHERWISE REQUIRES, SUCH ORGANIZATIONS AND THEIR RESPECTIVE SUBSIDIARIES.


GENERAL

         The Merger Agreement provides for the Merger of CSB Financial with and into One Valley Thrift, Inc. ("Thrift"), a wholly-owned subsidiary of One Valley. Upon consummation of the Merger, Co-operative Savings Bank, FSB (the "Savings Bank") and CSB Financial Services, Inc. ("CSB Services" and, together with the Savings Bank, the "CSB Subsidiaries"), both wholly-owned subsidiaries of CSB Financial, will become wholly-owned subsidiaries of Thrift. After the Merger, the Savings Bank's name will be changed to One Valley Bank -- Central Virginia, F.S.B.


         The Merger will become effective upon the date the Secretary of State of the State of West Virginia issues a certificate of merger. At that time, each of the outstanding shares of CSB Financial Common Stock will be converted into
 .6774 of a share of One Valley's common stock par value $10.00 per share, ("One Valley Common Stock") except that no fractional shares will be issued. One Valley will pay cash to the holders of fractional interests in an amount equal to that fraction multiplied by the average of the closing bid and ask price for One Valley Common Stock as of the Effective Date. The affirmative vote of not less than a majority of the outstanding shares of CSB Financial Common Stock is required to approve the Merger. See "Proposal I--The Merger - Conditions to Consummation of the Merger."


THE PARTIES

         ONE VALLEY. One Valley is a multi-bank holding company organized under the laws of the State of West Virginia and registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to the Bank Holding Company Act of 1956, as amended, with headquarters in Charleston, West Virginia. It is comprised of 11 banking subsidiaries located in 50 cities and towns in West Virginia and provides services to customers through 79 offices. Other subsidiaries include a real estate management company that owns and operates the building housing One Valley's headquarters. At December 31, 1995, One Valley reported total assets of approximately $3.9 billion, loans of $2.5 billion, deposits of $3.0 billion, and equity of $366 million. In addition to providing commercial and retail banking services, One Valley provides trust services to its customers. At December 31, 1995, One Valley reported over $2.9 billion in trust assets.

         For more information about One Valley, reference is made to Parts I and III of One Valley's Form 10-K for the fiscal year ended 1995 which is hereby incorporated by reference. See "Available Information" and "Incorporation by Reference

         One Valley's executive offices are located at One Valley Square, P.O. Box 1793, Charleston, West Virginia 25326. Its telephone number is (304) 348-7000.

         CSB FINANCIAL. CSB Financial, a Delaware corporation, is a unitary thrift holding company formed in 1993 for the purpose of acquiring all of the issued and outstanding common stock of the Savings Bank. The Savings Bank, a federally chartered capital stock savings bank headquartered in Lynchburg, Virginia, is in the principal business of attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one-to four-family residential mortgage loans. CSB Financial operates 10 full service branches throughout central Virginia and is the fifth largest financial institution in the Lynchburg, Virginia, market. CSB Financial also has locations in Amherst and Bedford counties, as well as Danville, Virginia. At December 31, 1995, CSB Financial reported total assets of approximately $329 million, loans of approximately $157 million and total deposits of approximately $253 million. See "CSB Financial Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Index to Financial Statements."

         CSB Financial's executive offices are located at 2120 Langhorne Road, Lynchburg, Virginia. Its telephone number is (804) 847-3800.


THE SPECIAL MEETING OF SHAREHOLDERS

         The purpose of the Special Meeting is to approve the Merger Agreement which provides for the merger of CSB Financial with and into Thrift. If consummated, each share of CSB Financial Common Stock will be converted into
 .6774 of a share of One Valley Common Stock. No fractional shares of One Valley Common Stock will be issued in connection with the Merger and, in lieu thereof, One Valley will pay cash for fractional shares. CSB Financial's Board of Directors has unanimously approved the Merger Agreement and recommends that the Shareholders of CSB Financial vote "FOR" the Merger. See "Proposal I--The Merger
-  Background  of the  Merger"  and  "Proposal  I--The  Merger - Reasons for the
Merger."

         Shareholders of record of CSB Financial at the close of business on the Record Date will be entitled to vote at the Special Meeting. CSB Financial shareholders are entitled to cast one vote for each share of CSB Financial Common Stock they hold on the Record Date. To approve the Merger, a vote of a majority of the issued and outstanding shares of CSB Financial Common Stock is required. As of the Record Date, the directors, executive officers and affiliates of CSB Financial owned 210,571 shares of the issued and outstanding common stock of CSB Financial. Management of CSB Financial expects that such shares will be voted "FOR" the approval of the Merger.

         A Proxy for use by CSB Financial's shareholders in connection with the Special Meeting is enclosed with this Proxy Statement which was mailed to shareholders on or about March 21, 1996. The Proxy will be voted as specified thereon by the shareholder. Where no specification is made on the proxy, a properly executed Proxy will be voted "FOR" approval of the Merger and "FOR" adjournment of the Special Meeting, if necessary, in order to further solicit proxies in favor of the Merger Agreement.

         As of the date of the mailing of this Proxy Statement, CSB Financial is not aware of any business to be acted on at the Special Meeting other than consideration of the Merger. It is not anticipated that other matters will be brought before the Special Meeting.

         A person giving a Proxy may revoke it at any time before it is voted by notifying CSB Financial in person, by giving written notice to CSB Financial of the revocation of the Proxy, by submitting to CSB Financial a subsequently dated proxy or by attending the Special Meeting and withdrawing the Proxy before it is voted at the Special Meeting. See "The Special Meeting."

EFFECTIVE DATE

     Subject to the conditions to the obligations of the parties to effect the Merger, the Merger will become effective (the "Effective Date") on such date which the certificate of merger approving the Merger is issued by the Secretary of State of the State of West Virginia, provided such date is not more than 60 days after the receipt of all requisite approvals of regulatory authorities and shareholders. Subject to the foregoing, it is currently anticipated that the Merger will be consummated in mid-1996.

RECOMMENDATION OF CSB FINANCIAL'S BOARD OF DIRECTORS

         THE  BOARD OF  DIRECTORS  OF CSB  FINANCIAL  HAS  APPROVED  THE  MERGER
AGREEMENT BY UNANIMOUS VOTE, BELIEVES IT IS IN THE BEST INTERESTS OF CSB FINANCIAL AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS ITS APPROVAL BY CSB FINANCIAL SHAREHOLDERS. See "The Merger -- Background of the Merger" and "-- Reasons for the Merger."

OPINION OF CSB FINANCIAL'S FINANCIAL ADVISOR

         Friedman, Billings, Ramsey & Co., Inc. ("Friedman"), CSB Financial's financial advisor, has rendered its opinion to CSB Financial's Board of Directors that the consideration to be paid is fair to CSB Financial's shareholders from a financial point of view. As discussed in "The Merger-- Reasons for the Merger," Friedman's opinion and presentations were among the factors considered by CSB Financial's Board in reaching the determination to approve the Merger. A copy of Friedman's opinion is attached hereto as Appendix II and should be read in its entirety with respect to the assumptions made, other matters considered and limitations on the review undertaken by Friedman in rendering its opinion. See "The Merger - Opinion of CSB Financial's Financial Advisor."

FEDERAL INCOME TAX CONSEQUENCES

         It is anticipated that the Merger will be a tax-free reorganization for federal income tax purposes. CSB Financial's shareholders will receive One Valley Common Stock in exchange for their CSB Financial Common Stock under the terms of the Merger. Upon the exchange of stock, CSB Financial's shareholders will recognize no gain or loss upon their exchange of CSB Financial Common Stock solely for shares of One Valley Common Stock. Upon the exchange of cash for fractional shares of CSB Financial Common Stock, CSB Financial's shareholders will recognize gain, but not in an amount in excess of cash received. See "The Merger - Federal Income Tax Consequences."


ACCOUNTING TREATMENT

         One Valley expects that the Merger will be accounted for under the purchase method of accounting. See "The Merger - Accounting Treatment".

CONDITIONS; REGULATORY APPROVALS; TERMINATION

         Consummation of the Merger is subject to various conditions, including among others, receipt of approval by a majority of the shares entitled to be voted by CSB Financial's shareholders, receipt of certain legal opinions and the satisfaction of other closing conditions. In addition, the Merger is subject to receipt of required approvals from the Federal Reserve Board and the Office of Thrift Supervision ("OTS"). An application seeking approval of the Merger was filed with the OTS on February 15, 1996, and notice of the Merger was filed with the Federal Reserve Board on March ____, 1996. On February 23, 1996, One Valley filed an application seeking approval of the Virginia Bureau of Financial Institutions. See "Proposal I--The Merger - Regulatory Approvals."


         Upon satisfaction or waiver of all conditions under the Merger Agreement, One Valley will file a Certificate of Merger with the West Virginia Secretary of State, at which time the Merger will become effective. One Valley and CSB Financial anticipate that the Merger will be completed prior to June 30, 1996. There can be no assurance, however, that the necessary regulatory and other approvals will be received by the parties or as to the timing of such approvals. Accordingly, there may be extended delays following the Special Meeting before the Merger is consummated, and if any of the conditions of the Merger Agreement are not satisfied or waived, the Merger might not be consummated. See "Proposal I -- The Merger -- Conditions to Consummation of the Merger" and "--Termination." Also, the Merger Agreement may be terminated under certain circumstances. See "The Merger-Termination."

CONDUCT OF CSB FINANCIAL'S BUSINESS PENDING THE MERGER

         The Merger Agreement restricts CSB Financial's ability to engage in transactions outside the ordinary course of business prior to consummation of the Merger except as permitted with the written consent of One Valley. See "Proposal I -- The Merger -- Conduct of CSB Financial's Business Pending the Merger."


EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS

         If the Merger Agreement is approved, CSB Financial Shareholders will receive shares of One Valley Common Stock which have different rights with respect to certain important matters including certain provisions which are intended to ensure that a party seeking control of One Valley will discuss its proposal with One Valley's Board of Directors. CSB Financial is a Delaware corporation, and upon consummation of the Merger, CSB Financial's shareholders will become shareholders of a West Virginia corporation. See "Effect of the Merger on Shareholders' Rights."


ABSENCE OF DISSENTERS' RIGHTS OF APPRAISAL

     Holders of CSB Financial Common Stock will not be entitled to dissenters' rights of appraisal under applicable law. See "The Special Meeting of Shareholders -- Appraisal Rights."

CERTAIN RELATED TRANSACTIONS

         NO SOLICITATION. CSB Financial has agreed in the Merger Agreement that it will not solicit or engage in any discussions with any person other than One Valley concerning any acquisition of CSB Financial or any of its subsidiaries, except that CSB Financial may respond to unsolicited inquiries to the extent the fiduciary duty of CSB Financial's Board of Directors may legally require the Board of Directors to do so. See "The Merger -- No Solicitation of Transactions." In addition, the directors and executive officers of CSB Financial have indicated their intentions to vote their shares of CSB Financial Common Stock in favor of the Merger Agreement. See "The Special Meeting of CSB Financial Shareholders -- Record Date; Vote Required."


         EXPENSES; TERMINATION FEE. All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same. If the Merger Agreement is terminated due to a breach, the breaching party shall be liable for the expenses of the nonbreaching party unless the nonbreaching party would otherwise be entitled to a termination fee pursuant to the terms of the Merger Agreement.

         One Valley shall be entitled to a fee of $2.0 million (the "Termination Fee") following the occurrence of a Purchase Event (as defined in the Merger Agreement), provided One Valley shall have sent written notice of such entitlement within 90 days after its awareness of such occurrence. One Valley's right to receive the Termination Fee shall be extinguished under certain circumstances. See "The Merger Agreement --Expenses; Termination Fee."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of CSB Financial's management and Board of Directors have interests in the Merger in addition to their interests as stockholders. These include provisions in the Merger Agreement relating to continued employment, indemnification, severance payments and benefit plan payments. See "Proposal I--The Merger-Interests of Certain Persons in the Merger."

COMPARATIVE PER COMMON SHARE DATA (UNAUDITED)


         The following table sets forth certain unaudited comparative per share data relating to book value per common share, cash dividends per common share and income from continuing operations per common share (i) on an historical basis for One Valley and CSB Financial, (ii) on a pro forma basis per share of One Valley Common Stock to reflect completion of the Merger, and (iii) on an equivalent pro forma basis per share of CSB Financial Common Stock to reflect the completion of the Merger. The pro forma information has been prepared giving effect to the Merger using the purchase method of accounting. See "The Merger -- Accounting Treatment." The pro forma financial information for the year ended December 31, 1995, utilizes CSB Financial historical financial information for January 1, 1995 through December 31, 1995. This information should be read in conjunction with the consolidated financial statements of One Valley and CSB Financial, including the notes thereto, appearing elsewhere herein or incorporated by reference in this Proxy Statement/Prospectus, and the other financial data appearing elsewhere in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference," "Available Information," "Index to Financial Statements" and "Pro Forma Financial Information."

The following information is not necessarily indicative of the results which would have been obtained if the Merger had been consummated in the period presented or which may be obtained in the future.



BOOK VALUE PER COMMON SHARE AT DECEMBER 31, 1995:
Historical:
     One Valley.......................................................  $21.47
     CSB Financial....................................................   17.84
Pro Forma:
     Pro forma per share of One
        Valley Common Stock...........................................   22.49
     Equivalent pro forma per share
        of CSB Financial Common
      Stock(1)........................................................   15.24
CASH DIVIDENDS DECLARED PER
  COMMON SHARE FOR THE YEAR ENDED DECEMBER 31, 1995:
Historical:
      One Valley......................................................    1.04
      CSB Financial...................................................     .38
Pro Forma
     Pro forma per share of One
        Valley Common Stock...........................................    1.04
     Equivalent pro forma per share
                 of CSB Financial Common
         Stock(1).....................................................     .70

INCOME FROM  CONTINUING  OPERATIONS PER
COMMON SHARE FOR THE YEAR ENDED DECEMBER 31, 1995:
Historical:
    One Valley........................................................    2.86
    CSB Financial.....................................................     .87
Pro Forma:
     Pro forma per share of One
        Valley Common Stock...........................................    2.66
     Equivalent pro forma per share
        of CSB Financial Common
        Stock(1)......................................................    1.80

(1) CSB Financial pro forma equivalent amounts represent pro forma combined information multiplied by an Exchange Ratio of .6774.

         MARKET VALUE OF SECURITIES. The following table sets forth the market value per share of One Valley Common Stock, the market value per share of CSB Financial Common Stock and the equivalent market value per share of CSB
Financial Common Stock on January 25, 1996, the last business day preceding public announcement of the signing of the Merger Agreement. The equivalent market value per share of CSB Financial Common Stock indicated in the table is based upon the Exchange Ratio of .6774.


         The historical market values per share of One Valley Common Stock and CSB Financial Common Stock and the historical market value of One Valley Common Stock used to determine the equivalent market value per share of CSB Financial Common Stock are the per share last sales prices on January 25, 1996, as reported on the Nasdaq National Market.




                                                                          CSB Financial

                                                                                                           Equivalent
                                                                  One Valley                             Market Value
                                                                  Historical        Historical              Per Share
January 25, 1996 ................................................   $32.25            $17.25                   $21.85



     MARKET PRICE AND DIVIDEND INFORMATION. At March 1, 1996, the last reported sale price of One Valley Common Stock, as reported on the Nasdaq National Market, was $32.63 per share. For information concerning cash dividends paid by One Valley, see "Historical Comparative Stock Prices and Dividends."

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

                   ONE VALLEY BANCORP OF WEST VIRGINIA, INC.


         The following selected consolidated financial data for the five years ended December 31, 1995, are derived from the consolidated financial statements of One Valley. The information shown below should be read in conjunction with the consolidated financial statements, the related notes thereto and other financial information of One Valley incorporated herein by reference. See "Available Information" and "Incorporation of Certain Information By Reference."

                                                            At or for the Year Ended December 31,
                                     1995                 1994               1993                1992               1991
                               -----------------    -----------------  ------------------  -----------------  -----------------
                                                      (In thousands, except per share and ratio data)
SUMMARY OF OPERATIONS

  Interest income............       $ 282,372             $251,383           $247,699         $   263,484        $   242,792
  Interest expense...........         121,080               94,897             99,786             120,039            130,913
  Net interest income........         161,292              156,486            147,913             143,445            111,879
  Provision for losses.......           5,632                4,788              5,788              11,389              6,671
  Non-interest income........          37,639               37,445             39,192              36,801             24,703
  Securities transactions....            (65)                (867)                (35)              (730)                113
  Non-interest expense.......         119,591              120,156            125,150             115,538             92,046
  Net income.................          49,106               46,211             37,954              36,638             26,392

PER SHARE DATA
  Net income.................            2.86                 2.70               2.20                2.13               1.72
  Cash dividends.............            1.04                 0.94               0.84                0.70               0.62
  Book Value.................           21.47                18.93              17.70               16.29              14.83

AVERAGE BALANCE
SHEET DATA
  Loans, net.................       2,392,572            2,199,686          2,026,748           1,926,773          1,557,230
  Investment securities......         997,269            1,050,980          1,074,467           1,049,459            834,820
  Total assets...............       3,689,211            3,540,451          3,467,261           3,373,245          2,771,901
  Deposits...................       3,006,906            2,930,555          2,895,131           2,829,263          2,343,404
  Long-term debt.............          11,416               22,931             36,088              25,703             15,653
  Shareholders' equity.......         348,273              315,724            294,733             269,007            215,273

SELECTED RATIOS
  Equity to average assets...            9.44%                8.92%              8.50%              7.97%               7.77%
  Return on average assets...            1.33                 1.31               1.09               1.09                0.95
  Return on average equity...            14.10                14.64              12.88              13.62               12.26
  Dividends declared as
     a % of net income.......            36.36                34.81              38.18              32.86               36.05

                           CSB FINANCIAL CORPORATION

         The following selected consolidated financial data for the five years ended June 30, 1995, are derived from the consolidated financial statements of CSB Financial. The selected consolidated financial data for the six months ended December 31, 1995 and 1994, are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) which management of CSB Financial considers necessary for a fair presentation of the financial position and the results of operation for these periods. Operating results for the six months ended December 31, 1995, are not necessarily indicative of the results that may be expected for the entire year ended June 30, 1996 or any other period. The information shown below should be read in conjunction with the consolidated financial statements, the related notes thereto and other financial information of CSB Financial included elsewhere in this Proxy Statement/Prospectus.


                                     (Unaudited)
                                    At or for the
                                     Six Months
                                  Ended December 31,                                At or for the Year Ended June 30,
                              ---------------------------- ------------------------------------------------------------------
                                  1995           1994         1995          1994         1993          1992         1991
                              -------------  ------------- ------------  ------------ ------------  ------------ ------------
                                                        (In thousands, except per share and ratio data)
SUMMARY OF OPERATIONS
  Interest income...........   $11,473    $   8,897     $   19,494   $   16,305    $   16,455   $   17,416    $   17,853
  Interest expense..........    6,844         4,727         10,851       8,265         9,146        11,450        13,250
  Net interest income.......    4,629         4,170          8,643       8,040         7,309         5,966         4,603
  Provision for loan losses.       70            23            276          38            277          234           301
  Non-interest income.......      290           211            466         649           460          191           186
  Securities transactions...       25            -             243        (235)         (178)         222           112
  Non-interest expense......    3,329         2,755         5,811        4,814         4,012        3,289         2,968
  Net income................      960         1,035         2,170        2,342         2,097        1,855         1,000

PER SHARE DATA
  Net income................      .39           .40          0.89         0.94           NA           NA            NA
  Cash dividends............      .20           .15           .33          .23           NA           NA            NA
  Book Value................    17.84         16.37         17.06        16.26           NA           NA            NA

AVERAGE BALANCE SHEET
  SUMMARY
  Loans, net................    148,873       129,386       132,749      124,636       123,192      117,211       118,036
  Investment securities.....    147,799       117,404       129,785      108,510       88,635       77,515        63,934
  Total assets..............    316,079       263,524       280,461      248,685       224,695      205,745       193,841
  Deposits..................    247,943       204,779       217,755      194,046       193,338      184,326       171,703
  Long-term debt............      9,051         9,850         9,625       10,000         6,886        1,150         1,150
  Shareholders' equity......     44,947        45,248        43,632       39,919        20,439       18,435        17,124

SELECTED RATIOS
  Equity to average assets..    14.22%        17.17%        15.55%      16.05%        9.10%        8.96%         8.83%

  Return on average assets.      0.61          0.79          0.77         0.94        0.93         0.90          0.52
  Return on average equity       4.27          4.57          4.97         5.87       10.26        10.06          5.84
  Dividends declared as
     a % of net income......    50.00         35.71         37.08        24.47         NA           NA            NA

                    PRO FORMA SELECTED FINANCIAL INFORMATION

         The following table sets forth selected unaudited pro forma financial information reflecting the Merger. The pro forma information has been prepared assuming that CSB Financial's Shareholders will receive in the Merger .6774 shares of One Valley Common Stock for each share of CSB Financial Common Stock they own. The pro forma information gives effect to the acquisition of 100% of the outstanding shares CSB Financial as if the Merger occurred at the beginning of the year presented. Under the purchase method of accounting the assets and liabilities of CSB Financial are adjusted to their estimated fair market value at the acquisition date. The estimated fair value adjustments have been included in the pro forma information. CSB Financial does not qualify as a significant subsidiary under Regulation S-X, Article 1-02(w), accordingly, only selected unaudited pro forma financial information is provided.

         The pro forma financial information has been prepared by One Valley management based upon the financial statements and other financial information of CSB Financial included elsewhere herein. Such pro forma financial information does not necessarily reflect what the future results of One Valley will be following the completion of the Merger or the actual results that would have been achieved had the Merger been consummated prior to the period presented. The unaudited information should be read in conjunction with the consolidated financial statements of One Valley and CSB Financial, including the notes thereto, appearing elsewhere herein or incorporated by reference in this Proxy Statement/Prospectus, and the other financial data appearing elsewhere in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference," "Available Information" and "Index to Financial Statements."



                  ONE VALLEY BANCORP OF WEST VIRGINIA, INC. AND
                            CSB FINANCIAL CORPORATION
           (DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE AND RATIO DATA)
                   AT OR FOR THE YEAR ENDED DECEMBER 31, 1995

SUMMARY OF OPERATIONS
 Interest income                                                      $  304,442
 Interest expense                                                        134,048
 Net interest income                                                     170,394
 Provision for loan losses                                                 5,955
 Non-interest income                                                      38,184
 Securities transactions                                                     203
 Non-interest expense                                                    126,682
 Net income                                                               50,495

PER SHARE DATA
 Net income                                                                 2.66
 Cash dividends                                                             1.04

AVERAGE BALANCE SHEET
  SUMMARY
 Loans, net                                                            2,535,065
 Investment securities                                                1,142,252,
 Total assets                                                          4,005,950
 Deposits                                                              3,246,243
 Long-term debt                                                           20,642
 Shareholders' equity                                                    401,755

SELECTED RATIOS
 Equity to average assets                                                  10.03
 Return on average assets                                                   1.26
 Return on average equity                                                  12.57
 Dividends declared as
     a % of net income                                                     39.10

                THE SPECIAL MEETING OF CSB FINANCIAL SHAREHOLDERS

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

         This Proxy Statement/Prospectus is being furnished by CSB Financial to its shareholders in connection with the solicitation of proxies by the Board of Directors of CSB Financial for use at the Special Meeting to be held at 2:00 p.m., local time, on Friday, April 26, 1996, at the Holiday Inn Select, 601 Main Street, Lynchburg, Virginia, and any adjournment or adjournments thereof, to consider and vote upon a proposal to approve the Merger Agreement and a proposal for adjournment in the event there are insufficient votes to approve the Merger Agreement and any other business as may properly come before the Special Meeting.

         THE BOARD OF DIRECTORS OF CSB FINANCIAL HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, BELIEVES IT IS IN THE BEST INTERESTS OF CSB FINANCIAL AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS ITS APPROVAL BY CSB FINANCIAL SHAREHOLDERS. SEE "PROPOSAL I - THE MERGER -- BACKGROUND OF THE MERGER" AND "-- REASONS FOR THE MERGER."

RECORD DATE; VOTE REQUIRED

         The Board of Directors of CSB Financial has fixed the close of business on March 15, 1996, as the Record Date for determining shareholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of CSB Financial Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Special Meeting. The number of shares of CSB Financial Common Stock outstanding on the Record Date was 2,642,081, each of such shares being entitled to one vote.

         As to the approval of the Merger Agreement by checking the appropriate box, a stockholder may: (i) vote "FOR" approval of the Merger Agreement; (ii) vote "AGAINST" approval of the Merger Agreement; or (iii) "ABSTAIN." Since the affirmative vote of the holders of a majority of the outstanding shares of CSB Financial Common Stock entitled to vote on the Merger is required to approve and adopt the Merger Agreement and the transaction contemplated thereby, abstentions will have the effect of a vote against the approval of the Merger Agreement. In addition, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval and adoption of the Merger Agreement without specific instructions from such customers. Given that Delaware law requires the affirmative vote of the holders of a majority of the outstanding shares of CSB Financial Common Stock entitled to vote on the Merger Agreement in order to approve and adopt the Merger Agreement, the failure of such customers to provide specific instructions with respect to their shares of CSB Financial Common stock to their broker will have the effect of a vote against the approval of the Merger Agreement.

         As to the approval of the proposal to adjourn the Special Meeting in the event that there is an insufficient number of shares present in person or by proxy to approve the Merger Agreement a shareholder may: (i) vote "FOR" the adjournment; (ii) vote "AGAINST"; or (iii) "ABSTAIN." Approval of the adjournment requires the affirmative vote of the holders of a majority of the Common Stock of CSB Financial present in person or by proxy at the Special Meeting, without regard to Broker Non-votes. Proxies marked "ABSTAIN" will have the same effect as a vote against.

         The directors and executive officers of CSB Financial (including certain of their related interests) beneficially own, as of the Record Date, and are entitled to vote at the Special Meeting 210,571 shares of CSB Financial Common Stock. See "Voting Securities and Principal Holders Thereof." Accordingly, assuming that the directors and executive officers of CSB Financial vote their shares of CSB Financial Common Stock in favor of approval of the Merger Agreement, the affirmative vote of the holders of an additional 1,110,471 shares of CSB Financial Common Stock will be required in order for the Merger Agreement to be approved at the Special Meeting. It should be noted that in addition to the above, the ESOP holds 182,160 unallocated shares which will be voted in the same proportion as the allocated shares which are anticipated to be voted for the Merger.

         A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

VOTING OF PROXIES; REVOCABILITY OF PROXIES; SOLICITATION OF PROXIES

         After having been submitted, the enclosed Proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such Proxy to the Secretary of CSB Financial; (ii) submitting a Proxy having a later date; or (iii) such person appearing at the Special Meeting and requesting a return of the Proxy. All shares represented by valid Proxies will be exercised in the manner specified thereon. If no specification is made, duly executed Proxies will be voted in favor of each of approval of the Merger Agreement, the proposal to adjourn the Special Meeting and any such other matters which may properly come before the Special Meeting.

         The solicitation is being made by CSB Financial. Directors, officers and employees of CSB Financial may solicit Proxies from CSB Financial shareholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. CSB Financial has retained Kissel-Blake, Inc. to assist in soliciting Proxies and to send Proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to their principals, at a cost of $3,000, plus out-of-pocket expenses. All expenses associated with the solicitation of Proxies will be paid by CSB Financial except that One Valley shall bear the printing and mailing expenses of the Proxy materials.

APPRAISAL RIGHTS

         In accordance with Delaware law, record holders of CSB Financial Common Stock will not be entitled to dissenters' or appraisal rights.



                             PROPOSAL I--THE MERGER

         THE FOLLOWING INFORMATION CONCERNING THE MERGER, INSOFAR AS IT RELATES TO MATTERS CONTAINED IN THE MERGER AGREEMENT, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT WHICH IS ATTACHED AS APPENDIX I TO THIS PROXY STATEMENT.


GENERAL

         On January 26, 1996, One Valley and CSB Financial entered into the Merger Agreement which provides for the merger of CSB Financial with Thrift. On the effective date of the Merger, the shareholders of CSB Financial will become shareholders of One Valley, and the separate existence and corporate organization of CSB Financial will cease. As a result of the Merger, the Savings Bank and CSB Services will become subsidiaries of One Valley, and each of the outstanding shares of CSB Financial Common Stock will be converted into One Valley Common Stock at the exchange rate of .6774 of a share of One Valley Common Stock for each share of CSB Financial Common Stock. In lieu of fractional shares, each shareholder of CSB Financial, who would otherwise be entitled to receive a fraction of a share, will receive an amount in cash equal to such fraction multiplied by the average of the closing bid and ask price of One Valley on the business day immediately prior to the effective date of the Merger.

         The affirmative vote of not less than a majority of the outstanding shares of CSB Financial entitled to vote is required to approve the Merger.

         Subject to shareholder approval, the satisfaction of certain conditions and the receipt of all requisite regulatory approvals, the Merger shall become effective on the date the certificate of merger approving the Merger is issued by the Secretary of State of West Virginia, but in any event, no later than the 60th day after receipt of all requisite approvals of regulatory authorities and shareholders.


OPERATIONS AND MANAGEMENT AFTER THE MERGER

         Following consummation of the Merger, One Valley anticipates that it will operate the Savings Bank as a federally chartered savings bank and wholly-owned subsidiary of Thrift. It is expected that Savings Bank's charter and bylaws will continue and the Savings Bank will continue to operate its existing branches. Over time, One Valley will expand the products and services that Savings Bank and CSB Services currently offer through the introduction of common products that One Valley currently offers throughout West Virginia.

         After the Merger, the Savings Bank's current directors and officers shall continue as the Savings Bank's directors and officers and shall hold office as prescribed in the Savings Bank's bylaws and applicable law until their successors are elected and qualified. In addition, pursuant to the Merger Agreement, One Valley will increase the size of the Savings Bank's Board by two and will designate new directors to fill the positions created. Upon the effective date of the Merger, One Valley shall, by action of its Board of Directors, elect Bob M. Johnson as a member of One Valley's Board of Directors. Additionally, at its Annual Meeting of Shareholders in April, 1997, One Valley shall nominate and recommend Mr. Johnson for a three-year term as a member of One Valley's Board of Directors. See "--Interests of Certain Persons in the Merger."

         One Valley intends to retain all of the Savings Bank's existing employees at no less than their salary levels existing on the date of the Merger Agreement and that such persons shall continue to be employed by the Savings Bank as employees at will. After the Effective Date, One Valley intends to integrate the benefit plans of the Savings Bank and eventually make available to all employees and officers of the Savings Bank coverage under the benefit plans generally available to One Valley's employees and officers (including pension, profit-sharing, and health and hospitalization) on the terms and conditions available to similarly situated employees and officers of One Valley.


BACKGROUND OF THE MERGER

         The Savings Bank, organized in 1914, is a federally-chartered, capital stock savings bank headquartered in Lynchburg, Virginia, and for most of its existence has operated as a traditional thrift institution. Over the years, the Savings Bank has expanded by branching into other communities, including the counties of Amherst and Bedford and the city of Danville, Virginia.

         Like other thrifts, the core of the Savings Bank's business has consisted of attracting deposits from the general public and originating loans to finance the acquisition, construction, or improvement of residential properties located in the market areas served by the Savings Bank. Management has worked over a number of years to diversify the Savings Bank's activities by expanding commercial and consumer lending and improving the array of deposit products and non-deposit investment services. While a measure of success has been realized in such diversification, it is also recognized that the basic business and identity of the Savings Bank remains closely tied to its roots as a traditional thrift institution.

         In September 1993, the Savings Bank converted from a mutual to a stock form of organization through the formation of CSB Financial and an Initial Public Offering. This transaction resulted in a capital to assets ratio appreciably in excess of the norm for financial institutions. Since 1993, the CSB Financial's Board of Directors and management have explored several growth strategies seeking to better employ the company's capital in order to improve the return on shareholder equity.

         During 1994 and 1995 CSB Financial engaged in various discussions relating to possible acquisitions of other financial institutions by CSB Financial. In November 1994, CSB Financial was successful in acquiring the Danville, Virginia branch of another institution, thus increasing its assets by approximately $40 million. The Board was regularly advised of management's effort to expand the institution through acquisitions and, on several occasions, pursued offers to acquire other financial institutions. However, for a variety of reasons, no final agreements were reached with such institutions. During this period of time, CSB Financial utilized the services of an investment banking firm to assist management in its efforts.

         The Board of Directors and management of CSB Financial have recognized that the increased competition from commercial banks and other financial institutions has changed fundamentally the environment in which traditional thrifts have operated and threatens the market shares held by thrifts for their traditional services. The city of Lynchburg supports six commercial banks, the city of Danville supports seven commercial banks and Amherst and Bedford Counties support five and six commercial banks, respectively. Competition with these commercial banks, with other financial institutions and with other providers of financial services, such as credit unions, is strong, making it extremely difficult for the Savings Bank, despite its diversification efforts and accomplishments, to meaningfully expand into the commercial banking business or make significant market share gains in any one market area.

         The Riegle-Neal Interstate Banking and Branching Efficiency Act (the "Interstate Banking Act"), enacted by Congress in September 1994, also has raised new questions about the future nature and structure of the financial services industry and the options open to local institutions offering limited lines of financial services and products. In addition, current proposals to recapitalize the Savings Association Insurance Fund ("SAIF") and the current disparity between SAIF and Bank Insurance Fund ("BIF") deposit insurance premiums, in addition to the uncertainty currently surrounding such issues, are anticipated to result in additional competitive advantages to commercial banks that will further harm the thrift industry as a whole.

         The Board of Directors and management of CSB Financial have assessed the foregoing and other developments and their significance to CSB Financial and its shareholders. The Board of Directors of CSB Financial also has received and considered expressions of interest in potential acquisition transactions from other financial institutions. None of such expressions led to an agreement as to the terms of a potential merger. At the same time, the Board of Directors has been cognizant of changes in CSB Financial's operating environment, including rising interest rates and shrinking interest margins, causing the Board of Directors and management to project slower growth in earnings and a decline in the estimated fair value of financial assets compared to their carrying values over the next few years.

         In light of these occurrences and conditions, the Board of Directors, in August 1995, decided to undertake a comprehensive study of CSB Financial's future and the strategic options available to CSB Financial. The Board of Directors employed Friedman, Billings, Ramsey & Co., Inc. ("Friedman") to provide business and financial advice regarding the strategic future of CSB Financial. With the assistance of Friedman, the Board of Directors reviewed the economic and competitive conditions in the market areas of the Saving Bank, changes in the residential mortgage industry, the trend of consolidation among federally-insured depository institutions, the potential effects of the Interstate Banking Act and the advent of interstate banking, and the effects that rising interest rates and cyclical trends could have on bank and thrift stock prices in coming years. The Board of Directors also analyzed the history and market performance of CSB Financial since it converted to a stock institution in 1993. Since the third quarter of 1993, CSB Financial had been traded actively and the market price had increased steadily. The Board of Directors concluded that the market price of CSB Financial Stock included a premium that reflected a belief among purchasers of CSB Financial Common Stock and other participants in the securities market that CSB Financial was an attractive candidate for takeover. The Board of Directors further concluded that, if CSB Financial were not acquired within a reasonable period of time, the takeover premium was likely to erode, which, when coupled with the projections for slower earnings growth and a decline in the estimated fair value of financial assets compared to their carrying value, likely would cause the market price of CSB Financial Common Stock to decline, thereby reducing the value of the CSB Financial Common Stock held by CSB Financial shareholders.

         The Board of Directors considered several options for the future of CSB Financial, including: (i) remaining independent and seeking to generate growth and added profits by expanding and diversifying CSB Financial's financial services and product offerings, (ii) expanding through establishment of new branches, (iii) expanding by acquiring smaller savings institutions, commercial banks or branches, (iv) merging with an institution of nearly equal size, and
(v) being acquired by a larger bank or thrift holding company. The Board reviewed each option and concluded, in light of current business conditions, CSB Financial's particular circumstances and prospects, and the risks and expenses of expanding its products, services, and/or branch network on an independent basis, that the best interests of CSB Financial and its shareholders should be served by exploring closely the possibility of combining with another institution in a sale transaction in the near term.

         Accordingly, the Board of Directors decided to survey the most likely obtainable terms and conditions on which CSB Financial could combine with a larger in-state or out-of-state bank or thrift holding company. Friedman, on behalf of CSB Financial, communicated directly with the financial institutions it considered to be the most likely potential acquirors of CSB Financial to invite expressions of interest in pursuing acquisition proposals. Several companies expressed indications of interest, with One Valley ultimately submitting a proposal in response to Friedman's communications. The other expressions were not pursued by CSB Financial because the offers were lower than that of One Valley. With the advice of Friedman, CSB Financial proceeded to enter into further discussions with One Valley. Over the period of November 15, 1995 to January 21, 1996, several lengthy meetings of certain members of the senior management of One Valley and CSB Financial were held to discuss and develop the basis for a potential acquisition of CSB Financial by One Valley. Between meetings, and subject to a confidentiality agreement between the parties, an appreciable exchange of information occurred. Representatives of One Valley conducted due diligence of CSB Financial and Friedman conducted due diligence of One Valley on behalf of CSB Financial. Friedman further conducted a due diligence examination of CSB Financial and its subsidiaries.

         Throughout the foregoing process, management advised and informed the Board of Directors of CSB Financial of developments and was directed by the Board to pursue discussions.

         On January 17, 1996 the Executive Committee of CSB Financial met with senior management of CSB Financial. Management reviewed with the Committee the alternative strategies for the future operation of CSB Financial including the potential of a merger with One Valley. On January 18, 1996, the full Board of
Directors   of  CSB   Financial   met  with  senior
management and Friedman representatives in attendance. Management repeated the review of alternative strategies for the future operation of CSB Financial previously discussed with the Executive Committee. Friedman addressed the Board on these strategies and reviewed with the Board the tentative proposal of One Valley. Friedman also briefed the Board on the general climate of the merger/acquisitions market place and reported on all contacts with other financial institutions by Friedman acting in CSB Financial's behalf. The Board directed senior management to continue negotiations with One Valley, including the conduct of due diligence by both parties.

         Through the week of January 21, 1996, senior management of both institutions, with the assistance of Friedman and outside counsel, negotiated a form of definitive merger agreement. Draft copies of the proposed agreement were distributed to the Board of Directors of CSB Financial for their review.

         On January 26, 1996, the Board of Directors reviewed the proposal and met with Friedman and CSB Financial's attorneys to discuss and review the final proposal. Friedman presented a detailed analysis of the final proposal to the Board of Directors and concluded that in Friedman's opinion One Valley's proposal was fair to CSB Financial's shareholders from a financial point of view.

         On the basis of the independent judgment of the members of the Board of Directors of CSB Financial, and the advice of Friedman, that the One Valley proposal was fair to CSB Financial's shareholders from a financial point of view, the Board of Directors concluded that One Valley's offer was in the best interests of CSB Financial and its shareholders. Accordingly, for all of the reasons discussed above, on January 26, 1996, CSB Financial's Board of Directors accepted One Valley's offer and authorized execution of the Agreement.


REASONS FOR THE MERGER

         In reaching its conclusion to approve the Merger, the CSB Financial Board considered a number of factors. The CSB Financial Board did not assign any relative or specific weights to the factors considered. Among other things, the CSB Financial Board considered: the Merger consideration in relation to the book value, assets and earnings of CSB Financial and One Valley; information concerning the financial condition, results of operations and prospects of CSB Financial, including the return on assets and return on equity of CSB Financial; the financial terms of other recent business combinations in the banking industry; and the opinion of Friedman as to the fairness of the Exchange Ratio to CSB Financial stockholders from a financial point of view.

         The CSB Financial Board believes that the terms of the Merger Agreement, which are the product of arms-length negotiations between One Valley and CSB Financial, are in the best interest of CSB Financial and its stockholders. In the course of reaching its determination, the CSB Financial Board consulted with legal counsel with respect to its legal duties, the terms of the Merger Agreement and the issues related thereto; with its financial advisor with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational matters.

         In reaching its determination to approve the Merger Agreement, the CSB Financial Board considered all factors it deemed material, which are the following:

         (a) The CSB Financial Board analyzed information with respect to the financial condition, results of operations, businesses and prospectus of CSB Financial and One Valley. In this regard, the CSB Financial Board analyzed the options of selling CSB Financial or continuing on a stand-alone basis. The range of values on a sale basis were determined to generally exceed the present value of CSB Financial shares on a stand-alone basis under business strategies which could be reasonably implemented by CSB Financial.

         (b) The CSB Financial Board considered the written opinion of Friedman that, as of January 26, 1996, the Exchange Ratio was fair to CSB Financial stockholders from a financial point of view. See "--Opinion of CSB Financial's Financial Advisor."

         (c) The CSB Financial Board considered the current operating environment, including, but not limited to, the continued merger and increasing competition in the banking and financial services industries, the prospect for further changes in these industries, and the importance of being able to capitalize on developing opportunities in these industries. This information has been periodically reviewed by the CSB Financial Board at its regular board meetings and was also discussed between the CSB Financial Board and CSB Financial's various advisors.

         (d) The CSB Financial Board considered the other terms of the Merger Agreement and exhibits, including the tax-free nature of the transaction.

         (e) The CSB Financial Board considered the detailed financial analyses and other information with respect to CSB Financial and One Valley discussed by Friedman, as well as the CSB Financial Board's own knowledge of CSB Financial, One Valley and their respective businesses. In this regard, the latest publicly-available financial and other information for CSB Financial and One Valley were analyzed, including a comparison to publicly-available financial and other information for other similar institutions.

         (f) The CSB Financial Board considered the value of CSB Financial Common Stock continuing as a stand-alone entity compared to the effect of CSB Financial combining with One Valley in light of the factors summarized above and the current economic and financial environment, including, but not limited to, other possible strategic alternatives, the results of the contacts and discussions between CSB Financial and its financial advisor and various third parties and the belief of the CSB Financial Board and management that the Merger offered the best transaction available to CSB Financial and its shareholders.

         (g) The CSB Financial Board considered the likelihood of the Merger being approved by the appropriate regulatory authorities, including factors such as market share analysis, One Valley's Community Reinvestment Act rating at that time and the estimated pro forma financial impact of the Merger on One Valley.

         The exchange ratio of .6774 of a share of One Valley represents an exchange premium of approximately 26% to CSB Financial shareholders based on a comparison of the market values of One Valley Common Stock and CSB Financial Common Stock as of January 26, 1996, with the market value of CSB Financial Common Stock as of January 26, 1996.

         Upon completion of the Merger, former shareholders of CSB Financial will have equity ownership in a large bank holding company. One Valley is the largest bank holding company headquartered in the State of West Virginia with $3.8 billion in total assets as of December 31, 1995, and currently operates 11 affiliate banks with 79 locations in West Virginia. When the Merger is consummated, shareholders of CSB Financial will receive, in the aggregate, 1,789,745 shares of One Valley Common Stock. If the Merger had been completed on December 31, 1995, CSB Financial shareholders would have received, 9.5% of the 18,852,129 shares of One Valley Common Stock that would have been outstanding. Based upon financial data as of December 31, 1995, the proportion of the pro forma consolidated bank holding company assets contributed by CSB Financial will be approximately 7.9% of assets, 7.7% of deposits, 2.8% of net income, and 11.4% of shareholders' equity. If the Merger had been completed on December 31, 1995, One Valley would have had approximately $4.2 billion in total assets, approximately $3.3 billion in total deposits and approximately $2.8 billion in total loans.

         The foregoing discussion of the information and factors considered by the CSB Financial Board is not intended to be exhaustive, but constitutes the material factors considered by the CSB Financial Board. In reaching its determination to approve and recommend the Merger Agreement, the CSB Financial Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighted factors differently. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed above and the opinion of Friedman referred to above, the CSB Financial Board approved and adopted the Merger Agreement and the transactions contemplated thereby as being in the best interests of CSB Financial and its stockholders.

OPINION OF CSB FINANCIAL'S FINANCIAL ADVISOR

         On August 15, 1995, CSB Financial retained Friedman to act as its financial advisor. Friedman, as part of its institutional brokerage, research and investment banking business, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with initial and secondary offerings, mutual-to-stock conversion of thrift institutions, mergers and acquisitions of commercial banks, thrift institutions and their holding companies, as well as business valuations for other corporate purposes for financial institutions and real estate-related companies. As a specialist in the valuation of securities of financial institutions, Friedman has experience in, and knowledge of, Virginia and the surrounding regional markets for thrift and bank securities as well as institutions operating in Virginia and the surrounding regional areas. CSB Financial engaged the services of Friedman based upon its qualifications, expertise and reputation.

         At the January 26, 1996 meeting of the Board of Directors of CSB Financial, Friedman delivered its fairness opinion, subsequently confirmed in writing as of the date of this Prospectus/Proxy Statement, that the consideration to be received by the shareholders of CSB Financial from One Valley in the Merger is fair, from a financial point of view, as of such dates. Friedman's opinion is directed only to the fairness, from a financial point of view, to CSB Financial's shareholders of the consideration to be received by them in the Merger and does not address CSB Financial's underlying business decision to effect the Merger. No limitations were imposed by CSB Financial on Friedman with respect to the investigation made or procedures followed in rendering its opinion. THE FULL TEXT OF FRIEDMAN'S WRITTEN OPINION TO THE CSB FINANCIAL BOARD OF DIRECTORS, DATED THE DATE OF THIS PROSPECTUS/PROXY STATEMENT, IS ATTACHED HERETO AS APPENDIX II AND IS INCORPORATED HEREBY BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROSPECTUS/PROXY STATEMENT. THE
FOLLOWING  SUMMARY  OF  FRIEDMAN'S  OPINION  IS  QUALIFIED  IN ITS  ENTIRETY  BY
REFERENCE TO THE FULL TEXT OF THE OPINION. FRIEDMAN'S OPINION IS ADDRESSED TO THE CSB FINANCIAL BOARD OF DIRECTORS ONLY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CSB FINANCIAL SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. IN FURNISHING ITS OPINION, FRIEDMAN DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

         In connection with rendering its opinion, Friedman, among other things,
(i) reviewed CSB Financial's Annual Reports to Shareholders and Annual Reports on Form 10-K filed with the SEC for the fiscal years ended June 30, 1995 and 1994, (ii) reviewed One Valley's Annual Reports to Shareholders and Annual Reports on Form 10-K filed with the SEC for the fiscal years ended December 31, 1994 and 1993, (iii) reviewed the Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1995, filed with the SEC by CSB Financial and One Valley, (iv) discussed the past and current operations, financial condition and prospects of CSB Financial and One Valley with the management of CSB Financial and One Valley, (v) reviewed CSB Financial's and One Valley's business plans,
(vi) reviewed the reported market prices and trading activity for CSB Financial Common Stock and One Valley Common Stock and compared them with those of certain publicly-traded financial companies which Friedman deemed to be reasonably comparable to CSB Financial and One Valley, respectively, (vii) compared the results of operations and financial condition of CSB Financial and One Valley with those of certain publicly-traded financial companies which Friedman deemed to be reasonably comparable to CSB Financial and One Valley, respectively,
(viii) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which Friedman deemed to be reasonably comparable, and (ix) performed such other analysis and reviewed and analyzed such other information as Friedman deemed appropriate.

         In rendering its opinion, Friedman did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning CSB Financial and One Valley furnished to it by CSB Financial and One Valley or the publicly-available financial and other information regarding CSB Financial, One Valley and other financial institutions. Friedman has assumed that all such information is accurate and complete. Friedman has further relied on the assurances of management of CSB Financial and One Valley that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. Friedman has assumed that there has been no material change in CSB Financial's or One Valley's assets, financial condition, result of operations, business or prospects since September 30, 1995. Friedman did not undertake an independent appraisal of any of the assets or liabilities of CSB Financial or One Valley nor was Friedman furnished with any such appraisals. Friedman is not an expert in the evaluation of allowances for loan losses and did not review any individual credit files of CSB Financial or One Valley. Friedman's conclusions and opinion were necessarily based upon economic, market and other conditions as they existed on, and the information made available to Friedman as of, the date of its opinion. Friedman expressed no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger as set forth in the Agreement.

         The preparation of a fairness opinion is a complex project and is not necessarily susceptible to partial or summary description. No single analytical methodology used by Friedman was critical to its overall conclusions, as such analytical technique has inherent strengths and weaknesses. The nature of available information may further affect the value of any particular methodology or technique. Friedman's conclusions are based upon all the analyses and factors that it considered, taken as a whole, and also on the application of Friedman's experience and judgement. Friedman's conclusions involve significant elements of subjective judgment and qualitative analysis. No single technique was assigned any special value, merit or weight. Accordingly, Friedman believes that its analyses must be considered as a whole and that to focus upon specific portions of such analyses and factors would create an incomplete and misleading view of the process underlying the preparation of its opinion. In preparing its analyses Friedman made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Friedman's control and are inherently imprecise. The analyses were prepared by Friedman solely for the purpose of preparing its opinion of January 26, 1996, to the CSB Financial Board as to the fairness of the consideration to be received by CSB Financial Shareholders in the Merger and do not purport to be appraisals or necessarily reflect the prices at which CSB Financial or its securities may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual factual future results which may be significantly more favorable than suggested by such analyses.

         The following is a brief summary of the analyses performed by Friedman in connection with its opinion:

         COMPARISON OF SELECTED COMPLETED TRANSACTIONS. Friedman reviewed 22 completed acquisition transactions announced after January 1, 1994 and completed during 1994 and 1995 involving thrift institutions located in Virginia, North Carolina, West Virginia, Tennessee, Maryland and Washington, D.C. (the "Regional Completed Transaction Group"). Friedman calculated, as of the respective dates of announcement of such transactions, the multiple of last twelve months ("LTM") earnings and book value, as well as the core deposit premium, implied by the aggregate consideration to be received by the shareholders and stock option holders of each acquired institution in each such transaction. Friedman also computed the average and median of these multiples of LTM earnings and book value and the average and median core deposit premium resulting in these transactions. The analysis yielded a range of transaction values for the Regional Completed Transaction Group as a multiple of LTM earnings of 3.66x to 34.87x, with an average of 18.57x and a median of 16.00x in 1994 and an average of 17.58x and a median of 18.69x in 1995. The range of transaction values as a multiple of book value for the Regional Completed Transaction Group was 0.99x to 2.16x with an average of 1.58x and a median of 1.53x for 1994 and an average of 1.69x and a median of 1.67x for 1995. The range of core deposit premiums was (0.08%) to 22.54% with an average of 7.08% and a median of 7.32% for 1994 and an average of 10.30% and a median of 8.46% for 1995 for the Regional Completed Transaction Group. The offer price used for CSB Financial in the Merger in the preceding analysis was $21.00 per share, derived from the market value of One Valley Common Stock of $31.50 as of January 16, 1996.

         CSB Financial is deemed to be an overcapitalized thrift institution. Friedman also reviewed 18 acquisition transactions announced after January 1, 1994 and completed during 1994 and 1995 involving national "overcapitalized" thrift institutions (defined as institutions with tangible equity in excess of 13%) (the "Overcapitalized Completed Transaction Group"). The analysis yielded a range of transaction values as a multiple of LTM earnings for the Overcapitalized Completed Transaction Group of 11.19x to 34.87x, with an average of 18.52x and a median of 16.34x in 1994 and an average of 19.24x and a median of 17.13x in 1995, compared to 29.52x for CSB Financial in the Merger. The range of transaction values for the Overcapitalized Completed Transaction Group as a multiple of book value was 0.97x to 1.54x with an average of 1.27x and a median of 1.32x for 1994 and an average of 1.27x and a median of 1.28x for 1995, compared to 1.31x for CSB Financial in the Merger. The range of core deposit premiums for the Overcapitalized Completed Transaction Group was (0.63%) to 14.33% with an average of 6.51% and a median of 7.14% for 1994 and an average of 8.35% and a median of 7.32% for 1995, compared to 6.40% for CSB Financial in the Merger.

         COMPARISON OF SELECTED PENDING TRANSACTIONS. Friedman reviewed 50 acquisition transactions pending as of January 25, 1996 on a nationwide basis involving thrift institutions (the "National Pending Transaction Group"). Friedman calculated, as of the respective dates of announcement of such transactions, the multiple of LTM earnings and book value, as well as the core deposit premium, implied by the aggregate consideration to be received by the shareholders and stock option holders of each target institution in each such transaction. Friedman also computed the average and median of these multiples of LTM earnings and book value and the average and median core deposit premium resulting in these transactions. The analysis yielded a range of transaction values for the National Pending Transaction Group as a multiple of LTM earnings of 10.11x to 60.26x, with an average of 22.27x and a median of 19.33x, compared to 29.52x for CSB Financial in the Merger. The range of transaction values as a multiple of book values for the National Pending Transaction Group was 0.97x to 2.08x, with an average of 1.42x and a median of 1.40x, compared to 1.31x for CSB Financial in the Merger. The range of core deposit premiums was 1.94% to 17.73%, with an average of 6.94% and a median of 5.74%, for the National Pending Transaction Group, compared to 6.40% for CSB Financial in the Merger.

         Friedman reviewed ten acquisition transactions pending as of January 25, 1996 involving thrift institutions located in Virginia, North Carolina, West Virginia and Maryland (the "Regional Pending Transaction Group"). Friedman calculated, as of the respective dates of announcement of such transactions, the multiple of LTM earnings and book value, as well as the core deposit premium, implied by the aggregate consideration to be received by the shareholders and stock option holders of each target institution in each such transaction. Friedman also computed the average and median of these multiples of LTM earnings and book value and the average and median core deposit premium resulting in these transactions. The analysis yielded a range of transaction values as a multiple of LTM earnings of 13.75x to 38.06x, with an average of 20.08x and a median of 19.24x, for the Regional Pending Transaction Group, compared to 29.52x for CSB Financial in the Merger. The range of transaction values as a multiple of book value was 1.35x to 1.98x, with an average of 1.64x and a median of 1.62x, for the Regional Pending Transaction Group, compared to 1.31x for CSB Financial in the Merger. The range of core deposit for the Regional Pending Transaction Group premiums was 3.17% to 17.73%, with an average of 10.52% and a median of 10.84%, compared to 6.40% for CSB Financial in the Merger.

         Friedman also reviewed 13 acquisition transactions pending as of January 25, 1996 involving national overcapitalized thrift institutions (the "Overcapitalized Pending Transaction Group"). Friedman calculated, as of the respective dates of announcement of such transactions, the multiple of LTM earnings and book value, as well as the core deposit premium, implied by the aggregate consideration to be received by the shareholders and stock option holders of each target institution in each such transaction. Friedman also computed the average and median of these multiples of LTM earnings and book value and the average and median core deposit premium resulting in these transactions. The analysis yielded a range of transaction values as a multiple of LTM earnings for the Overcapitalized Pending Transaction Group of 12.36x to 44.60x, with an average of 26.19x and a median of 25.91x, compared to 29.52x for CSB Financial in the Merger. The range of transaction values as a multiple of book value was 1.11x to 1.63x, with an average of 1.32x and a median of 1.24x, for the Overcapitalized Pending Transaction Group, compared to 1.31x for CSB Financial in the Merger. The range of core deposit premiums was 3.57% to 15.49%, with an average of 8.09% and a median of 6.41%, for the Overcapitalized Pending Transaction Group, compared to 6.40% for CSB Financial in the Merger.

         CONTRIBUTION ANALYSIS. Friedman analyzed the contribution of CSB Financial and One Valley to the pro forma balance sheet and income statement of the combined entity. Among the various balance sheet and income statement items analyzed were the relative contribution to the pro forma company of each of CSB Financial and One Valley to total assets, total loans, net, total deposits, shareholders' equity, net interest income for the 12 months ended September 30, 1995, net income before extraordinary items for the 12 months ended September 30, 1995, and 1996 projected net income. Estimates of net income for 1996 were based upon estimates provided by each of CSB Financial and One Valley management. Based on this analysis, the relative contribution to the pro forma company produced a range of 11.9% (shareholders' equity) to 4.4% (net income before extraordinary items) for CSB Financial.

         ONE VALLEY COMPARABLE BANK ANALYSIS. Friedman compared certain valuation ratios and profitability, operations, credit quality and capital ratios, for One Valley with the average ratios (excluding in each case the low and high ratio) for the 57 publicly traded banks located in Virginia, North Carolina, West Virginia, Tennessee, Maryland and Washington, D.C. (the "Comparable Banks"), using market data as of January 25, 1996, and publicly reported financial data as of September 30, 1995 and for the 12 months ended as of the date. Among the valuation ratios considered were (a) the ratio of market price to LTM earnings per share, which was 11.29x for One Valley and averaged 13.10x for the Comparable Banks, and (b) the ratio of market price to book value, which was 1.61x for One Valley and averaged 1.67x for the Comparable Banks. Among the profitability, operations, credit quality and capital ratios compared by Friedman were (i) return on average assets for the 12 months ended September 30, 1995, which was 1.33% for One Valley and averaged 1.34% for the Comparable Banks, (ii) return on average common equity for the 12 months ended September 30, 1995, which was 13.93% for One Valley and averaged 14.65% for the Comparable Banks, (iii) the ratio of non-performing assets to total assets at September 30, 1995, which was 0.23% for One Valley and averaged 0.60% for the Comparable Banks, (iv) the ratio of loan loss reserves to non-performing assets at September 30, 1995, which was 453.51% for One Valley and averaged 237.23% for the Comparable Banks, and (v) the ratio of tangible common equity to tangible common assets at September 30, 1995, which was 9.30% for One Valley and averaged 9.17% for the Comparable Banks.

         In the ordinary course of business, Friedman trades the equity securities of CSB Financial and One Valley for its own accounts and the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities.

         COMPENSATION OF FRIEDMAN. Pursuant to an engagement letter dated August 15, 1995, between CSB Financial and Friedman , CSB Financial hired Friedman to provide financial advisory services. Upon signing the letter, CSB Financial paid a $25,000 retainer and agreed, in the event a merger was consummated, to pay a financial advisory fee (to be paid upon consummation of a merger or other transaction) equal to 1% of the aggregate consideration received by the shareholders of CSB Financial. Such fee includes the rendering of the fairness opinion and would be offset against the previously paid retainer. CSB Financial also agreed to indemnify and hold harmless Friedman and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, misconduct or bad faith of Friedman.

CONDITIONS TO CONSUMMATION OF THE MERGER; WAIVER

         The Merger will occur only if holders of a majority of the issued and outstanding shares of CSB Financial Common Stock approve the Merger Agreement. Consummation of the Merger is subject to the satisfaction of certain other conditions, including: (i) receipt of the regulatory approvals referred to below under "-- Regulatory Approvals"; (ii) representations and warranties of One Valley and CSB Financial contained in the Merger Agreement being true and correct in all material respects on the effective date of the Merger; (iii) receipt of certain legal opinions from counsel, including an opinion regarding certain federal tax aspects of the Merger; (iv) CSB Financial having delivered to One Valley a schedule of all persons deemed to be "affiliates" of CSB Financial; and (v) continued effectiveness of the registration statement filed with the Securities and Exchange Commission and the absence of any pending or threatened stop order proceedings with respect thereto.

         One Valley and CSB Financial may waive (i) any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant thereto, and (ii) compliance by the other party with any of the conditions, covenants and agreements contained in the Merger Agreement.

         Subject to the conditions to the obligations of the parties to effect the Merger, the Merger will become effective (the "Effective Date") on such date which the Certificate of Merger approving the Merger is issued by the Secretary of State of the State of West Virginia provided such date is not more than 60 days after the receipt of all requisite approvals of regulatory authorities and shareholders. Subject to the foregoing, it is currently anticipated by the parties that the Merger will be consummated by June 30, 1996. The Board of Directors of either One Valley or CSB Financial may terminate the Merger Agreement if the Effective Date does not occur on or before midnight on November 1, 1996. See "-- Exchange of CSB Financial Common Stock Certificates," "-- Conditions to Consummation of the Merger" and "-- Termination."


TERMINATION

         The Merger Agreement may be terminated, either before or after the meeting of the shareholders of CSB Financial, (i) by mutual consent of CSB Financial and One Valley; (ii) by One Valley if there has been a material misrepresentation or breach of warranty in the representations and warranties of CSB Financial in the Merger Agreement; (iii) by CSB Financial if there has been a material misrepresentation or breach of warranty in the representations and warranties of One Valley in the Merger Agreement; (iv) by either CSB Financial or One Valley upon written notice to the other if the effective date of the Merger does not occur on or before midnight on November 1, 1996; and (v) by either One Valley or CSB Financial if the Merger will violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

NO SOLICITATION OF TRANSACTIONS

         Pursuant to the Merger Agreement, CSB Financial and its directors, officers and representatives are prohibited from soliciting, supporting or encouraging any offer or proposal from any person to acquire CSB Financial or its assets except to the extent that CSB Financial concludes after receipt of legal advice that their fiduciary duties require them to do so. The Merger Agreement provides that the Merger Agreement may be terminated by One Valley in its sole discretion at any time before the Effective Date if: (i) the meeting of CSB Financial shareholders has not been held on or before July 1, 1996, provided the delay is caused by such negotiations, offer or proposal discussed above and
(ii) CSB Financial shareholder approval of the Merger has not been obtained prior to One Valley's termination of the Merger Agreement for the reason stated in (i) above.

EXPENSES; TERMINATION FEE

         All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same, except that printing and mailing expenses will borne by One Valley. If the Merger Agreement is terminated due to a breach, the breaching party shall be liable for the expenses of the nonbreaching party unless the nonbreaching party would otherwise be entitled to a termination fee pursuant to the terms of the Merger Agreement.

         One Valley shall be entitled to a fee of $2.0 million following the occurrence of a Purchase Event provided One Valley shall have sent written notice of such entitlement within 90 days after its awareness of such occurrence (the "Termination Fee"). One Valley's right to receive the Termination Fee shall terminate if any of the following occurs prior to a Purchase Event: (i) the Effective Date; (ii) termination of the Merger Agreement in accordance with its terms if such termination occurs prior to the occurrence of a Preliminary Purchase Event, except termination by One Valley due to a delay in CSB Financial's shareholders meeting discussed above; or (iii) termination of the Merger Agreement following the occurrence of a Preliminary Purchase Event and the passage of 11 months after such termination.

         A Preliminary Purchase Event refers to any of the following events or transactions occurring after the date of the Merger Agreement:

              (i) CSB Financial or any of its subsidiaries without having received One Valley's prior written consent, shall have entered into an agreement to engage in any Acquisition Transaction with any person (the term "person" for purposes of the Merger Agreement having the meaning assigned thereto in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than One Valley or any of its subsidiaries or affiliates or the Board of Directors of CSB Financial approve or accept any Acquisition Transaction with any person other than One Valley or any of its subsidiaries or affiliates. For purposes of the Merger Agreement, "Acquisition Transaction" means (a) a merger or consolidation, or any similar transaction, involving CSB Financial or any of its subsidiaries, (b) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of CSB Financial or the Savings Bank, (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 30% or more of the voting power of CSB Financial or the Savings Bank; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only CSB Financial and/or the Savings Bank;

              (ii) (a) any person (other than One Valley or any of its subsidiaries or affiliates) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of CSB Financial (the term "beneficial ownership" for purposes of the Merger Agreement having the meaning assigned thereto in Section 13(d) of the Exchange
Act), or (b) any group (as such term "group" is defined in Section 13(d)(3) of the Exchange Act), other than a group of which any of One Valley or any of its subsidiaries or affiliates is a member, shall have been formed that beneficially owns 10% or more of the shares of CSB Financial then outstanding;

              (iii) any person other than One Valley or any of its subsidiaries or affiliates shall have made a bona fide proposal to CSB Financial or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than One Valley or any of its subsidiaries or affiliates shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to a tender offer or exchange offer to purchase any shares such that, upon consummation of such offer, such person would own or control 10 percent or more of the then outstanding shares of CSB Financial (such an offering referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));

              (iv) after a proposal is made by a third party to CSB Financial or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to CSB Financial to make such a proposal if the Merger Agreement terminates, CSB Financial shall have breached any representation, covenant or obligation contained in the Merger Agreement and such breach would entitle One Valley to terminate the Merger Agreement (without regard to the cure period provided for in the Merger Agreement unless such cure is promptly effected without jeopardizing consummation of the Merger); or

              (v) the holders of shares of CSB Financial Common Stock shall not have approved the Merger Agreement at the Special Meeting or the Special Meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, in each case after any person (other than One Valley or any of its subsidiaries or affiliates) shall have (a) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction or (b) commenced a Tender Offer or filed a registration statement under the Securities Act, with respect to an Exchange Offer.

         The term "Purchase Event" shall mean either of the following events or transactions occurring after the date of the Merger Agreement:

              (i) the acquisition by any person, other than One Valley or any of its subsidiaries or affiliates, alone or together with such person's affiliates and associates, or any group (as defined in Section 13(d)(3) of the Exchange
Act), of beneficial ownership of 50 percent or more of the outstanding shares of CSB Financial Common Stock; or

              (ii) the occurrence of a Preliminary Purchase Event described above, except that the percentage thereof shall be 50% or more of the outstanding shares of CSB Financial Common Stock.

BUSINESS PENDING CONSUMMATION

         CSB Financial has agreed in the Merger Agreement not to take certain actions relating to the operation of CSB Financial pending consummation of the Merger without the prior written consent of One Valley except as otherwise permitted in the Merger Agreement. See the Merger Agreement attached hereto as Appendix I.

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


CSB FINANCIAL'S STOCK OPTION PLANS

         On February 11, 1994, CSB Financial's shareholders adopted the CSB Financial Corporation 1993 Stock Option Plan for outside directors and the CSB Financial Corporation 1993 Incentive Stock Option Plan (collectively, the "Plans"). Together, the Plans permit the granting of stock options for up to 276,000 shares of CSB Financial Common Stock (of which 255,172 options have been granted, and of which 242,851 are currently outstanding) to CSB Financial's directors and key employees. Pursuant to the Merger Agreement, on the effective date of the Merger, each option granted under the Plans which is outstanding and unexercised will be converted into an option to purchase shares of One Valley Common Stock at an exercise price adjusted to reflect the Exchange Ratio with cash being given in lieu of fractional options. If all options are exercised, a total of 164,507 shares of One Valley Common Stock will be issued.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The summary of certain federal income tax consequences set forth below is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable treasury regulations and IRS guidance, all of which may be retroactively revoked, and is for general information only. The tax treatment of a particular shareholder may vary depending on his specific circumstances. Special tax considerations not discussed herein may be applicable to particular categories of taxpayers, such as broker-dealers, or to any shareholder who acquired his or her CSB Financial Common Stock through the exercise of an employee stock option including a plan under Section 422 of the Code, or otherwise as compensation. This discussion does not address the effect of any applicable foreign, state, local or other tax laws. SHAREHOLDERS OF CSB FINANCIAL ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

         In the opinion of Jackson & Kelly, counsel to One Valley, the Merger will have the following tax consequences:

         1. The Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code and CSB Financial, Thrift, and One Valley will each be "a party to a reorganization" within the meaning of
Section 368(b) of the Code.

         2. No gain or loss will be recognized by CSB Financial, One Valley, or Thrift as a result of the Merger.

         3. The basis of the assets of CSB Financial acquired by Thrift in the Merger will be the same as the basis of such assets in the hands of CSB Financial immediately prior to the Merger, and the holding period of the assets of CSB Financial in the hands of Thrift will include, in each instance, the holding period during which such assets were held by CSB Financial.

         4. Except as provided in (5) below, no gain or loss will be recognized by CSB Financial's shareholders upon their receipt of One Valley Common Stock solely in exchange for CSB Financial Common Stock.

         5. The payment of cash in lieu of fractional share interests of One Valley Common Stock will be treated as if the fractional shares were distributed as part of the Merger and then were redeemed by One Valley. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code.

         6. The basis of the One Valley Common Stock to be received by CSB Financial's shareholders will be, in each instance, the same as the basis of the CSB Financial Common Stock surrendered in exchange therefor decreased by the amount of cash, if any, received by the shareholder and increased by the amount of gain, if any, recognized by such shareholder with respect to any cash received pursuant to the Merger.

         7. The holding period of the One Valley Common Stock received by CSB Financial shareholders will include the period during which the CSB Financial Common Stock surrendered in exchange therefor was held by the CSB Financial shareholder, provided that the CSB Financial Common Stock was a capital asset in the hands of the CSB Financial shareholder on the date of the Merger.

         8. Thrift will succeed to and take into account those attributes of CSB Financial described in Section 381(c) of the Code, and Thrift will be the "acquiring corporation" within the meaning of Section 1.381(a)-1(b)(2) of the Treasury

Regulations. These items will be taken into account by Thrift subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and regulations thereunder.

         In rendering the above opinions, Jackson & Kelly has relied upon written representations and covenants of One Valley and CSB Financial. No ruling has been sought from the Internal Revenue Service as to the federal income tax consequences of the Merger, and the opinions of Jackson & Kelly set forth above are not binding on the Internal Revenue Service or any Court.


ACCOUNTING TREATMENT

         Under generally accepted accounting principles, it is anticipated that the Merger will be accounted for under the purchase method of accounting. The assets and liabilities of CSB Financial will be reflected in the consolidated financial statements of One Valley based upon their fair values as of the effective date of the Merger. Results of operations will be reflected in the consolidated financial statements of One Valley for all periods subsequent to the effective date of the Merger. Under the purchase method of accounting, the excess purchase price paid over the fair market value of assets is amortized as an expense over the period estimated to be benefited. Based upon preliminary estimates and assumptions, the excess purchase price paid over the fair value of net assets acquired would have been approximately $10 million if the Merger had been consummated as of December 31, 1995.


EXCHANGE OF CERTIFICATES

         As soon as practicable after the effective date of the Merger, the certificates representing the outstanding shares of CSB Financial Common Stock will be surrendered to Harris Trust and Savings Bank (the "Exchange Agent") and, upon such surrender, the Exchange Agent will issue certificates representing the number of shares of One Valley Common Stock into which surrendered shares have been converted and will issue cash in lieu of fractional shares (without interest). CERTIFICATES FOR CSB FINANCIAL COMMON STOCK SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL AFTER RECEIPT OF A LETTER OF TRANSMITTAL AND SHOULD NOT BE RETURNED TO CSB FINANCIAL WITH THE ENCLOSED PROXY.

         Certificates representing shares of CSB Financial Common Stock which are not surrendered will be deemed for all purposes to evidence the ownership of the number of shares of One Valley Common Stock into which the shares of CSB Financial Common Stock will have been converted. No dividends or distributions payable to holders of record of One Valley Common Stock will be paid to former CSB Financial shareholders who have not surrendered their certificates formerly representing shares of CSB Financial Common Stock, until they have exchanged their certificates representing their CSB Financial Common Stock for certificates representing One Valley Common Stock, at which time the holder will be paid the amount of dividends previously declared on such shares without interest. All unclaimed dividends at the end of two years from the effective date of the Merger will be repaid by the Exchange Agent to One Valley, and thereafter, the holders of certificates of CSB Financial Common Stock will be paid directly by One Valley.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         According to the Merger Agreement, upon consummation of the Merger, One Valley intends to operate the Savings Bank as a wholly owned subsidiary of Thrift. The Savings Bank will continue to retain Bob Johnson as the President and Chief Executive Officer and its existing management team. Unexercised options awarded under CSB Financial's stock option plans will be converted pursuant to the Exchange Ratio into options to purchase shares of One Valley Common Stock. See "-- CSB Financial's Stock Option Plans." Bob Johnson shall be entitled to participate in One Valley's Management Incentive Compensation Plan.

         In addition to stating that One Valley intends to retain the current members of the Board of Directors of the Savings Bank as prescribed in its bylaws, the Merger Agreement provides that such directors shall receive fees in the same amount as those paid to directors of One Valley. Bob Johnson will also be elected to the Board of Directors of One Valley.

         The Merger Agreement provides that after the Effective Date, One Valley shall continue to indemnify all persons who, as of the consummation of the Merger, are directors and officers of CSB Financial and its subsidiaries in accordance with and subject to the requirements and other provisions of One Valley's Articles of Incorporation and Bylaws in effect on the date of the Merger Agreement.

         In connection with the Merger, the Savings Bank's Employee Stock Ownership Plan and Trust (the "ESOP") would be terminated and all participant accounts would be 100% vested and non-forfeitable. The termination of the ESOP will require the ESOP trustee to use a certain portion of the proceeds received from the exchange of shares of CSB Financial Common Stock pursuant to the Merger Agreement to repay the related outstanding debt. Pursuant to the terms of the ESOP, any amounts remaining after the repayment of the debt would be distributed to the ESOP participants. It should be noted that in general a portion of these amounts have already vested. A participant's accounts may be transferred to the One Valley 401(k) plan or a participant's IRA account.

         CSB Financial Common Stock awards previously awarded to persons under the Savings Bank Recognition and Retention Plans for Directors, Officers and Employees immediately vest in the event of a "change in control." For purposes of such Plans, the Merger would constitute a "change in control." As of March 1, 1996, Mr. Johnson, the executive officers of the Savings Bank (5 persons) and the non-executive officer directors of the Savings Bank (9 persons) would receive 16,560, 25,120 and 12,696 shares of CSB Financial Common Stock, respectively, due to acceleration of unvested awards pursuant to the Savings Bank Recognition and Retention Plans. Based on the Exchange Ratio, One Valley Common Stock to be received by the executive officers and directors due to acceleration of unvested benefits would be 36,834 shares of One Valley Common Stock in the aggregate.

         Prior to the Closing Date, the Savings Bank will fully fund the its retirement plan at an additional cost of approximately $240,000. At the Closing Date, the Savings Bank's retirement plan will be either (i) terminated, (ii) amended to cease all future accruals, or (iii) merged into the One Valley Retirement Plan. Participants in the Savings Bank's retirement plan will be entitled to their vested accrued benefit under that plan at the Closing Date plus such additional vested accrued benefit to which they shall be entitled to for years of service with the Savings Bank subsequent to the Closing under the One Valley Retirement Plan.

         Other than as described herein and under "-- Operations and Management After the Merger," no director or officer of CSB Financial or One Valley has any direct or indirect material interest in the Merger, except in the case of such persons insofar as ownership of CSB Financial Common Stock might be deemed to constitute an interest.


RESALES BY AFFILIATES

         The shares of One Valley Common Stock issued to CSB Financial shareholders upon consummation of the Merger have been registered under the Securities Act, but such registration does not cover resales by affiliates of CSB Financial ("Affiliates"). One Valley Common Stock received and beneficially owned by those CSB Financial shareholders who are deemed to be Affiliates may be resold without registration as provided for by Rule 145 under the Securities Act, or as otherwise permitted. The term "Affiliate" is defined to include any person who, directly or indirectly, controls, or is controlled by, or is under common control with CSB Financial at the time the Merger Agreement is submitted for approval by a vote of the holders of CSB Financial Common Stock. Generally, this definition includes executive officers, directors and 10% shareholders of CSB Financial. Each Affiliate who desires to resell One Valley Common Stock received in the Merger must sell such One Valley Common Stock either (i) pursuant to an effective registration statement under the Securities Act, (ii) in accordance with the applicable provisions of Rule 145 under the Securities Act or (iii) in a transaction which, in the opinion of counsel for such Affiliate or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission, in each case reasonably satisfactory in form and substance to One Valley, to the effect that such resale is exempt from the registration requirements of the Securities Act.

         Rule 145(d) requires that persons deemed to be Affiliates resell their One Valley Common Stock pursuant to certain of the requirements of Rule 144 under the Securities Act if such One Valley Common Stock is sold within the first two years after the receipt thereof. After two years, if such person is not an affiliate of One Valley and One Valley is current in the filing of its periodic securities law reports, a former Affiliate of CSB Financial may freely resell the One Valley Common Stock received in the Merger without limitation. After three years from the issuance of the One Valley Common Stock, if such person is not an affiliate of One Valley at the time of sale or for at least three months prior to such sale, such person may freely resell such One Valley Common Stock, without limitation, regardless of the status of One Valley's periodic securities law reports.

         CSB Financial has agreed to provide One Valley with a list of those persons who may be deemed Affiliates at the time of the CSB Financial Special Meeting. The certificates of One Valley Common Stock issued to affiliates of CSB Financial in the Merger may contain an appropriate restrictive legend, and appropriate stop transfer orders may be given to the transfer agent for such certificates.

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


REGULATORY APPROVALS

         Pursuant to Federal Reserve Board Regulation Y (12 C.F.R., Part 225), One Valley must notify the Federal Reserve Board of the Merger at least thirty days prior to consummation. During this thirty-day period, the Federal Reserve Board may approve the notice, refer the notice to the Federal Reserve Board or extend the time period under certain circumstances.

         An application seeking approval of the Merger was filed with the OTS on February 15, 1996 and a notice of the Merger was filed with the Federal Reserve Board on March ___, 1996. Also, on February 23, 1996, One Valley filed an application seeking approval with the Virginia Bureau of Financial Institutions.

         The Merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained, and, if the Merger is approved, there can be no assurance as to the date of any such approvals. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described below under "-- Termination." There can likewise be no assurance that the U.S. Department of Justice or a state Attorney General will not challenge the Merger or, if such a challenge is made, as to the result thereof.


                  EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS

GENERAL

         Although One Valley is a West Virginia corporation and CSB Financial is a Delaware corporation, the respective rights of their shareholders with regard to such rights as voting rights, dividend rights, liquidation rights, preemptive rights and dissenters rights are similar. However, under West Virginia law, One Valley shareholders have cumulative voting rights with regard to the election of directors whereas CSB Financial shareholders do not have cumulative voting rights. Cumulative voting means the right to vote, in person or by proxy, the number of shares owned by the stockholder for as many persons as there are directors to be elected and for whose election the stockholder has a right to vote, or to cumulate votes by giving one candidate as many votes as the number of shares owned multiplied by the number of such directors to be elected, or by distributing such votes on the same principle among any number of candidates. One Valley shareholders and CSB Financial shareholders do not have conversion rights.

         One Valley relies primarily on the ability of its subsidiaries to pay dividends to One Valley in order for it, in turn, to pay dividends to One Valley shareholders. The dividends payable by One Valley's banking subsidiaries are dependent upon their earnings and profitability and must be in compliance with certain federal and state banking law requirements. Following consummation of the proposed Merger, dividends received by One Valley's shareholders will continue to be dependent upon the payment of dividends by its banking subsidiaries.

         In the case of One Valley and CSB Financial , preemptive rights do not exist, and the Board of Directors of each has the authority to issue additional shares without first obtaining the approval of existing shareholders and without first offering newly issued shares to existing shareholders for purchase. Following the proposed Merger, One Valley Common Stock will continue to be available for issuance by the Board of Directors when and as it determines advisable for the purpose of raising capital, in acquiring other businesses and for other appropriate purposes.

         Under West Virginia Code Sections 31-1-122 and 31-1-123, shareholders of One Valley possess dissenters' rights in connection with certain transactions, which are substantially similar to CSB Financial's appraisal rights under Delaware law.

ANTITAKEOVER PROVISIONS IN ONE VALLEY'S ARTICLES AND BYLAWS

         In 1986, One Valley's shareholders adopted certain amendments to One Valley's Articles of Incorporation (the "Articles") and Bylaws which are intended to ensure that a party seeking control of One Valley will discuss its proposal with One Valley's Board of Directors. These amendments are discussed below.

         CLASSIFICATION OF THE BOARD OF DIRECTORS. Article V.1(a) of the Articles permits the Board to fix the number of Directors from time to time pursuant to the Bylaws and provides that the Board will be divided into three classes of directors, each class to be as nearly equal in number of directors as possible. This provision has the effect of making it more difficult and time-consuming for a shareholder who has acquired or controls a majority of One Valley's outstanding common stock to gain immediate control of the Board of Directors or otherwise disrupt the management of One Valley. Unless that shareholder can gain the 80% vote required to amend the provisions regarding classifications or number of directors or to remove directors, it would not be possible for that shareholder to elect a majority of the directors at a single meeting of shareholders. Accordingly, it takes at least two annual meetings to change the composition of a majority of the Board of Directors.

         This provision has the effect of making it more difficult for a shareholder to elect a director pursuant to the exercise of his cumulative voting rights. However, the Board believes that the benefits to One Valley and its shareholders of encouraging prior consultation and negotiation outweigh the disadvantages of discouraging any such proposals.

         NOMINATIONS OF DIRECTORS. Article V.1(b) of the Articles provides that nominations for the election of directors must be made as provided in the Bylaws. Article III of the Bylaws provides the manner in which nominations for the election of directors may be made by a shareholder. Article V.1(b) requires the affirmative vote of over 80% of the voting power of One Valley to repeal or amend this provision regarding shareholder nominations.

         The advance notice requirement, by regulating shareholder nominations of Directors, affords the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about these qualifications. Although this provision does not give the Board of Directors any power to approve or disapprove shareholder nominations for election of directors, it may have the effect of precluding a contest for the election of directors if the procedures established are not followed and may discourage a third party from conducting a solicitation of proxies to elect its own slate of directors.

         NEWLY-CREATED DIRECTORSHIPS AND VACANCIES. Article V.1(c) of the Articles and Section 9, Article III, of the Bylaws provide that a vacancy on the Board occurring during the course of the year, including a vacancy created by an increase in the number of directors, will be filled by the remaining directors. They further provide that any new director elected to fill a vacancy on the Board resulting from death, resignation, disqualification, removal or other cause will serve for the remainder of the full term of the class (each class having staggered 3-year terms) in which the vacancy occurred rather than until the next annual meeting of shareholders. However, in accordance with West Virginia law, the amendments provide that those directors elected to fill a vacancy resulting from an increase in the number of directors will hold office only until the next election of directors. It also provides that no decrease in the number of directors will shorten the term of any incumbent.

         The provision that newly-created directorships are to be filled by the Board could prevent a third party seeking majority representation on the Board of Directors from obtaining such representation simply by enlarging the Board and immediately filling the new directorships created with its own nominees. However, these new directors elected by the Board would only serve until the next meeting of shareholders under West Virginia law.

         REMOVAL OF DIRECTORS. Article V.1(d) and Section 13, Article III of the Bylaws provide that a director may be removed, with or without cause, by the affirmative vote of the holders of at least 80% of the voting power of the shares entitled to vote generally in the election of directors. These provisions preclude a third party from removing incumbent directors and simultaneously gaining control of the Board by filling the vacancies created by removal with its own nominees unless the third party controls 80% of the voting power of the voting stock and can amend provisions of the Bylaws and the Articles.

         INCREASED SHAREHOLDER AND DIRECTOR VOTE FOR ALTERATION, AMENDMENT OR REPEAL OF PROPOSED AMENDMENTS. Article V.1(e) of the Articles requires the concurrence of the holders of at least 80% of the voting power of One Valley entitled to vote generally in the election of directors for the alteration, amendment or repeal of, or the adoption of any provision inconsistent with, all of the foregoing provisions to the Articles and Bylaws. Under West Virginia corporation law, amendments to the Articles of One Valley require the approval of the holders of more than one-half of the outstanding stock entitled to vote thereon and of more than one-half of the outstanding stock of each class entitled to vote thereon voting as a class. However, West Virginia corporation law also permits provisions in the Articles which require a greater vote than the minimum vote otherwise required by law for any corporate action. In addition, under Article V.2 of the Articles, none of the Bylaw provisions discussed above relating to the Articles may be altered, amended or repealed, nor may any provision inconsistent with those provisions be adopted, without the concurrence of the holders at least 80% of the voting power of One Valley.

         The requirement of an increased shareholder vote is designed to prevent a shareholder with a majority of the voting power of One Valley from avoiding the requirements of the foregoing provisions by simply repealing them.

         NOTIFICATION OF SHAREHOLDER BUSINESS AND NOTICE OF PURPOSE OF ANNUAL MEETING. Article II, Section 1 of One Valley's Bylaws provides that a shareholder who wishes to bring business before an annual meeting of shareholders must give advance notification in a manner similar to that required for shareholder nominations for election of directors. Shareholders intending to bring business before an annual meeting are required to deliver or mail notice not less than 40 days prior to the meeting, unless less than 50 days' notice or prior disclosure of the date of the meeting is made in which case the notice must be received not later than the close of business on the 8th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made. The notice must be sent to the secretary and must set forth a brief description of the business to be brought before the annual meeting, the reasons for conducting the business at the annual meeting, the name, address, number and class of shares held by the shareholder, and any material interest of the shareholder in the proposal.

         The advance notice requirement affords the Board of Directors the opportunity to consider the shareholder's proposal and, to the extent deemed necessary or desirable by the Board, inform other shareholders about the proposal and the Board's position with respect to the proposal. Although the Bylaw provision does not give the Board the power to approve or disapprove the consideration of a matter which a shareholder wishes to bring before the Annual Meeting, the Bylaw provision may discourage a shareholder from bringing a matter before an Annual Meeting.

         In addition, Section 4, Article II of the Bylaws requires that written notice of all meetings and the purpose or purposes for which a meeting is to be called must be delivered not less than ten nor more than 50 days before the date of the meeting by those persons calling the meeting to each shareholder of record entitled to vote the meeting.

         LIMITATIONS ON AMENDMENTS TO BYLAWS. Generally, the Articles can be amended by a majority vote of the shareholders, however, the following articles all require the affirmative vote of the shareholders of 80% or more of the shares entitled to vote on such matters: (i) Article V.1 (board of directors);
(ii) Article V.2 (certain bylaw amendments, including Article II, Sections 1 (annual meetings), 4 (notice of meetings), and 13 (board of director nominations); Article III, Sections 2 (number, election and terms of directors; nominations), 9 (newly created directorships), and 13 (removal); and Article XI (amendments); and (iii) Article VI (certain business combinations.) Article XI of the Bylaws provides that subject to the laws of the State of West Virginia, the Articles and other provisions of the Bylaws, the Bylaws may be altered, amended or repealed at (1) any regular or special meeting for the shareholders by a majority vote of the shares represented and entitled to vote at the meeting provided notice of the proposed amendment is given; or by (2) a majority of the Board at any meeting at which a quorum of the Directors are present except that a two-thirds affirmative vote of all members of the Board is required to amend the Bylaws to change the principal office, change the number of directors, change the number of directors on the Executive Committee or make a substantial change in the duties of the Chairman of the Board and the President.

         The purpose of Article XI of the Bylaws is to prohibit directors who only control a simple majority of the Board from amending or repealing those Bylaws which could have significant effects on the operation of One Valley.

         FAIR PRICE AMENDMENT. In 1986, the shareholders of One Valley also approved a "Fair Price Amendment" concerning business combinations, such as mergers or consolidations. The Fair Price Amendment requires the approval of the holders of 80%, or a "super majority," of the shares of One Valley then entitled to vote ("Voting Stock") as a condition to specified transactions with an Interested Shareholder, except in cases in which either (i) certain price criteria and procedural requirements are satisfied or (ii) the transaction is recommended to the shareholders by a majority of the Disinterested Directors. In the event the minimum price criteria and procedural requirements have been met or the requisite approval of the Board of Directors of One Valley has been given with respect to a particular business combination, the normal requirements of West Virginia law would apply.

         An "Interested Shareholder" is defined in the Fair Price Amendment as any person, other than One Valley or any of its subsidiaries, who is, or who was within the two-year period immediately before the announcement of the proposed business combination, the Beneficial Owner of more than 10% of the voting power of One Valley's Voting Stock. It also includes any person who is an assignee of, or has succeeded to, any shares of Voting Stock in a transaction not involving a public offering which were at any time within the prior two-year period beneficially owned by Interested Shareholders. The term "Beneficial Owner" includes persons directly or indirectly owning or having the right to acquire or vote the stock. At present, One Valley is not aware of the existence of any shareholder or group of shareholders who would be "Interested Shareholders" except for those persons listed under "Principal Holders of Voting Securities."

         A "Disinterested Director" is any member of the Board of Directors of One Valley who is not affiliated with an Interested Shareholder and who was a director of One Valley prior to the time the Interested Shareholder became an Interested Shareholder, and any successor to such Disinterested Director who is not affiliated with an Interested Shareholder who was recommended by a majority of the Disinterested Directors then on the Board. The Merger is not subject to the Fair Price Amendment.

SHAREHOLDER PROTECTION RIGHTS PLAN

         On October 18, 1995, the Board of Directors of One Valley approved a Shareholder Protection Rights Plan, which provides that each share of One Valley Common Stock, including shares to be issued in the Merger, carries with it one right under certain circumstances, to acquire shares of One Valley Common Stock ("Right"). The Rights are not currently exercisable or transferable, and no separate certificates evidencing such Rights have been or will be distributed, unless certain events occur. The Rights currently attached to the shares of One Valley Common Stock will expire on October 18, 2005. The Rights are generally excercisable if a person or group, as defined, acquired 10% or more of One Valley Common Stock, or after a person commences a tender offer for such stock. If a person or group acquires 10% or more of One Valley Common Stock, holders of the rights, other than the 10% holder, could acquire shares of One Valley's Common Stock at a substantially reduced price or the Board of Directors could exchange each such right for one share of One Valley Common Stock. In addition, under certain circumstances, holders of Rights could acquire shares of the 10% holder at a substantially reduced price.

ANTITAKEOVER PROVISIONS IN CSB FINANCIAL 'S CERTIFICATE OF INCORPORATION AND BYLAWS.

         CSB Financial's Certificate of Incorporation and Bylaws also contain certain provisions designed to ensure that a party seeking control of CSB Financial will discuss any proposal with its Board of Directors. These provisions are discussed below.

         LIMITATIONS ON VOTING RIGHTS. The Certificate of Incorporation of CSB Financial provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the general rules and regulations promulgated pursuant to the Securities Exchange Act of 1934, and includes shares beneficially owned by such person or any of his or her affiliates (as defined in the Certificate of Incorporation), shares which such person or their affiliates have the right to acquire upon the exercise of conversion rights or options, and shares as to which such person and his or her affiliates have or share investment or voting power, but do not include shares beneficially owned by directors, officers and employees of the Savings Bank or CSB Financial or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by CSB Financial to be beneficially owned, by such person and his or her affiliates. The Certificate of Incorporation of CSB Financial further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock.

         DIRECTORS. Certain provisions of CSB Financial's Certificate of Incorporation and Bylaws impede changes in majority control of the Board of Directors. CSB Financial's Certificate of Incorporation provides that the Board of Directors of CSB Financial be divided into three classes, with directors in each class elected for three-year staggered terms. Thus, it takes two annual elections to replace a majority of CSB Financial's Board. CSB Financial's Certificate of Incorporation provides that the size of the Board of Directors may be increased or decreased by a majority vote of the directors then in office. The Certificate of Incorporation also provides that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, must be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

         The Certificate of Incorporation provides that directors may only be removed for cause by the affirmative vote of 80% of the shares eligible to vote.

         RESTRICTIONS ON CALL OF SPECIAL MEETINGS. The Certificate of Incorporation of CSB Financial provides that a special meeting of shareholders may be called only pursuant to a resolution adopted by a majority of the Board of Directors. Shareholders are not authorized to call a special meeting. The Certificate of Incorporation also provides that any action required as permitted to be taken by the Shareholders may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting.

         ABSENCE  OF  CUMULATIVE   VOTING.   CSB   Financial's   Certificate  of
Incorporation provides that there shall be no cumulative voting rights in the election of directors.

         AUTHORIZATION OF PREFERRED STOCK. The Certificate of Incorporation of CSB Financial authorizes 500,000 shares of serial preferred stock, $.01 par value per share. CSB Financial is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of CSB Financial that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. No shares of preferred stock have been issued, and the Board of Directors has no present plans or understanding for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board deems to be in the best interests of CSB Financial and its shareholders.

         STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH PRINCIPAL STOCKHOLDERS. The Certificate of Incorporation requires the approval of the holders of at least 80% of CSB Financial's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of common stock of CSB Financial and any other affected class of stock. Under the Certificate of Incorporation, the approval of at least 80% of the outstanding voting stock is required in connection with any Business Combination (as defined) involving an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of CSB Financial's Board of Directors who are unaffiliated with the Interested Stockholders and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares in which cases where a vote of stockholders is required, the approval of a majority of the outstanding shares of voting stock is sufficient. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than CSB Financial or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of outstanding shares of voting stock of CSB Financial. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of CSB Financial or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition with any Interested Stockholder or Affiliate of 25% or more of the assets of CSB Financial or combined assets of CSB Financial and its subsidiaries; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by CSB Financial (or any of its subsidiaries) of any securities of CSB Financial in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the common stock of CSB Financial; (iv) the adoption of any plan for the liquidation or dissolution of CSB Financial proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of CSB Financial which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of CSB Financial owned directly or indirectly, by an Interested Stockholder or Affiliate thereof.

         EVALUATION OF OFFERS. The Certificate of Incorporation of CSB Financial further provides that the Board of Directors of CSB Financial, when evaluating any offer of another "Person", as defined therein, to: (i) make a tender or exchange offer for any equity security of CSB Financial; (ii) merge or consolidate CSB Financial with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Holding Company, may, in connection with the exercise of its judgment in determining what is in the best interest of CSB Financial, the Savings Bank and the stockholders of CSB Financial, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on CSB Financial customers and the Savings Bank's present and future account holders, borrowers and employees; on the communities in which CSB Financial and the Savings Bank operate or are located; and on the ability of CSB Financial to fulfill its corporate objectives as a savings and loan holding company and on the ability of the Savings Bank to fulfill the objectives of a federally chartered stock savings association under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of CSB Financial, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interests of CSB Financial, even if the price offered is significantly greater than the then market price of any equity security of CSB Financial.

         AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to CSB Financial's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to provision limiting voting rights) is required to amend or repeal certain provisions of the certificate of incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by

CSB Financial and amendment of CSB Financial's bylaws and certificate of incorporation. CSB Financial's bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         CERTAIN BYLAW PROVISIONS. The bylaws of CSB Financial also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days' advance notice to the Secretary of CSB Financial. The notice provision requires a stockholder who desires to raise new business to provide certain information to CSB Financial concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly a stockholder wishing to nominate any person for election as a director must provide CSB Financial with certain information concerning the nominee and the proposing stockholder.

OTHER RESTRICTIONS ON ACQUISITIONS OF CSB FINANCIAL COMMON STOCK

         DELAWARE ANTI-TAKEOVER STATUTE. The State of Delaware has enacted legislation which provides that subject to certain exceptions, a publicly-held Delaware corporation may not engage in any business combination with an "interested stockholder" for three years after such stockholder became an interested stockholder, unless, among other things, the interested stockholder acquires at least 85% of the corporation's voting stock in the transaction that resulted in the stockholder becoming an interested stockholder. This legislation generally defines "interested stockholder" as any person or entity that owns 15% or more of the corporation's voting stock. The term "business combination" is defined broadly to cover a wide range of corporate transactions, including mergers, sale of assets, issuance of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits. Under certain circumstances, either the Board of Directors or both the Board and two-thirds of the shareholders other than the acquirer may approve a given business combination and thereby exempt the corporation from the operation of the statute.

         FEDERAL REGULATION. For three years following conversion, OTS regulations prohibit any person, without the prior approval of the OTS from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person, is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of shareholders.

         Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days' notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control, as defined under federal law, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquirer also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice or approval of the OTS, as applicable.

                HISTORICAL COMPARATIVE STOCK PRICES AND DIVIDENDS


ONE VALLEY

         One Valley Common Stock is traded on the Nasdaq National Market under the symbol "OVWV." At March 1, 1996, there were approximately 5,000 holders of record of One Valley's Common Stock. The following table sets forth the price range and the cash dividends paid per share for the periods indicated below.

                                                                            CASH
                                                           PRICE RANGE     DIVIDENDS
                                                          HIGH     LOW   PAID PER SHARE

Fiscal 1994
          First Quarter                                  $28.50   $24.75   $0.22
          Second Quarter                                  29.00    24.25    0.22
          Third Quarter                                   29.75    27.75    0.25
          Fourth Quarter                                  30.25    28.00    0.25

Fiscal 1995
          First Quarter                                  $31.00   $28.00   $0.25
          Second Quarter                                  31.13    28.75    0.25
          Third Quarter                                   33.50    30.50    0.27
          Fourth Quarter                                  34.63    31.13    0.27

Fiscal 1996
          First Quarter (through February 29, 1996)      $32.50   $30.88      --



         On March 1, 1996, the average of the closing bid and ask prices of One Valley's Common Stock on the Nasdaq National Market was $32.63 per share. On January 25, 1995, the day prior to the public announcement of the Merger, the average of the closing bid and ask prices of One Valley's Common Stock on the Nasdaq National Market was $32.38 per share.

         One Valley has historically paid dividends on a quarterly basis and currently intends to continue to pay such dividends in the foreseeable future. One Valley's ability to pay dividends depends upon dividends One Valley receives from its banking subsidiaries. Dividends paid by One Valley's banking subsidiaries are subject to restrictions by banking regulations. The most restrictive provision requires regulatory approval if dividends in any year exceed the year's retained net profits, as defined, plus the retained net profits of the two preceding years.

CSB FINANCIAL

         CSB Financial's Common Stock trades on the Nasdaq National Market under the symbol "COSB." The following table sets forth the price range and the cash dividends paid per share for the periods indicated below since the Common Stock began trading on September 28, 1993.

                                                                              CASH
                                                           PRICE RANGE      DIVIDENDS
                                                          HIGH     LOW    PAID PER SHARE
Fiscal 1994
          First Quarter                                  $13.25   $12.50   $  N/A
          Second Quarter                                  13.87    11.50    0.075
          Third Quarter                                   13.25    11.87    0.075
          Fourth Quarter                                  14.25    11.50    0.075

Fiscal 1995
          First Quarter                                  $16.25   $13.50    0.075
          Second Quarter                                  15.00    12.25    0.075
          Third Quarter                                   15.00    13.00    0.075
          Fourth Quarter                                  17.25    14.25    0.100

Fiscal 1996
          First Quarter                                   18.50    14.00    0.10
          Second Quarter                                  18.25    16.25    0.10
          Third Quarter (through February 29, 1996)       21.25    17.00       --


         As of March 1, 1996, CSB Financial had approximately 1,900 shareholders of record.

                            CSB FINANCIAL CORPORATION
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            SIX MONTHS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

GENERAL

         CSB Financial is the holding company for the Savings Bank and CSB Financial's consolidated results of operations are primarily the same as those of the Savings Bank. The Savings Bank is a community-oriented financial institution headquartered in Lynchburg, Virginia, and currently operates ten retail banking offices servicing central and southside Virginia. The Savings Bank is principally engaged in the business of attracting retail deposits from the general public and investing those funds in investment securities, mortgage loans and mortgage-backed securities, secured primarily by one-to-four family residential real estate and commercial and consumer loans. During the periods of sustained low interest rates, the Savings Bank sells loans into the secondary mortgage market to avoid retaining long-term fixed rate loans in the portfolio. Deposits of the Savings Bank are insured up to the applicable limits of the Savings Association Insurance Fund ("SAIF"), currently administered by the Federal Deposit Insurance Corporation ("FDIC"). The Savings Bank is subject to regulation by the OTS and the FDIC. The Savings Bank files periodic reports with the OTS regarding its activities and financial condition, and is subject to periodic examination by both the OTS and FDIC. The most recent examination conducted by the OTS was completed in August, 1995.

IMPACT OF INFLATION AND CHANGING PRICES

         The consolidated financial statements of CSB Financial and notes thereto, presented elsewhere herein, have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of CSB Financial's operations. Unlike most industrial companies, nearly all the assets and liabilities of CSB Financial are financial. As a result, interest rates have a greater impact on CSB Financial's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

POTENTIAL ONE-TIME ASSESSMENT

         The FDIC charges an annual assessment for the insurance deposits based on the risk that a particular institution poses to its deposit insurance fund. Under this risk-based system, a thrift pays within a range of 23 cents to 31 cents per $100 of domestic deposits, depending upon the institution's risk classification. This risk classification is based on an institution's capital group and supervisory subgroup assignment as determined by the FDIC. In addition, the FDIC is authorized to increase such deposit insurance rates, on a semi-annual basis, if it determines that such action is necessary to cause the balance in the SAIF to reach the designated reserve ratio of 1.25% of SAIF-insured deposits within a reasonable period of time. Pending legislation would impose an assessment of approximately 85 basis points on all SAIF-insured deposits as of March 31, 1995, in order to recapitalize the SAIF Fund to the designated reserve ratio of 1.25% of its insured deposits. This assessment, if enacted, would cost the Savings Bank approximately $1.5 million after taxes.

         Furthermore, due to the disparity between deposit insurance premiums paid by members of the SAIF (such as the Savings Bank), and members of the Bank Insurance Fund ("BIF") (e.g., most commercial banks), the Savings Bank may be at a competitive disadvantage as a result of it being required to pay higher premiums as a member of the SAIF.

LIQUIDITY/CAPITAL RESOURCES

         The Savings Bank's primary sources of funds are deposits, proceeds from principal and interest payments on loans and mortgage-backed securities, borrowings from the Federal Home Loan Bank of Atlanta ("FHLB"), and the sale of loans. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by interest rate cycles and economic conditions.

         The Savings Bank is required by regulation to maintain specific minimum levels of liquid investments. Regulations currently in effect require the Savings Bank to maintain liquid assets at least equal to 5.0% of the sum of its average daily balance of net withdrawable accounts and short-term borrowed funds. This regulatory requirement may be changed from time to time by the OTS to reflect current economic conditions and deposit flows. The Savings Bank's average liquidity ratio was 23.15% for the quarter ended December 31, 1995.

         The Savings Bank's most liquid assets are cash, cash equivalents and other investment securities, which include investments in highly liquid, short-term investments, federal funds and interest-bearing deposits. The levels of these assets are dependent on the Savings Bank's operating, financing, lending and investing activities during any given period. At December 31, 1995, the amount available for regulatory liquidity totaled $57.6 million.

         Liquidity management for the Savings Bank is both a daily and long-term function of the Savings Bank's management strategy. Excess funds are generally invested in short-term investments such as federal funds. In the event that the Savings Bank should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of FHLB advances. At December 31, 1995, FHLB advances totaled $26.9 million.

         The Savings Bank's cash flows are comprised of three classifications: cash flows from operating activities, cash flows from investing activities and cash flows from financing activities. A consolidated statement of cash flows for the six month period ended December 31, 1995, is included in the quarterly financial statements. This statement shows the net cash provided or used by each of the activities in which CSB Financial and the Savings Bank are engaged. At December 31, 1995, the Savings Bank had outstanding commitments to originate loans of $9.2 million. The Savings Bank anticipates that it will have sufficient funds available to meet its current loan commitments.

         The Savings Bank's Tangible and Leverage capital ratio at December 31, 1995, was 10.6%. This exceeded the Tangible capital requirement of 1.5% of adjusted assets and the Leverage capital requirement of 3.0% of adjusted assets by $28.8 million and $24.0 million, respectively. The Savings Bank's Risk-based capital ratio was 22.4% at December 31, 1995. The Savings Bank currently exceeds the Risk-based capital requirement of 8.0% of Risk-weighted assets by $22.0 million.

CHANGES IN FINANCIAL CONDITION

         CSB Financial reported total assets of $328.9 million at December 31, 1995, an increase of $23.1 million, or 7.5% from $305.8 million at June 30, 1995.

         Cash and cash equivalents increased $5.3 million, or 74.3%, to $12.5 million at December 31, 1995, from $7.2 million at June 30, 1995. Marketable equity securities decreased $1.2 million, or 2.4%, to $46.9 million at December 31, 1995 from $48.1 million at June 30, 1995. Investment securities increased $2.6 million or 3.9%, from $68.2 million at June 30, 1995 to $70.8 million at December 31, 1995. Mortgage backed securities also increased by $3.9 million, or 14.1%, from $27.7 million at June 30, 1995 to $31.6 million at December 31, 1995.

         Total loans, including loans held for sale, increased $12.8 million, or 8.9%, from $144.1 million at June 30, 1995 to $156.9 million at December 31, 1995. The allowance for credit losses totaled $756,000 at December 31, 1995, resulting in a ratio of allowance for credit losses to net portfolio loans of 0.5%, the same ratio that the Savings Bank had at June 30, 1995. In addition, there were no substantial changes between the levels of past due ($405,000) and classified assets ($1.5 million) during the six month period between June and December 1995.

         Deposits increased $9.1 million, or 3.8%, from $244.1 million at June 30, 1995 to $253.2 million at December 31, 1995. Advances and other borrowings increased $12.4 million, or 85.6%, to $26.9 million at December 31, 1995 from $14.5 million at June 30, 1995. During the six month period between June and December 1995, the Savings Bank used borrowed funds primarily to fund the purchase investment and mortgage backed securities classified as available for sale.

         Stockholders' equity increased $2.0, or 4.6%, from $45.1 million at June 30, 1995 to $47.1 million at December 31, 1995. The primary reason for this increase was the change in the net unrealized gain (loss) on assets held as available for sale in accordance with the Financial Accounting Standard Board pronouncement which totaled $1.3 million. Net income of $960,000 for the six month period ended December 31, 1995 was responsible for the remainder of this increase. CSB Financial paid dividends during the first two quarters of fiscal 1996 of $0.10 per share of common stock totaling $482,000. Other stockholder's equity activity during the six month period between June and December 1995 included the expense amortization of the RRP and ESOP shares and the exercise of stock options.

ASSET QUALITY
NON-PERFORMING ASSETS

         The following table sets forth information as to non-accrual loans and real estate owned at the dates indicated. The Savings Bank currently reviews all loans ninety days or more past due to determine whether the accrued interest on those loans is collectible. There were no impaired loans during the six months ended December 31, 1995, within the meaning of FASB Statements 114 and 118.



                                       QUARTER ENDED
                              December 31, September 30, June 30,  March 31, December 31,
(Dollars in thousands)               1995     1995       1995       1995      1994
Non-accrual loans
  90 days or more past due         $1,046    $1,046    $1,502    $    0    $   15
Loans 90 days or more delinquent
  and still accruing                  405       266       365       369       398


Total non-performing loans         $1,451    $1,312    $1,867    $  369    $  413
Total foreclosed real estate         --          66      --         411       411

Total non-performing assets        $1,451    $1,378    $1,867    $  780    $  824


Total non-performing loans
  to total loans                     0.92%     0.92%     1.29%     0.28%     0.31%
Total non-performing assets
  to total assets                    0.44      0.44      0.61      0.26      0.28

         The Savings Bank's most significant non-performing asset is a participating interest of $1.0 million in a mortgage loan on a shopping center located in the city of Bedford, Virginia. The loan is presently the subject of a loan workout agreement which management anticipates will result in the Savings Bank's recovery of its investment.

CLASSIFICATION OF ASSETS

         The  Savings  Bank  regularly  reviews the assets in its  portfolio  to
determine   whether  any  assets  require   classification  in  accordance  with
applicable regulations.

         As of December 31, 1995, the Savings Bank had assets of $1.5 million classified as "substandard" and $6,500 classified as "loss." Included in these classified assets is the shopping center loan previously discussed totaling $1.0 million. The remaining $500,000 "substandard" assets are primarily owner-occupied, single-family dwellings which were delinquent 90 days or more at December 31, 1995, or had a pattern of chronic delinquency or a well defined collateral weakness.

ANALYSIS OF NET INTEREST INCOME

         Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

AVERAGE BALANCE SHEETS

The following table sets forth certain information relating to CSB Financial's Consolidated Statements of Financial Condition and reflects the average yield on assets and the average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.


                                            THREE MONTHS ENDED DECEMBER 31,                         SIX MONTHS ENDED DECEMBER 31

                                               1995                        1994                          1995
                               AVERAGE                 YIELD/ AVERAGE              YIELD/   AVERAGE              YIELD/    AVERAGE
                               BALANCE    INTEREST     COST   BALANCE   INTEREST  COST      BALANCE   INTEREST   COST      BALANCE
                                                           (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
Loans, net                       $151,941     3,279     8.63%   130,138    2,704    8.31%     148,873    6,455    8.67%    129,386
Marketable equity securities       47,940       746     6.22%    47,050      719    6.11%      48,028    1,518    6.32%     47,251
Mortgage-backed securities         30,543       533     6.98%    20,213      317    6.27%      29,960    1,048    6.99%     19,325
Overnight deposits                  7,837       118     6.02%    10,626      147    5.53%       6,681      200    5.99%      6,612
Investment securities              69,950     1,124     6.43%    53,420      790    5.92%      69,811    2,252    6.45%     50,828
Trading account securities              -         -        -          -        -       -            -        -       -           -
Total interest-earning assets     308,211     5,800     7.53%   261,447    4,677    7.16%     303,353   11,473    7.56%    253,402
Noninterest-earning assets         12,672         -        -      9,827        -       -       12,726        -       -      10,122
Total assets                  $   320,883     5,800     7.23%   271,274    4,677    6.90%     316,079   11,473    7.26%    263,524

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits                      $   250,266     3,139     5.02%   214,120    2,350    4.39%     247,943    6,202    5.00%    204,779
FHLB advances and other            22,935       354     6.17%    11,690      185    6.33%      20,692      642    6.21%     10,954
Total interest-bearing
  liabilities                     273,201     3,493     5.11%   225,810    2,535    4.49%     268,635    6,844    5.10%    215,733
Other liabilities                   2,374         -        -      1,566        -       -        2,497        -       -       2,543
Total liabilities                 275,575     3,493     5.07%   227,376    2,535    4.46%     271,132    6,844    5.05%    218,276
Stockholders' equity               45,308         -        -     43,898        -       -       44,947        -       -      45,248
Total liabilities and
  stockholder's equity            320,883     3,493     4.35%   271,274    2,535    3.74%     316,079    6,844    4.33%    263,524
Net interest income/
  interest rate spread (1)                    2,307     2.41%              2,142    2.67%                4,629    2.47%
Net earning assets/net
  interest margin (2)         $    35,010               2.99%    35,637             3.28%      34,718             3.05%     37,669
Ratio of interest-earning
  assets to interest-bearing
  liabilities                                         112.81%                     115.78%                       112.92%

                        AT DECEMBER 31,
         1994               1995

           AVERAGE             AVERAGE
            YIELD/              YIELD/
 INTEREST    COST     BALANCE    COST

   5,293     8.18%    156,945   8.86%
   1,384     5.86%     46,902   6.52%
     575     5.95%     31,581   6.90%
     171     5.17%      8,477   5.60%
   1,474     5.80%     70,804   6.31%
       -        -           -      -
   8,897     7.02%    314,709   7.65%
       -        -      14,171      -
   8,897     6.75%    328,880   7.32%
   4,370     4.27%    253,245   4.95%
     357     6.52%     26,904   6.07%
   4,727     4.38%    280,149   5.06%
       -        -       1,595      -
   4,727     4.33%    281,744   5.03%
       -        -      47,136      -
   4,727     3.59%    328,880   4.31%
   4,170     2.64%              2.59%
             3.29%     34,560
           117.46%            112.34%

(1) Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.

(2) Net interest margin represents net interest income before the provision for credit losses divided by average interest-earning assets.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED
DECEMBER 31, 1995 AND DECEMBER 31, 1994

GENERAL

         Net income totaled $458,000 for the three months ended December 31, 1995, as compared to $498,000 reported for the three months ended December 31, 1994. The decrease in net income resulted from increases in the provision for credit losses of $10,000 and non-interest expense of $220,000, offset by the increases in net interest income of $165,000 and the non-interest income of $19,000.

INTEREST INCOME

         Interest income increased $1.1 million or 24.0%, to $5.8 million for the three months ended December 31, 1995, from the $4.7 million for the three months ended December 31, 1994. The average yield on interest-earning assets increased 0.37% from 7.16% to 7.53% between the same two periods and the average balance of interest-earning assets increased $46.8 million from $261.4 million for the three months ended December 31, 1994, to $308.2 million in that same quarter of 1995. The increase in the average daily balance between the two periods is a direct result of the branch acquisition which was completed in November 1994.

INTEREST EXPENSE

         Interest expense increased $1.0 million, or 38.0%, to $3.5 million for the three months ended December 31, 1995, as compared to $2.5 million for the same period of 1994. This increase is a result of the increase of $47.4 million in the average balance of interest-bearing liabilities from $225.8 million for the three months ended December 31, 1994 to $273.2 in that same quarter of 1995 plus the increase of 0.62% in the average rate on those liabilities from 4.49% to 5.11%. The increase in the average daily balance between the two periods is also a direct result of the branch acquisition.

NET INTEREST INCOME

         Net interest income increased $165,000, or 7.7%, to $2.3 million for the three months ended December 31, 1995, from $2.1 million for the three months ended December 31, 1994.

PROVISION FOR CREDIT LOSSES

         Based on management's evaluation of the loan portfolio, the Savings Bank recorded a provision for credit losses of $35,000 for the three months ended December 31, 1995, as compared to $25,000 for the same period of 1994. The ratio of the allowance for credit losses to net portfolio loans at both December 31, 1995 and 1994 was approximately 0.5%.

NON-INTEREST INCOME

         Non-interest income increased by $19,000, or 14.8%, from $128,000 for the three months ended December 31, 1994 to $147,000 for the same three months ended in 1995 as a result of the increase in gains recognized on the sale of loans of $11,000. Additionally, other income, including loan servicing fees, increased 6.5%, or $8,000, to $132,000 from $124,000 for the quarters ended December 31, 1995 and 1994.

NON-INTEREST EXPENSE

         Non-interest expense increased by $220,000, or 15.1% from $1.5 million for the three months ended December 31, 1994 to $1.7 million for the three months ended December 31, 1995. The primary reason for the increase is the additional expenses resulting from the branch expansion activities which include not only personnel and branch operating expenses but also increases in deposit insurance premiums and data processing and the amortization of the goodwill created by the November 1994 branch acquisition.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED
DECEMBER 31, 1995 AND DECEMBER 31, 1994


GENERAL

         Net income totaled $960,000 for the six months ended December 31, 1995 as compared to $1.0 million reported for the six months ended December 31, 1994. The decrease in net income resulted primarily from the increases in non-interest expense of $574,000 and the provision for credit losses of $47,000, offset by the increase in net interest income of $459,000 and non-interest income of $104,000.

INTEREST INCOME

         Interest income increased $2.6 million, or 29.0%, to $11.5 million for the six months ended December 31, 1995 from $8.9 million for the six months ended December 31, 1994. This increase was due to an increase in the average yield on interest earning assets of 0.54% from 7.02% for the six months ended December 31, 1994 to 7.56% for the six months ended December 31, 1995 plus the increase in the average interest earning assets of $50.0 million, or 19.7%, from $253.4 million to $303.4 million between the same two periods. The increase in the average daily balance between the two periods is a result of the branch expansion activities in November 1994 and June 1995.

INTEREST EXPENSE

         Interest expense increased $2.1 million, or 44.7% to $6.8 million for the six months ended December 31, 1995 from $4.7 million for the six months ended December 31, 1994. The increase was due to an increase in the average cost of 0.72% from 4.38% for the six months ended December 31, 1994 to 5.10% for the six months ended December 31, 1995, plus the increase in the average interest bearing liabilities of $52.9 million or 24.5%, from $215.7 million to $268.6 million between the same two periods. As with interest income, the increase in average daily balances between the two periods is a result of the branch expansion activities in November 1994 and June 1995.

NET INTEREST INCOME

         Net interest income increased $459,000, or 11.0% to $4.6 million for the six months ended December 31, 1995 from $4.1 million for the six months ended December 31, 1994.

PROVISION FOR CREDIT LOSSES

         Based on management's evaluation of the loan portfolio, the Savings Bank recorded a provision for the credit losses of $70,000 for the six months ended December 31, 1995, an increase of $47,000 from the $23,000 recorded for the six months ended December 31, 1994.

NON-INTEREST INCOME

         Non-interest income increased $104,000, or 49.3%, to $315,000 for the six months ended December 31, 1995 from $211,000 for the six months ended December 31, 1994. Net realized and unrealized gains on loans classified as "Held for Sale" increased from a net loss $30,000 for the six months ended December 31, 1994 to a gain of $30,000 for the six months ended December 31, 1995. Net realized gains on the sale of securities increased from $0 (zero) for the six months ended December 31, 1994 to $25,000 for the six months ended December 31, 1995. Other non-interest income, including fee income, increased $19,000, or 7.9%, from $241,000 for the six months ended December 31, 1994 to $260,000 for the six months ended December 31, 1995.

NON-INTEREST EXPENSE

         Non-interest expense increased by $574,000, or 20.8%, to $3.3 million for the six months ended December 31, 1995 from $2.7 million for the six months ended December 31, 1994. The primary reason for the increase is the additional expenses resulting from the branch expansion activities which include not only personnel and branch operating expenses but also increases in deposit insurance premiums and data processing and the amortization of the goodwill created by the November 1994 branch acquisition.

          FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995

FINANCIAL CONDITION

         GENERAL. Total assets of CSB Financial increased $52.6 million to $305.8 million at June 30, 1995, from $253.2 million at June 30, 1994. Total liabilities increased during the fiscal year by $51.1 million, to $260.7 million at June 30, 1995 from $209.6 million at June 30, 1994. The increase in assets and liabilities were primarily the result of an acquisition, in November 1994, of a branch office in Danville, Virginia.

         INVESTMENTS AND MORTGAGE-BACKED SECURITIES. The total of investments owned, including short term cash equivalents and interest bearing deposits, trading securities, marketable equity securities, and mortgage-backed securities, increased $31.1 million during the fiscal year ended June 30, 1995. The securities portfolios of the Savings Bank and CSB Financial are short term in nature because of Management's strategy to use these funds to manage CSB Financial's overall interest rate risk. The composition of the Savings Bank's securities portfolio includes issues which compliment the Savings Bank's compliance with the Qualified Thrift Lender ("QTL") test.

         Marketable equity securities increased marginally, from $47.5 million at June 30, 1994 to $48.1 million at June 30, 1995. These assets are primarily investments in mutual funds which are composed of adjustable rate mortgage securities and U.S. Government Securities. The portion of these funds which is invested in mortgage-backed securities qualifies as residential mortgage related investments for the purposes of the Savings Bank's QTL test in the same manner as conventional mortgage - backed securities. Over 78%, or $37.7 million, of the $48.1 million balance in marketable equity securities at June 30, 1995, are in the adjustable rate mortgage funds with the remainder being invested in short-term U.S. Government Securities funds ($7.8 million), and equity securities, including FHLMC and FHLB stocks ($2.6 million).

         Under SFAS 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, investments in securities which CSB Financial does not anticipate holding to maturity must be held as either "available for sale" or "held for trading". At June 30, 1995, CSB Financial held $8.5 million in an "available for sale" category, a decrease of $16.8 million from the year earlier. At June 30, 1995, CSB Financial held no securities in a "held for trading" category.

         Securities held as available for sale are recorded at their fair market value in accordance with the SFAS 115.

         LOANS. The Savings Bank's primary use of funds is to originate loans. In fiscal year 1995, total net loans, increased $18.8 million, from $125.4 million at June 30, 1994 to $144.2 million at June 30, 1995. The Savings Bank continues to sell a significant portion of thirty-year fixed-rate residential loan production in the secondary mortgage market. While residential mortgage lending continues to be the primary use of funds by the Savings Bank, loan origination activity in fiscal year 1995 included nonresidential mortgage loans and consumer and commercial lending as well. The current business plan is to continue the expansion of this lending activity. Sources of funding for the Savings Bank's lending functions are deposit gains, loan repayments, and borrowed funds, primarily from the Federal Home Loan Bank ("FHLB") system.

         DEPOSITS. Total deposits increased by $48.1 million, or 24.5%, from $196.0 million at June 30, 1994, to $244.1 million at June 30, 1995, primarily as a result of the Danville branch acquisition. Deposit accounts offered by the Savings Bank include non-interest-bearing business and individual checking accounts, negotiable order of withdrawal ("NOW") accounts, money market accounts, savings accounts, certificates of deposit having terms from 7 days to 60 months, and Individual Retirement Accounts (IRAs). Market interest rate trends, after declining over a two year period, reversed during fiscal year 1995, resulting in an increase of 69 basis points in average deposit costs, from 3.93% in 1994 to 4.62% in 1995. The Savings Bank attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market areas.

         BORROWINGS. The Savings Bank from time to time uses borrowed money to fund cash flow needs or to finance long term investment or loan funding opportunities. At June 30, 1995, the Savings Bank had total borrowings of $14.5 million of which $9.5 million was in long-term fixed-rate advances from the FHLB of Atlanta which were used to fund 15 year fixed-rate residential mortgages placed in the Savings Bank's portfolio. Other borrowings were used to finance short-term arbitrage investments for income enhancement.

         STOCKHOLDERS' EQUITY. Net stockholders' equity increased during the year ended June 30, 1995 by $1.5 million, or 3.4%, from $43.6 million to $45.1 million. During fiscal year 1995, CSB Financial repurchased 48,000 shares of its common stock at an average cost of $13.75 per share. Option rights were exercised for the purchase of 9,088 shares at $10.00 per share. At June 30, 1995, CSB Financial held 176,912 shares of common stock as treasury stock for the intended purpose of re-issue upon exercise of option rights by the holders thereof. Net after-tax earnings of $2.2 million, a reduction in the adjustment for unearned shares of common stock held by the ESOP and RRPs of $413,000 and a reduction in net unrealized losses on securities held as available for sale of $104,000 further impacted net shareholder value. At June 30, 1995 per share book value was $17.06, up 4.9% from June 30, 1994.

LIQUIDITY AND CAPITAL RESOURCES

         The Savings Bank's primary sources of funds are deposits, proceeds from principal and interest payments on loans and mortgage-backed securities and the sale of loans. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by interest rate cycles and economic conditions.

         The Savings Bank is required by regulation to maintain specific minimum levels of liquid investments. Regulations currently in effect require the Savings Bank to maintain liquid assets at least equal to 5.0% of the sum of its average daily balance of net withdrawable accounts and short-term borrowed funds. This regulatory requirement may be changed from time to time by the OTS to reflect current economic conditions and deposit flows. The Savings Bank's liquidity ratio at June 30, 1995 was 24.21%. The Savings Bank's liquidity ratio at June 30 1994 and 1993 were 21.08% and 22.41%, respectively.

         The Savings Bank's most liquid assets are cash, cash equivalents and other investment securities, which include investments in highly liquid, short-term securities, federal funds and interest-bearing deposits. The levels of these assets are dependent on the Savings Bank's deposit, lending and investing activities during any given period. At June 30, 1995, the amount available for regulatory liquidity totaled $57.9 million.

         Liquidity management for the Savings Bank is both a daily and long-term function. Excess funds are generally invested in short-term investments such as federal funds and mutual funds. In the event that the Savings Bank should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of FHLB of Atlanta advances. At June 30, 1995, FHLB advances totaled $14.5 million.

         The Savings Bank is subject to regulations of the OTS that impose certain minimum regulatory capital requirements. The following is a table of the Savings Bank's regulatory capital at June 30, 1995:

                                              TANGIBLE                     CORE                   RISK-BASED
(DOLLARS IN THOUSANDS)                         CAPITAL                   CAPITAL                    CAPITAL

GAAP capital                                   $ 34,510                  $ 34,510                   $ 34,510
Unrealized losses on certain
   available for sale securities                    671                       671                        671
General credit loss allowance                         -                         -                        679
Goodwill and other intangibles                  (2,101)                   (2,101)                    (2,101)
   Regulatory capital computed                   33,080         11.22%     33,080         11.22%      33,759         22.93%
Minimum capital requirement                       4,422           1.50      8,845           3.00      11,780           8.00
   Regulatory capital excess                   $ 28,658          9.72%   $ 24,235          8.22%    $ 21,979         14.93%

ASSET/LIABILITY MANAGEMENT AND INTEREST RATE SENSITIVITY

         The Savings Bank has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by seeking to reduce the difference between the interest rate sensitivity of its assets and liabilities and by expanding its activities which are not directly dependent on interest rate spreads.

         The Savings Bank has reduced its exposure to interest rate risk by emphasizing the origination of adjustable rate mortgage ("ARM") loans and/or limited-term fixed-rate mortgage loans for portfolio while primarily producing long-term conforming fixed-rate loans to be sold in the secondary market. Other strategies include the purchase of floating rate and short-term investments for its portfolio and attempts to lengthen the maturities of its deposits consistent with the market environment. CSB Financial's one-year interest sensitivity gap as a percent of total assets was a positive 3.10% at June 30, 1995. Management believes that investing in floating rate and short-term mortgages, high quality collateralized mortgage obligations, and short-term U. S. Government, federal agency and corporate securities, although possibly sacrificing short-term profits compared to the yields obtainable through longer-term fixed-rate investments, reduces CSB Financial's exposure to the risk of interest rate fluctuations and thereby enhances long-term profitability. During times of declining interest rates when borrowers are seeking fixed-rate mortgages, the Savings Bank concentrates on originating fixed-rate mortgages for sale into the secondary mortgage market.

         The Savings Bank seeks to lengthen the maturities of its deposits by emphasizing savings certificates with maturities of three months to five years. At June 30, 1995, savings certificates with maturities of three months or more remaining totaled $111.2 million, or 45.6% of total deposits. The Savings Bank does not solicit high rate, jumbo certificates of deposit or brokered funds.

         Matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are interest rate sensitive and by monitoring an institution's interest rate sensitivity gap. An asset or liability is considered interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. Management's goal is to manage the one-year interest rate sensitivity gap consistent with perceived market rate trends within Board prescribed tolerance levels.

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1995, which are anticipated by CSB Financial to reprice or mature in each of the future time periods shown, based upon the contractual terms of the asset or liability or certain assumptions concerning amortization and prepayment of such assets and liabilities. CSB Financial's analysis of its interest rate sensitivity incorporates the modeling assumptions used by the FHLB of Atlanta Interest Rate Risk Service concerning the amortization of loans and other interest-earning assets and the withdrawal of deposits. CSB Financial has made the following assumptions in calculating the values in the aforementioned table: fixed-rate mortgages and mortgage-backed securities have a calculated prepayment rate that assumes a remaining 330 month amortization period; variable rate loans and asset-backed securities are assumed to reset at one-half their reset frequency; debt securities with call provisions are assumed to be repaid on the call date if the securities are trading at or above par; passbooks have decay rates ranging from 17.0% for one year or less to 40.4% after 5 years; NOW checking accounts have decay rates ranging from 37.0% for one year or less to 20.0% after 5 years; and money market deposits have a decay rate ranging from 79.0% for one year or less to 4.8% after 5 years. These assumptions change over time based upon current economic conditions. Management believes that these assumptions approximate actual experience and considers them reasonable, although the actual amortization and repayment of assets and liabilities may vary substantially.


                                                            JUNE 30, 1995

                                                                           MORE THAN   MORE THAN
                                    LESS THAN       3 TO 6    6 MONTHS    1 YEAR TO     3 YEARS    MORE THAN
   (Dollars in thousands)           3 MONTHS        MONTHS   TO ONE YR.    3 YEARS    TO 5 YEARS   5 YEARS
Interest-earning assets:
  Loans, including other loans      $ 17,471     $  8,601     $ 38,660    $ 24,845    $ 25,274    $ 28,735
  Marketable equity securities         5,702        2,779       29,151       5,156       4,089       1,200
  Mortgage-backed securities             679        1,605        4,518      11,715       5,499       3,668
  Overnight deposits                   4,499         --           --          --          --          --
  Investment securities               22,375        8,000        8,000      18,800      11,000        --

    Total interest-earning assets     50,726       20,985       80,329      60,516      45,862      33,603


Interest-bearing liabilities:
  Passbook accounts                    1,981        1,754        3,272      10,426       6,797      16,291
  NOW accounts                         1,848        1,646        2,773       5,737       1,535       3,399
Money market accounts                  4,091        2,946        3,344       1,482         706         641
  Certificate accounts                57,668                  476 54,251    35,793      20,683        --

    Total deposits                    65,588        6,822       63,640      53,438      29,721      20,331
  Borrowed funds                       5,000        1,500         --         4,000       4,000

    Total interest-bearing
      liabilities                     70,588        8,322       63,640      57,438      33,721      20,331

Interest sensitivity gap            $(19,862)    $ 12,663     $ 16,689    $  3,078    $ 12,141    $ 13,272

Cumulative interest sensitivity
  gap                               $(19,862)    $ (7,199)    $  9,490    $ 12,568    $ 24,709    $ 37,981

Cumulative interest sensitivity
  gap as a percentage of
  total assets                        -6.49%       -2.35%         3.10%       4.11%       8.08%      12.42%

Cumulative net interest-earning
  assets as a percentage of
  interest-sensitive liabilities       71.86%       90.88%      106.66%     106.28%     110.57%     114.95%

   (1) Loans are reduced by non-performing loans but not by the allowance for credit losses.


         Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset.

         Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable rate debt may decrease in the event of an interest rate increase.

ASSET QUALITY

         CLASSIFICATION OF ASSETS. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities, considered to be of lesser quality as "substandard," "doubtful" or "loss" assets.

         An asset is considered "substandard" if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution may sustain some loss if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full highly questionable and improbable, on the basis of currently existing facts, conditions, and values. Assets classified as "loss" are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to a sufficient degree of risk to warrant classification in one of the aforementioned categories but possesses credit deficiencies or potential weaknesses are required to be designated "special mention" by Management.

         When an insured institution classifies problem assets as either substandard or doubtful, it is required to establish general allowances for losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as loss, it is required to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge-off such amount. An institution's determination as to the classification of its assets and the amount of additional general or specific loss allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances. The Savings Bank regularly reviews the assets in its portfolio to determine which assets require classification in accordance with applicable regulations.

         At June 30, 1995, the Savings Bank had total classified assets of $2.0 million of which $1.5 million were classified as substandard, $207,000 were classified as doubtful and $258,000 were classified as loss. Special mention assets totaled $765,000 at June 30, 1995.

         NON-PERFORMING ASSETS. The following table sets forth information as to non-accrual loans and real estate owned at the dates indicated. The Savings Bank may discontinue the accrual of interest on loans 90 days or more past due which Management considers to be uncollectible, at which time all accrued but uncollected interest on such loans is reversed. There were no restructured or impaired loans during the fiscal year ended June 30, 1995 within the meaning of FASB Statements 15 and 114.


                                                                                   JUNE 30
          (DOLLARS IN THOUSANDS)                 1995              1994             1993              1992           1991
   Non-accrual mortgage loans delinquent
     more than 90 days                         $1,046          $      -           $  368            $  586         $1,827
   Non-accrual other loans delinquent
     more than 90 days                            456                 -                -                 3             12

         Total non-accrual loans                1,502                 -              368               589          1,839

   Loans 90 days or more delinquent and
     still accruing                               365               369                -               -                -

         Total non-performing loans             1,867               369              368               589          1,839

   Total foreclosed real estate, net
     of related allowance for losses                -               411              411               510            200

         Total non-performing assets           $1,867            $  780           $  779            $1,099         $2,039


   Non-performing loans to net loans            1.30%             0.30%            0.33%            0.50%           1.61%

   Non-performing loans to total loans          1.24%             0.28%            0.32%            0.50%           1.56%

   Total non-performing assets to
     total assets                               0.61%             0.31%            0.33%            0.52%           1.02%


         At June 30, 1995, the Savings Bank had two non-accruing loans totaling $1.5 million. The larger of the two is a participation of $1.0 million in a mortgage loan on a shopping center located in the Town of Bedford, Virginia. This loan is presently the subject of a loan work-out agreement which Management anticipates will result in the Savings Bank's recovery of its investment. The smaller of the two loans, a non-mortgage loan in the amount of $456,000, has been determined to be a fraudulent transaction. Actions have been taken to improve the collateral position partially securing this loan and provision has been made to recognize the maximum anticipated loss.

         The most significant non-performing asset at June 30, 1994, a participation in a loan on a 200 unit hotel in Richmond, Virginia, was resolved during fiscal year 1995 through the actual foreclosure and sale of the collateral property. There was a full recovery of the net book value of the asset, plus a partial recovery of $128,000 of previously recognized losses.

         At June 30, 1995, non-performing assets totaled $1.9 million or 0.61% of assets, up from $780,000 or 0.31% of assets, at June 30, 1994.

         ALLOWANCE FOR CREDIT LOSSES. The Savings Bank provides valuation allowances for estimated losses from uncollectible loans. Management's periodic evaluation of the adequacy of the allowance for credit losses is based on loss experience, known and inherent risk in the portfolio, prevailing market conditions, and management's judgment as to collectibility. The allowance for credit losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

         The following table provides an analysis of the allowance for loan losses for the last five years:

                                                                                  AT JUNE 30,
        (DOLLARS IN THOUSANDS)                   1995              1994             1993              1992           1991
Balance at beginning of period                 $  644            $  569           $  289            $  552         $  264
Provision for loan losses                         276                38              277               234            302
Charge-offs:
  Mortgage loans                                    -                -                -                485             14
  Other loans                                      16                 -                1                13              2
Recoveries:
  Mortgage loans                                   31                37                4                -               -
  Other loans                                       2                -                 -                 1              2


Balance at end of year                         $  937            $  644           $  569            $  289         $  552


At end of period allocated to:
  Mortgage loans                               $  612            $  600           $  546            $  272         $  531
  Other loans                                     325                44               23                17             21
  Unallocated                                      -                 -                 -                 -              -

Ratio of net charge-offs during the
  period to average loans outstanding
  during the period                             -0.01%           -0.03%             0.00%            0.42%           0.01%

Ratio of allowance for credit losses
  to net loans receivable at the
  end of period                                  0.65%            0.52%             0.51%            0.25%           0.48%

Ratio of allowance for credit losses
  to total non-performing assets
  at the end of period                          50.19%           82.56%            73.04%           26.30%          27.07%

Ratio of allowances for credit losses
  to non-performing loans at the
  end of the period                             50.19%          174.53%           154.62%           49.07%          30.02%

RESULTS OF OPERATIONS

         The operating results of CSB Financial are primarily dependent upon the operations of the Savings Bank. The Savings Bank's results of operations are dependent upon its net interest income, which is the difference between its interest and dividend income on earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, primarily deposits and borrowings. Other components also effect CSB Financial/Bank's operating results such as the provision for credit losses, the level of non-interest income, and non-interest expense, and income tax expense. Each of the principal components of CSB Financial/Bank's operating results is discussed below.

         ANALYSIS OF NET INTEREST INCOME. Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

AVERAGE BALANCE SHEETS

         The following table sets forth certain information relating to CSB Financial's Consolidated Statements of Financial Condition and reflects the average yield on assets and the average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields.




                                                                   FISCAL YEAR ENDED JUNE 30,
                                                 1995                            1994                           1993
                                                         AVERAGE                         AVERAGE                        AVERAGE
                                    AVERAGE               YIELD/    AVERAGE              YIELD/    AVERAGE               YIELD/
  (DOLLARS IN THOUSANDS)            BALANCE   INTEREST     COST     BALANCE   INTEREST    COST     BALANCE   INTEREST     COST
  ASSETS:
  Interest-earning assets:
     Mortgage loans, net            $129,218    $10,746     8.32%   $122,954   $10,002      8.13%  $122,466    $10,783    8.80%
     Other loans, net                  3,531        323     9.15       1,682       177    10.52         726         85   11.71
     Mortgage-backed securities       25,473      1,694     6.65      18,381     1,088     5.92      18,186      1,255    6.90
     Overnight deposits                5,441        321     5.90       6,883       235     3.41       4,934        157    3.18
     Trading account securities            -          -        -         186         8     4.30         502         16    3.19
     Marketable equity securities     47,399      2,910     6.14      46,151     2,298     4.98      29,043      1,589    5.47
     Investment securities            56,913      3,500     6.15      43,792     2,497     5.70      40,904      2,570    6.28

  Total interest-earning assets       267,975    19,494     7.27     240,029    16,305     6.79     216,761     16,455    7.59
     Non-interest-earning assets      12,486                           8,656                          7,934

  Total assets                      $280,461    $19,494     6.95%   $248,685   $16,305      6.56%  $224,695    $16,455
                                                                                                                        7.32%


  LIABILITIES AND RETAINED
  EARNINGS:
  Interest-bearing liabilities:
    Deposits:
      Passbook and statement
        savings accounts             $41,183   $  1,487     3.61%   $ 41,575   $ 1,332      3.20%  $ 35,203    $ 1,246     3.53%
     NOW accounts                     18,670        557     2.98       5,757       158      2.74      5,478        158     2.88
     Money market accounts            14,067        464     3.30      28,558       876      3.07     25,978        862     3.32
     Certificate accounts                         7,562     5.26     118,156     5,269      4.46    126,679      6,405     5.06
                                      143,835

        Total Deposits                           10,070     4.62     194,046     7,635      3.93    193,338      8,671     4.48
                                      217,755
  Borrowed funds:
    FHLB advances and other           12,233        766     6.26      10,000       629      6.29      6,886        460     6.68
    Short-term borrowings                318         15     4.72          42         1      2.38        351         15     4.27

  Total interest-bearing
     liabilities                     230,306     10,851     4.71     204,088     8,265      4.05    200,575      9,146     4.56
   Other liabilities                   6,523                           4,678
                                                                                                   3,681

  Total liabilities                  236,829     10,851     4.58     208,766     8,265      3.96    204,256      9,146     4.48
   Stockholders' equity               43,632                          39,919                         20,439

  Total liabilities and
      stockholders' equity          $280,461   $ 10,851     3.87%   $248,685    $8,265      3.32%  $224,695     $9,146     4.07%

  Net interest income/
     interest rate rate spread                 $  8,643     2.56%               $8,040      2.74%               $7,309     3.03%

  Net earning assets/net
    interest margin                 $ 37,669                3.23%    $35,941                3.35%  $                       3.37%
                                                                                                     16,186

  Ratio of interest-earning
     assets to interest-bearing
     liabilities                                          116.36%                         117.61%                        108.07%



         RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected CSB Financial's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.


                                     FISCAL YEAR ENDED JUNE 30, 1994  FISCAL YEAR ENDED JUNE 30, 1993
                                      COMPARED TO FISCAL YEAR ENDED    COMPARED TO FISCAL YEAR ENDED
                                             JUNE 30, 1995                     JUNE 30, 1994
                                      INCREASE (DECREASE) IN NET        INCREASE (DECREASE) IN NET
                                       INTEREST INCOME DUE TO             INTEREST INCOME DUE TO
      (IN THOUSANDS)                 VOLUME      RATE       NET       VOLUME       RATE        NET
Interest-earning assets:
  Mortgage loans, net               $   517    $   227    $   744    $    43    $  (824)   $  (781)
  Other loans                           172        (26)       146        101         (9)        92
  Mortgage-backed securities            459        147        606         13       (180)      (167)
  Overnight deposits                    (57)       143         86         66         12         78
  Marketable Equity Securities           64        548        612        863       (154)       709
  Investment securities                 795        208      1,003        174       (247)       (73)
  Trading account securities             (4)        (4)        (8)       (12)         4         (8)
    Total                             1,946      1,243      3,189      1,248     (1,398)      (150)


Interest-bearing liabilities:
  Demand accounts                       (63)       205        142        298       (198)       100
  Certificates                        1,258      1,035      2,293       (412)      (724)    (1,136)
  Borrowed funds                        156         (5)       151        177        (22)       155

     Total                            1,351      1,235      2,586         63       (944)      (881)


Net change in net interest income   $   595    $     8    $   603    $ 1,185    $  (454)   $   731

COMPARISON OF FISCAL YEARS ENDED JUNE 30, 1995 AND
JUNE 30, 1994

         GENERAL. Net income totaled $2.2 million for the fiscal year ended June 30, 1995 compared to $2.3 million reported for fiscal 1994, a decrease of 7.3%.

         INTEREST INCOME. Interest income increased $3.2 million, or 19.6%, to $19.5 million for fiscal year ended June 30, 1995 from $16.3 million reported in the prior year. This was due to the increase in interest-earning assets by reasons of the acquisition of the Danville branch in November, 1994, the change in the mix of interest-earning assets and the upward movement in market interest rates from the prior year. Management continued to follow the strategies of the Savings Bank's interest rate risk program by selling long-term, fixed-rate loans in the secondary mortgage market and holding shorter-term and/or adjustable-rate loans in portfolio. Additional activity in commercial, nonresidential real estate, and consumer lending also produced positive impacts upon interest income without disproportionately affecting interest rate risk. Investment security activity continued to emphasize the short-term U. S. Government, federal agency, mortgage-backed securities and high-grade corporate debt markets. While these categories of investments produce lower interest returns than longer-term, fixed-rate alternatives, they afford the Savings Bank a constant flow of liquidity and an appreciably greater interest rate risk protection.

         INTEREST EXPENSE. Interest expense increased by $2.6 million to $10.9 million for the fiscal year ended June 30, 1995 versus $8.3 million for the prior year. Contributing factors were the increase of 69 basis points on the average yield on interest-bearing deposits, from 3.93% in 1994 to 4.62% in 1995, and the increase in average interest-bearing deposits of $23.7 million, primarily as a result of the Danville branch acquisition.

         Interest expense on borrowings, primarily FHLB advances, increased $151,000, or 24.0% to $781,000 for the fiscal year ended June 30, 1995 from $630,000 for the prior year. The primary reason for the increase was a higher average level of borrowing.

         PROVISION FOR CREDIT LOSSES. Management of the Savings Bank continually reviews the loan portfolio to assess the risks inherent in lending. Factors incorporated in Management's assessment of risks include an analysis of the payment history on the loans, the financial condition and results of operations of the borrowing entities and guarantors, if applicable, and general and regional economic conditions particularly as they apply to the related industry of the borrower. Loans which are determined to have more than the normal risk are designated as "classified assets" and are subject to the establishment of loss reserves to offset the added risk.

         In addition to the specific valuations on "classified assets" which are established and reviewed on a quarterly basis, the Savings Bank also maintains general loss reserves to offset future losses inherent in the loan portfolio. The Savings Bank's general valuation allowance is based on a computational analysis of the loan portfolio. The provision for credit losses is then charged, or credited, based on the appropriate percentage of the change in the outstanding balances in the loan portfolio. Management and the Board periodically review valuation rates used on each segment of the portfolio to assure that the reserves are adequate.

         At June 30, 1995, the Savings Bank's total allowance for credit losses on loans was $937,000 compared to $644,000 at June 30, 1994. This represents a 45.5% increase over the prior year's valuation allowance while total loans increased 15.0%. Of the $276,000 provision for credit losses on the fiscal year 1995 income statement, $250,000 is attributable to a non-recurring fraudulent loan transaction. The remainder of the provision is the result of a general evaluation of the loan portfolio.

         NON-INTEREST INCOME. Total non-interest income for the fiscal year ended June 30, 1995 increased by $295,000, or 71.3%, to $709,000 from $414,000 for the prior year. Fee income, including service fees on loans sold, increased by $115,000, or 35.2% to $442,000 during fiscal 1995 from $327,000 for the fiscal year ended June 30, 1994. The net effect of gains and losses on the sale of loans and securities, plus the adjustments in market value of loans held for sale was $229,000 for the fiscal year ended June 30, 1995, as compared to $51,000 for the prior year.

         NON-INTEREST EXPENSE. Total non-interest expense for the fiscal year ended June 30, 1995 increased $997,000, or 20.7%, from $4.8 million in the prior year to $5.8 million in fiscal 1995. This increase is the result of the acquisition of the Danville office in November 1994 and the general increase in the cost of personnel, facilities operation, marketing and data processing. Personnel costs increased $586,000, or 21.2%, from $2.8 million in the prior fiscal year to $3.4 million in fiscal 1995. Over the past two years a significant portion of personnel cost increase is attributable to the funding of the Employee Stock Ownership Plan and Recognition & Retention Plan for directors and employees. The plans were approved by the stockholders on February 11, 1994.

         INCOME TAX EXPENSE. The provisions for income taxes for the fiscal year ended June 30, 1995 declined by $165,000, or 13.1%, from the prior year as a result of the $337,000 decrease of income before taxes.

COMPARISON OF FISCAL YEARS ENDED JUNE 30, 1994 AND 1993

         NET INCOME. Net income for fiscal 1994 increased $245,000, or 11.7%, from fiscal 1993. The increase in net income primarily resulted from a decrease of $881,000 in interest expense due to declining interest rates throughout fiscal 1993 and 1994. The decline in interest rates had a greater impact upon the cost of interest-bearing liabilities than it did on the yield on interest-earning assets, resulting in a $731,000 increase in net interest income.

         INTEREST INCOME. Interest income decreased $150,000, or 0.9%, to $16.3 million for fiscal 1994 from $16.5 million for fiscal 1993. This decrease was the combined result of a decline in average yield on mortgage loans from 8.80% in 1993 to 8.13% in 1994, an increase in the volume of average assets in investment securities from $93.6 million in 1993 to $115.4 million in 1994, and a decline in average yield on investments from 5.97% in 1993 to 5.30% in 1994.

         INTEREST EXPENSE. Interest expense for fiscal 1994 was $8.3 million as compared to $9.1 million for fiscal 1993, a decrease of $881,000, or 9.6%. The decrease resulted from a decrease in interest rates and a marginal shift of deposits from certificate of deposit to passbook and statement accounts as depositors waited for a rate change before committing deposits for longer terms. The average cost of liabilities decreased 52 basis points from 4.48% during fiscal 1993 to 3.96% for fiscal 1994.

         PROVISION FOR CREDIT LOSSES. During fiscal 1994, the Savings Bank made a $38,000 provision for credit losses as compared to a $277,000 provision in fiscal 1993. See "Comparison of Fiscal Years Ended June 30, 1995 and June 30, 1994 Provision for Credit Losses".

         NON-INTEREST INCOME. Non-interest income during fiscal 1994 increased by $132,000, from $282,000 in fiscal 1993 to $414,000 for fiscal 1994. Increases of $120,000 in service fees accounted for the majority of this increase.

         NON-INTEREST EXPENSE. Non-interest expense during fiscal 1994 increased $802,000, or 20.0%, to $4.8 million from $4.0 million during fiscal 1993. This increase was primarily the result of the conversion of the Savings Bank from a mutual institution to a federal stock charter and the organization and operation of CSB Financial. Personnel cost increased by 31.1%, approximately half of which was to fund the cost of employee and director benefit programs resulting from the conversion to a stock institution.

         INCOME TAX EXPENSE. The provision for income taxes increased $55,000 between the two fiscal years. This increase is due to a $300,000 increase in pre-tax income between the tw

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

         The  Financial   Accounting   Standards  Board  ("FASB")  has  recently
announced and issued the following pronouncements which may have an effect on CSB Financial's financial statements:

         Statement of Financial Accounting Standards No. 114, ("SFAS 114") ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A Loan, as amended by Statement No. 118, will become effective for CSB Financial beginning July 1, 1995. This statement requires recognition of impairment of a loan when it is probable that principal and interest are not collectible in accordance with the terms of the loan agreement. Measurement of impairment is based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's market price or the fair value of the collateral, if known. Management believes implementation of SFAS 114 will not have a significant impact on the financial position or operations of CSB Financial.

         In May 1995, the FASB issued Statement No. 122 ("SFAS 122"), ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. This Statement amends Statement No. 65, ACCOUNTING FOR CERTAIN MORTGAGE BANKING ACTIVITIES, to eliminate the accounting distinction between purchased mortgage servicing rights and originated mortgage servicing rights. Thus, a mortgage banking enterprise will recognize the rights to service loans for others as an asset no matter how those rights were acquired. SFAS 122 also requires that these capitalized mortgage servicing rights be evaluated for impairment based on the fair value of such rights. SFAS 122 is effective for fiscal years beginning after December 15, 1995.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike most industrial companies, virtually all the assets and liabilities of financial institutions are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services since such prices are affected by inflation to a larger extent than interest rates.

LEGAL PROCEEDINGS

         CSB Financial is involved only in routine legal proceedings occurring in the ordinary course of business which are believed by Management to be immaterial to the financial condition of the Corporation.

                    BUSINESS AND PROPERTIES OF CSB FINANCIAL

GENERAL

         CSB Financial is a unitary thrift holding company that was incorporated in 1993 under the laws of the State of Delaware for the purpose of acquiring all of the issued and outstanding common stock of the Savings Bank. This acquisition occurred in connection with the simultaneous conversion on September 24, 1993, of the Savings Bank from a mutual to stock institution. In June 1995, CSB Services was incorporated as a Virginia corporation. Neither the Savings Bank nor CSB Services have any subsidiaries. At June 30, 1995, CSB Financial had total consolidated assets of $305.8 million, deposits of $244.1 million, and stockholders' equity of $45.1 million or 14.7% of total assets under generally accepted accounting principles (GAAP). The principle activities of CSB Financial are those of the Savings Bank.

         The Savings Bank is a federally chartered capital stock savings bank located in Lynchburg, Virginia. The Savings Bank was founded in 1914 as a Virginia chartered building and loan association under the name Co-operative Building and Loan Association. In 1988, the Savings Bank adopted a federal savings bank charter and changed its name to Co-operative Savings Bank, F.S.B. In 1993, the Savings Bank converted from a federally chartered mutual savings bank to its current form, a federally chartered capital stock savings bank subsidiary of a thrift holding company.

         The Savings Bank's deposits have been federally insured since 1934 by the Savings Association Insurance Fund ("SAIF"), as administered by the Federal Deposit Insurance Corporation ("FDIC"), and its predecessor, the Federal Savings and Loan Insurance Corporation. The Savings Bank has been a member of the Federal Home Loan Bank System since 1932.

         The Savings Bank offers a variety of financial services to meet the needs of the communities it serves. The Savings Bank's principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one-to four-family residential mortgage loans. The Savings Bank invests in U.S. government and federal agency securities and mortgage-backed and related securities, interest-earning deposits and to a lesser extent, commercial and multi-family real estate loans, construction loans, commercial loans and consumer loans. The Savings Bank's revenues are derived principally from interest on its mortgage loan and mortgage-backed and related securities portfolio and earnings on its investment securities. The Savings Bank's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed and related securities.

MARKET AREAS

         The Savings Bank operates in two distinct marketing areas - the Greater Lynchburg, Virginia area and the Danville, Virginia area.

         The Greater Lynchburg, Virginia, area includes the City of Lynchburg and portions of Amherst, Appomattox, Bedford and Campbell Counties. This area composes the majority of the Central Virginia Planning District ("CVDP") and a sizable portion of that area referred to as Region 2000. The manufacturing sector accounts for over 25% of total employment within the CVPD. Lynchburg, one of the state's main manufacturing centers, accounts for over one-third of all employment in the CVPD; and the Lynchburg-Campbell County area accounts for over three-quarters of the manufacturing employment within the CVPD. Among the largest employers are Babcock and Wilcox Company, BW Nuclear Technologies and Ericsson Mobile Communications Division.

         The services sector accounts for over 23% of all employment within the CVPD. Most of the services sector employers are relatively small with, the largest employers being Centra Health, Liberty University, Sweet Briar College, Lynchburg College and Randolph Macon Woman's College. Sixteen percent of employment is in the retail sector and another 12% is in the government sector. Unemployment in the CVPD is consistently below the state average.

         Population within the CVPD increased only modestly between 1980 and 1990 with the largest portion of such increases occurring in the eastern one-half of Bedford County. Within the CVPD, 14% of the population is of retirement age (compared to 10% for the state). Within Bedford County, 25% of the population is of retirement age.

         The Danville, Virginia, area includes the City of Danville and adjacent Pittsylvania County. This area is a part of the West Piedmont Planning District ("WPPD"). The City of Danville accounts for 22% of the population of WPPD. Danville combined with Pittsylvania County accounts for 45.5% of the population of WPPD. From 1980 to 1990 there was a net out-migration of 2125 persons for an average annual growth rate of -0.1%. Only modest population growth is forecasted for the 1990's. Manufacturing accounts for the largest portion of jobs within the WPPD and the City of Danville and the larger employers are Dan-River, Inc., Goodyear Tire and Rubber Company and Owens Brockway Glass Containers (formerly Corning Glass Works). The services sector is the second largest sector of employment and Danville Regional Medical Center the largest employee in this section. Even with the large expanses of farmland in Pittsylvania, Franklin, Patrick, and Henry counties, agriculture accounts for only 2% of total employment within the WPPD. Retail trade employs 14.7% of the workforce with the government accounting for 9.8%. Unemployment in the WPPD has been consistently higher than the state or the nation.

LENDING ACTIVITIES

         GENERAL. The Savings Bank's lending strategy is: (i) to originate adjustable-rate or short-term loans for portfolio purposes whenever lending market conditions will support the generation of these types of loans; (ii) to originate fixed-rate residential mortgage loans primarily for sale into the secondary market (Federal Home Loan Mortgage Corporation ("FHLMC") and Federal National Mortgage Association ("FNMA")) on a servicing retained basis, although some fixed-rate loans will be originated for portfolio; (iii) to finance nonresidential real estate properties on a conservative basis and within the Savings Bank's primary market area only; and (iv) to continuously develop the consumer and small commercial loan portfolios on a conservatively underwritten basis and within the Savings Bank's primary market only. When lending market conditions do not favor adjustable-rate residential mortgage lending, the Savings Bank will purchase mortgage-backed securities on a short-to-intermediate term basis, using these investments as alternatives to residential mortgage lending activity. In contrast to other types of securities in which the Savings Bank is authorized to invest, mortgage-backed securities constitute "qualified thrift investments" for purposes of enabling the Savings Bank to comply with a statutory requirement to have a minimum percentage of total assets invested in qualified thrift investments. See "Supervision and Regulation of CSB Financial--Bank Regulation--QTL Test." The Savings Bank emphasizes the purchase of short- and intermediate-term securities in order to reduce its level of interest rate risk. See "--Mortgage-Backed and Related Securities."

         LOAN PORTFOLIO COMPOSITION. The Savings Bank's loan portfolio composition consists primarily of conventional adjustable-rate and fixed-rate first mortgage loans secured by one- to four-family residences. The Savings Bank also makes multi-family and nonresidential real estate mortgage loans and, to a lesser extent, construction, commercial and consumer loans. At June 30, 1995, the Savings Bank's mortgage loans outstanding (including loans held for sale of $140,000) were $133.5 million, of which $117.9 million were one- to four-family residential mortgage loans. Of the one- to four-family residential mortgage loans outstanding at that date, 48.4% were adjustable-rate mortgage ("ARM") loans and 51.6% were fixed-rate loans. At that date, other real estate loans totaled $15.6 million and consisted primarily of nonresidential real estate and multi-family mortgage loans.

         The following tables set forth the composition of the Savings Bank's loan and mortgage-backed and related securities portfolios in dollar amounts and percentages at the dates indicated.

                                                                          AT JUNE 30,
                                     1995                1994               1993               1992                1991
                                         PERCENT            PERCENT            PERCENT             PERCENT            PERCENT
(DOLLARS IN THOUSANDS)          AMOUNT   OF TOTAL   AMOUNT  OF TOTAL   AMOUNT   OF        AMOUNT   OF TOTAL   AMOUNT  OF TOTAL
Construction loans
   One- to four-family         $  1,563    1.04%  $  2,342    1.81%   $  2,713   2.33%   $  1,826     1.54  $  1,660    1.41%
   Multi-family                     500    0.33        500    0.38         500   0.43           -       -      1,440    1.22
   Nonresidential                 2,536    1.69          -       -           -      -           -       -        167    0.14

       Total                      4,599    3.06      2,842    2.19       3,213   2.76       1,826    1.54      3,267    2.77

Mortgage loans:
   One- to four-family          117,819   78.41    108,455   83.69     100,495  86.35     105,144   88.58    101,582   86.35
   Multi-family                   3,781    2.52      1,395    1.08       1,618   1.39       1,770    1.49      1,187    1.01
   Nonresidential                10,676    7.10      9,662    7.46       7,558   6.49       7,457    6.28      8,413    7.15
   Land                           1,060    0.70      1,082    0.83       1,415   1.22       1,011    0.85      1,148    0.98

      Total                     133,336   88.73    120,594   93.06     111,086  95.45     115,382   97.20    112,330   95.49

Total mortgage loans            137,935   91.79    123,436   95.25     114,299  98.21     117,208   98.74    115,597   98.26


Other loans:
   Commercial                     8,574    5.71      3,847    2.97         700   0.60           -       -          -       -
   Consumer                       3,760    2.50      2,311    1.78       1,387   1.19       1,490    1.26      2,046    1.74

      Total other loans          12,334    8.21      6,158    4.75       2,087   1.79       1,490    1.26      2,046    1.74

Total loans receivable          150,269   100.00%  129,594   100.00%   116,386   100.00%  118,698   100.00%  117,643   100.00%


Less:
   Loans in process               4,474              4,077               2,541                992              1,873
  Unearned discounts and
      deferred loan fees            846                741                 834                744                662
   Allowance for credit losses      937                644                 569                290                552



 Loans receivable, net         $144,012           $124,132            $112,442           $116,672           $114,556


Mortgage-backed and related
securities, net (1):
  FHLMC                         $ 2,459    8.88%  $  1,364    7.21%   $  2,978   15.52%  $  3,475   23.18%   $24,125   77.58%
   FHLMC ARM's                      539    1.95        597    3.15         782   4.08       1,398    9.33          -       -
   FHLMC CMO's                   11,954   43.18      4,847   25.60       2,473  12.89       3,677   24.53          -       -
   FNMA                           1,177    4.25      1,368    7.23       3,388  17.66       5,512   36.77      6,971   22.42
   FNMA CMO's                     8,287   29.94      8,916   47.10       6,419  33.47         928    6.19          -       -
   GNMA                               -       -          -       -           -      -           -       -          -       -
   GNMA CMO's                     2,030    7.33        352    1.86         524   2.73           -       -          -       -
   Privately issued CMO's         1,237    4.47      1,485    7.85       2,619  13.65           -       -          -       -

      Total                     $27,683   100.00%  $18,929   100.00%   $19,183    100.00% $14,990    100.00%$ 31,096    100.00%

(1)   At carrying value.

         The following table sets forth the Savings Bank's mortgage and other loan originations, principal repayments and sales and mortgage-backed securities purchases, sales and principal repayments for the periods indicated:


                                                                            YEAR ENDED JUNE 30
(IN THOUSANDS)                                                    1995             1994              1993
Mortgage loans (gross):
  At beginning of period                                      $124,666         $130,678          $117,208
  Mortgage loans originated:
      Construction                                               5,371            4,838             7,047
      One-to four-family                                        32,495           39,444            55,272
      Multi-family                                                   -                -                 -
      Nonresidential real estate                                 5,195            2,850             1,670
      Land                                                         220              121                67

          Total mortgage loans originated                      $43,281          $47,253           $64,056
  Transfer of mortgage loans to
      foreclosed real estate                                         -                -                 -
  Principal repayments                                      (  27,486)       (  29,012)        (  31,033)
  Sale of loans                                             (   2,386)       (  24,253)        (  19,553)

  At end of period                                            $138,075         $124,666          $130,678

Other loans (gross):
  At beginning of period                                      $  6,158         $  2,087          $  1,490
  Loans originated                                              13,429            5,012             1,895
  Principal repayments                                      (   7,253)       (     941)        (   1,298)

  At end of period                                            $ 12,334         $  6,158          $  2,087

Mortgage-backed and related
 securities:
      At beginning of period                                  $ 18,929         $ 19,183          $ 14,990
      Securities purchased                                      22,668            9,830            13,090
      Securities sold                                       (   9,853)                -                 -
      Amortization and repayments                           (   4,061)       (  10,084)        (   8,897)

At end of period                                              $ 27,683         $ 18,929          $ 19,183


         The availability of ARM loan originations is limited in low interest rate environments. During such times, portfolio lending usually subsides and use of the secondary mortgage market increases. Such was the case in most of fiscal 1994 when outstanding balances in mortgage loans declined. With rising rate environments, more borrowers avail themselves of the lower initial rates of ARMS and portfolio balances usually rise as in the case of fiscal 1995. During 1995, the Savings Bank's investments in mortgage backed securities increased significantly due to the employment of cash received in the acquisition of the Danville Branch.

         ONE-TO FOUR-FAMILY MORTGAGE LOANS. The Savings Bank's primary lending activity is the origination of first mortgage loans secured by one-to four-family residences located within its primary market area. At June 30, 1995, the Savings Bank had $117.8 million, or 78.4% of its total loan portfolio invested in loans secured by one-to four-family residences of which 48.4% were ARMs and 51.6% were fixed rate. Typically, such loans are originated in amounts up to 80% of the lesser of the appraised value or selling price of the mortgaged property. Loans originated in amounts over 80% of the lesser of the appraised value or selling price of the mortgaged property are usually owner-occupied and private mortgage insurance is usually provided on the amount in excess of 80%, therefore, such loans generally do not involve any greater credit risk than do loans with loan-to-value ratios of 80% or less. The Savings Bank had nine one-to-four-family loans with principal balances exceeding $250,000 at June 30, 1995, the largest of which had an outstanding balance of $797,744. At June 30, 1995, all of such loans with balances exceeding $250,000 were current.

         Loan  originations  are  generally   obtained  from  existing  or  past
customers, members of the local community, and realtors within the Savings Bank's lending area. Fixed-rate mortgage loans originated and held by the Savings Bank in its portfolio generally include due-on-sale clauses which provide the Savings Bank with the contractual right to deem the loan immediately due and payable in the event that the borrower transfers ownership of the property without the Savings Bank's consent.

         The Savings Bank offers fixed-rate mortgage loans with terms ranging from 10 to 30 years that are underwritten by the Savings Bank on terms consistent with prevailing secondary mortgage market standards. During periods of relatively low market interest rates, the Savings Bank usually sells fixed-rate, long-term mortgage loans in the secondary mortgage market.

For the fiscal year ended June 30, 1995, the Savings Bank sold $2.4 million of residential mortgage loans into the secondary market, resulting in the recognition of $29,000 in income in the form of gain on sale and unamortized loan origination and discount fees. For loans sold on a servicing and retained basis, the Savings Bank earns servicing fee income at an annual rate of 0.25% of the outstanding balance of the loans sold. The principal risks associated with this activity are (i) that interest rates will increase between the time the loans are originated and the time the loans are sold and (ii) that the Savings Bank will be unable to deliver loans as to which a contractual obligation to sell has been incurred. As to both types of risk, Management believes that the potential loss to the Savings Bank is not significant.

         Generally, ARM loans pose credit risks different from the risk inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. The Savings Bank currently offers ARM loans which adjust annually and ARM loans with the rates fixed for the first three, five or seven years and annually adjustable thereafter. The ARM loans currently being originated by the Savings Bank adjust by a maximum of 2% per adjustment and have a lifetime maximum adjustment of 6% over the initial interest rate. ARM loans are originated for terms of up to 30 years.

         RESIDENTIAL CONSTRUCTION LOANS. The Savings Bank originates construction and construction-permanent loans secured by one- to four-family residential properties and, at June 30, 1995, held $1.6 million of such loans, or 1.0% of its total loan portfolio. Construction loans are generally made for terms not to exceed twelve months and at interest rates equal to the prime rate, plus a margin of 1% to 2% per annum. Such loans are underwritten based upon plans, specifications of materials, appraisal of the completion value of the land and improvements, qualifications of the borrower as to credit, employment stability and ability to repay the loan. Qualifications of the proposed contractor are also considered. Disbursements from the loan proceeds are made in accordance with the progress of the construction confirmed by physical inspection of the premises by representatives of the Savings Bank and written documentation of such inspection is maintained. The maximum loan-to-value ratio for construction loans is generally 80% of the appraised value, not to exceed the cost of land and improvements. Applicants for "construction only" loans must have a "take-out" commitment for a permanent mortgage loan from the Savings Bank or another lender prior to the loan approval, thereby providing the Savings Bank with adequate assurance that the construction loan will be repaid at maturity.

         Construction lending generally is considered to involve a higher degree of risk of loss than permanent lending on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, the Savings Bank may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, the Savings Bank may be confronted, at or prior to the maturity of the loan, with collateral having a value which is insufficient to assure full repayment.

         NONRESIDENTIAL REAL ESTATE/MULTI-FAMILY LENDING. The Savings Bank originates loans secured by nonresidential real estate and multi-family dwelling units (more than four units). At June 30, 1995, the Savings Bank had $14.2 million, or 9.5%, and $4.3 million, or 2.8%, of the Savings Bank's total loan portfolio invested in loans secured by nonresidential real estate and multi-family dwelling units, respectively, located primarily in Central Virginia. Multi-family real estate loans are generally originated at 80% or less of the appraised value of the property or selling price, whichever is less, and are generally originated on an adjustable rate basis with adjustments scheduled as frequently as semi-annually or annually. The Savings Bank also originates commercial real estate loans with the rate fixed for as long as five years, then adjusting periodically thereafter. The index for these loans is usually the prime rate or the one year U.S. Treasury yield. Margins for such loans vary based upon the nature of the collateral and the credit risk of the individual loan. The maximum term for such loans is 25 years and the maximum loan-to-appraised-value is 75%. These loans generally have no limits on periodic adjustments, but may have maximum lifetime adjustments of 5% to 6% above/below the original rate of interest.

         Of primary concern in nonresidential real estate and multi-family lending is the feasibility and cash flow potential of the project and the borrower's credit worthiness. Loans secured by income properties are generally larger and involve greater risks than residential mortgage loans because payments on loans secured by income properties are often dependent on successful operation or management of the properties. As a result, repayment of such loans may be subject, to a greater extent than one-to four-family real estate loans, to adverse conditions in the real estate market or the economy.

         CONSUMER AND OTHER LOANS. The Savings Bank also offers consumer loans such as personal loans, share loans, home equity loans and automobile loans as well as commercial loans. These loans totaled $12.3 million or 8.2% of total
loans  receivable  at  June  30,  1995.   Federal   regulations  permit  savings
associations to make secured and unsecured consumer loans up to 35% of an institution's assets. In addition, a savings association has lending authority above the 35% category for certain consumer loans, such as home equity loans, property improvement loans, and loans secured by savings accounts.

         Consumer loans are conservatively underwritten with greatest attention given to the borrower's ability to repay the loan as constructed as evidenced by employment stability, credit status and history and current financial status.

         Under federal regulations, the Savings Bank is permitted to make secured or unsecured loans for commercial, corporate, business or agricultural purposes, including the issuance of letters of credit secured by real estate, business equipment, inventories, accounts receivable and cash equivalents in amounts not exceeding 10% of the Savings Bank's assets. Non-real estate commercial lending by the Savings Bank (exclusive of corporate debt issues) has been limited with the total outstanding balances of such loans at June 30, 1995 being $8.6 million, which amount is included in the $12.3 million of total other loans. These loans are generally for speculative residential construction by building contractors or small business operations. The Savings Bank obtains personal guarantees from the principals of the borrowing entity and such loans are collateralized by real estate and/or personal property.

         LOAN APPROVAL AUTHORITY AND UNDERWRITING. The Loan Administrative Officer is qualified to approve one-to four-family residential mortgage loans conforming to secondary mortgage market standards and for an amount not exceeding the FNMA/FHLMC purchase limits, currently $203,150. Approval authority for the Senior Lending Officer and the Senior Retail Banking Officer is placed at $200,000 for real estate secured loans and $100,000 for non-mortgage loans. The Chief Executive Officer has a $500,000 lending authority limit. Any loan in excess of $500,000 must be approved by action of the Board of Directors of the Savings Bank or a committee of that Board. One-to four-family residential mortgage loans are underwritten in accordance with the Savings Bank's written loan underwriting guidelines, including verification of applicant's credit and income and the market value of real estate collateral. It is the Savings Bank's policy to require lender's title insurance policies on real estate loans.
Borrowers must also obtain hazard and flood insurance (for loans on property located in a flood zone) prior to closing the loan. For loans with a 90% or higher loan to value ratio, borrowers are required to advance funds on a monthly basis together with each payment of principal and interest to an escrow account from which the Savings Bank makes disbursements for real estate taxes and hazard insurance premiums. For other loans, the escrow of such funds is at the borrower's option.

         MORTGAGE-BACKED AND RELATED SECURITIES. At June 30, 1995, mortgage-backed securities totaled $27.7 million. Most of these mortgage-backed securities (over 90%) at June 30, 1995 are either FNMA or FHLMC securities, thus minimizing any credit risk associated with holding such securities. The Savings Bank remains subject to the risk that these securities will decline in value if market interest rates increase. The mortgage-backed securities in the portfolio had a weighted average yield of 6.95% at June 30, 1995. The Savings Bank follows a strategy of investing in short-term mortgage-backed securities and mutual funds invested in mortgage-backed securities as an alternative to investments in adjustable-rate, residential mortgage loans. During the low interest rate environment of the past several fiscal years, ARM loans were in low demand. Origination and sale of fixed-rate, fixed-term mortgage loans, while accommodating the market demand, did not build and maintain the requisite Bank investment in "qualified thrift investments." Accordingly, the Savings Bank's activity in this field of mortgage-backed and related securities not only enabled the Savings Bank to meet its QTL Test for investment in residential mortgage assets, but also afforded the Savings Bank an opportunity to limit its exposure to interest rate risk. See also "--Investment Activity -- Effect on Securities Value."

LOANS AND MORTGAGE-BACKED SECURITIES MATURITY AND REPRICING.

         The following table shows the maturity of the Savings Bank's loan and mortgage-backed and related securities portfolios at June 30, 1995. Loans that have adjustable rates are shown as being due in the period during which the interest rates are next subject to change. The table does not include prepayments or scheduled principal amortization. Prepayments and scheduled principal amortization on mortgage loans totaled $27.5 million, $29.0 million, and $31.0 million, for the years ended June 30, 1995, 1994 and 1993, respectively.

                                                                    AT JUNE 30, 1995

                                            MORTGAGE LOANS                                              TOTALS

                                                                                                      MORTGAGE-BACKED
                                                                                  OTHER                     AND
                             ONE TO         MULTI--  NON-RESIDENTIAL              LOANS    TOTAL LOANS    RELATED
(IN THOUSANDS)             FOUR FAMILY      FAMILY     REAL ESTATE      LAND    RECEIVABLE  RECEIVABLE  SECURITIES     TOTAL
Amounts due:
   Within 1 year              $  1,698       $  506     $ 3,634       $  500    $  7,668     $ 14,006     $ 2,510     $ 16,516

After 1 year:
   1 to 3 years                    995           83         591           37       2,186        3,892      14,815       18,707
   3 to 5 years                  2,056           79         578          160       1,673        4,546       4,631        9,177
   5 to 10 years                12,301          200       1,596          209         553       14,859       5,550       20,409
  10 to 20 years                39,982        2,725       6,443          154         254       49,558         274       49,832
   Over 20 years                62,350          688         370            -           -       63,408           -       63,408

      Total due after
      1 year                   117,684        3,775       9,578          560       4,666      136,263      25,270      161,533


      Total amounts
      due or repricing         119,382        4,281      13,212        1,060      12,334      150,269      27,780      178,049
Less:
  Loans in process                 769          102       1,161           84       2,358        4,474           -        4,474
 Unearned discounts,
    (premiums) and
     deferred loan fees,
     net                           777           25          42            2           -          846          97          943
Allowance for credit
losses                             363           38         206            5         325          937           -          937

  Loans receivable and
    mortgage-backed
    securities, net           $117,473       $4,116     $11,803        $ 969      $9,651     $144,012     $27,683     $171,695


         The following table sets forth at June 30, 1995, the dollar amount of all loans and mortgage-backed and related securities due after June 30, 1996, and whether such loans and mortgage-backed and related securities have fixed or adjustable rates.

                                                                                 DUE AFTER JUNE 30, 1996

(IN THOUSANDS)                                                             FIXED             ADJUSTABLE         TOTAL
Mortgage loans:
  One-to four-family                                                       $62,272              $55,412             $117,684
 Multi-family                                                                  273                3,502                3,775
  Commercial real estate                                                     1,845                7,733                9,578
  Land and other                                                               340                  220                  560
  Other loans                                                                4,079                  587                4,666

    Total loans receivable                                                  68,809               67,454              136,263
  Mortgage-backed and related securities                                    24,726                  544               25,270

    Total loans receivable and mortgage-
        backed securities                                                  $93,535              $67,998             $161,533

NON-PERFORMING AND PROBLEM ASSETS

         COLLECTION PROCEDURES. The Savings Bank's collection procedures on delinquent loans, mortgage and consumer, are implemented primarily by the Savings Bank's Collection Officer. On mortgage loans, the procedures include the sending of a written past due notice 15 days after the due date for payment, followed by a delinquency notice if the payment is not received within 30 days following the payment due date. Late charges are assessed after a loan is 15 days past due. During this procedure, attempts are made to reach the borrower by telephone to ascertain the reason for the delinquency. If payment is not received and if telephone contact is not successful, letters are sent to the borrower at the address shown on the Savings Bank's records. If initial letters are not successful, registered letters are sent requesting face-to-face meeting with the borrower to ascertain the circumstances and arrive at corrective procedures. If collection efforts are unsuccessful, foreclosure procedures are initiated which, if carried to fulfillment, results in the auction of the security property to recover the balance owning to the Savings Bank. At any time during the foreclosure process, efforts to work out a repayment schedule and avoid the foreclosure are continued. Generally, foreclosure actions are initiated when a loan is 60-90 days delinquent.

         Collection efforts start much earlier on consumer and commercial loans with the initial contact being made five days after the loan payment due date. This contact is usually by telephone, then in writing. The collection efforts on delinquent consumer and commercial loans is constantly continued until corrective measures are taken by the borrower or until repossession of collateral is initiated. Repossession of collateral is usually initiated within the first 30 to 60 days of delinquency. The Savings Bank had no incidents of having to initiate repossession of collateral under its consumer and commercial loans during the periods discussed herein.

         From time to time, borrowers file for bankruptcy for purposes of development of a workout of their financial problems or to remove the burden of debt which is beyond their ability to repay. In these cases the Collections Officer represents the Savings Bank and works with the courts and the trustees in bankruptcy to protect the interest of the Savings Bank.

         At June 30, 1995, the Savings Bank had mortgage loans delinquent more than 90 days which consisted of eleven residential mortgage loans secured by owner-occupied one-to four-family properties with an aggregate outstanding balance of $331,000 and two nonresidential mortgage loan with an outstanding balance of $1,046,000. All of these loans were secured by properties located in the Savings Bank's primary market area.

DELINQUENT LOANS. At June 30, 1995, 1994 and 1993, delinquencies in the Savings Bank's portfolio were as follows:


                              At June 30, 1995                   At June 30, 1994                   At June 30, 1993
                       60 - 89 Days    90 Days or More    60 - 89 Days       90 Days or      60 - 89 Days       90 Days or
                                                                                More                               More
(DOLLARS          IN          PRINCIPAL        PRINCIPAL         PRINCIPAL         PRINCIPAL        PRINCIPAL         PRINCIPAL
THOUSANDS)            NUMBER  BALANCE  NUMBER  BALANCE   NUMBER  BALANCE   NUMBER  BALANCE  NUMBER  BALANCE   NUMBER  BALANCE
One-to four-family         5    $ 214      11    $ 311       68  $ 2,018        9   $ 334       58   $ 1638       11   $ 313
Multi-family               -        -       -        -        -        -        -       -        -        -        -       -
Nonresidential             -        -       2    1,046        4       95        1      31        4      300        2      55
Construction               -        -       -        -        -        -        -       -        -        -        -       -
Land                       -        -       -        -        3       27        -       2        2       24        -       -

    Total mortgage loans   5      214      13    1,377       75    2,140       10     365       64     1962       13     368

Other loans                8       23       2       34        2       13        1       4        1        5        -       -

   Total all loans        13    $ 237      15   $1,411       77  $ 2,153       11   $ 369       65   $ 1967       13   $ 368
Delinquent loans
/net loans              0.35%   0.16%    0.35%    0.98%    1.92%    1.73%   0.27%   0.30%     1.69%   1.75%     0.34%   0.33%
Delinquent loans
/total loans            0.35%   0.15%    0.35     0.93%    1.92%    1.66%   0.27%   0.28%    1.69%    1.58%     0.34%   0.30%

         NON-PERFORMING ASSETS. Non-performing assets include non-accrual loans, non-performing accruing loans and foreclosed real estate.

         ALLOWANCE FOR CREDIT LOSSES. The Savings Bank provides valuation allowances for estimated losses from uncollectible loans.

         CLASSIFICATION OF ASSETS. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities, considered to be of lesser quality as "substandard," "doubtful," or "loss" assets.

         INCOME FROM LENDING ACTIVITIES. The major source of the Savings Bank's income is the interest charged on the loans that it has in its portfolio. Interest rates charged on loans originated by the Savings Bank are primarily determined by the prevailing market rates of interest, the availability of lendable funds, the demand for such loans and competitive conditions.

         In addition to interest earned on loans, the Savings Bank receives fees in connection with loan originations. Currently, the Savings Bank receives origination fees and discount points totaling 0% to 3% on permanent residential loans, 0% to 2.5% on residential construction loans and 1% to 2.5% on permanent commercial real estate loans. The Savings Bank also receives other income relating to existing loans in its portfolio, including loan prepayment penalties, late charges and loan servicing fees.

         At June 30, 1995, the Savings Bank was servicing $37.3 million of loans owned by FHLMC and FNMA as compared to $39.9 million and $20.6 million at June 30, 1994 and 1993, respectively. Loan servicing fee income amounted to $127,000 and $90,000 during fiscal 1995 and fiscal 1994, respectively.

INVESTMENT ACTIVITIES

         GENERAL. Federally chartered savings institutions have the authority to invest in various types of liquid assets, including U.S. Government obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds sold. Subject to various restrictions, federally chartered savings institutions may also invest a portion of their assets in commercial paper, corporate debt securities and asset-backed securities. The investment policy of the Savings Bank, which is established by the Board of Directors and is implemented by the President and the Treasurer, is designed primarily to provide and maintain liquidity, to generate a favorable return on investments without incurring undue interest rate and credit risk, and to complement and fund the Savings Bank's lending activities. The Savings Bank's President and Treasurer have authority to make investments for the Savings Bank within the scope of the policy established by the Board of Directors. The President and the Treasurer make a monthly report to the Board of Directors on all investments.

         PORTFOLIO COMPOSITION. The maturities of the Savings Bank's and CSB Financial's securities portfolios are short term in nature because of Management's strategy to use these funds to manage CSB Financial's overall interest rate risk and the Savings Bank's compliance with the Qualified Thrift Lender (QTL) Test. See "Supervision and Regulation of CSB Financial--Bank Regulation--QTL Test." Traditionally, the Savings Bank has invested primarily in U.S. Government and agency obligations and, to a lesser extent, in high-grade corporate securities. Beginning in fiscal 1992, the Savings Bank expanded its investments to include marketable equity securities ("mutual funds") which are composed of adjustable rate mortgage products and U.S. Government obligations. The investments in mutual funds enables CSB Financial and Bank to include a wider range of U.S. Government issues within its investments portfolio than
would  be  reasonably   possible  through  direct   investments  in  these  same
securities.

         CSB Financial's and the Savings Bank's investment in marketable equity securities began in 1992 when the Savings Bank sold approximately $19.6 million of long-term, fixed-rate mortgage-backed securities and reinvested those funds into mutual funds backed by adjustable-rate mortgage-backed securities. The Savings Bank continued to invest in these types of funds throughout 1993 as an alternative to adjustable rate residential mortgage loans due to low demand for this product in the Savings Bank's market area. Then in 1994, the proceeds from the stock conversion were invested in marketable equity securities because of CSB Financial's ability to liquidate these investments on a short-term basis as other investment opportunities present themselves. Investments in these funds are based on the composition of its portfolio, the stability of its Net Asset Value (NAV) and its dividends rate. Management monitors the daily dividend rates and NAVs on all of its funds and reports on the status of the funds and their overall rate of return to the Board of Directors monthly. CSB Financial and the Savings Bank held an aggregate balance of $48.1 million, $47.5 million and $37.8 million in marketable equity securities at June 30, 1995, 1994 and 1993, respectively.

         The Savings Bank's investment in corporate debt obligations has increased modestly during fiscal years 1995, 1994 and 1993. These investments are evaluated based upon thorough review and analysis of background data on each corporate entity and review of the rating of such corporation's debt by Moodys and/or Standard and Poors prior to making an investment in its debt securities. Only investment-grade securities or regional entities' debt issues with which Bank management is very familiar are considered for investment. The Savings Bank held $27.6 million, $24.4 million, and $18.7 million in corporate debt securities at June 30, 1995, 1994 and 1993, respectively.

         SECURITIES TRADING ACTIVITIES. From time to time, the Savings Bank may engage in a limited amount of securities trading for the purpose of improving the Savings Bank's return on assets. Pursuant to generally accepted accounting principles, securities designated for trading are maintained in a separate trading account and are reported at market value. The average investment in securities held in the trading account for the fiscal years ended June 30, 1994 and 1993 were $186,000 and $502,000, respectively. During fiscal 1995, there were no securities held in the trading accounts.

         Pursuant to limits set by the Board of Directors, no more than $20.0 million may be invested in securities held in the trading account at any one time and securities must be sold if the price increases or decreases by more than a specified amount. Transactions in the trading account are executed by the Chief Executive Officer and the Senior Financial Officer and are reported to the Board of Directors monthly.

         The Savings Bank utilizes the trading account as a medium for short-term investment of funds which are anticipated to be used for other funding purposes at a designated time and only invests in U.S. Government obligations. Use of the trading account under these conditions affords the Savings Bank the ability to earn a return greater than that of federal funds (or overnight funds) while still maintaining cash availability without sacrificing credit quality or increasing sensitivity to interest rate risk.

         EFFECT ON SECURITIES VALUES. In addition to affecting net interest income, interest rates affect the value of CSB Financial's interest-earning assets. Generally, the value of fixed-rate securities fluctuate inversely with interest rate changes. Furthermore, changes in interest rates also can affect the average life (and thus outstanding balances) of mortgage-backed securities, as borrowers, in low interest rate periods, refinance to reduce borrowing cost. At June 30, 1995 CSB Financial held $56.6 million in securities classified as available for sale, including marketable equity securities, with an aggregate amortized cost of $58.0 million.

         The following table sets forth certain information regarding the carrying and market values of CSB Financial's and the Savings Bank's interest-earning deposits, investment and trading securities at the dates indicated:



                                                                           AT JUNE 30, 1995

                                                       1995                      1994                      1993

(IN THOUSANDS)                                CARRYING       MARKET      CARRYING      MARKET      CARRYING      MARKET
                                                VALUE        VALUE        VALUE        VALUE        VALUE        VALUE
Interest-Bearing Deposits
     (including CD's etc.)                       $     40     $     40        $ 442       $  442      $ 1,042      $ 1,042

Trading Securities (U.S. Govt.)                         -            -            -            -          998          998



Marketable Equity Securities
  U.S. Government securities funds                  7,753        7,753        7,634        7,634        8,930        8,930
  Adjustable rate mortgage funds                   37,694       37,694       37,420       37,420       26,382       26,382
  FHLMC stock                                         945          945          914          914          967          967
  FHLB stock                                        1,195        1,195        1,531        1,531        1,471        1,471
 Other equity securities                              490          490            -            -            -            -

      Total                                        48,077       48,077       47,499       47,499       37,750       37,750


Securities Available For Sale
  U.S. Government and federal                       8,490        8,490       13,374       13,374            -            -
   agency obligations
  Corporate and other securities                        -            -       11,979       11,979            -            -

      Total                                         8,490        8,490       25,353       25,353            -            -


Securities Held to Maturity
  U.S. Government federal
   agency obligations                              31,011       31,327       11,999       11,795       15,553       15,947
 State and political subdivision
   obligations                                      1,042        1,049            -            -            -            -
  Corporate and other securities                   27,632       27,679       12,463       11,929       18,668       19,014

    Total                                          59,685       60,055       24,462       23,724       34,221       34,961

Total investment securities                      $116,292     $116,662      $97,756      $97,018      $74,011      $74,751

         The table below sets forth certain information regarding the carrying value, weighted average yields and maturities of the Savings Bank's investment securities at June 30, 1995.


                      1 Year or Less     1 to 3 Years     3 to 5 Years      More than 5 Years      Total Investments Securities


                                                                                            AVERAGE
(DOLLARS IN                   WEIGHTED         WEIGHTED          WEIGHTED          WEIGHTED REMAINING APPROX.          WEIGHTED
THOUSANDS)           CARRYING AVERAGE  CARRYING AVERAGE  CARRYING AVERAGE  CARRYING AVERAGE YEARS TO CARRYING  MARKET  AVERAGE
                      VALUE     RATE    VALUE    RATE    VALUE     RATE    VALUE    RATE   MATURITY  VALUE    VALUE    YIELD
Interest-Bearing
Deposits             $    40     2.50%  $ -           -  $ -             -  $   -           -      N/A  $ 40  $   40     2.50%



Marketable
Equity    Securities
   U.S. Government
    securities       $  7,753    5.96% $     -        -  $     -        -  $     -       -      N/A  $ 7,753  $ 7,753   5.96%
funds
  Adjustable rate
    mortgage funds     37,694    5.82%       -        -        -        -        -       -      N/A   37,694   37,694   5.82%
  FHLMC stock             945    5.52%       -        -        -        -        -       -      N/A      945      945   5.52%
  FHLB stock            1,195    7.25%       -        -        -        -        -       -      N/A    1,195    1,195   7.25%
 Other equity
    securities            490    3.41%       -        -        -        -        -       -      N/A      490      490   3.41%

          Total      $ 48,077    5.85% $     -        -  $     -        -  $     -       -      N/A $ 48,077 $ 48,077   5.85%


Securities
Available For Sale
  U.S. Government
    and federal
    agency obligations $      -        - $    -         - $    -          - $  8,490   6.52%    12.00 $  8,490 $  8,490   6.52%
  Corporate and
  other securities            -        -       -        -        -        -        -       -        -        -        -     - %

          Total      $      -          - $    -          - $     -        - $  8,490   6.52%    12.00 $  8,490 $  8,490   6.52%



Securities Held to
Maturity
  U.S. Government
    and federal
    agency obligations   $998    7.11% $12,634    6.27%   13,384    5.80%   $3,995   7.21%     3.47 $ 31,011  $31,327   6.22%
 State and political
   subdivision          1,042    6.72%       -        -        -        -        -       -     1.00    1,042    1,049   6.72%
   obligations
  Corporate and
other securities        3,972    5.88%   9,731    7.21%   10,927    6.05%    3,002   6.66%     3.11   27,632   27,679   6.50%

    Total              $6,012    6.23% $22,365    6.68%  $24,311    5.91%   $6,997   6.98%     3.26 $ 59,685  $60,055   6.36%


         Investment securities (exclusive of obligations of the U.S. Government and federal agencies issued by any one entity with a total carrying value in excess of 10% of stockholders' equity at June 30, 1995 include the AMF Intermediate U.S. Government Fund ($5.6 million), Federated U.S. Government Fund ($7.6 million), AMF Adjustable Rate Mortgage Fund ($10.9 million), Federated Adjustable Rate Mortgage Fund ($9.7 million) and AMF Intermediate Mortgage Fund ($9.7 million).

SOURCES OF FUNDS

         GENERAL. Except for the proceeds from the stock conversion in fiscal 1994 and a purchase of a branch in fiscal 1995, deposits, loan repayments and retained earnings are the primary sources of the Savings Bank's funds for use in lending, investing and for other general purposes. From time to time, the Savings Bank supplements its primary sources through borrowings from the FHLB-Atlanta.

         DEPOSITS. The Savings Bank offers a variety of deposit accounts having a range of interest rates and terms. The Savings Bank's deposits consist of passbook savings, NOW, money market and certificate accounts. The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. The Savings Bank's deposits are obtained primarily from the areas in which its branches are located. The Savings Bank uses no brokers to obtain deposits, relying primarily on customer service and long-standing relationships with customers to attract and retain deposits. Certificate accounts in excess of $100,000 are not actively solicited by the Savings Bank nor does the Savings Bank pay preferential interest rates on such accounts.

         The following table sets forth the distribution of the Savings Bank's deposit accounts at the dates indicated and the weighted average nominal interest rates on each category of deposits presented.


                                            JUNE 30, 1995                  JUNE 30, 1994                   JUNE 30, 1993

                                                         WEIGHTED                       WEIGHTED                        WEIGHTED
                                                % OF     AVERAGE                % OF     AVERAGE               % OF     AVERAGE
                                              TOTAL      NOMINAL              TOTAL     NOMINAL              TOTAL      NOMINAL
  (DOLLARS IN THOUSANDS)             AMOUNT   DEPOSITS     RATE     AMOUNT    DEPOSITS    RATE      AMOUNT   DEPOSITS     RATE
  Demand Accounts
    Non-interest bearing DDAs       $  4,525      1.85%     0.00%     $3,426     1.75%      0.00%    $3,199      1.60%     0.00%
    NOW                               16,678      6.83%     3.00%     19,385     9.89%      2.96%    18,726      9.36%     3.12%
    Money market                      13,470      5.52%     3.39%     14,472     7.38%      3.09%    13,843      6.92%     3.30%
    Regular savings                   40,379     16.55%     3.73%     41,324    21.08%      3.35%    41,555     20.78%     3.35%
    Club accounts                        142      0.06%     0.73%        115     0.06%      0.00%        99      0.05%     0.00%

       Total                          75,194     30.81%     3.27%     78,722    40.16%      3.05%    77,422     38.71%     3.14%


  Certificate Accounts
  Fixed Rates of Interest
    7 to 91 days                         334      0.14%     3.75%        317     0.16%      3.00%       166      0.08%     3.00%
    Over 91 to 180 days               11,074      4.54%     4.81%      9,920     5.06%      3.29%    38,987     19.49%     3.61%
    Over 181 to 365 days              42,253     17.31%     5.36%     19,005     9.70%      3.52%     3,745      1.87%     4.22%
    Over 1 year to 3 years            50,175     20.56%     5.22%     39,771    20.29%      4.65%    42,898     21.45%     5.77%
    Over 3 years and up               26,810     10.98%     6.51%     13,055     6.67%      5.78%     9,380      4.69%     6.69%
    Other                                 66      0.03%     7.98%        458     0.23%      7.77%       593      0.30%     8.32%
  Variable Rates of Interest
    Up to 1 year                      12,953      5.31%     6.61%     27,941    14.26%      4.87%    20,253     10.13%     3.75%
    Over 1 year                       21,220      8.69%     6.41%      2,381     1.21%      5.51%       381      0.19%     3.81%
  Jumbos                               3,986      1.63%     5.13%      4,438     2.26%      3.71%     6,184      3.09%     3.65%

      Total                          168,871     69.19%     5.69%    117,286    59.84%      4.52%   122,587     61.29%     4.67%


  Total deposits                    $244,065    100.00%     4.94%   $196,008   100.00%      3.93%  $200,009    100.00%     4.08%


         The following table presents the deposit activity of the Savings Bank for the periods indicated.


                                                                                       YEAR ENDED JUNE 30

  (IN THOUSANDS)                                                      1995                   1994                   1993
  Net deposits (withdrawals)                                        $ ( 3,422)              $(11,652)              $    361
  Acquisition of deposits                                               41,165                      -                     -
  Interest credited                                                     10,314                  7,651                 8,692

      Total increase (decrease) in deposits                          $  48,057              $( 4,001)              $  9,053


         At June 30, 1995, the Savings Bank had outstanding $19.9 million in certificate accounts in amounts of $100,000 or more maturing as follows:

               MATURITY PERIOD                                   AMOUNT

                                                              (In thousands)
 Three months or less                                            $ 3,516
 Over three through six months                                     1,908
 Over six through 12 months                                        5,627
 Over 12 months                                                    8,827

       Total                                                     $19,878


         The following tables present, by various rate categories, the amount of certificate accounts outstanding at June 30, 1995, 1994 and 1993 and the periods to maturity of the certificate accounts outstanding at June 30, 1995.


                                          PERIOD TO MATURITY FROM JUNE 30, 1995
                                                             WITHIN                               AT JUNE 30
(IN THOUSANDS)                                ONE YEAR      3 YEARS     THEREAFTER      1995         1994         1993
Certificate accounts
    3.99% or less                                $  3,284     $      -     $      -      $ 3,284     $ 35,819     $ 57,138
   4.00% to 4.99%                                  29,266        6,573            -       35,839       50,046       26,593
   5.00% to 5.99%                                  35,620       16,160          113       51,893       26,059       15,862
   6.00% to 6.99%                                  32,066       26,501        3,709       62,276        3,516       10,802
   7.00% to 7.99%                                     206        3,696       11,198       15,100          533        6,990
   8.00% to 8.99%                                     352            1           79          432        1,251        4,362
   9.00% to 9.99%                                      47            -            -           47           61          940

            Total                                $100,841     $ 52,931     $ 15,099     $168,871     $117,285     $122,687


         BORROWINGS. Deposits are the Savings Bank's primary source of funds. The Savings Bank's policy has been to utilize borrowings only when necessary and when they are a less costly source of funds or can be invested at a positive rate of return. The Savings Bank may obtain advances from the FHLB-Atlanta upon the security of its capital stock of the FHLB-Atlanta and certain of its mortgage loans. See "Supervision and Regulation of CSB Financial--Bank Regulation--Federal Home Loan Bank System." At June 30, 1995, the Savings Bank had $14.5 million in outstanding advances from the FHLB-Atlanta with a weighted average interest rate of 6.33% and with a weighted average maturity of 1.6 years. The Savings Bank, from time to time, also makes use of other borrowing mechanisms, including reverse repurchase agreements. At June 30, 1995, the Savings Bank has no reverse repurchase agreements outstanding.

         In November 1992, the Savings Bank entered into a loan agreement with the FHLB-Atlanta, covering an aggregate of $10 million in advances, structured to be repaid over a five-year period commencing in November 1994. These funds were used in part to meet loan demand resulting from an increase in refinancings of mortgage loans due to lower interest rates. Management believes that the normal repayment of existing mortgage loans will provide the funds necessary to repay the FHLB advance and that the use of these funds will provide a positive net yield to the Savings Bank.

         The following table sets forth certain information regarding borrowed funds for the dates indicated:



                                                                                 YEAR ENDED JUNE 30,
  (DOLLARS IN THOUSANDS)                                                 1995                  1994                   1993
  FHLB-Atlanta advances:
    Average balance outstanding                                        $12,233               $10,000                $ 6,886
    Maximum amount outstanding at any month-
      end during the period                                             19,263                10,000                 11,150
    Balance outstanding at end of period                                14,500                10,000                 10,000
    Weighted average interest rate during
      the period                                                         6.26%                 6.36%                  6.68%
    Weighted average interest rate at the
      end of period                                                      6.33%                 6.36%                  6.30%

  Short-term borrowings:
    Average balance outstanding                                        $   318                $   42                 $  351
  Maximum amount outstanding at any month-
      end during the period                                              1,499                 1,499                  4,000
    Balance outstanding at end of period                                     -                 1,499                      -
    Weighted average interest rate during
      the period                                                         4.72%                 2.38%                  3.64%
   Weighted average interest rate at the
      end of period                                                          -                 4.44%                      -

  Total borrowing:
    Average balance outstanding                                        $12,551               $10,042                $ 7,237
    Maximum amount outstanding at any month-
      end during the period                                             19,263                11,499                 15,150
    Balance outstanding at end of period                                14,500                11,499                 10,000
    Weighted average interest rate during
      the period                                                         6.22%                 6.27%                  6.56%
    Weighted average interest rate at the
      end of period                                                      6.33%                 6.10%                  6.36%

COMPETITION

         The Savings Bank faces strong competition in attracting deposits, its principal source of funds. Its most direct competition for deposits has historically come from other thrift institutions, commercial banks and credit unions located in the areas where the Savings Bank's offices are located. The Savings Bank also has to compete with money market funds, bond funds and equity funds, which unlike financial institutions, are not required to maintain reserve requirements or pay premiums to regulatory agencies for depository insurance, and are therefore able to offer higher interest rates and potentially higher returns on such investments. The Savings Bank competes for deposits by offering a wide variety of deposit accounts, a tax-deferred retirement program, competitive rates and miscellaneous services.

         The Savings Bank also must compete vigorously in making loans. The Savings Bank's competition for real-estate loans comes principally from other thrift institutions, commercial banks, mortgage brokers, mortgage banking companies and other institutional lenders located throughout Virginia. The Savings Bank competes for loans through the interest rates and loan fees that it charges and the efficiency and quality of services that it provides borrowers.

PERSONNEL

         As of December 31, 1995, the Savings Bank had 103.5 full-time equivalent employees. The employees are not represented by a collective bargaining agreement. The Savings Bank believes its relationship with its employees is excellent.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

CSB Financial's Certificate of Incorporation provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote with respect to the shares held in excess of the Limit and that voting rights may, in certain situations, be reduced below the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Securities Exchange Act of 1934 ("1934 Act"), and includes shares beneficially owned by such person or any of his or her affiliates (as defined in the Certificate of Incorporation) and shares which such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his or her affiliates have or share investment or voting power, but shall not include shares beneficially owned by the Bank's Employee Stock Ownership Plan ("ESOP"), or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned, by such person or his or her affiliates.

The presence in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote (after subtracting any shares held in excess of the Limit) is necessary to constitute a quorum at the Special Meeting. In the event that there are not sufficient votes present for a quorum, or to ratify any proposal at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit the further solicitation of proxies.

Persons and groups owning in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission ("SEC") regarding such ownership pursuant to the 1934 Act. Based upon such reports and information provided by the Company's Stock Transfer Agent, the following table sets forth, as of March 15, 1996, certain information as to those persons who were beneficial owners of more than 5% of the outstanding shares of Common Stock.



                                                                               Percent of Shares
Name and Address of                          Amount and Nature                  of Common Stock
Beneficial Owner                          of Beneficial Ownership                Outstanding(1)
Co-operative Savings Bank, FSB                      220,800                          8.36%
Employee Stock
Ownership Plan and Trust
(the "ESOP")(2)
2120 Langhorne Road
Lynchburg, Virginia  24501

The Shelton Group(3)                                150,303                          5.69%
301 South College Street
Charlotte, North Carolina  28202

First Manhattan Co.                                 140,000                          5.30%
437 Madison Avenue
New York, New York  10022

(1)      Calculated based upon 2,642,081 shares of Common Stock outstanding.

(2) A Committee of the Board of Directors of the Bank, consisting of Messrs. Britton, Conner, and Perrow, administers the ESOP as a committee (the "ESOP Committee"). The ESOP Committee has also been appointed as the trustee for the ESOP (the "ESOP Trustee"). As administrator and trustee, the ESOP Committee directs the investment of funds contributed to the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares held in the suspense account will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of Employee Retirement Income Security Act of 1974, as amended ("ERISA").

(3) The Shelton Group consists of the following private and personal investors who, acting in concert, hold shared voting power in excess of 5% of outstanding stock: The Shelton Companies, a North Carolina Partnership in which Charles M. Shelton, Sr. and R. Edwin Shelton are each 50% general partners, The Shelton Foundation, Third Set, Inc., Chedren, Inc., Charles M. Shelton, Sr., Sandra G. Shelton, R. Edwin Shelton, Amanda L. Shelton, Charles M. Shelton, Jr., Dorothy M.
         Shelton, Jennifer L. Shelton, Winifred L. Shelton, and Linda Shelton Surles.

                       DIRECTORS AND EXECUTIVE OFFICERS OF
                                  CSB FINANCIAL

INFORMATION  WITH  RESPECT  TO  DIRECTORS

         CSB Financial's Board of Directors is presently composed of ten members who are elected for terms of three years, approximately one-third of whom are to be elected annually in accordance with CSB Financial's Bylaws.

The following table sets forth each director's name, age, the year he or she first became a director of CSB Financial, the year in which such term will expire and the number of shares and percentage of CSB Financial's Common Stock beneficially owned. The following table also sets forth, for all executive officers and directors as a group and for each executive officer listed in the Summary Compensation Table under the caption "Executive Compensation," the number of shares and the percentage of CSB Financial's Common Stock beneficially owned.


                                                  Yr. First                     Shares of Common
                                                  Elected       Term To         Stock Beneficially         % of
Name                                Age(1)        Director       Expire         Owned(2)(3)(4)(5)         Class(6)
Bob M. Johnson                        60           1993           1996            119,310                 4.27%
Jerry T. Price, M.D.                  38           1993           1996             14,837                 0.53%
F. Rogers Vaden                       47           1993           1996             10,066                 0.36%
Robert M. O'Brian                     45           1994           1997              9,258                 0.33%
William F. Overacre                   54           1993           1997              9,137                 0.33%
Edgar J. T. Perrow(7)                 48           1993           1997             14,758                 0.53%
George P. Ramsey, III                 45           1994           1997              8,083                 0.29%
Donald W. Britton(7)                  47           1993           1998             15,258                 0.55%
William J. Conner(7)                  68           1993           1998             29,784                 1.06%
Herbert W. Snyder                     50           1993           1998             17,558                 0.63%


All executive officers and
directors as a group
(15  persons)  .  .  .  .  .  . . . . . . . . . . . . . . . . . . . . .           419,767                15.01%

(1)       At January 31, 1996.
(2)       At March 1, 1996.
(3) Pursuant to rules promulgated under the 1934 Act, a person or entity is considered to beneficially own shares of Common Stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2) investment power, which includes the power to dispose of or direct the disposition of the shares. Unless otherwise indicated, includes all shares held directly by the named individuals as well as by spouses, minor children in trust and other indirect ownership, over which shares the named individual effectively exercises sole voting and investment power.
(4) Includes an aggregate of 72,105 restricted shares awarded to all executive officers, including Mr. Johnson, and directors as a group pursuant to the Recognition and Retention Plans. Shares awarded to executive officers vest over five years at a rate of 20% per year and shares awarded to directors vest over four years at a rate of 25% per year, commencing in each case on the first anniversary of the date of such awards. Each recipient possesses sole voting power and no investment power until such shares vest. See also--Directors Compensation--Recognition and Retention Plan for Outside Directors and Executive Compensation--Recognition and Retention Plans for Officers and Employees.
(5) Includes 209,196 shares of Common Stock subject to options granted pursuant to the 1993 Stock Option Plan for which options are exercisable within 60 days of the Voting Record Date due to normal vesting or due to accelerated vesting as a result of a change of control.
(6) The total number of shares of Common Stock outstanding on March 1, 1996 was 2,642,081. For the purposes of this table, an additional 154,865 shares of Common Stock are considered outstanding which amount is equal to the number of all options exercisable within 60 days.
(7) Excludes 182,160 unallocated shares of Common Stock held by the ESOP of the Bank for which Directors Britton, Conner and Perrow serve as ESOP Committee. The ESOP Committee, whose members also serve as the ESOP Trustee, directs the investment of funds contributed to the ESOP. Shares which are unallocated to participating employees (presently 182,160 shares) and shares for which no voting directions received are voted by the ESOP Trustee in the same ratio as the votes cast on the allocated shares. Allocated Common Stock will be voted by the ESOP Trustee as directed by the Plan Participants as the beneficial owners of such Common Stock. Presently, 38,640 shares are allocated to Participant accounts, including 10,771 shares allocated to executive officers. The shares allocated to executive officers as of the Voting Record Date are included in the table above. The ESOP Trustee acts as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The parties serving as ESOP Trustee disclaim beneficial ownership of stock held under the ESOP for which they serve as ESOP Trustee.

The principal occupation during the past five years of each director of CSB Financial is set forth below.

DONALD W. BRITTON is Executive Vice President of Marketing and a director of First Colony Life Insurance Company in Lynchburg, Virginia. Mr. Britton has been employed with First Colony Life Insurance Company for the past thirteen years. Mr. Britton has been a director of the Savings Bank since 1991 and of CSB Financial Services since June 1995.

WILLIAM J. CONNER served as President and Chief Executive Officer of the Savings Bank from 1980 until he retired in 1989. Mr. Conner was first elected as director of the Savings Bank in 1974. Prior to retirement in 1989, Mr. Conner served the Savings Bank in several capacities for a total of 39 years. Mr. Conner has also been a director of CSB Financial Services since June 1995.

BOB M. JOHNSON has been President and Chief Executive Officer of CSB Financial and of the Savings Bank since 1993 and 1989, respectively, and has served on the Board of Directors of the Savings Bank since 1987. In addition, in June 1995 when CSB Financial Services was organized, Mr. Johnson was appointed to serve as President and Chief Executive Officer and as a member of the Board of Directors of that company. Mr. Johnson was Executive Vice President of the Savings Bank from 1987 to 1989. Prior to 1987, Mr. Johnson served as the Chief Executive Officer and/or a senior officer of two other thrift institutions for over 27 years.

ROBERT M. O'BRIAN is President and owner of Lynchburg Ready Mix Concrete Co., Inc. in Lynchburg, Virginia. Mr. O'Brian has been with such company since 1971 and he became a part owner in 1976 prior to becoming sole owner in 1988. Mr. O'Brian was elected to the Board of Directors of the Savings Bank in October 1994.

WILLIAM F. OVERACRE is President and owner of Overacre, Inc., a real estate appraisal and brokerage firm in Lynchburg, Virginia. From 1983 to 1992, Mr.
Overacre was President and a co-owner of Marks-Overacre, Inc., Lynchburg, Virginia, also a real estate appraisal and brokerage firm. Mr. Overacre was appointed as a director of the Savings Bank in 1993.

EDGAR J.T. PERROW is a partner in the law firm of Martin, Taylor and Perrow, in Lynchburg, Virginia, which serves as general counsel to the Savings Bank. Mr. Perrow has been a practicing attorney for over 21 years. Mr. Perrow has been a director of the Savings Bank since 1985 and of CSB Financial Services since June 1995.

JERRY T. PRICE, M.D. is a physician and has practiced with Lynchburg Emergency Physicians, Inc. in Lynchburg, Virginia since 1989. From 1986 to 1989, Dr. Price was employed with Lynchburg Family Practice Residency. Dr. Price was appointed as a director of the Savings Bank in 1993.

GEORGE P. RAMSEY, III is Vice President of Taylor-Ramsey Corporation, a lumber products company located in Lynchburg, Virginia. Mr. Ramsey has been employed by Taylor-Ramsey Corporation for 23 years. Mr. Ramsey was elected to the Board of Directors of the Savings Bank in October 1994.

HERBERT W. SNYDER is currently the industrial sales manager for Pauwels Transformers of Washington, Missouri. Prior to July 1995, Mr. Snyder had been the Director of Marketing and Sales for Delta Star, Inc. in Lynchburg, Virginia for over 10 years. Mr. Snyder has been a director of the Savings Bank since 1991.

F. ROGERS VADEN is Senior Vice-President and Regional Manager of Scott & Stringfellow in Lynchburg, Virginia, and has been employed as a stockbroker with the firm for the past eight years. Mr. Vaden was appointed as a director of the Savings Bank in 1993.

DIRECTOR'S COMPENSATION

FEES. No fees are received for services rendered as a director of CSB Financial. All fees are paid by the Savings Bank. No fees are paid to directors who are also officers or employees of the Savings Bank or CSB Financial, i.e., the President. Each director, other than the Chairman of the Board receives an annual retainer fee of $4,000 for serving as a director. The Chairman of the Board receives an annual retainer fee of $9,200 for serving in that capacity. Each director (including honorary directors and the Chairman of the Board) also receive a fee of $500 for each meeting attended. Members of the committees receive $200 per meeting attended. The Savings Bank paid a total of $139,500 in director's fees for the fiscal year ended June 30, 1995.

STOCK OPTION PLAN FOR OUTSIDE DIRECTORS. In connection with the Conversion, CSB Financial's Board of Directors adopted the CSB Financial Corporation 1993 Stock Option Plan for Outside Directors (the "Directors' Option Plan"), which was ratified by stockholders of CSB Financial at the February 11, 1994 special meeting ("Special Meeting"). Pursuant to the Directors' Option Plan, each member of the Board of Directors (including honorary directors of the Savings Bank) who was not an officer or employee of the Savings Bank or Company (11 persons) was granted non-statutory options to purchase 5,244 shares. All of these options are exercisable within 60 days of the Voting Record Date. Under the Directors' Option Plan, 828 shares remain reserved for future awards. The exercise price per share of each option is the fair market value of the Common Stock at the date the Option was granted. All options granted under the Directors' Option Plan expire upon the earlier of 10 years following the date of the grant or one year following the date the optionee ceases to be a director. All options granted are immediately exercisable in the event of a change in control of CSB Financial or the Savings Bank.

RECOGNITION AND RETENTION PLAN FOR OUTSIDE DIRECTORS. The Savings Bank has established the Co-operative Savings Bank, F.S.B. Recognition and Retention Plan for Outside Directors (the "Directors' Plan"), which was ratified by stockholders at the Special Meeting, as a method of providing such directors of the Savings Bank with proprietary interest in CSB Financial in a manner designed to recognize the value of such directors' past service and to encourage such persons to continue to serve as directors. Pursuant to the Directors' Plan, each outside director upon election to the Board received a nontransferable and nonassignable award of 2,484 shares of Common Stock held in trust. In August 1995, the remaining 276 unawarded shares were awarded to outside directors. Each director other than the Chairman of the Board was awarded 30 shares, and the Chairman was awarded 36 shares. Directors earn the shares awarded to them at a rate of 25% per year commencing immediately upon the date of the award. Awards become 100% vested upon termination of service due to death, disability or retirement or following a change in control of the Savings Bank or CSB Financial. In the event a director ceases to serve with the Savings Bank for any other reason, the director's non-vested awards will be forfeited. When shares become vested in accordance with the Directors' Plan, the participants recognize income equal to the fair market value of the Common Stock at that time. The amount of income recognized by the participant is a deductible expense for tax purposes for the Savings Bank. When shares become vested and are distributed in accordance with the Directors' Plan, the participants also receive amounts equal to any accrued dividends with respect thereto. Prior to vesting, recipients of awards may direct the voting of the shares allocated to them. Unallocated shares will be voted by the Directors' Plan trustees. Earned shares are distributed to recipients as soon a practicable following the day on which they are earned. During fiscal 1995, 5,589 shares were distributed to the Directors' Plan participants.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE. The following table sets forth the name of the Chief Executive Officer during the fiscal years ended June 30, 1995, 1994 and 1993. No other executive officer received cash compensation in excess of $100,000 during the fiscal years ended June 30, 1995, 1994 or 1993.



                                                                               Long Term Compensation

                         Annual Compensation                            Awards                         Payouts

                                                                               Securities
                                             Other Annual       Restricted     Underlying                     All Other
Name and                                     Compensation         Stock         Options           LTIP      Compensation
Principal Position Year   Salary    Bonus        (1)          Award(s)($)(2)    SARs(#)(2)      Payouts         (3)
Bob M. Johnson    1995   $120,000   $10,730     $  --             $ --             --           $ --          $7,992
President & CEO   1994   $113,625   $30,201     $  --            $276,000        69,000         $ --          $5,752
                  1993   $ 92,250   $28,598     $  --             $ --             --           $ --          $6,961


(1) Except as otherwise disclosed, for fiscal years ended 1995, 1994 and 1993, there were no (a) perquisites over the lesser of $50,000 or 10% of the named executive officer's total salary and bonus for the year; (b) payments of above market or preferential earnings on deferred compensation; (c) payments of earnings with respect to long term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock.

(2) Includes restricted stock awards and grants of stock options received under the Recognition and Retention Plan and the 1993 Stock Option Plan. Restricted stock awards were made on September 24, 1993, based upon a market price of $10.00 per share. Awards are fully vested and distributed at the rate of 20% per year beginning on the date of the award. During fiscal 1995, 5,520 shares plus accumulated dividends were distributed for an aggregate compensation of $81,714. At June 30, 1995, 22,080 shares with a market value of $347,760 at such date (based on the fair market value of the Common Stock at June 30, 1995) remain unvested.

(3) The amount for fiscal 1993 consists of: (i) taxable term life insurance of $2,348 and (ii) deferred profit sharing contribution of $4,613. The amount for fiscal 1994 consists of (i) taxable term life insurance of $1,716 and
    (ii) deferred profit sharing contribution of $4,036. The amount for fiscal year 1995 consists of (i) taxable term life insurance of $1,992 and; (ii) deferred profit sharing of $6,000.

EMPLOYMENT AGREEMENT. The Savings Bank and CSB Financial entered into an employment agreement with Mr. Bob M. Johnson in 1993. This employment agreement ensures that the Savings Bank will be able to maintain a stable and competent management base. The continued success of the Savings Bank depends to a significant degree on the skills and competence of this officer.

Mr. Johnson's employment agreement with the Savings Bank provides for a three-year term. Commencing on the first anniversary date and continuing each anniversary date thereafter, the agreement may be extended for an additional year so that the remaining term shall be three years if the Board of Directors, after conducting performance evaluations, votes to extend the agreement. The agreement provides that the annual base salary for Mr. Johnson is $120,000. In addition to the base salary, the agreement provides for, among other things, disability pay, participation in stock benefit plans and other fringe benefits. The agreement provides for termination by the Savings Bank for cause at any time. In the event the Savings Bank chooses to terminate Mr. Johnson's employment for reasons other than for cause or (1) in the event of Mr. Johnson's resignation upon (i) failure to re-elect or nominate Mr. Johnson to his current offices or board membership, (ii) material change in Mr. Johnson's duties or responsibilities, or relocation of his principal place of employment, (iii) liquidation, dissolution, consolidation, reorganization or merger in which the Savings Bank is not the resulting entity, or (iv) a breach of the agreement by the Savings Bank or (2) if termination, voluntary or involuntary, occurs following a change in control of the Savings Bank, Mr. Johnson or, in the event of his subsequent death, his beneficiary, would be entitled to a severance payment equal to three times his average annual compensation over the past three years of employment with the Savings Bank. The Savings Bank would also continue Mr. Johnson's life, health, accident, and disability coverage for the remaining unexpired term of the agreement. A change in control is generally defined to mean the acquisition by a person or group of persons having beneficial ownership of 20% or more of the Savings Bank's or CSB Financial's common stock during the term of the agreement or a tender offer for 20% of the Common Stock, or exchange offer, merger or other form of business combination, sale of assets, or an election of Directors which results in a change of a majority of the Board of Directors.

The agreement provides that benefits payable to the executive under a change in control will be reduced to an amount that would not constitute an excess parachute payment (as that term is defined in Section 280G of the Internal Revenue Code). If a change in control had occurred as of June 30, 1995, and Mr. Johnson's employment had been terminated, a payment in the amount of approximately $395,000 would have been made to him in accordance with the agreement.

STOCK OPTION PLAN. In connection with the conversion, CSB Financial's Board of Directors adopted the CSB Financial Corporation 1993 Incentive Stock Option Plan (the "Option Plan"), which was ratified by stockholders of CSB Financial at the Special Meeting. Pursuant to the Option Plan, 207,000 shares of Common Stock are reserved for issuance upon exercise of stock options granted or to be granted to officers and key employees of CSB Financial and its subsidiaries from time to time. The purpose of the Option Plan is to advance the interests of CSB Financial and its shareholders by providing those key employees of CSB Financial and its affiliates, including the Savings Bank, upon whose judgment, initiative and efforts the successful conduct of the business of CSB Financial and its affiliates largely depends, with an additional incentive to perform in a superior manner as well as to attract people of experience and ability. As of June 30, 1995, a total of 187,000 of these shares of Common Stock have been set aside for the exercise of options granted during the fiscal years ended June 30, 1995 and 1994.

The following table sets forth additional information concerning options granted to the named executive officer under the 1993 Stock Option Plan.

                    OPTION/SAR  EXERCISES  AND  FISCAL YEAR  END  VALUE  TABLE
           Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR Value
                                                                Number of Securities            Value of
                                                               Underlying Unexercised       Unexercised In-the-
                                                                    Options/SARs            Money Options/SARs
                                                                   at FY-End(#)(1)            at FY-End($)(2)
                        Shares Acquired                             Exercisable/               Exercisable/
Name                     on Exercise(#)    Value Realized ($)(1)   Unexercisable               Unexercisable
Bob M. Johnson                --                    --               $46,000/                   $264,500/
                                                                      23,000                    $132,250

(1) Options are exercisable at the rate of one-third beginning in September 1994, and one-third annually thereafter.
(2) Based upon the closing price of the stock as of June 30, 1995 of $15.75 per share.

BANK RECOGNITION AND RETENTION PLANS FOR OFFICERS AND EMPLOYEES. The Savings Bank has established Recognition and Retention Plans for Officers and Employees (the "Officer and Employee Plan") as a method of providing officers and employees of the Savings Bank with a propriety interest in CSB Financial in a manner designed to encourage such persons to remain with the Savings Bank. All officers and full-time employees are eligible to receive grants under the Plans.

A committee of the Outside Directors may make discretionary awards to officers and employees under the Officer and Employee Plans. Under the Officer and Employee Plans, awards are granted to officers and employees in the form of shares of Common Stock to be held in trust under the Plans. Awards are nontransferable and nonassignable. Participants earn (i.e., become vested in) shares of Common Stock covered by the award at a rate of 20% per year, commencing immediately the date of the award. Awards will be 100% vested upon termination of employment due to death, disability or retirement or following a change in the control of the Savings Bank or CSB Financial. In the event that an employee terminates employment with the Savings Bank or CSB Financial for any other reason, the employee's non-vested awards will be forfeited.

When shares become vested in accordance with non-qualified plans, the participants will recognize income equal to the fair market value of the Common Stock at that time. The amount of income recognized by the participants is a deductible expense for tax purposes for the Savings Bank. When shares become vested and are distributed in accordance with the Plans, the participants also receive amounts equal to any accrued dividends with respect thereto. Prior to vesting, recipients of awards may direct the voting of the shares allocated to them. Unallocated shares will be voted by the Plan trustees. Earned shares are distributed to recipients as soon as practicable following the day on which they are earned. Upon the conversion 27,600 shares were awarded to Mr. Johnson, and an aggregate of 27,600 shares were awarded to three (3) other executive officers of the Savings Bank. In addition, in July 1994, 10,700 shares were awarded to two (2) other executive officers and 11,800 shares were awarded to other officers and employees of the Savings Bank who were not previously participants. In August 1995, the remaining unawarded Plan shares of 5,100 were awarded to non-executive officers.

OTHER BENEFITS

PENSION PLAN. The Savings Bank maintains a tax qualified pension plan, the Co-operative Savings Bank Employee Retirement Plan (the "Pension Plan"), for the benefit of its employees. The Pension Plan provides for participation by employees of the Savings Bank who have completed one year of service and who will work a minimum of 1,000 hours per year. Employees must also have reached the age of 21. Employees may become participants of the Pension Plan on the first day of the month coinciding with or next following the date the employee satisfies the eligibility requirements. As of June 30, 1995, Mr. Bob M. Johnson, President, had 27 years of credited service under the Pension Plan.

The following table shows the estimated annual benefits payable under the Pension Plan based on an employee's years of service and compensation, as calculated under the Pension Plan, without regard to benefits payable under Social Security. Covered compensation under the Pension Plan includes only base salary. Under the Code, maximum benefits under the Pension Plan are limited to $118,800 per year for the 1994 calendar year.


                                                            Years of Service
 Average                      10              15            20              25            30             35
$ 25,000                    $ 3,250        $ 4,875        $ 6,500        $ 8,125        $ 9,750        $11,375
  50,000                      7,000         10,500         14,000         17,500         21,000         24,500
  75,000                     10,750         16,125         21,500         26,875         32,250         37,625
 100,000                     14,500         21,750         29,000         36,250         42,500         50,750
 125,000                     18,250         27,375         36,500         45,625         54,750         63,875

EMPLOYEE'S PROFIT SHARING PLAN. The Savings Bank maintains a tax qualified profit sharing plan for the benefit of its employees. The Profit Sharing Plan ("Plan") provides for participation by employees of the Savings Bank who have completed one year of service prior to the entry dates of January 1, or July 1 and who will work a minimum of 1,000 hours per year. Employees must also have reached the age of 21.

The Plan is composed of two elements: (1) a 401(k) Plan; and (2) Discretionary Plan. Employees may contribute up to 15% of their individual compensation per plan year to the 401(k) Plan. The Savings Bank may make discretionary contributions to the 401(k) Plan from current net profits. The Plan allows the Savings Bank to make discretionary matching contributions equal to a percentage of the deferred compensation of the participants (100% of the first 4% of deferred compensation and 50% of the next 2% of deferred compensation). Under the Discretionary Plan, the Savings Bank may make contributions at the discretion of the Board of Directors. The amount of any such contribution is determined by the Board of Directors on an annual basis. Contributions to the Discretionary Plan, if made, are allocated to participants in the same proportion as the individual participant's compensation bears to total eligible participants' compensation. Participants need not have participated in the 401(k) Plan (through deferral of compensation) in order to receive contributions made to the Discretionary Plan by the Savings Bank. A trust has been created as part of the Profit Sharing Plan to receive contributions made to the Plan by the Savings Bank and the Plan's participants and to invest and disburse the trust's assets for the benefit of the Plan's participants and beneficiaries.

While employees always have a 100% nonforfeitable right to the funds they contribute to their 401(k) Plan Account, their rights to the funds contributed by the Savings Bank vest according to their length of service with the Savings Bank. After six (6) full years of service, employees are fully vested. Upon disability, death or retirement, an employee becomes entitled to 100% of his account balance. For the fiscal year ended June 30, 1995, 1994 and 1993, the Savings Bank made total deferred contributions to the Plan of $55,565, $44,245 and $44,562, respectively.


EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. The Savings Bank has established for eligible employees an Employee Stock Ownership Plan (ESOP). Employees who have completed one year of service and 1,000 hours of employment with the Savings Bank and who have attained age 21 are eligible to participate.

At the time of the Conversion, the ESOP borrowed funds from CSB Financial to purchase a total of 220,800 shares of CSB Financial's Common Stock, the loan being collateralized by the Common Stock. Contributions by the Savings Bank to the ESOP are used to repay the loan with shares being released from CSB Financial's lien proportional to the repayment of the loan. Shares released are allocated among the eligible participants, subject to certain limitations, in the same proportion as an individual participant's compensation bears to the total compensation of all eligible participants in the year of allocation. Benefits generally become 20% vested after two years of credited service and the vested portion increases by 20% for each additional year of credited service thereafter, becoming 100% vested after six years of credited service. Prior to the completion of two years of credited service, a participant who terminates employment for reasons other than death, retirement (or early retirement), or disability will not receive any benefit under the ESOP. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions. Benefits may be payable in the form of stock or cash upon death, retirement, early retirement, disability or separation from service. The Savings Bank's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

The ESOP Committee, as appointed by the Board of Directors of the Savings Bank, administers the ESOP for the Savings Bank. This committee consists of outside directors Messrs. Britton, Conner and Perrow and also acts as trustee for the ESOP (the "ESOP Trustee"). The ESOP Committee directs the investment of funds contributed to the ESOP. The ESOP Trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares and shares held in the suspense account will be voted in a manner calculated to most accurately reflect the instructions the ESOP Trustee has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA. For the fiscal years ended June 30, 1995 and 1994, contributions by the Savings Bank to the ESOP were $237,639 and $198,534 respectively. The Savings Bank also used $61,272 in fiscal 1995 and $33,120 in fiscal 1994 in dividends received by the ESOP to further reduce the amount of principal and interest payments on the loan to the ESOP. As of June 30, 1995, a total of 38,640 shares of CSB Financial's Common Stock have been released and allocated to the Plan Participants.


PERSONNEL/COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The  Personnel/Compensation  Committee  of CSB  Financial  consists of Directors
Snyder, Johnson, Overacre and Ramsey. The committee also serves as the Personnel/Compensation Committee for the Savings Bank. Members of the committee, with the exception of Mr. Johnson, are non-employee directors of the Company and the Savings Bank. The committee meets at least annually to review the performance of the Savings Bank's officers and employees and to determine compensation programs and salary actions for the Savings Bank and its personnel.


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LONG-TERM INCENTIVE PLANS

CSB Financial sponsors no long term incentive plans and made no awards or payments under any such plans during the fiscal year ended June 30, 1995.


TRANSACTIONS WITH CERTAIN RELATED PERSONS

The Savings Bank, like many other financial institutions, has followed a policy of extending credit to officers, directors, and employees. The loans have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and do not involve more than the normal risk of repayment or present other unfavorable features. Loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors.

Loans to executive officers and directors of the Savings Bank (or CSB Financial) and their affiliates, amounted to $2.8 million, or 6.3% of CSB Financial's retained earnings at June 30, 1995.

During the fiscal year ended June 30, 1995, the Savings Bank paid $22,031 in legal fees to the firm of Martin, Taylor and Perrow, which serves as general counsel to the Savings Bank. Edgar J. T. Perrow, a director of the Holding Company and the Savings Bank, is a partner in Martin, Taylor and Perrow.


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                     DESCRIPTION OF ONE VALLEY'S SECURITIES


AUTHORIZED COMMON STOCK

         One Valley has authorized capital of 41,000,000 shares, consisting of 40,000,000 shares of Common Stock, with a par value of $10 per share, and 1,000,000 shares of preferred stock with a par value of $10 per share. As of March 1, 1996, 16,580,306 shares of One Valley Common Stock were issued and outstanding. No shares of One Valley's preferred stock are issued and outstanding. As of March 1, 1996, there were approximately 5,000 shareholders of record of One Valley.


PREFERRED STOCK

         One Valley is authorized to issue 1,000,000 shares of Preferred Stock, $10 par value per share. One Valley does not have any shares of preferred stock outstanding as of the date of this Prospectus. The Board of Directors of One Valley is authorized by the Articles of Incorporation to provide, without further shareholder action, for the issuance of one or more series of preferred stock and to fix various terms with respect to each series, including voting powers, designations, preferences, dividend rates, conversion and exchange provisions, redemption provisions, and the amounts which holders are entitled to receive upon any liquidation, dissolution, or winding up of One Valley.


DIVIDENDS AND DIVIDEND RIGHTS

         The shareholders of One Valley are currently entitled to receive dividends when and as declared by its Board of Directors. Dividends may be paid out of funds legally available therefor, and subject to the restrictions set forth in the West Virginia Corporation Act (West Virginia Code, Sections 31-1-1, ET SEQ.) (the "Corporation Act"). The Corporation Act provides that a corporation may declare and pay a dividend to its shareholders if the corporation is solvent and if the payment would not render the corporation insolvent. A corporation under the Corporation Act cannot declare a dividend contrary to any restrictions contained in its articles of incorporation. One Valley does not have any such restrictions. Dividends may be declared and paid in cash or property only from the unreserved and unrestricted earned surplus of the corporation except that dividends may be declared and paid in treasury shares or in the corporation's authorized but unissued shares, from unreserved and unrestricted surplus if an amount of surplus is transferred to stated capital equal to the aggregate par value of the shares to be issued or the aggregate stated value fixed by the Board of Directors in the case of shares without par value.

         Historically, One Valley has declared regular quarterly dividends. It is expected that cash dividends of One Valley after the consummation of the Merger will be declared and paid on approximately the same schedule of dates as that now followed with respect to regular cash dividends on the Common Stock of One Valley, which is quarterly. One Valley's future cash dividends will depend on its consolidated earnings, general economic conditions, financial condition of its banking subsidiaries and other facts generally affecting dividend policy.

         Dividends of One Valley and its banking subsidiaries which are state banks may be paid out of funds legally available therefor, subject to the restrictions set forth in West Virginia Code, Section 31A-4-25, which provides that before the declaration of any dividend at least one-tenth of the net profits of the preceding half year (in the case of quarterly or semiannual dividends) or the preceding two consecutive half-year periods (in the case of annual dividends) must be carried to a bank's surplus fund until the surplus fund equals the amount of its capital stock. The prior approval of the West Virginia Commissioner of Banking is required if the total of all dividends declared by a state bank in any calendar year will exceed the bank's net profits for that year combined with its retained net profits for the preceding two years. "Net profits" is defined as the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets, after deducting from the total thereof, all current operations expenses, actual losses and all federal and state taxes.

         For those banking subsidiaries of One Valley which are national banks, dividends may be paid out of funds legally available therefor, subject to the restrictions set forth in the United States Code. The United States Code generally provides that the board of directors of any national banking association may, quarterly, semiannually or annually, declare a dividend of so much of the net profits of the association as they shall judge expedient, except that until the surplus fund of the association equals its common capital, no dividends can be declared unless the association has carried to the surplus fund not less than one-tenth part of the association's net profits of the preceding half year in the case of quarterly or semiannual dividends, or no less than one-tenth part of its net profits of the preceding two consecutive half-year periods in the case of annual dividends. The United States Code also provides that if a national banking association sustains losses equal to or exceeding its undivided profits it may not pay a dividend and that a national banking association while engaging in banking operations may never pay

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

a dividend in an amount greater than its net profits on hand less its losses and bad debts. Furthermore, a federal banking agency may prohibit a national banking association from paying a dividend if the agency determines that it would be an unsafe or unsound practice in conducting the business of the bank. The approval of the OCC is required if the total of all dividends declared by an association in any calendar year exceeds the total of its net profits of that year combined with its retained net profits of the preceding two years, less any required transfers to surplus.


VOTING RIGHTS

         All voting rights of One Valley are vested in the holders of One Valley Common Stock. In the election of Directors, the shareholders of One Valley have the right to vote the number of shares owned by them for as many persons as there are directors to be elected, or to cumulate their votes and give one candidate as many votes as the number of directors to be elected multiplied by the number of shares they own, or to distribute them on the same principle among as many candidates as they may decide. For all other purposes, each share is entitled to one vote.


PREEMPTIVE RIGHTS

         Holders of Common Stock presently have no preemptive rights to subscribe to a pro rata share of any future offers of shares by One Valley. Therefore, future shares of Common Stock or other securities may be offered to the investing public or to shareholders or to both at the discretion of the Board of Directors. If One Valley should decide to issue any or all of these shares, the effect would be to dilute the percentage ownership of the Shareholders who do not acquire a pro rata portion of shares issued.


LIQUIDATION RIGHTS

         The holders of One Valley Common Stock are entitled to share equally in the net assets of One Valley in the event of liquidation or dissolution, subject to the preferential rights, if any, of the holders of any outstanding senior securities. At this time, there are no senior securities of One Valley issued or outstanding.


ASSESSMENT OF SHARES

         The shares of One Valley Common Stock are fully paid and nonassessable. West Virginia Code Section 31A-4-11 provides that in certain circumstances shareholders of a state bank may be liable to the creditors of the bank for obligations arising while they are shareholders in an amount equal to the par value of the shares owned by them unless the bank has its deposits insured by the FDIC or any other federal institution or agency, or the bank has obtained a certificate from the Commissioner of Banking stating that the bank has unimpaired surplus equal to at least 50 percent of the authorized capital of the state bank. Because the deposits of its banking subsidiaries are insured by the FDIC, neither One Valley nor its shareholders are presently subject to this liability. In addition to the foregoing section, West Virginia Code, Section 31A-4-12, provides that the outstanding shares of a bank may be assessed by the officers and directors of the bank if the bank's common stock becomes impaired by losses or otherwise.


SHAREHOLDER APPROVAL OF MERGERS

         Before One Valley can merge or consolidate with other corporations under West Virginia law, the affirmative vote of the holders of a majority of the outstanding shares of each corporation is needed to approve such a merger or consolidation, unless the other corporation is a bank or bank holding company with principal offices in another state or is a national bank. Pursuant to legislation passed by the West Virginia legislature in 1986, if the other corporation is a bank or bank holding company with principal offices outside the State of West Virginia, a proposed merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of One Valley Common Stock, unless the laws of the other state require a higher percentage vote.

         In 1986, the shareholders of One Valley approved a "Fair Price Amendment" concerning business combinations, such as mergers or consolidations. For a discussion of the Fair Price Amendment. See "Effect of the Merger on Shareholder Rights -- Antitakeover Provisions in One Valley's Articles and Bylaws -- Fair Price Amendment."


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



                   SUPERVISION AND REGULATION OF CSB FINANCIAL


COMPANY REGULATION

         GENERAL. CSB Financial is a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, CSB Financial is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over CSB Financial and its non-savings association subsidiaries, which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association. CSB Financial is also required to file certain reports with, and otherwise comply with, the rules and regulations of the Securities and Exchange Commission ("SEC").

         QUALIFIED THRIFT LENDER. As a unitary savings and loan holding company, CSB Financial generally is not subject to activity restrictions, provided the Savings Bank satisfies the Qualified Thrift Lender ("QTL") test. If CSB Financial acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of CSB Financial and any of its subsidiaries (other than the Savings Bank or any other SAIF-insured savings association), except under certain circumstances, would become subject to restrictions applicable to bank holding companies unless such other associations each also qualify as a QTL and were acquired in a supervisory acquisition. See "--Bank Regulation--QTL Test."

         RESTRICTIONS ON ACQUISITIONS. CSB Financial must obtain approval from the OTS and other regulatory agencies before acquiring control of any other FDIC-insured institution. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

         Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire "control," as that term is defined in OTS regulations, of a federally insured savings institution without giving at least 60 days' written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved if it is determined, among other things, that (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisitions of control by such person.

         The Bank Holding Company Act of 1956, as amended ("BHCA"), authorizes the Federal Reserve Board to approve an application by a bank holding company to acquire control of a savings association. Furthermore, a bank holding company that controls a savings association is authorized to merge or consolidate the assets and liabilities of the savings association with, or transfer assets and liabilities to, any subsidiary bank which is a member of the BIF with the approval of the appropriate federal banking agency and the Federal Reserve
Board. Generally a federal savings association or its holding company can acquire or be acquired by any insured depository institution.

         FEDERAL SECURITIES LAW. CSB Financial's Common Stock is registered with the SEC under the Exchange Act. CSB Financial is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

BANK REGULATION

         GENERAL. As a federally chartered, SAIF-insured savings bank, the Savings Bank is subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with various federal statutory and regulatory requirements. The Savings Bank is also subject to certain reserve requirements promulgated by the Federal Reserve Board.

         The OTS, in conjunction with the FDIC, regularly examines the Savings Bank and prepares reports for the consideration of the Savings Bank's Board of Directors on any deficiencies that they find in the Savings Bank's operations. The Savings Bank's relationship with its depositors and borrowers is also regulated to a great extent by federal law, especially in such matters as the ownership of savings accounts and the form and content of the Savings Bank's mortgage documents.

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
         The Savings Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other savings institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulations, whether by the OTS, the FDIC or the U.S. Congress could have a material impact on CSB Financial, the Savings Bank and their operations.

         INSURANCE OF DEPOSIT ACCOUNTS. The Savings Bank's deposit accounts are insured by the SAIF to a maximum of $100,000 for each insured member (as defined by law and regulation).

         Insurance of deposits may be terminated by the FDIC if a savings association or bank fails to meet certain minimum capital requirements or upon finding that the savings association or bank has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator. Management of the Savings Bank is unaware of any practice, condition or violation that might lead to termination of its deposit insurance.

         The FDIC charges an annual assessment for the insurance of deposits based on the risk a particular savings association poses to its deposit insurance fund. The risk-related assessment program requires a savings association to pay within a range of 23 cents to 31 cents per $100 of domestic deposits, depending upon the savings association's or bank's risk classification. This risk classification is based on a savings association's or bank's capital group and supervisory subgroup assignment. In addition, the FDIC is authorized to increase such deposit insurance rates semi-annually if necessary to cause the balance in the SAIF to reach the designated reserve ratio of 1.25% of SAIF-insured deposits within a reasonable period of time. Furthermore, the FDIC may impose special assessments on SAIF members to repay amounts borrowed from the U.S. Treasury or for any other reason deemed necessary by the FDIC. The Savings Bank's federal deposit insurance premium expense for the fiscal year ended June 30, 1995 was approximately $473,000.

         OTS ASSESSMENT. In addition to federal deposit insurance premiums, savings associations are required by OTS regulations to pay assessments to the OTS to fund the operations of the OTS. The general assessment is paid semi-annually and is computed based on a total consolidated assets of the institution. The Savings Bank's OTS assessment expense for the fiscal year ended June 30, 1995 was approximately $68,000.

         REGULATORY CAPITAL REQUIREMENTS. OTS capital regulations require savings associations to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) a leverage ratio (core capital) equal to at least 3% of total adjusted assets and (3) a risk-based capital requirement equal to 8.0% of total risk-weighted assets.

         As of June 30, 1995, the Savings Bank had tangible, core and risk-based capital of $33.1 million, $33.1 million and $33.8 million, respectively, which amounts significantly exceeded its applicable regulatory capital requirements by $28.7 million, $24.2 million and $22.0 million, respectively.

         On August 31, 1993, the OTS issued a final rule effective January 1, 1994, which set forth the methodology for calculating an interest rate risk ("IRR") component which is added to the risk-based capital requirements for OTS regulated thrift institutions. Under the final rule, savings associations with a greater than "normal" level of interest rate exposure will be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. Specifically, interest rate exposure will be measured as the decline in net portfolio value due to a 200 basis point change in market interest rates. The IRR component to be deducted from total capital is equal to one-half the difference between an institution's measured exposure and the "normal" level of exposure which is defined as two percent of the estimated economic value of its assets.

         The final rule establishes a two quarter "lag" between the reporting date that is used to calculate the IRR component and the effective date of each quarter's IRR component. Under the final rule, the Director of the OTS may waive or defer an institution's IRR component, but not decrease it unless it is decreased as the result of an appeal. The OTS intends to provide an appeal process under certain circumstances.

         PROMPT CORRECTIVE ACTION. Current law provides a system of prompt corrective action to resolve the problems of undercapitalized savings associations and banks. Under this system, the federal banking regulators are required to take certain supervisory actions against undercapitalized savings associations and banks, the severity of which depends upon the

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

degree of undercapitalization. At June 30, 1995, the Savings Bank was "well capitalized" under the regulations and not subject to any restrictions.

         DIVIDEND AND OTHER CAPITAL DISTRIBUTION LIMITATIONS. OTS regulations require the Savings Bank to give the OTS 30 days' advance notice of any proposed declaration of dividends to CSB Financial, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to CSB Financial. In addition, the Savings Bank may not declare or pay a cash dividend on its capital stock if the effect thereof would be to (i) cause the Savings Bank to be undercapitalized or (ii) reduce the regulatory capital of the Savings Bank below the amount required for the liquidation account established when the Savings Bank converted from mutual to stock form. In addition, the OTS could prohibit a proposed capital distribution by any savings association, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

         QTL TEST. The Home Owners' Loan Act, as amended ("HOLA"), requires savings associations to meet a qualified thrift lender ("QTL") test. If the Savings Bank maintains an appropriate level of qualified thrift investments (primarily residential mortgages and related investments, including certain mortgage-backed securities) ("QTIs") and otherwise qualifies as a QTL, it will continue to enjoy full borrowing privileges from the FHLB of which it is a member. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings associations may include shares of stock of the FHLBs, FNMA and FHLMC as qualifying QTIs. As of June 30, 1995, the Savings Bank was in compliance with its QTL requirement with 81.5% of its assets invested in QTIs.

         A savings association that does not meet a QTL test must either convert to a bank charter or comply with the following restrictions on its operations:
(i) the savings association may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the savings association shall be restricted to those of a national bank; (iii) the savings association shall not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the savings association shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the savings association ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

         LOANS-TO-ONE BORROWER. Generally, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of the savings association's unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate.

         COMMUNITY REINVESTMENT. Under the Community Reinvestment Act ("CRA"), as implemented by OTS regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings association, to assess the savings association's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. Financial institutions are required to publicly disclose its CRA rating and the OTS is required to provide a written evaluation of the institution's CRA performance utilizing a four tiered descriptive rating system. The Savings Bank received a rating of "satisfactory" as a result of its last evaluation.

         TRANSACTIONS WITH AFFILIATES. Generally, restrictions on transactions with affiliates require that transactions between a savings association or its subsidiaries and its affiliates be on terms as favorable to the savings association as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of the savings association's capital and require collateral in specified amounts. Affiliates of the Savings Bank include CSB Financial and any other company which would be under common control with the Savings Bank. Furthermore, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate which is not a subsidiary.

         A savings association's authority to extend credit to its officers, directors and 10% shareholders, as well as to entities that such persons control is currently governed by Sections 22 (g) and 22(h) of the Federal Reserve Act and Regulation O promulgated by the Federal Reserve Board. Among other things, these regulations require such loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans the savings association may make to such persons based, in part, on the savings association's capital position, and require certain approval procedures to be followed. OTS regulations, with minor variation, apply Regulation O to savings associations.

         BRANCHING BY FEDERAL SAVINGS ASSOCIATIONS. Federal savings associations are permitted to establish interstate branches to the full extent permitted by statute (which is essentially unlimited). This permits savings associations with interstate networks to diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal associations. However, the OTS will evaluate a branching applicant's record of compliance with the CRA. A poor CRA record may be the basis for denial of branching application.

         FEDERAL HOME LOAN BANK SYSTEM. The Savings Bank is a member of the FHLB-Atlanta, which is one of 12 FHLB banks that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

         As a member, the Savings Bank is required to purchase and maintain stock in the FHLB - Atlanta in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At June 30, 1995, the Savings Bank had $1.2 million in FHLB stock, which was in compliance with this requirement.

         The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. For the fiscal year ended June 30, 1995, dividends paid by the FHLB-Atlanta to the Savings Bank totaled approximately $100,000.

         FEDERAL RESERVE SYSTEM. The Federal Reserve Board requires all depository institutions to maintain cash and noninterest-bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy the liquidity requirements that are imposed by the OTS. At June 30, 1995, the Savings Bank was in compliance with all applicable Federal Reserve Bank reserve requirements.

         Savings associations have authority to borrow from the Federal Reserve Bank "discount window," but Federal Reserve policy generally requires savings associations to exhaust FHLB-Atlanta sources before borrowing from the Federal Reserve system. The Savings Bank had no such borrowings at June 30, 1995.

                   PROPOSAL II -- ADJOURNMENT OF THE MEETING

         Approval of the Merger Agreement requires the affirmative vote of at least a majority of the votes entitled to be cast by the holders of CSB Financial Common Stock. In the event there is an insufficient number of shares present in person or by proxy at the Special Meeting to approve the Agreement, the Board of Directors of CSB Financial intends to adjourn the Special Meeting to a later date. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting.

         The effect of any such adjournment would be to permit CSB Financial to solicit additional proxies for approval of the Merger Agreement. While such an adjournment would not invalidate any proxies previously filed, including those voting against the Merger Agreement, it would give CSB Financial the opportunity to solicit additional proxies in favor of the Merger Agreement.

         THE BOARD OF DIRECTORS OF CSB FINANCIAL RECOMMENDS A VOTE "FOR" APPROVAL OF THE ADJOURNMENT UNDER THE CIRCUMSTANCES DESCRIBED HEREIN. APPROVAL OF THE ADJOURNMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF CSB FINANCIAL COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE SPECIAL MEETING.


               SHAREHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

      If the Merger is not completed, the next annual meeting of shareholders of CSB Financial is expected to be held October 17, 1996. Any proposal that a shareholder wishes to have included in CSB Financial's Proxy Statement for the 1996 Annual Meeting must be received by the Secretary of CSB Financial at CSB Financial's executive offices, 2120 Langhorne Road, Lynchburg, Virginia 24501-1424, no later than May 22, 1996. If such proposal is in compliance with the requirements of Rule 14a-8 under the Exchange Act, the proposal will be inclued in the proxy statement and set forth on the form of proxy issued for the 1996 Annual Meeting. It is urged that any such proposals be sent by certified mail, return receipt requested.


                                     EXPERTS

         The consolidated financial statements of CSB Financial at June 30, 1995, and 1994, and for each of the years in the three year period ended June 30, 1995, appearing in this Proxy Statement, have been audited by Cherry, Bekaert & Holland, L.L.P., independent auditors, whose report thereon appears elsewhere in this Proxy Statement, which is included in this Proxy Statement in reliance upon such firm's reports given upon the authority of such firm as an experts in accounting and auditing.

         The consolidated financial statements of One Valley at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in the Prospectus/Proxy Statement and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated herein by reference which, as to the year 1993, are based in part on the report of Crowe, Chizek and Company, LLP, independent auditors. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.


                                  LEGAL MATTERS

         The validity of the One Valley Common Stock to be issued to CSB Financial Shareholders pursuant to the Merger and certain other legal matters in connection with the Merger will be passed upon for One Valley by Jackson & Kelly, Charleston, West Virginia. James K. Brown, a director of One Valley, is a partner in Jackson & Kelly.

         Certain legal matters in connection with the Merger will be passed upon for CSB Financial by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, management of One Valley and CSB Financial know of no other business that will come before the Special Meeting. Should any other matters properly come before the Special Meeting, the proxy in the enclosed form confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any other matter in accordance with the direction of the Board of Directors of CSB Financial.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                PAGE

CSB FINANCIAL CORPORATION:

         Independent Auditors' Report                                                            F-1

         Consolidated Statements of Financial Condition as of June 30, 1995
                  and 1994                                                                       F-2

         Consolidated Statements of Income for the Years Ended
                  June 30, 1995, 1994, and 1993                                                  F-3

         Consolidated Statements of Cash Flows for the Years Ended
                  June 30, 1995, 1994, and 1993                                                  F-4

         Consolidated Statements of Changes in Stockholders' Equity for the
                  Years Ended June 30, 1995, 1994, and 1993                                      F-6

         Notes to Consolidated Financial Statements                                              F-7

         Unaudited Interim Consolidated Financial Statements                                    F-33

         Consolidated Statements of Financial Condition as of December 31, 1995
                  and 1994 (Unaudited)                                                          F-33

         Consolidated Statements of Income for the
                  Six Months Ended December 31, 1995 and
                  1994 (Unaudited)                                                              F-34

         Consolidated Statements of Changes in Stockholders Equity
                  for the Six Months Ended December 31, 1995
                  and 1994 (Unaudited)                                                          F-35

         Consolidated Statements of Cash Flows for the
                  Six Months Ended December 31, 1995 and
                  1994 (Unaudited)                                                              F-36

         Notes to Interim Consolidated Financial
                  Statements (Unaudited)                                                        F-38



(Cherry Bekaert & Holland Logo)

                         Report of Independent Auditors




The Board of Directors and Stockholders
CSB Financial Corporation
Lynchburg, Virginia

We have audited the accompanying consolidated statements of financial condition of CSB Financial Corporation and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Financial Corporation and subsidiaries as of June 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995 in conformity with generally accepted accounting principles.


                                      /s/ Cherry, Bekaert & Holland, L.L.P.

Lynchburg, Virginia
August 9, 1995

CSB FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                  JUNE 30
(In thousands)                                             1995         1994
----------------------------------------------------------------------------

ASSETS
Cash and cash equivalents                        $       7,169    $     3,375
Interest bearing deposits                                   40            442
Trading securities                                           -              -
Marketable equity securities                            48,077         47,499
Securities available for sale                            8,490         25,353
Investment securities (estimated market value
  of $60,055 and $23,724)                               59,685         24,462
Mortgage-backed securities (estimated market value
  of $27,595 and $18,325)                               27,683         18,929
Mortgage-backed securities available for sale                -              -
Loans receivable, net                                  144,012        124,132
Loans held for sale                                        140          1,230
Foreclosed real estate                                       -            411
Property and equipment, net                              4,830          4,045
Accrued interest receivable                              2,065          1,901
Deferred income taxes                                    1,039          1,090
Goodwill                                                 2,101              -
Other assets                                               485            297
-----------------------------------------------------------------------------
                                                  $    305,816    $   253,166
-----------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits                                        $    244,065    $   196,008
  Advances and other borrowings                         14,500         11,499
  Advances from borrowers for taxes and insurance          555            640
  Other liabilities                                      1,622          1,424
-----------------------------------------------------------------------------
     Total liabilities                                 260,742        209,571
-----------------------------------------------------------------------------

Commitments and Contingencies

Stockholders' Equity:
  Preferred stock, par value $.01 per share,
    authorized 500,000 shares; issued and
    outstanding, none                                        -             -
  Common stock, par value $.01 per share,
    authorized 4,000,000 shares; issued
    2,818,660 (Issued 9/24/93)                              28            28
  Additional paid-in capital                            27,009        26,937
  Retained earnings, substantially restricted           24,594        23,163
  Unrealized gain (loss) on assets available
    for sale, net                                     (  1,634)     (  1,738)
  Unearned shares held by:
    Employee Stock Ownership Plan                     (  1,822)     (  2,018)
    Recognition and Retention Plans                   (    762)     (    979)
  Treasury stock, at cost, 176,912 and 138,000 shares (  2,339)     (  1,798)
-----------------------------------------------------------------------------
     Total stockholders' equity                         45,074        43,595
----------------------------------------------------------------------------
                                                  $    305,816   $   253,166
----------------------------------------------------------------------------



See notes to consolidated financial statements.

CSB FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME


                                                      FOR THE YEAR ENDED JUNE 30
(In thousands except                              1995          1994         1993
per share amounts)

INTEREST INCOME:
  Loans                                       $ 11,069      $ 10,179      $ 10,868
  Marketable equity securities                   2,910         2,298         1,589
  Mortgage-backed securities                     1,694         1,088         1,255
  Overnight deposits                               321           235           157
  Other securities                               3,500         2,497         2,570
  Trading account securities                         -             8            16
----------------------------------------------------------------------------------
    Total interest income                       19,494        16,305        16,455
----------------------------------------------------------------------------------

INTEREST EXPENSE:
  Deposits                                      10,070         7,635         8,671
  Borrowed money                                   781           630           475
----------------------------------------------------------------------------------
    Total interest expense                      10,851         8,265         9,146
----------------------------------------------------------------------------------
      Net interest income                        8,643         8,040         7,309
      Provision for credit losses                  276            38           277
----------------------------------------------------------------------------------
      Net interest income after
       provision for credit losses               8,367         8,002         7,032
----------------------------------------------------------------------------------

NON-INTEREST INCOME:
  Loan and other customer service fees             315           237          171
  Gain (loss) on sale of:
    Loans                                           29           369          217
    Trading and other securities                   243       (   234)      (   33)
  Market value adjustment of:
    Loans                                      (    43)      (    83)          10
    Trading and equity securities                    -       (     1)      (  145)
  Servicing fee income                             127            90           36
  Other                                             38            36           26
---------------------------------------------------------------------------------
    Total non-interest income                      709           414          282
---------------------------------------------------------------------------------

NON-INTEREST EXPENSE:
  Personnel                                      3,353         2,767        2,110
  Office occupancy and equipment                   637           585          517
  Federal deposit insurance premiums               473           452          404
  Net (gain) loss from foreclosed real estate  (    74)            -           99
  Advertising                                      286           167          172
  Data processing                                  360           299          249
  Other                                            776           544          461
---------------------------------------------------------------------------------
    Total non-interest expense                   5,811         4,814        4,012
---------------------------------------------------------------------------------
  Income before income taxes                     3,265         3,602        3,302
  Income tax expense                             1,095         1,260        1,205
---------------------------------------------------------------------------------
    Net income                                $  2,170      $  2,342     $  2,097
---------------------------------------------------------------------------------

  Primary earnings per share                     $0.89         $0.94          N/A

  Fully diluted earnings per share               $0.88         $0.93          N/A



See notes to consolidated financial statements.

CSB FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                       YEAR ENDED JUNE 30
(In thousands)                                       1995       1994      1993
------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income                                        $ 2,170   $ 2,342    $ 2,097
  Adjustments to reconcile net income to net
    cash provided (used in) by operating activities
      Provision for credit losses                       276        38        277
      Provision for losses (recoveries) on
        foreclosed property                         (   128)        -         99
      Depreciation and amortization                     356       218        188
      Deferred income taxes                         (    13)       22    (    71)
      Realized and unrealized investment
        security (gains) losses                     (   243)      235        168
      Realized and unrealized loan sale
        (gains) losses                                   41   (   286)   (   217)
      Purchases of trading account securities             -         -    (13,949)
      Proceeds from sales of trading account
        securities                                        -     1,007     13,911

      Loans originated for sale                     ( 1,339)  ( 9,191)   (16,996)
      Proceeds from sales of loans originated
        for sale                                      2,388    24,626        617
      (Increase) decrease in interest receivable    (   164)  (   311)       146
      (Increase) decrease in other assets           (   188)       75    (   272)
      Increase (decrease) in other liabilities          371   (    86)     1,150
      Increase (decrease) in income taxes payable   (   173)  (    24)   (   326)
---------------------------------------------------------------------------------
Net cash provided by (used in) operating
  activities                                          3,354    18,665    (13,178)
---------------------------------------------------------------------------------


CASH FLOWS FROM INVESTING ACTIVITIES:

      Proceeds from maturities of investment
        securities                                   14,464     15,171    34,093
      Proceeds from sale of marketable equity
        securities                                      905     15,499     6,002
      Principle collected on mortgage-backed
        securities                                    4,154     10,084     9,086
      Proceeds from sales of mortgaged-backed
        securities                                    9,853          -         -
      Purchase of mortgage-backed securities        (22,668)   ( 9,830)  (13,090)
      Purchase of marketable equity securities      (   839)   (27,331)  (12,500)
      Purchases of investment securities and
        interest-bearing deposits                   (32,748)   (30,831)  (34,160)
      Proceeds from sale of loans from portfolio          -          -    19,050
      Net (increase) decrease in loans receivable   (20,156)   (11,728)  (14,880)
      Purchases of premises and equipment           ( 1,056)   (   381)  ( 1,970)
      Payment of branch acquisition premium         ( 2,186)         -         -
      Proceeds from sale of foreclosed real estate      539          -         -
      Disposal of obsolete equipment                      -         85         -
--------------------------------------------------------------------------------
  Net cash provided by (used in) investing
  activities                                        (49,738)   (39,262)  ( 8,369)
---------------------------------------------------------------------------------

CSB FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continuation from Preceding Page)


                                                       YEAR ENDED JUNE 30
(In thousands)                                     1995       1994      1993
----------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Net increase (decrease) in customer
    deposits                                     $ 6,892   $( 4,001)   $ 9,053
  Acquisition of deposits                         41,165          -          -
  Proceeds from advances and other
    borrowed money                                28,138      1,499     10,000
  Repayments of advances and other
    borrowed money                               (25,137)         -     (1,150)
  Net increase (decrease) in advance
    payments by borrowers                        (    85)   (   235)         -
  Proceeds from sale of stock                          -     26,933          -
  Purchase of stock by ESOP                            -    ( 2,208)         -
  Purchase of stock by RRPs                             -    ( 1,104)        -
  Proceeds/allocation of ESOP and RRPs                513        356         -
  Purchase of treasury stock                     (   660)   ( 1,836)         -
  Proceeds from reissuance of stock through
    exercise of options                               91         29          -
  Payment of cash dividend                       (   739)   (   383)         -
------------------------------------------------------------------------------
Net cash provided by (used in) financing
  activities                                      50,178     19,050     17,903
------------------------------------------------------------------------------

Increase (decrease) in cash and
  cash equivalents                                 3,794     (1,547)    (3,644)
Cash and cash equivalents at beginning
  of period                                        3,375      4,922      8,566
------------------------------------------------------------------------------

Cash and cash equivalents at end of period       $ 7,169    $ 3,375    $ 4,922
------------------------------------------------------------------------------



Supplemental disclosures:

Cash paid for:
  Interest on deposits, advances, and
    other borrowings                             $11,095    $ 8,281    $ 9,169

  Income taxes                                   $ 1,282    $ 1,133    $ 1,602

Noncash investing and financing activity:
  Unrealized gain (loss) on "Available
    for Sale" securities                         $   168    $(2,650)   $     -
  Deferred tax increase (decrease)               $(   64)   $   912    $     -
  Transfer from loans to foreclosed real
    estate (in-substance foreclosure)            $     -    $     -    $   510


See notes to consolidated financial statements.

CSB FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY




                                                               UNREALIZED
                                                               GAIN (LOSS)
                                      ADDITIONAL                ON ASSETS
                              COMMON   PAID-IN     RETAINED     AVAILABLE     ACQUIRED   ACQUIRED   TREASURY
(In thousands)                STOCK    CAPITAL     EARNINGS   FOR SALE, NET   BY ESOP    BY RRPs     STOCK      TOTAL
---------------------------------------------------------------------------------------------------------------------

Balance at June 30, 1992    $     -   $     -     $19,011     $     -      $      -     $     -     $     -    $19,011

  Net Income                      -         -       2,097           -             -           -           -      2,097
----------------------------------------------------------------------------------------------------------------------

Balance at June 30, 1993          -         -      21,108           -             -           -           -     21,108

  Net Income                      -         -       2,342           -             -           -           -      2,342
Cumulative effect of change
  in accounting principle         -         -          96         (96)            -           -           -          -
Change in unrealized loss on
  assets available for sale,net   -         -           -      (1,642)            -           -           -     (1,642)
Sale of stock                    28    26,905           -           -        (2,208)     (1,104)          -     23,621
Allocated/Earned ESOP & RRPs
  shares                          -        41           -           -           190         125           -        356
Stock reacquired at cost          -         -           -           -             -           -      (1,836)    (1,836)
Stock reissued for options
  exercised                       -        (9)          -           -             -           -          38         29
Cash dividends declared
  ($0.225 per share)              -         -        (383)          -             -           -           -       (383)
-----------------------------------------------------------------------------------------------------------------------

Balance at June 30, 1994         28    26,937      23,163      (1,738)        (2,018)      (979)     (1,798)    43,595

  Net Income                      -         -       2,170           -              -          -           -      2,170
Change in unrealized loss on
  assets available for sale,net   -         -           -         104              -          -           -        104
Allocated/Earned ESOP & RRPs
  shares                          -       100           -           -            196        217           -        513
Stock reacquired at cost          -         -           -           -              -          -      (  660)    (  660)
Stock reissued for options
  exercised                       -    (   28)          -           -              -          -         119         91
Cash dividends declared
  ($0.325 per share)              -         -      (  739)          -              -          -           -     (  739)
-----------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1995    $    28   $27,009     $24,594     $(1,634)       $(1,822)   $(  762)    $(2,339)   $45,074
======================================================================================================================


See notes to consolidated financial statements.

                   CSB FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1995, 1994 and 1993


CSB Financial Corporation (the Company) is a unitary thrift holding company whose principal asset is its wholly owned subsidiary, Cooperative Savings Bank, F.S.B. ("the Bank" or "Co-operative"). Cooperative is a federally chartered stock savings bank organized under the United States Home Owner's Loan Act. CSB Financial Services, Inc., another wholly-owned subsidiary of the Company was incorporated in June 1995.

The accounting and reporting policies of the Company and subsidiaries conform with generally accepted accounting principles (GAAP). A brief description of the Company's significant accounting policies is presented below.


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of CSB Financial Corporation and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. The Company also presents herein condensed parent company financial information. Prior year amounts are reclassified when necessary to conform with current year classifications.

Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents. Cash and cash equivalents for the years presented include cash on hand, amounts due from banks, and overnight investments including federal funds. Certificates of deposit with initial maturities greater than three months are shown separately as interest-bearing deposits.


Investment Securities and Mortgage-Backed Securities

The Company adopted the provisions of Statement of Financial Accounting Standards No. 115 ("SFAS 115"), Accounting for Certain Investments in Debt and Equity Securities, as of July 1, 1993. Under SFAS 115, the Bank classifies its debt and marketable equity securities as either trading, held-to-maturity, or available-for-sale. Mortgage-backed securities are accounted for in the same manner as debt and equity securities.

Investments in debt securities classified as held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the level yield method. The Company has the ability and positive intent to hold these securities to maturity and, accordingly, adjustments are not made for temporary declines in fair value below amortized cost.

Investments in debt and equity securities classified as available-for-sale are stated at fair value, based on quoted market prices, with unrealized holding gains and losses excluded from earnings and reported as a net amount, net of related income taxes, as a separate component of stockholders' equity until realized. Investment in the restricted stock of Federal Home Loan Bank of Atlanta is stated at cost. A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

Investments in debt and equity securities classified as trading are stated at fair value. Unrealized holdings gains and losses for trading securities are included in earnings.

Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains and losses are recognized in earnings for transfers into trading securities. Unrealized holdings gains or losses associated with transfers of securities from held-to-maturity to available-for-sale are recorded as a separate component of stockholders' equity. The unrealized holding gains or losses included in a separate component of equity for securities transferred from available-for-sale to held-to-maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with amortization or accretion of premium or discount on the associated security.

Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Loans Held For Sale

The Company identifies loans which may be sold prior to maturity. Such identification as held-for-sale is made at the time of origination. These loans are classified as held-for-sale and recorded at the lower of cost or market value on an aggregate basis. Any gain or loss in the market value or actual sale of these loans is recorded in non-interest income.

Credit Losses

Loans receivable are stated at their face or par value, net of unearned purchase discounts, discounts resulting from add-on interest, participation or whole-loan interests owned by others, deferred loan fees, allowance for credit losses, and undisbursed loans in process. Valuation allowances for estimated credit losses are established by charges to earnings when any material and estimable decline in value is deemed to have occurred. The determination of the adequacy of the valuation allowances is based on a detailed analysis and classification of loans with known or anticipated adverse performance characteristics, and included consideration of historical patterns, industry experience, current economic conditions, changes in the composition and risk characteristics of the loan portfolio, and other factors deemed relevant to the collectibility of the loans currently outstanding.

Foreclosed Real Estate

Foreclosed real estate consists of property acquired in settlement of loans, whether through actual foreclosure or in-substance foreclosure on delinquent loans. Such property is stated initially at the lower of cost or fair value, and is subsequently maintained at the lower of cost or fair value less estimated cost to sell.

Property, Equipment and Depreciation

The various classes of property are stated at cost, and are depreciated by the straight-line method over their estimated useful lives of 5 to 50 years for buildings and improvements and 3 to 10 years for furniture, fixtures, and equipment. Repairs are expensed as incurred. Leasehold improvements are capitalized and amortized over the shorter of their useful lives or the term of the lease. The cost and accumulated depreciation of property are eliminated from the accounts upon disposal, and any resulting gain or loss is included in the determination of net income.

Goodwill

Goodwill, representing the excess purchase price over the fair value of net assets acquired is reported net of accumulated amortization. Goodwill is amortized on a straight line basis over 15 years.

Income Taxes

The Company adopted the Statement of the Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes for the fiscal year ended June 30, 1993. SFAS 109 requires the asset-and-liability method of accounting for income taxes. Under the asset-and-liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.


Loan Origination Fees, Costs, Discounts and Premiums

Loan fees are accounted for in accordance with the Statement of Financial Accounting Standards No. 91 ("SFAS 91"), Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. Under SFAS 91, loan origination and commitment fees and certain direct loan origination costs are deferred. Upon the expiration of unfunded commitments the related fees are recognized into income as loan fees. Loan origination fees on funded commitments and related direct costs are amortized into income on loans as yield adjustments over the contractual life of related loans using the level-yield method.

Sales of Mortgage Loans, Mortgage-Related Securities, and
Foreclosed Real Estate

Gains and losses on the sales of loans, participation interests in loans, and foreclosed real estate are accounted for by imputing gain or loss on those sales where a yield rate guaranteed to the buyer is more or less than the contract interest rate being collected, in the case of loans, and where foreclosed property is sold on financing terms more or less favorable than the prevailing market terms for similar property. Such gains or losses are recognized in the financial statements for the year of sale. The Company services loans that have been sold with servicing retained by the Company. Such loan balances are not included in the accompanying statements of financial condition. Deferred loan fees on loans sold are treated as adjustments to basis in determining gain or loss on the sale.

Earnings Per Share

Earnings per share of common stock for the fiscal year ended June 30, 1995, have been computed by dividing the net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Stock options are regarded as common stock equivalents and are therefore considered in both primary and fully diluted earnings per share calculations. Common stock equivalents are computed using the treasury stock method.

Shares acquired by the employee stock benefit plans are accounted for in accordance with AICPA Statement of Position 93-6 and are not considered in the weighted average shares outstanding until the shares have been earned by the employees and/or committed to be released.

Earnings per share of common stock for the fiscal year ended June 30, 1994, have been computed by dividing the net income for the twelve month period by the calculated weighted average number of shares of common stock and common stock equivalents which would have been outstanding if the conversion had occurred on the first day of the fiscal year rather than on September 24, 1993.

Earnings per share information for fiscal year ended June 30, 1993, is not meaningful because the Company did not complete its stock conversion until September 23, 1993.

Conversion to Stock Ownership

On September 24, 1993, the Company issued 2,818,660 shares of $0.01 par value common stock at $10.00 per share and became the parent company of the Bank. Net proceeds, after deducting conversion expenses and underwriters' discounts of $1,254,000, were $26,933,600 and are reflected as common stock and additional paid-in capital in the accompanying consolidated statement of financial condition.

As part of the conversion to stock form, the Bank established an Employee Stock Ownership Plan ("ESOP") for eligible employees. The ESOP purchased 220,800 common shares of the Company issued in the conversion, which was funded by a loan from the Company. In accordance with generally accepted accounting principles, the unpaid balance of the ESOP loan has been eliminated on the Company's consolidated statement of financial condition. Stockholders' equity has been reduced by the aggregate purchase price of the shares owned by the ESOP net of the shares committed to be released. Contributions to the ESOP by the Bank are made to fund the principal and interest payments on the debt of the ESOP. As of June 30, 1995, 38,640 shares were committed to be released.

Additionally, the Bank established four Recognition and Retention Plans ("RRPs"), which purchased 51,740 common shares of the Company, issued in the conversion. An additional 58,660 common shares were purchased from the authorized but unissued shares concurrently with the conversion. The funds used to acquire the RRPs shares were contributed by the Bank. These shares are available for issuance to directors and employees in key management positions with the Bank. The aggregate purchase price of all the shares owned by the RRPs net of the amortized expense to the extent that the participants are vested in the awarded shares is reflected as a reduction of stockholders' equity. As of June 30, 1995, 16,629 shares had been distributed to employees.

Treasury Stock

On two separate occasions, December 2, 1994 and January 18, 1994, the Company received regulatory authority to repurchase up to five percent of its outstanding common stock, 134,417 shares and 140,933 shares, respectively, a total of 275,350 shares of the Company's common stock. The primary purpose of the Company's stock repurchase plan is to accumulate shares of common stock so that they may be reissued under the Company's stock option plans which were approved by the stockholders on February 11, 1994. At June 30, 1995, the Company held 176,912 shares in Treasury Stock at an average purchase price of $13.22 per share.

NOTE 2 - INVESTMENT SECURITIES

Investment Securities are summarized below:



                                                 June 30, 1995                        June 30, 1994
                                     -----------------------------------  -------------------------
                                     Amortized  Gross Unrealized  Market  Amortized  Gross Unrealized  Market
(In thousands)                          Cost     Gain    Losses   Value     Cost      Gain     Losses  Value
------------------------------------------------------------------------------------------------------------

Marketable Equity Securities,
 Available for Sale
  U.S. Government securities funds    $ 8,000   $  -   $  247    $ 7,753   $  8,000   $ -    $   366  $ 7,634
  Adjustable rate mortgage funds       38,964      -    1,270     37,694     38,964     -      1,544   37,420
  FHLMC Stock                             937      8        -        945        957     -         43      914
  FHLB Stock                            1,195      -        -      1,195      1,531     -          -    1,531
  Other equity securities                 442     48        -        490          -     -          -        -
-------------------------------------------------------------------------------------------------------------

    Total                              49,538     56    1,517     48,077     49,452     -      1,953   47,499
-------------------------------------------------------------------------------------------------------------

Securities Available For Sale
  U.S. Government and federal
   agency obligations                   8,474     16        -      8,490     13,973     3        602   13,374
  Corporate and other securities            -      -        -          -     12,055    15         91   11,979
-------------------------------------------------------------------------------------------------------------
    Total                               8,474     16        -      8,490     26,028    18        693   25,353
-------------------------------------------------------------------------------------------------------------
Investment Securities, Held to Maturity
  U.S. Government and federal
   agency obligations                  31,011    510      194     31,327     11,999    56        260   11,795
  State and political subdivision
   obligations                          1,042      7        -      1,049          -     -          -        -
  Corporate and other securities       27,632    314      267     27,679     12,463     -        534   11,929
-------------------------------------------------------------------------------------------------------------
    Total                              59,685    831      461     60,055     24,462    56        794   23,724
-------------------------------------------------------------------------------------------------------------

       Total investment securities   $117,697   $903   $1,978   $116,622    $99,942   $74    $ 3,440  $96,576
-------------------------------------------------------------------------------------------------------------

Proceeds from the sale of marketable equity securities during the fiscal year ended June 30, 1995, were $905,000. Gross gains of $152,000 were realized on those sales.

U. S. Government and federal agency securities with a carrying value of $9,975,000 and a market value of $10,140,000 were pledged as collateral for short term credit advances from the Federal Home Loan Bank of Atlanta.

The amortized cost and estimated market value of debt securities at June 30, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                           Amortized    Estimated
(In thousands)                               Cost      Market Value

U. S. Government and federal agency obligations:
  Due in one year or less                   $   998     $ 1,003
  Due after one year through five years      26,018      26,359
  Due after five years through ten years     12,469      12,455
---------------------------------------------------------------
      Total                                  39,485      39,817
State and political subdivision obligations:
  Due in one year or less                     1,042       1,049
---------------------------------------------------------------
Corporate and other securities:
  Due in one year or less                     3,972       3,992
  Due after one year through five years      20,658      20,670
  Due after five years through ten years      3,002       3,017
---------------------------------------------------------------
      Total                                  27,632      27,679
---------------------------------------------------------------
Grand Total                                 $68,159     $68,545
---------------------------------------------------------------

NOTE 3 - MORTGAGE-BACKED SECURITIES

The carrying values and estimated market values of mortgage-backed securities, which are classified as held to maturity, are summarized as shown below:


                                                 June 30, 1995                        June 30, 1994
                                     -----------------------------------  -------------------------
                                                  Gross                                Gross
                                     Amortized  Unrealized   Estimated    Amortized  Unrealized   Estimated
(In thousands)                          Cost    Gain  Loss  Market Value     Cost    Gain  Loss  Market Value
-------------------------------------------------------------------------------------------------------------

Mortgage-backed securities, net:
    FHLMC                           $ 2,459    $ 50  $  5    $ 2,504      $ 1,364   $ 8  $  12    $ 1,360
    FHLMC ARMs                          539      13     6        546          597     3      2        598
    FHLMC CMOs                       11,954     108    98     11,964        4,847     -    216      4,631
    FNMA                              1,177      34     -      1,211        1,368    37      -      1,405
    FNMA CMOs                         8,287      16   193      8,110        8,916     -    386      8,530
    GNMA                                  -       -     -          -            -     -      -          -
    GNMA CMOs                         2,030      13     8      2,035          352     -     10        342
    Privately issued CMOs             1,237       -    12      1,225        1,485     -     26      1,459
---------------------------------------------------------------------------------------------------------

        Total                       $27,683    $234  $322    $27,595      $18,929   $48  $ 652    $18,325
---------------------------------------------------------------------------------------------------------

Proceeds from the sale of mortgage-backed securities which were classified as available for sale during the fiscal year ended June 30, 1995 were $9,853,000. Gross gains of $91,000 were realized on those sales.

NOTE 4 - LOANS RECEIVABLE

Loans receivable at the end of each year were as shown below:

                                              June 30
(In thousands)                          1995           1994
-----------------------------------------------------------

Construction loans:
  One- to four- family               $  1,563        $  2,342
  Multi-family                            500             500
  Non-residential real estate           2,536               -
-------------------------------------------------------------
    Total                               4,599           2,842
-------------------------------------------------------------

Mortgage loans:
  One- to four- family                117,819         108,455
  Multi-family                          3,781           1,395
  Non-residential real estate          10,676           9,662
  Land                                  1,060           1,082
-------------------------------------------------------------
    Total                             133,336         120,594
-------------------------------------------------------------
      Total real estate loans         137,935         123,436

Other loans:
  Commercial                            8,574           3,847
  Consumer                              3,760           2,311
-------------------------------------------------------------
      Total                            12,334           6,158
-------------------------------------------------------------
   Total loans receivable             150,269         129,594
-------------------------------------------------------------

Less:
  Loans in process                      4,474           4,077
  Unearned discounts and
   deferred loan fees                     846             741
  Allowance for credit losses             937             644
-------------------------------------------------------------

    Loans receivable, net            $144,012        $124,132
=============================================================

An analysis of the allowance for credit losses follows:

                                         Year Ended June 30
(In thousands)                          1995     1994    1993
-------------------------------------------------------------

Balance, beginning of year              $ 644    $ 569   $ 289
Provision charged to operations           276       38     277
Loans charged off                        ( 16)       -    (  1)
Recoveries of loans charged off            33       37       4
--------------------------------------------------------------
   Balance at end of year               $ 937    $ 644   $ 569
==============================================================


Residential loans aggregating $19,333,000 have been pledged to the Federal Home Loan Bank of Atlanta as collateral for advances from that bank. See Note 10.


NOTE 5 - LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans are summarized as follows:

                                             June 30
(In thousands)                    1995         1994       1993
--------------------------------------------------------------

FHLMC                            $ 1,234     $ 1,485    $ 2,027
FNMA                              36,039      38,443     18,545
---------------------------------------------------------------

      Total                      $37,273     $39,928    $20,572
===============================================================



Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $206,000 at June 30, 1995, $254,000 at June 30, 1994, and $282,000 at June 30, 1993.



NOTE 6 - FORECLOSED REAL ESTATE

Foreclosed real estate consisted of the amounts shown below:

                                                  June 30
(In thousands)                                 1995      1994
-------------------------------------------------------------

In-substance foreclosure,
  net fair value                              $   -      $ 510
Less allowance for losses in value                -        (99)
---------------------------------------------------------------
    Foreclosed real estate, net               $   -      $ 411
==============================================================

An analysis of the allowance for losses on foreclosed real estate value follows:

                                            Year Ended June 30
(In thousands)                            1995     1994    1993
---------------------------------------------------------------

Balance, beginning of period              $ 99     $ 99    $  -
Provision charged to operations            (99)       -      99
Charge-offs                                  -        -       -
---------------------------------------------------------------
   Balance, end of period                 $  -     $ 99    $ 99
===============================================================


The net gain (loss) from foreclosed real estate consisted of the amounts shown below:

                                            Year Ended June 30
(In thousands)                            1995     1994    1993
---------------------------------------------------------------

Gain on sale of property                 $ 29      $  -    $   -
Less expenses:
  Provision for losses (recoveries)
    charged to operations                 (99)        -       99
  Maintenance, utilities, taxes
    and insurance                          54         -        -
----------------------------------------------------------------
    Net gain(loss)                       $ 74      $  -    $ (99)
-----------------------------------------------------------------


NOTE 7 - PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment were as shown below:
                                                    June 30
(In thousands)                                  1995      1994
--------------------------------------------------------------

Land                                           $ 1,155   $ 1,005
Office buildings and improvements                3,824     3,292
Leasehold improvements, net                        244       108
Furniture, fixtures and equipment                1,190       966
----------------------------------------------------------------
    Total                                        6,413     5,371

Less accumulated depreciation                   (1,583)   (1,326)
-----------------------------------------------------------------

    Net property and equipment                 $ 4,830   $ 4,045
----------------------------------------------------------------


Accumulated depreciation on property and equipment and the related depreciation expense were as shown below:

                                         Accumulated Depreciation
                                                  June 30
(In thousands)                             1995            1994
---------------------------------------------------------------

Buildings and improvements               $ 1,136        $ 1,019
Furniture, fixtures and equipment            447            307
---------------------------------------------------------------
    Total                                $ 1,583        $ 1,326
---------------------------------------------------------------

                                          Depreciation and
                                         Amortization Expense
                                          Year Ended June 30
(In thousands)                       1995        1994       1993
----------------------------------------------------------------

Buildings and improvements          $  118     $  109     $   92
Furniture, fixtures and equipment      143        100         87
----------------------------------------------------------------
    Total                              261        209        179
Leasehold improvements                  10          9          9
----------------------------------------------------------------
    Total                           $  271     $  218     $  188
----------------------------------------------------------------


NOTE 8 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable was as shown below:

                                                     June 30
(In thousands)                                   1995       1994
----------------------------------------------------------------

Interest on loans                              $   854    $  899
Interest and dividends on
  investment securities                          1,046       894
Interest on mortgage-backed securities             165       108
Interest on trading securities                       -         -
----------------------------------------------------------------
    Total                                      $ 2,065    $1,901
----------------------------------------------------------------

NOTE 9 - DEPOSITS

Savings deposits, summarized by interest rate, were as shown below:

                                                     June 30
(In thousands)                                   1995       1994
----------------------------------------------------------------

Negotiable order of withdrawal deposits
  Non-interest bearing                         $ 4,525   $ 3,426
  2.745%/0.000%                                    122         -
  2.802%/2.785%                                  5,914     5,484
  3.110%/3.124%                                 10,642    13,901
  3.391%/3.137%                                 13,470    14,472
----------------------------------------------------------------
    Total negotiable order of
      withdrawal deposits                       34,673    37,283
----------------------------------------------------------------
Passbook and statement deposits,
  0.00% to 6.76%                                40,521    41,440
----------------------------------------------------------------
Savings certificates and other term deposits
  3.99% or less                                  3,284    35,819
  4.00% to 4.99%                                35,839    50,046
  5.00% to 5.99%                                51,893    26,059
  6.00% to 6.00%                                62,276     3,516
  7.00% to 7.00%                                15,100       533
  8.00% to 8.99%                                   432     1,251
  9.00% to 9.99%                                    47        61
----------------------------------------------------------------
    Total savings certificates and
      other term deposits                      168,871   117,285
----------------------------------------------------------------
    Total deposits                            $244,065  $196,008
----------------------------------------------------------------

The  aggregate   amount  of  jumbo   certificates  of  deposit  with  a  minimum
denomination of $100,000 was approximately $3,986,000 at June 30, 1995, and $4,438,000 at June 30, 1994.

At June 30, 1995, scheduled maturities of certificates of deposit by various rate categories were as shown below.

                                      Period of Maturity
                                      From June 30, 1995
                         Within    One to
    (In thousands)      One Year  Three Years Thereafter   Total

Certificate accounts:
  3.99% or less         $ 3,284    $     -      $    -   $ 3,284
  4.00% to 4.99%         29,266      6,573           -    35,839
  5.00% to 5.99%         35,620     16,160         113    51,893
  6.00% to 6.99%         32,066     26,501       3,709    62,276
  7.00% to 7.99%            206      3,696      11,198    15,100
  8.00% to 8.99%            352          1          79       432
  9.00% to 9.99%             47          -           -        47
----------------------------------------------------------------
    Total              $100,841    $52,931     $15,099  $168,871
----------------------------------------------------------------


Interest expense on deposits is summarized as follows:

                                       Year Ended June 30
          (In thousands)          1995        1994        1993
--------------------------------------------------------------

Negotiable order of
  withdrawal deposits           $ 1,021     $ 1,034     $ 1,020
Passbook and statement deposits   1,487       1,332       1,246
Savings certificates and
  other term deposits             7,562       5,269       6,405
---------------------------------------------------------------
    Total                       $10,070     $ 7,635     $ 8,671
---------------------------------------------------------------

NOTE 10 - ADVANCES AND OTHER BORROWINGS

The Company's liability on advances and other borrowings at the end of each year was as shown below:

                                     Interest       June 30
(In thousands)                         Rate      1995      1994
---------------------------------------------------------------
Advances from Federal Home Loan
  Bank of Atlanta

Fixed rate credit (FRC) advances:
  Due within one year                 4.85%    $     -   $   500
                                      5.48%      1,500         -
  Due after one year but within
   five years                         5.48%          -     1,500
                                      6.09%      2,000     2,000
                                      6.55%      2,000     2,000
                                      6.75%      2,000     2,000
                                      7.10%      2,000         -
  Due after five years but within
   ten years                          7.10%          -     2,000

      Total FRC Advances                         9,500    10,000

Short term credit (STC) advances:
  Due within one year                 6.11%      5,000         -
----------------------------------------------------------------
      Total Advances                            14,500    10,000

Securities sold under agreements
  to repurchase, due on demand,
  variable rates                      4.6875%         -    1,499

      Total                                     $14,500  $11,499
----------------------------------------------------------------



Annual maturities of the advances are:


                           1996                      $ 6,500
                           1997                        2,000
                           1998                        2,000
                           1999                        2,000
                           2000                        2,000
                                                     -------
                                                     $14,500


The Bank's stock in the Federal Home Loan Bank of Atlanta was pledged as collateral for the advances along with a blanket floating lien on the Bank's real estate loans. At June 30, 1995, $19,333,000 in unspecified real estate loans were encumbered under this agreement. In addition, U. S. Government and federal agency securities with a carrying value of $9,975,000 and a market value of $10,140,000 were pledged as collateral for the short term credit advance.

NOTE 11 - INCOME TAXES

For 1995,  1994 and 1993,  federal  income taxes were computed by application of
Section 593 of the U.S. Internal Revenue Code which provides a special allowance for bad debts for qualified institutions. The bad debt deduction may be a "tax preference item" to which a minimum tax may apply.

The provision for income taxes consisted of the following elements.


                                       Year Ended June 30
(In thousands)                    1995        1994        1993
--------------------------------------------------------------

Tax paid or payable currently:
  Federal                        $   970     $1,068      $1,147
  State                              138        121         129
---------------------------------------------------------------
    Net amounts paid or
      payable currently            1,108      1,189       1,276
Income tax deferred to
  future periods                  (   13)        71       (  71)
----------------------------------------------------------------
    Total income tax expense     $ 1,095     $1,260      $1,205
---------------------------------------------------------------



The provision for income taxes differs from that computed at the statutory rate as shown below:


                                                       Amount              Percent of Pretax Income
                                                  Year Ended June 30          Year Ended June 30
(In thousands)                                  1995     1994      1993     1995     1994     1993
--------------------------------------------------------------------------------------------------

Tax at statutory rate                         $1,110   $ 1,225   $ 1,122    34.0%    34.0%    34.0%
Increases (decreases) in taxes
  resulting from:
  Exempt dividends                             (  17)    (  36)   (   30)   ( 0.5)   ( 1.0)    ( 0.9)
  State income taxes net of federal benefit       70        79        85      2.1      2.2       2.6
  Other                                        (  68)    (   8)       28    ( 2.1)   ( 0.2)      0.8
----------------------------------------------------------------------------------------------------
    Total income tax expense                  $1,095    $1,260    $1,205     33.5%    35.0%     36.5%
-----------------------------------------------------------------------------------------------------


The significant components of net deferred tax assets are listed below:

                                                     June 30
(In thousands)                                   1995        1994
-----------------------------------------------------------------
Components of the deferred tax asset:
  Bad debts                                    $   71     $   22
  Deferred income                                 249        249
  Market value adjustments on loans and
    trading and equity securities                   -         25
  Unrealized loss on securities available
    for sale                                      848        912
----------------------------------------------------------------
                                                1,168      1,208
Valuation allowance                                 -        (22)
-----------------------------------------------------------------
  Total deferred tax asset                      1,168      1,186
----------------------------------------------------------------

Components of the deferred tax liability:
  Accelerated depreciation                       (129)       (96)
-----------------------------------------------------------------
  Total deferred tax liability                   (129)       (96)
-----------------------------------------------------------------
      Net deferred tax asset                   $1,039     $1,090
----------------------------------------------------------------

The net deferred tax (benefit) consisted of the following elements in thousands:

                                       Year Ended June 30
(In thousands)                    1995        1994        1993
--------------------------------------------------------------

Income tax paid on income
  deferred to future periods     $ (71)      $   30     $   (33)
Income tax to market value
  adjustments                       25           24         (45)
Income tax accrued on difference
  between depreciation recorded
  on the books and amount
  deducted on tax return            33           17            7
----------------------------------------------------------------
      Net deferred income tax
      benefit                    $ (13)      $   71      $   (71)
-----------------------------------------------------------------
Net deferred tax change
  recognized in equity           $  64       $ (912)     $     -
----------------------------------------------------------------


The classification of the Bank's retained earnings for federal income tax purposes was as follows:

                                                     June 30
(In thousands)                                   1995       1994
----------------------------------------------------------------

Appropriations of net income representing
  tax bad debt deductions on which no
  income tax has been paid                      $ 7,250   $ 7,152
Tax-paid or tax-exempt income accumulated        15,591    15,301
                                                $22,841   $22,453


If any of the $7,250,000 untaxed retained earnings are used for other than bad debt losses, gross taxable income will be created to the extent of such amounts.

The Bank's income tax returns for the fiscal years ended June 30, 1991, 1992, and 1993 were recently examined by the Internal Revenue Service and a total of $141,100 assessed. Immediately subsequent to receipt of the adjustment, the Bank filed amended returns as a protective claim for the June 30, 1992 and 1993 fiscal years requesting refunds totaling $215,700. Additionally, the Bank filed a letter of written protest. Both the assessments and the protective claims have been placed on hold until an appeal date can be set. Neither amount has been recorded on the financial statements.

NOTE 12 - RESTRICTED RETAINED EARNINGS

The Bank is required by federal insurance regulations to maintain certain reserves for the sole purpose of absorbing losses. A federal insurance reserve was established for this purpose by an appropriation of retained earnings. In 1980, the requirement for a separate federal insurance reserve account was eliminated. However, amounts previously credited to this separate reserve account are designated "restricted retained earnings," and shall be used only for absorption of losses. The amount so designated totaled $2,291,000 at June 30, 1995.

In accordance with the current regulations concerning conversion from a mutual to a stock organization the Bank was required to establish a liquidation account equal to its net worth as of the latest statement of financial condition contained in the final offering circular. Such liquidation account is to be maintained for the benefit of depositors, as of the eligibility record date (November 30, 1992) who continue to maintain their deposits in the Bank after the conversion, in the event of a complete liquidation of the Bank. If, however, on any annual closing date of the Bank subsequent to November 30, 1992, the amount in any deposit account is less than the amount in such deposit account on November 30, 1992, then the interest in the liquidation account relating to such deposit account would be reduced by the amount of such reduction, and such interest will cease to exist if such deposit account is closed. The Bank may not declare or pay a cash dividend, or repurchase any of its capital stock if the effect thereof would cause the net worth of the Bank to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirements. At June 30, 1995, the unadjusted liquidation account totaled $20,548,000 and minimum regulatory capital was $11,780,000.

NOTE 13 - RETIREMENT PLANS, EMPLOYEE BENEFIT PROGRAMS

Pension Plan

The Bank participates in a multi-employer noncontributory defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during the last 5 years of employment. The Bank contributes to the plan annually based on actuarial funding guidelines. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Pension expense totaled $94,000 for 1995, $42,000 for 1994, and $32,000 for 1993, respectively.

Savings and Profit Sharing Plans

In addition to the defined benefit pension plan, the Bank also provides various defined contribution savings and profit sharing plans for the benefit of its full-time employees with at least one year of service. Contributions to these plans are made annually as determined by the Board of Directors.

All full-time employees of the Bank are eligible to participant in the Bank's Annual Performance Incentive Plan (APIP). Awards under this plan are based on various performance goals, such as individual production, unit performance, and overall Bank profitability, and are paid monthly, quarterly and annual depending on each individual's objectives. The allocation of funds for this plan are approved annually by the Board of Directors based on the goals and objectives stated for the upcoming fiscal year.

Contributions were as shown below by benefit.



                                               June 30
(In thousands)                         1995      1994      1993
---------------------------------------------------------------

Bank's 401k match                     $  56     $  44     $  44
Annual Performance Incentive Plan       147       191       222


Employee Stock Ownership Plan

At the time of the stock conversion, the Bank established an Employee Stock Ownership Plan (ESOP) covering all full-time employees, over the age of 21, with at least one year of service. The ESOP borrowed funds from the Company to purchase a total of 220,800 shares of the Company's Common Stock, the loan being collateralized by the Common Stock. Contributions by the Bank, along with dividends received on unallocated shares, are used to repay the loan with shares being released from the Company's lien proportional to the loan repayments. Annually on June 30, the released shares are allocated to the participants in the same proportion that their wages bear to the total compensation of all of the participants. At June 30, 1995, a total of 38,640 shares of the Company's Common Stock have been released and allocated to the Plan Participants.

The Company has elected to present these financial statements in accordance with the AICPA Statement of Position No. 93-6, Employers' Accounting for Employee Stock Ownership Plans, which was issued in November 1993. This SOP provides that the price of the shares issued and unreleased be charged to unearned compensation, a contra-equity account, and that when shares are released that the difference between the original price and the fair market value of those shares be recognized as expense in that period and recorded as an increase in additional paid-in capital. Also under this SOP, the dividends paid on allocated shares would be charged to retained earnings and those on unallocated shares are charged to expense to the extent that they are used to reduce the amount of the Bank's contribution which would be necessary to meet the loan repayment schedule. The total amounts charged to expense in the fiscal years ended June 30, 1995 and 1994, based on SOP No. 93-6, were $295,900 and $230,800, respectively.

SOP No. 93-6 also addressed the number of shares to be used for the Earnings-Per-Share calculation, therefore, the unreleased ESOP shares, 182,200 at June 30, 1995 and 204,200 at June 30, 1994, were not considered outstanding for this calculation. The market value of unreleased ESOP shares was $2,869,000 at June 30, 1995.

Recognition and Retention Plan

Also at the time of the stock conversion, the Bank purchased 110,400 shares at $10.00 per share of the Company's Common Stock to be awarded to directors, officers and employees in accordance with the provisions of the Recognition and Retention Plans. The cost of the shares awarded under these plans are recorded as unearned compensation, a contra equity account, and are recognized as an expense in accordance with the vesting requirements under the various plans. For the fiscal years ended June 30, 1995 and 1994, the amounts included in compensation expense were $216,900 and $124,700, respectively.

                                    Unawarded          Awarded
                                     Shares            Shares
Purchased by plan                    110,400                -
  Granted                           ( 77,556)          77,556
  Vested                                   -          (12,472)
--------------------------------------------------------------
June 30, 1994                         32,844           65,084
  Granted                           ( 28,268)          28,268
  Vested                                   -          (21,686)
  Cancelled                              800          (   800)
--------------------------------------------------------------
June 30, 1995                          5,376           70,866
=============================================================

Stock Option Plans

The Company established two stock option plans as part of the stock conversion for directors, officers and employees. The exercise price under both plans is the fair market price on the date of the grant, however, one is a non-qualified plan and the other an incentive stock option plan. A summary of the stock option activity is shown below:
                                                 Exercise     Average
                       Available    Options      Price        Exercise
                       for Grant   Outstanding   Per Share    Price

At inception           276,000             -          -              -
  Granted             (205,684)      205,684    $10.00-$13.00   $10.15
  Exercised                  -        (2,900)       $10.00      $10.00
----------------------------------------------------------------------
June 30, 1994           70,316       202,784    $10.00-$13.00   $10.15
  Granted             ( 50,988)       50,988    $13.50-$14.625  $14.27
  Exercised                  -      (  9,088)       $10.00      $10.00
  Cancelled              1,500      (  1,500)       $14.625     $14.63
----------------------------------------------------------------------
June 30, 1995           20,828       243,184    $10.00-$14.625  $10.99
======================================================================

NOTE 14 - COMMITMENTS AND CONTINGENCIES

The Company is lessee under several operating leases for equipment at various locations, and a licensing agreements for the operation of branches within two local retail establishments. Certain leases require other contingent rental payments for taxes. Total rent expense for all cancelable and non-cancelable leases was $49,000, $40,000 and $41,000, respectively, for each of the three years ended June 30, 1995. The minimum annual rental commitments under the noncancelable leases were as shown in the following table in thousands.

(In thousands)                 Equipment    Facilities    Total
---------------------------------------------------------------
Year Ending June 30
       1996                      $  4          $ 54       $ 58
       1997                         2            31         33
       1998                         -            31         31
       1999                         -            31         31
       2000                         -            30         30
--------------------------------------------------------------
           Total                $   6          $177       $183
--------------------------------------------------------------

A contract for $253,000 to renovate a branch was outstanding at June 30, 1995.

Other commitments are as discussed in Note 15.


NOTE 15 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.


                                               Contract or
                                             Notional Amount
                                                June 30
(In thousands)                               1995      1994
-----------------------------------------------------------

Financial instruments whose contract
  amounts represent credit risk
    Commitments to finance real
      estate acquisitions and
      construction                          $ 3,439   $ 2,590
    Consumer and commercial loans             2,361     1,938
    Unfunded lines-of-credit                  6,431     3,717
-------------------------------------------------------------
        Total                               $12,231   $ 8,245
-------------------------------------------------------------

Total commitments to finance real estate acquisitions and construction at June 30, 1995 included $1,839,000 in adjustable rate loans and $1,600,000 in fixed rate loans. Fixed rate loans included $860,000 in 30 year loans, $372,000 in 12 to 27 year loans and the rest in loans of 10 years or less.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counter party. Collateral normally consists of real property.

NOTE 16 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

The Company grants residential, commercial, and installment loans to customers mainly in the Central and Southside Regions of Virginia. The Company has a loan portfolio, consisting principally of residential mortgage loans, and is not dependent upon any particular economic sector, although the portfolio as a whole may be affected by general economic factors of the Central and Southside Virginia Regions.

At June 30, 1995, the Company held cash and interest bearing deposits in three financial institutions. Accounts in each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. There were total uninsured balances of $143,000 at June 30, 1995.


NOTE 17 - RELATED PARTY TRANSACTIONS

The Company has made loans in the ordinary course of business to various officers and directors generally collateralized by the individual's personal residences or by savings accounts in the Bank. The aggregate balance of such loans which exceed $60,000 in aggregate outstanding amount for any officer or director is summarized below:

                                          Year Ended June 30
(In thousands)                        1995      1994      1993
--------------------------------------------------------------

Beginning balance                    $2,640    $2,415    $  501
New loans originated                    378       564     1,340
Existing loans of new directors           -         -       689
Repayments                             (355)     (339)     (115)
----------------------------------------------------------------
    Ending Balance                   $2,663    $2,640    $2,415
---------------------------------------------------------------

Real estate sales commissions and appraisal fees totaling $45,000 in 1995, $38,000 in 1994 and $86,000 in 1993 and legal fees on loan closing of $12,000 in 1995, $29,000 in 1994, and $46,000 in 1993 were paid to business firms in which certain Company directors held substantial ownership interests. These fees were generally paid from loan disbursements and were not considered to be expenses of the Company. Other legal fees paid to the same law firm and charged to the Company's expense totaled $18,000 for 1995, $12,000 for 1994, and $21,000 for 1993.


NOTE 18 - REDUCED INCOME

The Company stops the accrual of interest income on delinquent loans upon the commencement of foreclosure proceedings. The effect of these requirements on income is shown below.


                                            Year Ended June 30
(In thousands)                              1995   1994   1993
--------------------------------------------------------------

Interest removed or not accrued on loans
  under foreclosure during the year         $ 33   $ 57    $ 57
Interest reserved (recovered) on
  delinquent loans                            90    (17)    (43)
----------------------------------------------------------------
      Total unrecorded interest             $123   $ 40    $ 14
---------------------------------------------------------------


Interest income recorded on loans which were 90 days or more past due but still accruing as of June 30, 1995 was $30,200, of which $21,700 was uncollected.


NOTE 19 - REGULATORY CAPITAL

Co-operative Savings Bank, F.S.B., the wholly owned subsidiary of CSB Financial Corporation is required by the Office of Thrift Supervision to maintain capital at least sufficient to meet three requirements: tangible capital, core capital, and risk-based capital. Management has determined that the Bank's capital meets and exceeds all three capital requirements as shown below as of June 30, 1995 and 1994.

Tangible and core capital levels are shown as a percentage of adjusted total assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.


                                                CO-OPERATIVE SAVINGS BANK, F. S. B.
                                          Tangible            Core           Risk-Based
       (Dollars in thousands)             Capital             Capital          Capital

As of June 30, 1995

GAAP capital                              $ 34,510            $ 34,510          $ 34,510
Unrealized losses on certain
  available for sale securities                671                 671               671
General credit loss allowance                    -                   -               679
Goodwill and other intangibles              (2,101)             (2,101)           (2,101)
-----------------------------------------------------------------------------------------
    Regulatory capital computed             33,080   11.22%     33,080  11.22%    33,759  22.93%
Minimum capital requirement                  4,422    1.50       8,845   3.00     11,780   8.00
-----------------------------------------------------------------------------------------------
    Regulatory capital excess             $ 28,658    9.72%   $ 24,235   8.22%  $ 21,979  14.93%
------------------------------------------------------------------------------------------------

As of June 30, 1994

GAAP capital                              $ 34,123            $ 34,123          $ 34,123
General credit loss allowance                    -                   -               640
----------------------------------------------------------------------------------------
    Regulatory capital computed             34,123   14.00%     34,123  14.00%    34,763  28.20%
Minimum capital requirement                  3,658    1.50       7,316   3.00      9,860   8.00
-----------------------------------------------------------------------------------------------
    Regulatory capital excess              $30,465   12.50%    $26,807  11.00%   $24,903  20.20%
------------------------------------------------------------------------------------------------



NOTE 20 - OTHER NON-INTEREST INCOME AND EXPENSE

Other non-interest income and expense are summarized below:

                                             Year Ended June 30
(In thousands)                         1995      1994     1993
--------------------------------------------------------------

Other non-interest income
  Rental                              $  45     $  35    $  33
  Other non-operating                  (  7)        1     (  7)
---------------------------------------------------------------
      Total                           $  38     $  36    $  26
--------------------------------------------------------------

Other non-interest expense
  Amortization of goodwill            $  85     $   -    $   -
  Charitable contributions               35        24       22
  Dues and subscriptions                 25        27       22
  Office supplies and postage           195       128      138
  Other insurance                        42        44       35
  Other expenses                         79        89       82
  Professional fees                     140        76       48
  Taxes and assessments                 101        99       61
  Telephone                              74        57       53
--------------------------------------------------------------
      Total                           $ 776     $ 544    $ 461
--------------------------------------------------------------

NOTE 21 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB Statement 107 requires disclosure of the estimated fair value of an entity's financial instrument assets and liabilities. For the Company, as for most financial institutions, the great bulk of its assets and liabilities are considered financial instruments as defined in FAS 107. However, many of such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Also it has been the Company's general practice and intent to hold most of its financial instruments to maturity and only engage in selective trading and sales activities of instruments purchased or originated for that specific purpose. Therefore, the Company had to use significant estimation and present value calculations on the majority of its financial instruments in order to prepare this disclosure.

Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between financial institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair value.

Fair values have been estimated using data which management considered the best available and estimation methodologies deemed suitable for the pertinent category of financial instruments. The estimation methodologies and resulting fair values and recorded carrying amounts at June 30, 1995 and 1994 are shown as follows.

Fair values of financial instruments actively traded in the secondary market have been estimated using quoted prices.

                                     June 30, 1995            June 30, 1994
                                Carrying     Estimated      Carrying   Estimated
(In thousands)                     Value      Fair Value      Value   Fair Value


Cash and cash equivalents       $  7,169      $   7,169    $  3,375     $ 3,375
Interest-earning deposits             40             40         442         442
Marketable equity securities      48,077         48,077      48,499      48,499
Investment securities             59,685         60,055      24,462      23,724
Securities available for sale      8,490          8,490      25,353      25,353
Mortgage-backed securities        27,683         27,595      18,929      18,325
Loans held for sale                  140            140       1,230       1,230

Fair values of financial instruments with stated maturities have been estimated using the Federal Home Loan Bank of Atlanta (FHLB) Asset Liability Model as applied to the Bank's June 1995 and 1994 Thrift Financial Reports. The FHLB model computes the market value by discounting cash flows, with adjustments for amortization, prepayments, and decay factors, at the market rate appropriate to each scenario.

                                     June 30, 1995            June 30, 1994
                                Carrying     Estimated     Carrying   Estimated
(In thousands)                     Value      Fair Value      Value   Fair Value

Loans receivable, net          $ 144,012      $ 147,662   $ 124,132   $ 129,794
Deposits                         244,065        242,158     196,008     190,827
Borrowings                        14,500         14,537      11,499      11,299

There is no material difference between the carrying amount and estimated fair value of the off-balance sheet items totaling $12,231,000 at June 30. 1995 and $8,245,000 at June 30, 1994, which are primarily comprised of unfunded loan commitments and undisbursed home equity lines of credit which are generally priced at market at the time of funding. The Bank's remaining assets and liabilities are not considered financial instruments.

NOTE 22 - ACQUISITION

On November 19, 1994, pursuant to a Branch Sale Agreement between Charter Federal Savings Bank and the company's subsidiary, the Bank acquired selected assets and assumed all deposits of Charter Federal's Danville, Virginia branch office. The Bank received net funds of approximately $38.4 million in cash in exchange for $61,000 in selected loans, $675,000 in office premises and equipment and $41.3 million in deposits assumed.

The acquisition was accounted for under the purchase method of accounting whereby the purchase price has been allocated to the underlying assets acquired and liabilities assumed based on their fair value at the date of acquisition. The excess purchase price over the fair value of net assets acquired is recorded as goodwill which is amortized over 15 years. The results of operations of the acquired branch have been included with those of the Bank and therefore of the Company since the acquisition date.

NOTE 23 - CONDENSED PARENT INFORMATION

The following shows CSB Financial Corporation's (parent company only) condensed financial information for the years ended June 30, 1995 and 1994. Net income and stockholders' equity differ from the consolidated statements by the amount of consolidating ESOP and RRP adjustments


Statements of Financial Condition             June 30,
(In thousands)                           1995          1994
-----------------------------------------------------------

ASSETS
Cash and Cash Equivalents            $     937         $   309
Marketable Equity securities             9,179           8,566
Investment securities                    1,000           1,400
Investment in Bank subsidiaries         34,609          34,122
Loan to Bank ESOP                        1,822           2,042
Other Assets                               165             223
--------------------------------------------------------------
                                     $  47,712         $46,662
--------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities                          $      54         $    46
Stockholders' Equity                    47,658          46,616
--------------------------------------------------------------
                                     $  47,712         $46,662
--------------------------------------------------------------


Statement of Income (In thousands)
INCOME
Dividends from Bank subsidiary       $   1,448         $   929
Interest from
  Bank's ESOP loan                          78              66
  Other                                    652             437
Other income (loss)                        153             (18)
---------------------------------------------------------------
                                         2,331           1,414
EXPENSE
  Non-interest                             146              59
--------------------------------------------------------------
Income before income taxes and equity
  in undistributed net income of Bank
  subsidiary                             2,185           1,355
Income tax expense                         267             163
--------------------------------------------------------------
                                         1,918           1,192
Equity in undistributed net income
  of Bank subsidiary                       388           1,249
--------------------------------------------------------------
      Net income                      $  2,306         $ 2,441
--------------------------------------------------------------

                                                    June 30,
Statement of Cash Flows (In thousands)        1995           1994
-----------------------------------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                  $  2,306       $ 2,441
Adjustments:
  Equity in undistributed net income of
    Bank subsidiary                          (   388)       (1,249)
  Gain (loss) on sale of securities          (   152)           18
  (Increase) in other assets                 (     7)          (65)
  Increase in other liabilities                    8            46
------------------------------------------------------------------
    Net cash provided by operations            1,767         1,191
------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of investments          400        19,000
Proceeds from sale of marketable equity
  securities                                     550         3,482
Purchase of investment securities                  -       (20,400)
Purchase of marketable equity securities ( 839) (12,482) Loans originated, net of principle
  repayments                                     220       ( 2,042)
Purchase of subsidiary stock                  (  100)      (13,150)
-------------------------------------------------------------------
    Net cash provided by (used in)
     investing activities                        231       (25,592)
-------------------------------------------------------------------


CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of stock                        -        26,924
Purchase of treasury stock, net of
  reissuance                                  (  569)      ( 1,798)
Payment of cash dividend                      (  801)      (   416)
-------------------------------------------------------------------
    Net cash provided by (used in)
     financing activities                     (1,370)       24,710
------------------------------------------------------------------
Increase in cash and cash equivalents            628           309
Cash and cash equivalents at beginning
  of period                                      309             -
------------------------------------------------------------------
Cash and cash equivalents at
  end of period                             $    937       $   309
------------------------------------------------------------------


Non-cash investing activity
  Unrealized loss on "Available
  for Sale" securities, net                 $    106       $   258

NOTE 24 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


                            Fiscal Year Ended June 30, 1995
(In thousands, except       First    Second   Third    Fourth
per share amounts)         Quarter  Quarter  Quarter  Quarter
Total interest income      $4,220   $4,677   $5,210   $5,387
Total interest expense      2,192    2,535    2,958    3,166
Net interest income         2,028    2,142    2,252    2,221
Provision for credit losses    (2)      25       12      241
Net interest income after
  provision for credit
  losses                    2,030    2,117    2,240    1,980
Securities gains                -        -        -      243
Other non-interest income      83      128      106      149
Non-interest expense        1,295    1,460    1,636    1,420
------------------------------------------------------------
Income before income taxes    818      785      710      952
Income tax expense            281      287      260      267
------------------------------------------------------------
Net income                 $  537   $  498   $  450   $  685
------------------------------------------------------------

Net income per share       $ 0.22   $ 0.20   $ 0.19   $ 0.28
============================================================
Cash dividends
  declared per share       $ 0.075  $ 0.075  $ 0.075  $ 0.10
============================================================






                           Fiscal Year Ended June 30, 1994
(In thousands, except      First    Second   Third    Fourth
 per share amounts)        Quarter  Quarter  Quarter  Quarter
Total interest income      $4,063   $4,144   $3,976   $4,122
Total interest expense      2,208    2,034    1,964    2,059
Net interest income         1,855    2,110    2,012    2,063
Provision for credit losses    52      (23)       5        4
Net interest income after
  provision for credit
  losses                    1,803    2,133    2,007    2,059
Securities gains (losses)       9        -     (244)       -
Other non-interest income      79      371      141       58
Non-interest expense        1,077    1,172    1,277    1,288
------------------------------------------------------------
Income before income taxes    814    1,332      627      829
Income tax expense            288      456      231      285
------------------------------------------------------------
Net income                 $  526   $  876   $  396   $  544
------------------------------------------------------------

Net income per share        N/A     $ 0.35   $ 0.16   $ 0.22
------------------------------------------------------------
Cash dividends
  declared per share        N/A     $ 0.075  $ 0.075  $0.075
------------------------------------------------------------

CSB FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                 DECEMBER 31,               JUNE 30,
(IN THOUSANDS)                                                                       1995                     1995
                                                                                  (unaudited)
ASSETS
Cash and cash equivalents                                                    $        12,494                  7,169
Interest bearing deposits                                                                  -                     40
Trading securities                                                                         -                      -
Marketable equity securities                                                          46,902                 48,077
Investment securities (estimated market value of $15,963 and $60,055)                 15,994                 59,685
Securities available for sale                                                         54,810                  8,490
Mortgage-backed securities (estimated market value of $20,210 and
    $27,595)                                                                          20,198                 27,683
Mortgage-backed securities available for sale                                         11,383                      -
Loans receivable (net of allowance for credit losses of $756 and $937)               156,498                144,012
Loans held for sale                                                                      447                    140
Foreclosed real estate                                                                     -                      -
Property and equipment, net                                                            5,017                  4,830
Accrued interest receivable                                                            2,328                  2,065
Deferred income taxes                                                                    379                  1,039
Goodwill                                                                               2,028                  2,101
Other assets                                                                             402                    485
                                                                              $      328,880                305,816

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Deposits                                                                     $      253,245                244,065
  Advances and other borrowings                                                       26,904                 14,500
  Advances from borrowers for taxes and insurance                                        461                    555
  Other liabilities                                                                    1,134                  1,622
     Total liabilities                                                               281,744                260,742

Stockholders' Equity:
  Preferred stock, par value $.01 per share, authorized 500,000 shares;
     issued and outstanding, none                                                          -                      -
  Common stock, par value $.01 per share,  authorized 4,000,000 shares;
     issued and outstanding 2,818,660 (Issued 9/24/93)                                    28                     28
  Additional paid in capital                                                          27,090                 27,009
  Retained earnings, substantially restricted                                         25,072                 24,594
  Unrealized gain (loss) on assets available for sale, net                              (366)                (1,634)
  Unearned shares held by:                                                            (1,711)                (1,822)
  Employee Stock Ownership Plan                                                         (643)                  (762)
  Recognition and Retention Plans
  Treasury Stock, at cost, 176,579 and 176,912
     shares at December 31, 1995 and June 30, 1995                                    (2,334)                (2,339)
Total stockholders' equity                                                            47,136                 45,074
                                                                              $      328,880                305,816


         See accompanying notes to consolidated financial statements.

CSB FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME


                                                                  FOR THE THREE MONTHS               FOR THE SIX MONTHS
                                                                    ENDED DECEMBER 31,                ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT
PER SHARE AMOUNTS)                                              1995              1994             1995               1994
                                                                                  (unaudited)
INTEREST INCOME:
  Loans                                                       $  3,279            2,704             6,455            5,293
  Marketable equity securities                                     746              719             1,518            1,384
  Mortgage-backed securities                                       533              317             1,048              575
  Overnight deposits                                               118              147               200              171
  Other securities                                               1,124              790             2,252            1,474
  Trading account securities                                         -                -                 -                -
      Total interest income                                      5,800            4,677            11,473            8,897

INTEREST EXPENSE:
  Deposits                                                    $  3,139            2,350             6,202            4,370
  Borrowed money                                                   354              185               642              357

Total interest expense                                           3,493            2,535             6,844            4,727
Net interest income                                              2,307            2,142             4,629            4,170
Provision for credit losses                                         35               25                70               23
Net  interest  income  after  provision  for  credit             2,272            2,117             4,559            4,147
losses

NONINTEREST INCOME:
Loan and other customer service fees                                85               79               167              145
     Gain (loss) on sale of: Loans                                  15                4                30               12
      Trading and other securities                                   -                -                25                -
Market value adjustment of: Loans                                    -                -                 -             (42)
      Trading and equity securities                                  -                -                 -                -
      Servicing fee income                                          30               35                65               66
      Other                                                         17               10                28               30
Total noninterest income                                           147              128               315              211

NONINTEREST EXPENSE:
Personnel                                                          953              844             1,882            1,645
Office occupancy and equipment                                     183              161               370              297
Federal deposit insurance premiums                                 140              112               278              225
Net loss from foreclosed real estate                                 1                -                31                -
Data processing                                                    103               73               210              163
Advertising                                                         58               63               120               83
Other                                                              242              207               438              342
      Total noninterest expense                                  1,680            1,460             3,329            2,755
Income (loss) before income taxes                                  739              785             1,545            1,603
Income tax expense                                                 281              287               585              568
      Net income (loss)                                        $   458              498               960            1,035

Primary earnings per share                                     $  0.18          $  0.20           $  0.39          $  0.40
Fully diluted earnings per share                               $  0.18          $  0.20           $  0.39          $  0.40


      CSB FINANCIAL CORPORATION AND SUBSIDIARY
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                       UNREALIZED
                                                                       GAIN (LOSS)
                                               ADDITIONAL              ON ASSETS
                                    COMMON      PAID-IN    RETAINED    AVAILABLE    ACQUIRED   ACQUIRED      TREASURY
(IN THOUSANDS)                       STOCK      CAPITAL    EARNINGS   FOR SALE, NET   BY ESOP    BY RRP'S      STOCK       TOTAL
                                                                       (unaudited)
SIX MONTHS ENDED
  DECEMBER 31, 1994

Balance at June 30, 1994               $    28      26,937      23,163     (1,738)    (2,018)        (979)     (1,798)      43,595

Net income                                   -           -       1,035           -          -           -           -       1,035
Change in unrealized loss on
  assets available for sale, net             -           -           -     (1,276)          -           -           -      (1,276)
Allocated/earned ESOP & RRP
  shares                                     -          46           -           -         86         103           -         235
Stock reacquired at cost                     -           -           -           -          -           -        (347)       (347)
Stock reissued for options                   -         (23)          -           -          -           -          99          76
Cash dividends declared                      -           -        (371)          -          -           -           -        (371)

Balance at December 31, 1994           $    28      26,960      23,827     (3,014)     (1,932)        (876)    (2,046)     42,947

SIX MONTHS ENDED
  DECEMBER 31, 1995

Balance at June 30, 1995               $    28      27,009      24,594     (1,634)     (1,822)         (762)   (2,339)      45,074

Net income                                   -           -         960           -          -           -           -         960
Change in unrealized loss on
  assets available for sale, net             -           -           -       1,268          -           -           -       1,268
Allocated/earned ESOP & RRP
  shares                                     -          80           -           -        111         119           -         310
Stock reacquired at cost                     -           -           -           -          -           -           -           -
Stock reissued for options                   -           1           -           -          -           -           5           6
Cash dividends declared                      -           -        (482)          -          -           -           -       (482)

Balance at December 31, 1995           $    28      27,090      25,072        (366)    (1,711)       (643)     (2,334)      47,136


See accompanying notes to consolidated financial statements.

CSB FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              SIX MONTHS
                                                                                                ENDED
                                                                                             DECEMBER 31,
(IN THOUSANDS)                                                                       1995                     1994
                                                                                              (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                    $          960                  1,035
Adjustments to reconcile net income to net cash provided by
operating activities
        Provisions for credit losses                                                      70                     53
        Recoveries of charge-off loans                                                     -                    (30)
        Depreciation and amortization                                                    228                    137
        Realized and unrealized investment security (gains) losses                         -                      -
        Realized and unrealized loan sale (gains) losses                                 (30)                    30
        Purchases of trading account securities                                            -                      -
        Proceeds form sales of trading account securities                                  -                      -
        Loans originated for sale                                                     (2,447)                     -
        Proceeds from sales of loans originated for sale                               2,170                  1,200
        (Increase) decrease in interest receivable                                      (263)                   (93)
        (Increase) decrease in other assets                                               83                    (72)
        Increase (decrease) in other liabilities                                        (488)                  (421)
Net cash provided (used) by operating activities                                         283                  1,839

CASH FLOWS FROM INVESTING ACTIVITIES:
        Proceeds from sales or maturities of investment                               13,459                  5,235
        Proceeds from sale of marketable equity securities                             2,001                      -
        Proceeds from sale of mortgage-backed securities                               7,484                      -
        Principle collected on mortgage-backed securities                              3,762                  1,869
        Purchase of mortgage-backed securities                                       (14,941)               (11,669)
        Purchase of marketable equity securities                                        (217)                  (297)
        Purchases of investment securities and interest-bearing deposits             (14,932)               (18,800)
        Net (increase) decrease in loans receivable                                  (12,556)                (9,207)
        Purchases of premises and equipment                                             (342)                  (758)
        Payment of branch acquisition premium                                              -                 (2,186)
Net cash provided (used) in investing activities                                     (16,282)               (35,813)

CASH FLOWS FROM FINANCING ACTIVITIES:
        Net increase (decrease) in customer deposits                                   9,180                    898
        Acquisition of deposits                                                            -                 41,165
        Proceeds from advances and other borrowed money                               74,178                 13,375
        Repayments of advances and other borrowed money                              (61,774)               (15,374)
        Net increase (decrease) in advance payments by borrowers                         (94)                  (158)
        Proceeds/allocation of ESOP and RRP                                              310                    235
        Purchase of Treasury Stock                                                         -                  (347)
        Proceeds from reissuance of stock through exercise of options                      6                     76
        Payment of cash dividend                                                        (482)                  (371)
Net cash provided (used) by financing activities                                      21,324                 39,499
Increase (decrease) in cash and cash equivalents                                       5,325                  5,325
Cash and cash equivalents at beginning of period                                       7,169                  3,375

Cash and cash equivalents at end of period                                        $   12,494                  8,900


Supplemental disclosures:
Cash paid for:
  Interest on deposits, advances, and other borrowings                             $   6,833                  4,945
  Income taxes                                                                     $     581                    633
Non-cash investing activity:
  Unrealized gain (loss) on "Available for Sale" securities                        $   1,928                 (1,939)
  Deferred tax increase (decrease)                                                 $    (660)                   663



See accompanying notes to consolidated financial statements.

CSB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three and Six Months Ended December 31, 1995 and December 31, 1994.

(1)  BASIS OF PRESENTATION

         The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation have been included.

         The results of operations and other data for the interim periods are not necessarily indicative of results that may be expected for the entire fiscal year.

         The unaudited consolidated financial statements include the accounts of CSB Financial Corporation ("CSB Financial") and its wholly-owned subsidiaries, Co-operative Savings Bank, F.S.B. (the "Savings Bank") and CSB Financial
Services, Inc. All material intercompany balances and transactions have been eliminated.

(2)  TREASURY STOCK

The primary purpose of CSB Financial's stock repurchase plan is to accumulate shares of common stock so that they may be reissued under CSB Financial's stock option plans. At December 31, 1995, CSB Financial held 176,579 shares in Treasury Stock at an average purchase price of $13.22 per share.

(3)  EARNINGS PER SHARE

         Earnings per share of common stock for the three months and six months ended December 31, 1995 and 1994 has been determined by dividing net income for the period by the weighted average number of shares of common stock and common stock equivalent outstanding. Stock options are regarded as common stock equivalents and are therefore considered in both primary and fully diluted earnings per share calculations. Common stock equivalents are computed using the Treasury Stock method.

         Shares acquired by the employee stock benefit plans are accounted for in accordance with AICPA Statement of Position 93-6 and are not considered in the weighted average shares outstanding until the shares have been earned by employees and/or committed to be released.

(4)  COMMITMENTS AND CONTINGENCIES

         At December 31, 1995, the Bank had outstanding commitments to originate mortgage loans of $4.5 million, of which $2.5 million were fixed rate, with rates ranging from 5.0% to 10.75%, and $2.0 million were adjustable rate commitments. At December 31, 1995, there were outstanding commitments of $682,000 to sell mortgage loans. Also at December 31, 1995, the Bank had outstanding commitments to fund non-mortgage loans of $419,000. Unused equity and commercial lines of credit available to customers were $4.3 million at December 31, 1995. At December 31, 1995, CSB Financial had no outstanding commitments to purchase investment securities.

(5) SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         The Savings Bank adopted a supplemental executive retirement plan ("SERP") effective September 1, 1995 for the benefit of Bob M. Johnson, President and CEO. The purpose of the SERP is to provide the President with supplemental post-retirement benefits in addition to those provided under the Bank's other retirement plans. The benefit payable under the SERP will equal 50% of the President's five year final average compensation divided by twelve and reduced by benefits payable under the defined benefit plans under which he is a participant. The benefit is payable monthly for the life of the participant and his beneficiary. The expense of funding the liability created by SERP is being accrued at the rate of $3,000 per month.

(6) SUBSEQUENT EVENTS

         On January 26, 1996, CSB Financial entered into an Agreement and Plan of Merger with One Valley Bancorp of West Virginia, Inc. Under the terms of the agreement stockholders of CSB Financial will receive 0.6774 shares of One Valley stock for each share of CSB Financial's outstanding common stock. The transaction, which is subject to, among other things, regulatory and stockholder approval as well as due diligence, is expected to close in the third quarter of calendar 1996.

                                   APPENDIX I


                                    AGREEMENT
                                       AND
                                 PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (hereinafter sometimes referred to as the "Agreement"), made and entered into as of the 26th day of January, 1996, by and between One Valley Bancorp of West Virginia, Inc. ("One Valley") and CSB Financial Corporation ("CSB Financial").

                                   WITNESSETH:

                                    RECITALS

         A. One Valley is a West Virginia corporation duly organized and validly existing under the laws of the State of West Virginia.

         B. CSB Financial is a Delaware corporation duly organized and validly existing under the laws of the State of Delaware.

         C. The Boards of Directors of CSB Financial and of One Valley have each approved this Agreement, authorized the execution hereof in counterparts and the Board of Directors of CSB Financial has directed that it be submitted for shareholder approval.

         D. One Valley and CSB Financial intend, and it is a condition hereof, that the Merger (as defined below) constitute a tax-free reorganization.


                                    AGREEMENT

         Now, therefore, for and in consideration of the premises and the mutual agreements hereinafter set forth, and in accordance with the provisions of applicable law, the parties agree as follows:


                                    SECTION 1
                               THE PLAN OF MERGER

         1.1 The Merger. On the Effective Date, CSB Financial shall merge with and into One Valley Thrift, Inc. ("Thrift"), a wholly-owned subsidiary of One Valley, under the Articles of Incorporation of Thrift (the "Merger"). Thrift shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation").

         1.2 Effects of Merger. On the Effective Date, the corporate name and existence of CSB Financial shall cease and all of its purposes, powers and objects, and all of its rights, assets, liabilities and obligations, shall pass to and vest in Thrift as the Surviving Corporation without any conveyance or transfer, and Thrift as the Surviving Corporation shall continue to be governed by the laws of the State of West Virginia and shall also succeed to all rights, assets, liabilities and obligations of CSB Financial in accordance with the West Virginia Corporation Act. Upon the Effective Date of the Merger, the separate existence and corporate organization of CSB Financial shall cease.


                                     A-I-1

                                    SECTION 2
                       ARTICLES OF INCORPORATION; BYLAWS;
                         BOARD OF DIRECTORS AND OFFICERS

         2.1 Articles of Incorporation. The Articles of Incorporation of Thrift shall continue unchanged as the Articles of Incorporation of Thrift as the Surviving Corporation. From and after the Effective Date, said Articles of Incorporation, as the same may be amended from time to time as provided by law, shall be the Articles of Incorporation of the Surviving Corporation.

         2.2 Bylaws. The Bylaws of Thrift as in effect on the Effective Date shall continue as the Bylaws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed in accordance with law, its Articles of Incorporation, or said Bylaws.

         2.3 Directors and Officers. The directors and officers of Thrift on the Effective Date shall continue as the directors and officers of the Surviving Corporation and shall hold office as prescribed in the Bylaws of the Surviving Corporation and applicable law until their successors shall have been elected and shall qualify.


                                    SECTION 3
                        CONVERSION OF SHARES AND OPTIONS

         3.1 Conversion of Shares. On the Effective Date:

                  (a) The number of issued and outstanding shares of common stock of Thrift shall not be changed by the Merger.

                  (b) Each share of common  stock of CSB  Financial  then issued and outstanding [excluding (i) any shares held in the treasury of CSB Financial; and (ii) any shares as to which appraisal rights are exercised pursuant to the requirements of Delaware General Corporation Law, if applicable (the "Appraisal Rights"), all of which shares shall be canceled] shall be converted by the Merger into .6774 shares of common stock of One Valley ("Fixed Exchange Ratio"). Each person who, but for the provisions of this Section 3.1 (b), would be entitled to a fractional share interest in the common stock of One Valley as a result of the conversion, upon surrender of certificates theretofore representing shares of common stock of CSB Financial, shall receive in lieu thereof an amount in cash equal to such fraction multiplied by the average of the last bid and ask price for the common stock of One Valley reported on the Nasdaq National Market on the business day immediately prior to the Effective Date.

                  (c) Shareholders of CSB Financial asserting Appraisal Rights under the laws of the State of Delaware shall have their rights determined pursuant to Delaware General Corporation Law and shall be entitled to cash payment pursuant to the terms and provisions of said law with funds to be provided by One Valley.

                  (d) From and after the Effective Date, the holders of the certificates representing common stock of CSB Financial shall cease to have any rights with respect to such shares (except such rights as they may have as dissenting shareholders) and their sole right shall be to receive cash and common stock of One Valley as herein provided.

                  (e) If One Valley shall, at any time prior to the Effective Date, (i) issue a dividend in shares of One Valley common stock, (ii) combine the outstanding shares of One Valley common stock into a smaller number of shares, (iii) subdivide the outstanding shares of One Valley common stock, or
(iv) reclassify the shares of One Valley common stock, then, in any such event, the Fixed Exchange Ratio (as set forth in Section 3.1(b) hereof) shall be adjusted by multiplying the Fixed Exchange Ratio by a fraction the numerator of which is equal to the number of shares of One Valley common stock outstanding immediately after the happening of such event and the denominator of which is equal to the number of shares of One Valley common stock outstanding immediately prior to the happening of such event.

         3.2 Exchange of Certificates. As soon as practicable after the Effective Date, the certificates representing the outstanding shares of CSB Financial shall be surrendered to Harris Trust and Savings Bank, or to such other entity as One Valley may direct, as agent ("Exchange Agent") for One Valley and, upon such surrender, the Exchange Agent shall issue and deliver in substitution therefore, certificates representing the number of shares of common stock of One Valley into which such surrendered shares have been converted as hereinbefore provided, and cash in lieu of fractional shares (without interest). Certificates representing shares of CSB Financial (other than the shares of common stock of CSB Financial as to

                                     A-I-2
which there are perfected Appraisal Rights) which are not surrendered shall be deemed for all purposes to evidence the ownership of the number of shares of common stock of One Valley into which said shares of CSB Financial shall have been converted as hereinbefore set forth and the right to receive cash in the amount determined pursuant to Section 3.1; provided, however, that One Valley will not distribute to the holder of an unsurrendered certificate for common stock of CSB Financial dividends declared with respect to common stock of One Valley until such owner shall surrender such certificate, at which time the holder thereof shall be paid the amount of the dividends having a record date on or after the Effective Date theretofore declared with respect to common stock without interest. All such dividends unclaimed at the end of two years from the Effective Date shall be repaid by the Exchange Agent to One Valley, and thereafter the holders of such outstanding certificates shall look, subject to applicable escheat, unclaimed funds and other laws, as general creditors only to One Valley for payment thereof.

         3.3 Closing of Stock Transfer Books. At the close of business on the business day immediately preceding the Effective Date, the stock transfer books of CSB Financial shall be deemed closed, and no shares of common stock of CSB Financial shall thereafter be transferred.

         3.4 Conversion of Options. At the Effective Date, each option granted by CSB Financial to purchase shares of its common stock pursuant to the "CSB Financial Corporation 1993 Stock Option Plan for Outside Directors" and the "CSB Financial Corporation 1993 Incentive Stock Option Plan" (collectively the "Stock Option Plans"), which is outstanding and unexercised immediately prior thereto, shall be converted into an option to purchase shares of One Valley's common stock on the same terms and conditions as are in effect immediately prior to the Merger as adjusted as set forth below. Each such option that is converted shall be converted into an option to purchase such number of shares of One Valley's common stock at such exercise price as is determined as provided below (and otherwise having the same duration and other terms as the original option):

                  (a) the number of shares of One Valley's common stock to be subject to the new option shall be equal to .6774 times the number of shares of CSB Financial's common stock subject to the original option, rounded, if necessary, up to the nearest whole share; and

                  (b) the exercise price per share of One Valley's common stock under the new option shall be equal to the exercise price per share of CSB Financial's common stock under the original option divided by .6774, rounded, if necessary, up to the nearest cent. The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code) shall be effected in a manner consistent with Section 424 (a) of the Internal Revenue Code.

         One Valley will register the shares to be issued pursuant to the Stock Option Plans in the Registration Statement to be filed pursuant to Section 5.12 of this Agreement, and after the Closing Date will take such other steps, including the filing of a Form S-8, as may be necessary or appropriate.


                                    SECTION 4
                         REPRESENTATIONS, WARRANTIES AND
                           COVENANTS OF CSB FINANCIAL

         Except as set forth in the disclosure schedule to be delivered by CSB Financial to One Valley on or before 30 days from the date of this Agreement (the "Disclosure Schedule"), CSB Financial represents and warrants to and covenants with One Valley that:

         4.1 Organization and Qualification of CSB Financial and the Subsidiaries. CSB Financial is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted. CSB Financial is qualified to do business in each jurisdiction in which such qualification is required. CSB Financial owns 100% of the issued and outstanding shares of stock of Co-operative Savings Bank, F.S.B. (the "Bank") and CSB Financial Services, Inc. (the "Service Co.") (the Bank and the Service Co. are hereinafter referred to jointly as the "Subsidiaries"), free and clear of all liens, claims and encumbrances. The Bank is duly organized, validly existing and in good standing as a federal savings bank under the laws of the United States and has the corporate power to own all of its assets and to carry on its business as it is now being conducted. The Service Co. is duly organized, validly existing and in good standing as a corporation under the laws of the Commonwealth of Virginia and has the corporate power to own all of its assets and to carry on its business as it is now being conducted. The Service Co. has no employees. The issued and outstanding shares of stock of each Subsidiary are all duly

                                     A-I-3
authorized, validly issued, fully paid and nonassessable. Except for the Subsidiaries, CSB Financial has no other direct or indirect subsidiaries, and does not own 5% or more of the shares of stock of any other corporation.

         4.2 Authorization of Agreement. The Board of Directors of CSB Financial has authorized the execution of this Agreement as set forth herein, and subject to the approval of this Agreement by the shareholders of CSB Financial and all appropriate regulatory authorities as provided in Delaware General Corporation Law and the Rules and Regulations of the Office of Thrift Supervision ("OTS"), CSB Financial has the corporate power and is duly authorized to merge with Thrift pursuant to this Agreement, and upon its execution and delivery (and assuming due execution and delivery by One Valley) this Agreement is a valid and binding agreement of CSB Financial enforceable in accordance with its terms.

         4.3 No Violation of Other Instruments. The execution and delivery of this Agreement do not, and the consummation of the Merger in accordance with this Agreement will not, (i) violate any provisions of CSB Financial's Certificate of Incorporation or Bylaws, (ii) violate any provision of, or result in the acceleration of any obligation under or in the termination, if applicable, of, any mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree to which either CSB Financial or either Subsidiary is a party or by which any of them is bound except for such as would not have a material adverse effect on the financial condition, business, properties, or results of operations of CSB Financial and either Subsidiary, taken as a whole, or the transactions contemplated hereby, (iii) violate or conflict with any other material restriction of any kind or character by which CSB Financial or either Subsidiary is bound, or (iv) enable any person to enjoin the transactions contemplated hereby. After the approval of this Agreement by the shareholders of CSB Financial and by the OTS, CSB Financial will have taken all action required by law, the Certificate of Incorporation of CSB Financial, its Bylaws or otherwise to authorize the execution and delivery of this Agreement and to authorize the Merger of CSB Financial with Thrift pursuant to this Agreement and the consummation of the transactions contemplated hereby.

         4.4 Financial Statements. The consolidated balance sheets of CSB Financial as of the years ended June 30, 1993, 1994 and 1995, and its statements of income for each of such years, heretofore delivered to One Valley, were prepared in accordance with generally accepted accounting principles consistently applied and those financial statements, as well as the unaudited balance sheet as of December 31, 1995, and the statement of income for the six-month period ended December 31, 1995, both of which will be delivered to One Valley, will fairly present its financial condition and results of operations as of such date and for such period.

         4.5 No Material Adverse Change. There has been no material adverse change, or development involving a reasonably foreseeable prospective material adverse change, in or affecting the financial condition, businesses, properties, results of operations or prospects of CSB Financial and Subsidiaries, taken as a whole, since June 30, 1995.

         4.6 Form 10-K Annual Report and Other Reports. CSB Financial's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 1995, heretofore delivered to One Valley, does not contain, as of the date thereof, an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. Since September 30, 1993, CSB Financial has filed with the Securities and Exchange Commission and the OTS all documents and reports required to be filed and such reports do not contain, as of their respective dates, an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. The Bank has filed with the OTS and the Federal Deposit Insurance Corporation all documents and reports required to be filed and such reports are accurate and complete in all material respects.

         4.7 No Actions, Etc. There are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of the executive officers or directors of CSB Financial or either Subsidiary, threatened or contemplated against or relating to CSB Financial or either Subsidiary or any of their properties which, individually or in the aggregate, could materially and adversely affect the financial condition, businesses, properties or results of operations of CSB Financial and either Subsidiary, taken as a whole, or the ability of CSB Financial to consummate the transactions contemplated hereby, and such officers and directors do not know of any basis for any such action or proceeding. Neither CSB Financial nor either Subsidiary is transacting business in violation of any applicable law or regulation which could materially adversely affect the financial condition, businesses, properties or results of operations of CSB Financial and either Subsidiary, taken as a whole, or the ability of CSB Financial to consummate the transactions contemplated hereby.

         4.8 Capitalization. The authorized capital stock of CSB Financial consists of (i) 4,000,000 shares of common stock, par value of $.01 per share, 2,642,081 of which as of the date hereof are issued and outstanding and are validly issued, fully paid and nonassessable, and (ii) 500,000 shares of preferred stock, par value of $.01 per share, none of which is issued.

                                     A-I-4

Other than stock options granted under all of the stock option plans listed in the Disclosure Schedule covering 242,851 shares of common stock of CSB Financial (as listed thereon), there are no options, warrants, calls, reservations for issuance or commitments of any kind relating to, or securities convertible into, the common stock of CSB Financial or either Subsidiary.

         4.9 Copies of All Contracts, Leases, Etc. CSB Financial has furnished or made available or will promptly furnish or make available to One Valley true and complete copies of all material contracts, leases and other agreements to which CSB Financial or either Subsidiary is a party or by which any of them is bound, and has listed on the Disclosure Schedule and will furnish to One Valley true and complete copies of all employment, pension, retirement, stock option, employee stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plans with respect to any of the directors, officers or other employees of CSB Financial or either Subsidiary.

         4.10 Undisclosed Liabilities. Neither CSB Financial nor either Subsidiary has any material liabilities other than those liabilities disclosed on or provided for in the balance sheet as of June 30, 1995, and liabilities incurred since such date in the ordinary course of business consistent with past practices.

         4.11 Title to Properties. CSB Financial and the Subsidiaries have good and marketable title to all their property and assets set forth in their balance sheets as of June 30, 1995, except property and assets sold or otherwise disposed of since June 30, 1995, in the ordinary course of business, subject to no liens, mortgages, pledges, encumbrances or charges of any kind except liens reflected on said balance sheet and except liens for taxes and assessments not delinquent, pledges to secure deposits and such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected on said balance sheet and which do not interfere with or impair its present or continued use, and all of their material leases are in full force and effect and neither CSB Financial nor either Subsidiary is in default in any material respect thereunder.

         4.12 Proxy Statement. The information pertaining to CSB Financial which has been or will be furnished by or on behalf of CSB Financial or its management for inclusion in the Proxy Statement referred to in Section 10 and the Registration Statement referred to in Section 5.12 or any amendment or supplement thereto will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

         4.13 Good Faith. CSB Financial shall use its best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of this Agreement at the earliest practicable date and cooperate fully with the other parties to that end.

         4.14 Absence of Regulatory Actions. Neither CSB Financial nor either Subsidiary is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, federal governmental authorities charged with the supervision or regulation of the operations of any of them nor has it been advised by any such governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or
requesting)  any  such  order,  directive,  written  agreement,   memorandum  of
understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

         4.15  Employee  Benefits.

               (a) For purposes of this Agreement the following definitions shall apply:
                           1. "Employee Pension Benefit Plan" has the meaning as set forth in ERISA ss.3(2).
                           2. "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).
                           3. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
                           4. "Multiemployer Plan" shall mean a plan described in ss.3(7) and/or ss.4001(a)(3) of ERISA.
                           5. "CSB ESOP" shall mean the Bank's Employee Stock Ownership Plan.
                           6. "CSB Retirement Plan" shall mean the Financial Institutions Retirement Fund as adopted by the Bank.
                           7. "CSB Profit Sharing Plan" shall mean the Bank's Profit Sharing Plan.
                           8. "CSB Employee" means an employee of either CSB Financial, Bank or Service Co.
                           9. "Employee Benefit Plan(s)" means any one or more of the following in which a CSB

Employee is a participant in or benefits from as a result of his employment (whether current or past with either CSB Financial, Bank or Service Co.): (a) Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan or (c) any other deferred compensation plan, bonus plan, incentive, disability or group insurance plan, stock option plan, employee stock

                                     A-I-5
purchase plan, vacation plan, severance plan, sick leave plan or policy, holiday plan or policy, maternity leave or policy, or any other benefit plan, program, agreement (including employment and severance agreements), arrangements or commitments of any kind whether or not subject to the requirements of ERISA.
                          10.  "One  Valley 401K Plan" shall mean the One Valley
                               Bancorp of West Virginia, Inc., 401(k) Plan.
                          11.  "Code" means the  Internal  Revenue Code of 1986,
                               as amended.
                  (b) Neither currently nor at any time during the preceding five calendar years has CSB Financial or either Subsidiary contributed to or had any obligation to contribute to any Multiemployer Plan.

                  (c) Neither currently nor in the past has CSB Financial or Service Co. (i) had any employees (who were not also employees of the Bank), or
(ii) had any direct  obligation to fund or  contribute  to any Employee  Benefit
Plan.

                  (d)  Each  Employee   Benefit  Plan  will  be  listed  in  the
Disclosure Schedule, and copies of such plans and accompanying Summary Plan Descriptions, if required, have been furnished to One Valley.

                  (e) Each of the Employee Benefit Plans has been administered in all material respects in compliance with the applicable requirements of ERISA, the Code, other federal statutes, applicable federal regulations, applicable State law (including without limitation State insurance law) and in accordance with its terms. All reports required by any governmental agency with respect to each such Employee Benefit Plan has been timely and properly filed and to the extent required, furnished to the participants in such plan. Bank has paid all costs, benefits, premiums, contributions and any other amounts required or coming due in connection with the Employee Benefit Plans and no accumulated funding deficiency, as defined in ss.302(a)(2) of ERISA, exists with respect to any Employee Benefit Plan. Neither CSB Financial, the Bank or the Service Co. nor any fiduciary of any Employee Benefit Plan, has engaged in a transaction that would subject CSB Financial, Bank or Service Co. to any tax, penalty or liability for prohibited transactions imposed by ERISA or by ss.4975 of the Code. Neither CSB Financial, the Bank or the Service Co. nor any fiduciary of any Employee Benefit Plan has engaged in any transaction in violation of ss.406(a) or ss.406(b) of ERISA (for which no exemption exists under ss.408 of ERISA).

                  (f) With the exception of Employee Pension Benefit Plan and except as set forth in the Disclosure Schedule, none of the benefits provided under any of the Employee Benefit Plans are vested, and the Bank retains full authority to terminate or amend any of the Employee Benefit Plans.

                  (g) Each Employee Welfare Benefit Plan is either fully insured and all premiums have been timely paid or, if not fully insured, adequate reserves have been established on the books of the Bank in connection with such benefits.

                  (h) With the exception of the CSB Retirement Plan, no Employee Benefit Plan is subject to the provisions of Title IV of ERISA.

                  (i) CSB Financial and the Bank represent and warrant that as of July 1, 1995, the total unfunded liability of the CSB Retirement Plan was $239,608. CSB Financial and Bank further warrant and represent that they have taken no action since that date by amendment of that plan or otherwise, to increase the actuarial present value of unfunded liability of the CSB Retirement Plan except with respect to changes in normal eligibility resulting from increased terms of service or compensation changes.

                  (j) As of the Closing Date the CSB Retirement Plan will be either (i) terminated, (ii) amended to cease all future benefit accruals, or
(iii) merged into the One Valley Retirement Plan. The parties agree that the preferred option is merger of the CSB Retirement Plan into the One Valley Retirement Plan, if the merger of the plans can be accomplished without increasing the total unfunded liability of the One Valley Retirement Plan (as to former CSB Employees) in excess of such unfunded liability in the CSB Retirement Plan as set forth in Section 4.15(i). The parties agree that at a minimum, participants in the CSB Retirement Plan will be entitled to their vested accrued benefit under that plan as of the Closing Date plus such additional vested accrued benefit to which they shall be entitled to for years of service with the Bank subsequent to the Closing Date under the One Valley Retirement Plan.

                  (k) There has not been any (i) termination of the CSB Retirement Plan or (ii) the commencement of any proceeding to terminate such plan pursuant to ERISA, or otherwise, or (iii) written notice given to CSB Financial or Bank of the intention to commence or seek the commencement of any such proceeding.

                                     A-I-6

                  (l) Within 90 days following the Closing Date, the Bank shall cause the CSB ESOP to be terminated in accordance with its provisions. It is understood that prior to the earlier of the Closing Date or June 30, 1996, the Bank will make a final cash contribution equal to the maximum amount allowable without penalty pursuant to sections 404 and 415 of the Code with respect to the CSB ESOP plan year ending on or before June 30, 1996. It is expressly warranted that such termination shall not result in any additional funding obligation, including but not limited to any obligation to pay off all stock obligations, to such ESOP and that sufficient shares of stock held in the CSB ESOP's Unallocated Stock Fund will be sold pursuant to the provisions of the plan to fully pay off any stock obligation to the extent that prior Bank contributions and dividend income on unallocated stock are not sufficient to pay off such Stock Obligation as of the Closing Date. Thereafter, any remaining unallocated ESOP assets shall be allocated as trust earnings based upon account balances. Participants eligible to receive distributions from the CSB ESOP upon its termination shall be given the opportunity to have such distribution transferred to the One Valley 401(k) Plan pursuant to the provisions of ss.401(a)(31) of ERISA. Notwithstanding the foregoing, CSB Financial and the Bank shall make such amendments to the ESOP as deemed appropriate to effectuate the purposes of the CSB ESOP Plan and this Section of the Agreement.

                  (m) As soon as administratively feasible after the Closing, the CSB Profit Sharing Plan shall be amended into the form of the One Valley 401(k) Plan and merged into such plan in accordance with the provisions of ERISA and the Code. All Participant Accounts shall be deemed 100% vested and non-forfeitable as of the Closing Date.

                  (n) From and after Closing, One Valley shall (i) cause Bank to continue to employ those CSB employees employed immediately prior to the closing at their then current rate of cash compensation; and (ii) authorize the Bank to adopt the One Valley 401(k) Plan and the One Valley Retirement Plan (collectively "OVB Qualified Plans"). In adopting the OVB Qualified Plans it is understood that such plans will recognize CSB Employees years of employment with Bank only for purposes of eligibility to participate in and vest under such plans. It is specifically understood that CSB Employees shall not be entitled to any past service for benefit accrual purposes under any Employee Pension Benefit Plans of One Valley, except that if the CSB Retirement Plan and the One Valley Retirement Plan are merged pursuant to Section 4.15(j), and in connection with such merger it is decided that such past service can be granted without increasing the unfunded liability of the One Valley Retirement Plan in excess of such amount described in Section 4.15(j). It is further specifically understood that, notwithstanding any provision hereof to the contrary, CSB Employees shall be employees at-will and that after the Closing Date, One Valley and/or the Bank may alter, amend, or terminate any of its benefit programs covering such employees.

                  (o)  Except  as  specifically   provided   elsewhere  in  this
Agreement, Bank shall continue for the calendar year 1996 those Employee Benefits Plans in existence as of the date of the execution of this Agreement and shall not adopt any other such plans nor otherwise amend such plans except as authorized by One Valley. Except as expressly provided for elsewhere in this Agreement, Bank shall terminate or amend each such plan effective December 31, 1996. Bank shall adopt and One Valley shall authorize such adoption effective January 1, 1997, of life, disability insurance, health, welfare, vacation and other fringe benefits (collectively "fringe benefit programs") of the types and in the amounts and at the contribution levels provided to other similarly situated employees of One Valley. In determining eligibility, benefit levels and required contributions under such fringe benefit programs all full time years of employment with Bank shall be counted and preexisting conditions shall be treated as such conditions were treated under any such predecessor plan.

                  (p) Notwithstanding the limitation in (o) above it is understood that CSB employees employed by the Bank as of the Closing Date shall (as long as they otherwise remain eligible under the terms of the Bank's vacation policy) be entitled to annual vacation for 1997 and thereafter equal to the greater of (i) the number of days of vacation to which they were entitled to in 1996 or (ii) such vacation to which they are entitled to under Bank's vacation policy then in effect.

         4.16 Labor Disputes. Neither CSB Financial nor either Subsidiary is directly or indirectly involved in or to the knowledge of any of them threatened with any labor dispute or trouble or organizational effort, including, without limitation, matters regarding actual or alleged discrimination by reason of race, creed, sex, disability or national origin, which might materially and adversely affect the financial condition, assets, businesses or results of operations of any of them. Neither CSB Financial nor either Subsidiary is a party to, nor has ever been a party to, any collective bargaining agreement.

         4.17 Reserve for Possible Loan Losses. The reserve for possible loan losses shown on the consolidated balance sheet of CSB Financial as of June 30, 1995, and to be shown on the unaudited balance sheet of CSB Financial dated December 31, 1995, is and will be adequate as of the dates thereof. The reserve for possible loan losses to be shown on the consolidated balance sheet of CSB Financial as of March 31, 1996, will be adequate as of the date thereof.

                                     A-I-7

         4.18 Knowledge as to Conditions. CSB Financial knows of no reason relating to CSB Financial why the approvals, consents and waivers of governmental authorities referred to in Sections 8.1 (b) and 8.1 (c) should not be obtained in a timely manner; CSB Financial and the Subsidiaries are not aware of any conditions or provisions of any actions, reports of examinations or similar regulatory reports or findings which is anticipated to delay or precludes CSB Financial or either Subsidiary from entering into the Agreement or obtaining prompt regulatory approval of all applications to be filed in connection with the transaction contemplated by this Agreement, including but not limited to compliance with the Community Reinvestment Act ("CRA").

         4.19     Taxes.

                  (a) CSB Financial and Subsidiaries have each filed on a timely basis all Federal Income Tax Returns and all other federal, state, municipal and other tax returns which each of them is required to file, and each has paid all taxes shown to be due on such returns and, in the opinion of its respective Chief Executive and Financial Officers, has adequately reserved for all current taxes;
                  (b) Neither the Internal Revenue Service nor any other taxing authority is now asserting against CSB Financial or Subsidiaries, or, to the knowledge of any of them, threatening to assert against any of them, any deficiency or claim for additional taxes, interest or penalty;

                  (c) There is no pending, or to the knowledge of CSB Financial or either Subsidiary, threatened examination of the Federal Income Tax Returns of CSB Financial or either Subsidiary and, except for tax years still subject to the assessment and collection of additional federal income taxes under the three-year period of limitations prescribed in Section 6501(a) of the Internal Revenue Code, no tax year of CSB Financial or either Subsidiary remains open to the assessment and collection of additional Federal Income Taxes; and

                  (d) There is no pending or, to the knowledge of CSB Financial or Subsidiary, threatened examination of State Tax (the "Virginia Taxes") returns of CSB Financial or any of the Subsidiaries and, except for tax years still subject to the assessment and collection of additional Virginia Taxes under the applicable statutes of limitations, no tax year of CSB Financial or either Subsidiary remains open to the assessment and collection of additional taxes.

         4.20     Absence of Certain Changes.  Since June 30, 1995:

                  (a) There has not been any damage, destruction or loss by reason of fire, flood, accident or other casualty (whether insured or not insured) materially and adversely affecting the assets, financial condition or operations of CSB Financial or either Subsidiary;

                  (b) Except in the ordinary course of business, neither CSB Financial nor either Subsidiary has disposed of, or agreed to dispose of, any of its material properties or assets, nor has any of them leased to others, or agreed to so lease, any of such material properties or assets;

                  (c) Except for the exercise of stock options there has not been any change in the authorized, issued or outstanding capital stock of CSB Financial or either Subsidiary, except as provided for in this Agreement, or any material change in the outstanding debt of CSB Financial or either Subsidiary, other than changes due to payments in accordance with the terms of such debt and FHLB advances to meet funding needs of the Bank in the ordinary course of business;

                  (d) No change has occurred in the personnel who are key personnel with respect to the operations of CSB Financial or Subsidiaries, nor has there been any increase in the compensation or fees payable by either CSB Financial or either Subsidiary to their directors or officers other than increases in the ordinary course of business in accordance with the personnel policies of CSB Financial or either Subsidiary, or any material increase in any bonus, insurance, pension or other Employee Benefit Plan, payment or arrangement for or with any of such directors or officers;

                  (e) Neither CSB Financial nor either Subsidiary has made any material loan or advance other than in the ordinary course of business;

                  (f) Neither CSB Financial nor either Subsidiary has made any expenditure or major commitment for the purchase, acquisition, construction or improvement of any material asset or assets which in the aggregate would be material;

                                     A-I-8

                  (g) Neither CSB Financial nor either Subsidiary has entered into any other material transaction, contract or lease or incurred any other material obligation or liability;

                  (h) The Bank has not incurred any unusual or extraordinary loan losses;

                  (i) There has not been any other event, condition or development of any kind which materially and adversely affects the assets, financial condition or results of operations of CSB Financial or either Subsidiary, and neither CSB Financial nor either Subsidiary has knowledge of any such event, condition or development which may materially and adversely affect the assets, financial condition or operations of CSB Financial or either Subsidiary; and

                  (j) CSB Financial and the Subsidiaries are, and have been, in substantial compliance with all environmental laws and regulations, and there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending, or, to the knowledge of CSB Financial or either Subsidiary, threatened, before any court, governmental agency or board or other forum against CSB Financial or either Subsidiary for alleged noncompliance with, or liability under, any environmental law or relating to the release into the environment of any hazardous material or oil.

         4.21 Negative Covenants. Except as otherwise contemplated hereby, between the date hereof and the Effective Date, or the time when this Agreement terminates as provided herein, neither CSB Financial nor either Subsidiary, respectively, will, without the prior written consent of One Valley, which consent shall not be unreasonably withheld:

                  (a) Make any change in its authorized capital stock or corporate structure;

                  (b) Issue, redeem or purchase any shares of its capital stock, securities convertible into its common stock or any long-term debt securities of CSB Financial or the Subsidiaries; other than shares of capital stock issued pursuant to the exercise of outstanding stock options granted under the stock option plans of CSB Financial and/or the Bank;

                  (c) Issue or grant any options, warrants or other rights to purchase shares of its common stock;

                  (d) Declare or pay any dividends or other distributions on any shares of common stock, except a cash dividend in an amount not to exceed 10(cent) (ten cents) per share per quarter for each quarter prior to the Closing Date, to be paid on or before the Effective Date;

                  (e) Purchase or otherwise acquire, or agree to acquire, for consideration any shares of its capital stock (other than in a fiduciary capacity);

                  (f) Enter into or amend (except as otherwise specifically contemplated by this Agreement) any Employee Benefit Plan, consultant, or similar plan in respect of any of its directors, officers or other employees or increase its contribution to any Employee Benefit Plan;

                  (g) Take any action materially and adversely affecting the transactions contemplated hereby or this Agreement or the financial condition, businesses, properties or results of operations of CSB Financial and either Subsidiary, taken as a whole;

                  (h) Acquire any other company or acquire any branch or, other than in the ordinary course of business, any assets or deposits of any other company;

                  (i) Mortgage, pledge or subject to a lien or any other encumbrance any of its assets, dispose of any of its assets, incur or cancel any debts or claims, or take any other action not in the ordinary course of its business as heretofore conducted;

                  (j) Except as may be necessary to comply with this Agreement, amend its Certificate of Incorporation or Bylaws;

                  (k) Sell, pledge or otherwise dispose of or encumber any of its stock, or any of the stock of either Subsidiary or change the capital structure of any of them;

                  (l) Sell any securities from its investment portfolio, except in the ordinary course of business;

                                     A-I-9

                  (m) Increase the compensation of or pay any benefit to any director, officer or employee during or for the calendar year 1996 other than in the ordinary course of business and, in any event, in the aggregate not in excess of 5% of the total salary expense of the Bank; or

                  (n)      Enter into any agreement to do any of the foregoing.

         4.22 Additional Covenants. Except as otherwise contemplated by this Agreement, CSB Financial covenants and agrees:

                  (a) That it will promptly advise One Valley in writing of the name and address of, and number of shares of CSB Financial held by, each shareholder who elects to exercise his Appraisal Rights pursuant to Delaware General Corporation Law;

                  (b) That, subsequent to the date of this Agreement and prior to the Effective Date, it will operate its business and the businesses of the Subsidiaries only in the normal course and in a normal manner consistent with past practices;

                  (c) That it will take no action which would adversely affect or delay the ability of CSB Financial or either Subsidiary to obtain any necessary approvals, consents or waivers of any governmental authority required for the transaction contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement;

                  (d) That immediately upon the execution of this Agreement it will direct its accountants and attorneys to give One Valley access to all relevant and material information, documents and working papers pertaining to CSB Financial and Subsidiaries; provided, however, that in the event CSB Financial determines that providing One Valley access to such information, documents and working papers of its attorneys would waive its attorney-client privilege therein and if CSB Financial determines in its reasonable discretion to assert such privilege and to deny access thereto to One Valley, then, notwithstanding any other provision of this Agreement, One Valley may in its sole discretion immediately terminate this Agreement at any time before the Effective Date;

                  (e) That it will use its best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger at the earliest possible date and cooperate fully with the other parties to that end;

                  (f) That neither CSB Financial nor its directors, officers or representatives or agents will, directly or indirectly, take any action to solicit, support or encourage any offer or proposal from any other person to acquire CSB Financial or its assets, or shares of its common stock, or of either Subsidiary, or engage in negotiations with or provide information to such person with respect to such offer or proposal; provided, however that CSB Financial may engage in negotiations or provide information if the Board of Directors of CSB Financial concludes after receipt of legal advice from its counsel, that their fiduciary duties to the shareholders of CSB Financial so require; provided further, however, in the case of any action pursuant to the immediately preceeding proviso, One Valley may, in its sole discretion, terminate this Agreement at any time before the Effective Date if: (i) the meeting of shareholders contemplated in Section 10 of this Agreement has not been held on or before July 1, 1996, provided the delay is caused by such negotiations, offer or proposal as contemplated herein; and (ii) shareholder approval of the Merger has not been obtained prior to One Valley's termination of the Agreement pursuant to this Section. CSB Financial will immediately notify One Valley if any such negotiations occur, if such information is provided, or if such offer or proposal is made;

                  (g) That it will promptly advise One Valley of any material adverse change in the financial condition, assets, businesses, results of operations or prospects of CSB Financial or either Subsidiary, and any breach of any representation, warranty, covenant or agreement made by CSB Financial or either Subsidiary in this Agreement known to CSB Financial;

                  (h) That it will maintain in full force and effect adequate fire, casualty, public liability, employer fidelity and other insurance coverage in accordance with prudent practices to protect CSB Financial and Subsidiaries against losses for which insurance can reasonably be obtained;

                  (i) That it will consult with One Valley as to the form and substance of any press release or other public disclosure concerning matters related hereto, and, except as required by law or within good faith, shall not issue such release or disclosure without the reasonable consent of One Valley; and


                                     A-I-10

                  (j) Prior to the Effective Date and subject to requisite regulatory approval, if any, CSB Financial and/or Bank shall amend (including shareholder approval if required) the Recognition and Retention Plan for Outside Directors and the Recognition and Retention Plan for Officers and Employees (the "Recognition Plans") to provide that all shares awarded under the Recognition Plans as of the date of this Agreement shall be vested immediately prior to the Effective Date and the shares distributed to the participants, and shall thereafter immediately terminate the Recognition Plans.


                                    SECTION 5
                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                                  OF ONE VALLEY

One Valley represents and warrants to and covenants with CSB Financial that:

         5.1 Organization and Qualification of One Valley. One Valley is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted. Each of the banking subsidiary companies owned by One Valley is duly organized, validly existing and in good standing as either a state banking corporation under the laws of West Virginia or a national bank under the laws of the United States and each has the corporate power to own all of its assets and to carry on its business as it is now being conducted.

         5.2 Authorization of Agreement. The Board of Directors of One Valley has authorized the execution of this Agreement as set forth herein, and One Valley has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby, and upon its execution and delivery (and assuming due execution and delivery by CSB Financial) this Agreement is a valid and binding agreement of One Valley enforceable in accordance with its terms.

         5.3 No Violation of Other Instruments. The execution and delivery of this Agreement do not, and the consummation of the Merger will not, (i) violate any provision of the Articles of Incorporation or Bylaws of One Valley, (ii) violate any provision of, or result in the acceleration of any obligation under or in the termination, if applicable, of, any mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree to which One Valley or any of its subsidiaries is a party or by which it is bound except for such as would not have a material adverse effect on the financial condition, business, properties, or results of operations of One Valley and its subsidiaries, taken as a whole, or the transactions contemplated hereby, (iii) violate or conflict with any other material restriction of any kind or character to which One Valley or any of its Subsidiaries is subject, or (iv) enable any person to enjoin the transactions contemplated hereby. After approval of this Agreement by the Board of Directors of One Valley and by the OTS, One Valley will have taken all action required by law and its Articles of Incorporation and Bylaws necessary to authorize the execution and delivery of this Agreement and to authorize the Merger of CSB Financial with Thrift and the consummation of the transactions contemplated hereby.

         5.4 Organization and Qualification of Thrift. One Valley shall cause to be filed with the OTS and the Board of Governors of the Federal Reserve ("Federal Reserve") an application to approve the transaction contemplated hereby. One Valley shall cause Thrift to take such action as is provided in this Agreement on Thrift's part to be taken.

         5.5 Regulatory Approvals. Prior to the Effective Date, One Valley, separately and jointly with CSB Financial, shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain: (i) the approval of the OTS for One Valley to effectuate the Merger; (ii) the prior approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, of the Merger; and (iii) all other consents and approvals of governmental agencies as are required by law or otherwise, and shall do any and all things deemed by One Valley and CSB Financial to be necessary or appropriate in order to cause the Merger to be consummated on the terms provided herein.

         5.6 Financial Statements. One Valley's consolidated balance sheets as of the years ended December 31, 1993, 1994 and 1995, and its statement of income for each of such years, heretofore delivered to CSB Financial, were prepared in accordance with generally accepted accounting principles consistently applied and those financial statements, fairly present its financial condition and results of operations as of such respective dates and for such respective periods.

                                     A-I-11

         5.7 No Material Adverse Change. There has been no material adverse change, or development involving a reasonably foreseeable prospective material adverse change, in or affecting the financial condition, businesses, properties or results of operations of One Valley and its subsidiaries, taken as a whole, since December 31, 1995.

         5.8 Form 10-K Annual Report and Other Reports. One Valley's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1994, heretofore delivered to CSB Financial, does not contain, as of the date thereof, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. Since January 1, 1993, One Valley has filed with the Securities and Exchange Commission all documents and reports required to be filed and such reports do not contain, as of their respective dates, an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

         5.9  No   Actions,   Etc.   There  are  no  actions,   proceedings   or
investigations pending or, to the knowledge of the executive officers or directors of One Valley, threatened or contemplated against or relating to One Valley or any of its subsidiaries or any of its properties, which, individually or in the aggregate, could materially and adversely affect the financial condition, businesses, properties or operations of One Valley and its subsidiaries, taken as a whole, or the ability of One Valley to consummate the transactions contemplated hereby, and such officers and directors do not know of any basis for any action or proceeding. Neither One Valley, nor any of its subsidiaries, is transacting business in violation of any applicable law or regulation which could materially adversely affect the financial condition, businesses, properties or operations of One Valley and its subsidiaries, taken as a whole, or the ability of One Valley to consummate the transactions contemplated hereby.

         5.10 Capitalization. As of the date hereof, the authorized capital stock of One Valley consists of (i) Forty Million shares of common stock, par value of $10 per share, of which 17,079,684 are issued and outstanding and are fully paid and nonassessable, and (ii) One Million shares of preferred stock, par value of $10 per share, none of which is issued.

         5.11 Good Faith. One Valley shall use its best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of this Agreement at the earliest practicable date and cooperate fully with the other parties to that end.

         5.12 Registration. One Valley will cause a Registration Statement (or other appropriate form) to be filed with and declared effective by the Securities and Exchange Commission, appropriate agencies regulating securities, and other governmental agencies having jurisdiction, with respect to the securities to be issued in conjunction with the Merger. The information pertaining to One Valley which will appear in the Registration Statement and Proxy Statement will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.13 Copies of Public Information One Valley has made or will make available for review by CSB Financial all information publicly available concerning One Valley and all pension, retirement, thrift, group insurance or similar plans with respect to any of the directors, officers or other employees of One Valley or its subsidiaries.

         5.14 Undisclosed Liabilities; Taxes. One Valley has no material liabilities other than those liabilities disclosed on or provided for in its balance sheet as of December 31, 1995, and liabilities incurred since such date in the ordinary course of business. One Valley has paid all federal, state and local taxes now due and payable and there are no material tax items now in dispute or anticipated to be disputed.

         5.15 Title to Properties. One Valley has good and marketable title to all its property and assets set forth on its balance sheet as of December 31, 1995, except property and assets sold or otherwise disposed of since December 31, 1995, in the ordinary course of business, subject to no liens, mortgages, pledges, encumbrances or charges of any kind except liens reflected on said balance sheet and except liens for taxes and assessments not delinquent, pledges to secure deposits, and such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected on said balance sheet and which do not interfere with or impair its present or continued use, and all of its leases are in full force and effect and One Valley is not in default thereunder.

         5.16 Absence of Regulatory Actions. Neither One Valley nor any of its banking subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from,

                                     A-I-12
or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of the operations of any of them nor has it been advised by any such government authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

         5.17 Labor Disputes. One Valley is not directly or indirectly involved in or threatened with any labor dispute or trouble or organizational effort, including, without limitation, matters regarding actual or alleged discrimination by reason of race, creed, sex, disability or national origin, which might materially and adversely affect its financial condition, assets, businesses or results of operations.

         5.18 Reserve for Possible Loan Losses. The reserve for possible loan losses shown on the consolidated balance sheet of One Valley as of December 31, 1995, is adequate as of the dates thereof.

         5.19 Knowledge as to Conditions. One Valley knows of no reason relating to One Valley why the approvals, consents and waivers of governmental authorities referred to in Sections 8.1 (b) and 8.1 (c) should not be obtained in a timely manner; One Valley and One Valley Subsidiaries are not aware of any conditions or provisions of any actions, reports of examinations or similar regulatory reports or findings which is anticipated to delay or precludes One Valley or any of One Valley Subsidiaries from entering into the Agreement or obtaining prompt regulatory approval of all applications to be filed in connection with the transaction contemplated by this Agreement, including but not limited to compliance with the Community Reinvestment Act ("CRA").

         5.20 Other Transactions. One Valley has had, and will continue to have, negotiations for the acquisition of other banking institutions. Nothing contained herein shall in any manner limit the ability of One Valley to acquire additional banking institutions or other corporations, either before or after the Effective Date, for such consideration (cash, notes, common or preferred stock) and upon such terms and conditions as One Valley deems appropriate. Notwithstanding the foregoing, One Valley will not, and will cause its subsidiaries to not, make or agree to make any acquisition or take any action that materially adversely affects its ability to consummate the transaction contemplated hereby in a reasonably timely manner.

         5.21 Press Release. One Valley will consult with CSB Financial as to the form and substance of any press release or other public disclosure concerning matters related hereto, and, except as required by law or within good faith, shall not issue such release or disclosure without the consent of CSB Financial.

         5.22 Indemnification. One Valley shall indemnify, and advance expenses (including legal fees and expenses) in matters that may be subject to indemnification to, persons who served as directors and officers of CSB Financial and its Subsidiaries on or before the Effective Date of the Merger with respect to liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Date of the Merger in accordance with and subject to the requirements and other provisions of One Valley's Articles of Incorporation and Bylaws in effect on the date of this Agreement and applicable provisions of law to the same extent as One Valley is obliged thereunder to indemnify and advance expenses to its own directors and officers with respect to liabilities and claims made against them resulting from their service as such to One Valley.

         5.23 Employee Benefits. Each of One Valley's employee benefit plans has been administered in all material respects in compliance with the applicable requirements of ERISA, the Code, other federal statutes, applicable federal regulations, applicable state law (including without limitation state insurance law) and in accordance with its terms. All reports required by any governmental agency with respect to each such employee benefit plan has been timely and properly filed and to the extent required furnished to the participants in such plan. One Valley has paid all costs, benefits, premiums and any other amounts coming due in connection with the employee benefit plans and no accumulated funding deficiency, as defined in ss.302(a)(2) of ERISA, exists with respect to any employee benefit plan. One Valley has not engaged in a transaction that would subject One Valley to any tax, penalty or liability for prohibited transactions imposed by ERISA or by ss.4975 of ERISA. One Valley has not engaged in any transaction in violation of ss.406(a) or ss.406(b) of ERISA (for which no exemption exists under ss.408 of ERISA).



                                     A-I-13

                                    SECTION 6
                        INVESTIGATION AND CONFIDENTIALITY

         6.1 Investigation. Prior to the Closing Date, either party may directly and through its representatives, make such reasonable investigation of the assets and business of the other party and its subsidiaries as deemed necessary or advisable. Each party and its representatives shall have, at reasonable times after the date of execution hereof, during normal business hours and upon reasonable request, full access to the premises and to all the relevant and material books and records of the other party and its subsidiaries.

         6.2 Confidentiality. One Valley and CSB Financial each agree to treat as strictly confidential and agree not to divulge to any other person, natural or corporate (other than employees of, and attorneys and accountants for, such party) any proprietary financial statements, schedules, contracts, agreements, instruments, papers, documents and other information relating to CSB Financial or One Valley (as the case may be) by which it may come to know or which may come into its possession during the course of its due diligence investigation of CSB Financial or One Valley, as the case may be, and, if the Merger contemplated hereby are not consummated for any reason, One Valley agrees promptly to return to CSB Financial (and CSB Financial to One Valley) all written proprietary material furnished in connection with such investigation; and thereafter all such information shall continue to not be disclosed by One Valley and CSB Financial and their directors, officers, employees, or advisors to third parties without One Valley's or CSB Financial's written consent, as the case may be.


                                    SECTION 7
                                  NON-SURVIVAL

         Other than Section 5.22 hereof, the representations and warranties included or provided herein shall not survive the Effective Date.


                                    SECTION 8
              CONDITIONS PRECEDENT; CLOSING DATE AND EFFECTIVE DATE

         8.1 Conditions Precedent. The consummation of this Agreement and the Merger is conditioned upon the following:

                  (a) The shareholders of CSB Financial shall have approved this Agreement by vote as required by law and final approval of this Agreement shall have taken place as provided in Section 10 hereof, and the Board of Directors of One Valley shall have approved this Agreement;

                  (b) OTS shall have approved the acquisition of control of CSB Financial and Subsidiaries by One Valley;

                  (c) The Federal Reserve shall have approved the acquisition of control of CSB Financial and Subsidiaries by One Valley;

                  (d) The Registration Statement shall have become effective under the 1933 Act, no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Securities and Exchange Commission. All state securities and "blue sky" permits or approvals required (in the opinion of One Valley) to carry out the transactions contemplated by this Agreement shall have been received;

                  (e) All other consents, approvals and permissions and the satisfaction of all the requirements prescribed by law which are necessary to the carrying out of the transactions contemplated hereby shall have been procured;

                  (f) All delay periods and all periods for review, objection or appeal of or to any of the consents, approvals or permissions required with respect to the consummation of the Merger and this Agreement shall have expired;

                  (g) Unless waived by One Valley, the approvals referred to in subparagraphs (b), (c) and (d) hereof shall not have required the divestiture or cessation of any significant part of the present operations conducted by One Valley,

                                     A-I-14

CSB Financial, and their respective subsidiaries, taken as a whole, and shall not have imposed any other condition which One Valley reasonably deems to be materially disadvantageous or burdensome;

                  (h) Unless waived by One Valley, the representations and warranties of CSB Financial contained in this Agreement shall be correct on and as of the Effective Date in all material respects with the same effect as though made on and as of such date, except as affected by the transactions contemplated by this Agreement and except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties or operations of CSB Financial, and CSB Financial shall have performed in all material respects all its obligations and agreements hereunder theretofore to be performed by it; and One Valley shall have received on the Effective Date an appropriate certificate to the foregoing effect dated the Effective Date and executed on behalf of CSB Financial by one or more appropriate executive officers of CSB Financial;

                  (i) Unless waived by CSB Financial, the representations and warranties of One Valley contained in this Agreement shall be correct on and as of the Effective Date in all material respects with the same effect as though made on and as of such date, except as affected by the transactions contemplated by this Agreement and except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties, results of operations or prospects of One Valley, and One Valley shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it; and CSB Financial shall have received on the Effective Date an appropriate certificate to the foregoing effect dated the Effective Date and executed on behalf of One Valley by one or more appropriate executive officers;

                  (j) One Valley shall have received from legal counsel to CSB Financial a written opinion pertaining to the transactions herein provided for, dated the Effective Date, in form and substance acceptable to counsel for One Valley, and CSB Financial shall have received from legal counsel to One Valley a customary written opinion pertaining to the transactions herein provided for, dated the Effective Date, in form and substance acceptable to counsel for CSB Financial;

                  (k) Unless waived by One Valley, One Valley shall have received an opinion of counsel to the effect that the transaction will constitute a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

                  (l) Unless waived by CSB Financial, CSB Financial shall have obtained an opinion of counsel to the effect that, as to each holder of CSB Financial common stock who receives One Valley common stock in exchange for his or her CSB Financial common stock, no gain will be recognized by such shareholder on such exchange; the basis of the One Valley common stock to be received by such CSB Financial shareholders will be the same as the basis of the CSB Financial common stock surrendered in exchange therefor; and the holding period of the One Valley common stock to be received by such CSB Financial shareholders includes the holding period of the CSB Financial common stock surrendered in exchange therefor, provided their CSB Financial common stock was held as a capital asset at the time of the exchange;

                  (m) CSB Financial shall have delivered to One Valley a list of all persons known to CSB Financial who own in excess of 5% of the issued and outstanding stock of CSB Financial;

                  (n) Unless waived by One Valley, the holders of not more than 10% of the outstanding shares of common stock of CSB Financial shall have elected to exercise their statutory Appraisal Rights; and

                  (o) The receipt by CSB Financial of the opinion of its investment banker that the consideration to be paid to stockholders of CSB Financial pursuant to this Agreement is fair from a financial point of view to such stockholders as of the date of Board adoption of the Agreement, as of the date of mailing of the proxy to stockholders of CSB related to the Meeting of Stockholders to approve the Agreement, and as of the Closing Date of the transaction.

         8.2 Closing Date. The time and date of closing are herein called the "Closing Date". The Closing Date shall be selected by One Valley and shall be within thirty (30) days of approvals of this Agreement by the shareholders of CSB Financial or the receipt of all of the approvals (including any statutory waiting periods) referred to in Section 8.1(b), (c), (d), (e) and (f), whichever is later. One Valley shall cause the Articles of Merger with respect to the Merger to be filed with the Secretary of State of West Virginia and of the State of Delaware.

         8.3 Effective Date. The Merger shall become effective (the "Effective Date") on the date on which the certificate of merger approving the Merger is issued by the Secretary of State of the State of West Virginia, but in any event no later than the 60th day after receipt of all requisite approvals of regulatory authorities and shareholders.

                                     A-I-15

                                    SECTION 9
                            TERMINATION OF AGREEMENT

         9.1 Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date either before or after the meeting of the shareholders of CSB Financial:

                  (a)      By mutual consent of CSB Financial and One Valley;

                  (b) By One Valley if there has been a material misrepresentation or breach of warranty in the representations and warranties of CSB Financial set forth herein, or by CSB Financial if there has been a material misrepresentation or breach of warranty in the representations and warranties of One Valley set forth herein, which material misrepresentation or breach of warranty has not been cured to the satisfaction of the non-breaching party within 30 days thereof;

                  (c) By either CSB Financial or One Valley upon written notice to the other, if the Effective Date does not occur on or before midnight on November 1, 1996;

                  (d) By either CSB Financial or One Valley if the Merger shall violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

                  (e) In the event that the Disclosure Schedule or One Valley's investigation of CSB Financial and Subsidiaries discloses matters which One Valley in good faith believes either (i) to be inconsistent in any material and adverse respect with any of the representations or warranties of CSB Financial (without giving effect to the Disclosure Schedule) or (ii) in the reasonable judgment of the Board of Directors of One Valley either (A) to be of such significance as to materially and adversely affect the financial condition or results of operations of CSB Financial and the Subsidiary, taken as a whole, or
(B) to deviate materially and adversely from the financial statements for the year ended June 30, 1995, of CSB Financial, the Board of Directors of One Valley may elect to terminate this Agreement by giving notice of termination to CSB Financial within or at the end of the 30 day period following the date of the delivery by CSB Financial to One Valley of the Disclosure Schedule; provided, however, that actions taken by CSB Financial as contemplated in this Agreement concerning the CSB ESOP, CSB Retirement Plan, the Recognition Plans, or the Stock Option Plans shall not trigger One Valley's right to terminate hereunder or otherwise violate any term of this Agreement;

                  (f) In the event that CSB Financial's investigation of One Valley and its subsidiaries discloses matters which CSB Financial in good faith believes either (i) to be inconsistent in any material and adverse respect with any of the representations or warranties of One Valley or (ii) in the reasonable judgment of the Board of Directors of CSB Financial either (A) to be of such significance as to materially and adversely affect the financial condition or results of operations of One Valley and its subsidiaries taken as a whole, or
(B) to deviate materially and adversely from the financial statements for the year ended December 31, 1995, of One Valley, the Board of Directors of CSB Financial may elect to terminate this Agreement by giving notice of termination to One Valley within or at the end of the 30 day period following the date of this Agreement;

                  (g) By One Valley in accordance with the provisions of Section 4.22(d); or

                  (h) By One Valley in accordance with the provisions of Section 4.22(f).

         9.2 Effect of Termination; Right to Proceed. In the event this Agreement shall be terminated pursuant to Section 9.1, all further obligations of One Valley and CSB Financial under this Agreement shall terminate (other than this Section 9.2 and Sections 6.2, 9.3, 18.2, 18.3, and 18.4 hereof, all of which shall remain in full force and effect) without further liability of the parties to one another, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement or any fraudulent breach of a representation or warranty.

         9.3 Return of Documents in Event of Termination. In the event of the termination of this Agreement for any reason, each party shall forthwith deliver to the other all documents, work papers and other material obtained from it relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, including information obtained pursuant to Section 6 hereof, and will take reasonable steps to have any information so obtained kept confidential.

                                     A-I-16

                                   SECTION 10
                             MEETING OF SHAREHOLDERS

         CSB Financial shall take all steps necessary to call and hold a special meeting of shareholders, in accordance with applicable law and its Certificate of Incorporation and Bylaws, as soon as practicable for the purpose of submitting this Agreement to its shareholders for their consideration and approval. CSB Financial will prepare and send to its shareholders for purposes of such meetings a proxy statement, which will be in the form contained in the Registration Statement on Form S-4, or any amendments thereto, prepared and filed by One Valley (the "Proxy Statement"). The Board of Directors of CSB Financial will recommend shareholder approval of this Agreement and will not withdraw such recommendation unless (in the opinion of counsel for CSB Financial) the fiduciary duties such persons owe to the shareholders of CSB Financial so require.


                                   SECTION 11
                                OTHER AGREEMENTS

         11.1 Distribution to the Bank. Immediately prior to the Effective Date, CSB Financial shall, by means of a tax-free distribution, distribute all of its assets, to the extent permitted by applicable law, to the Bank.

         11.2 Post-Merger Operation of the Bank. After the Effective Date, it is anticipated that the Bank will continue operations as a financial institution and wholly-owned subsidiary of Thrift, that its charter and Bylaws, as amended from time to time, will continue as the Bylaws of the Bank, and that it will continue to operate its existing branches.

         11.3 Directors and Officers of the Bank.The directors and officers of the Bank on the Effective Date shall continue as the directors and officers of the Bank and shall hold office as prescribed in the Bylaws and applicable law until their successors shall have been elected and shall qualify. Directors' fees shall be the same as those paid to directors of One Valley. Upon the Effective Date, the Bank shall, by action of its Board of Directors, elect as members of the Board of Directors of the Bank two persons to be designated by the President and CEO of One Valley.

         11.4 Director of One Valley. Upon the Effective Date, One Valley shall, by action of its Board of Directors, elect Bob M. Johnson as a member of the Board of Directors of One Valley, for a term expiring on the date of the next Annual Meeting of Shareholders of One Valley. In addition, at its Annual Meeting of Shareholders to be held in April, 1997, One Valley shall nominate and recommend Bob M. Johnson for a three-year term as member of the Board of Directors of One Valley. Upon the Effective Date, Bob M. Johnson will also become a member of a regional credit committee of One Valley.

         11.5 Certain Benefit Plans. Notwithstanding Section 4.15 of the Agreement, any Employee Benefit Plans exclusively covering the Chief Executive Officer of the Bank shall remain in full force and effect until terminated or amended pursuant to their terms. The Chief Executive Officer of the Bank shall be eligible to participate in One Valley's Management Incentive Compensation Plan.

                                   SECTION 12
                                  BROKERS, ETC.

         CSB Financial represents and warrants to One Valley, that no broker, or finder, or financial analyst except Friedman, Billings, Ramsey & Co. Inc., pursuant to an agreement previously provided to One Valley, has been employed by CSB Financial or either Subsidiary, or is entitled to a fee, commission or other compensation from CSB Financial or the Subsidiaries, with respect to this Agreement or the transactions contemplated hereby.


                                   SECTION 13
                     GOVERNING LAW; SUCCESSORS AND ASSIGNS;
                         COUNTERPARTS; ENTIRE AGREEMENT

         This Agreement (a) shall be governed by and construed under and in accordance with the laws of the State of West Virginia; (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that this Agreement may not be assigned by any party without the written consent of the other parties hereto;
(c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective and binding when one or more counterparts shall have been signed and delivered; and (d)


                                     A-I-17
embodies the entire agreements and understandings between CSB Financial and One Valley relating to the subject matter hereof.

                                   SECTION 14
                               EFFECT OF CAPTIONS

         The captions in this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.


                                   SECTION 15
                                  SEVERABILITY

         The Parties expressly agree that it is not the intention of any party to violate any public policy, law, rule, regulation, treaty or decision of any government or agency thereof of any state or country. If any provision of this Agreement is judicially or administratively interpreted to be in violation of any such provision in any state or country, such provisions, sentences, words, clauses or combination thereof shall be inoperative in each such state or country; and the remainder of this Agreement shall remain binding upon the parties hereto in each such state or country with this Agreement as a whole unaffected elsewhere.

                                   SECTION 16
                                     NOTICES

         Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail, postage prepaid, addressed as follows:

                  To CSB Financial:

                  CSB Financial Corporation
                  2120 Langhorne Road
                  Lynchburg, Virginia  24501
                  Attention:  Bob M. Johnson, President and CEO

                  With a copy to:

                  Charles E. Sloane, Esquire
                  Malizia, Spidi, Sloane & Fisch, P.C.
                  One Franklin Square
                  1301 K. Street, N.W., Suite 700 East
                  Washington, DC  20005
                  To One Valley:

                  One Valley Bancorp of West Virginia, Inc.
                  One Valley Square
                  P. O. Box 1793
                  Charleston, West Virginia  25326
                  Attention:  J. Holmes Morrison

                  With a copy to:

                  Merrell S. McIlwain, Esquire
                  One Valley Bancorp of West Virginia, Inc.
                  One Valley Square
                  P. O. Box 1793
                  Charleston, West Virginia  25326

or such other addresses as shall be furnished in writing by either party to the other party. Any such notice or communication shall be deemed to have been given as of the date so mailed.


                                     A-I-18

                                   SECTION 17
                                   AMENDMENTS

         This Agreement may be amended by the written agreement of One Valley and CSB Financial and without the approval of the shareholders before or after the meeting of shareholders at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that if amended after such meeting of shareholders, no such amendment shall be materially adverse to the shareholders of CSB Financial.


                                   SECTION 18
                                    EXPENSES

         18.1 General. Except as otherwise provided herein, each of the parties hereto agrees to pay, without a right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement shall be consummated, the costs incurred by it incident to the performance of its obligations under this Agreement and to the consummation of the Merger and the other transactions contemplated herein, including the fees and disbursements of counsel, accountants and consultants employed by such party in connection therewith; provided, however, that One Valley shall bear the full expense of the printing and mailing of the proxy statement to be used in connection with the special meeting of shareholders referenced in Section 10.

         18.2 Expenses of One Valley. CSB Financial hereby agrees that if this Agreement or the transactions contemplated hereby are terminated by One Valley pursuant to Sections 9.1(b) or 9.1(e) as a result of a willful breach by CSB Financial, CSB Financial shall promptly (and in any event within ten (10) business days after such termination) pay all Expenses of One Valley. "Expenses of One Valley" as used in this Section 18.2 shall include all reasonable in amount and reasonably incurred out-of-pocket expenses of One Valley (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to One Valley and its Affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

         18.3 Expenses of CSB Financial.One Valley hereby agrees that if this Agreement or the transactions contemplated hereby are terminated by CSB Financial pursuant to Section 9.1(b) or 9.1(f) as a result of a willful breach by One Valley, One Valley shall promptly (and in any event within ten (10) business days after such termination) pay all Expenses of CSB Financial. For purposes of this Section 18.3, the "Expenses of CSB Financial" shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to CSB Financial and its Affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

         18.4 Termination Fee. (a) CSB Financial hereby agrees to pay One Valley and One Valley shall be entitled to payment of, a fee (the "Termination Fee") of $2.0 million following the occurrence of a Purchase Event (as defined below), provided that One Valley shall have sent written notice of such entitlement within 90 days after One Valley actually becomes aware of such occurrence. Such payment shall be made in immediately available funds within five business days after delivery of a notice from One Valley requesting such payment. The right to receive the Termination Fee shall terminate if any of the following (a "Fee Termination Event") occurs prior to a Purchase Event: (i) the Effective Date,
(ii) termination of this Agreement in accordance with the provisions hereof if such termination occurs prior to the occurrence of a Preliminary Purchase Event (as defined below), except termination by One Valley pursuant to Section 9.1(h),
(iii) termination of this Agreement following the occurrence of a Preliminary Purchase Event and the passage of 11 months after such termination.
                  (b) The term "Preliminary Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

                           (1) CSB Financial or either Subsidiary without having
received One Valley's prior written consent, shall have entered into an agreement to engage in any Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) other than One Valley or any of its subsidiaries or affiliates or the Board of Directors of CSB Financial approve or accept any Acquisition Transaction with any person other than One Valley or any of its subsidiaries or affiliates. For purposes of this Agreement, "Acquisition
Transaction" shall mean (A) a merger or consolidation, or similar transaction, involving CSB Financial or the Bank, (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of CSB Financial or the Bank, (C) a purchase or other acquisition (including by way

                                     A-I-19
of merger, consolidation, share exchange or otherwise) of securities representing 30% or more of the voting power of CSB Financial or the Bank; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only CSB Financial or either of the Subsidiaries;

                           (2) (A) any person  (other  than One Valley or any of
its subsidiaries or affiliates) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding CSB Financial common stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange
Act), (B) any group (as such term "group" is defined in Section 13(d)(3) of the Exchange Act), other than a group of which any of One Valley or any of its subsidiaries or affiliates is a member, shall have been formed that beneficially owns 10% or more of CSB Financial common stock then outstanding;

                           (3) any  person  other  than One Valley or any of its
subsidiaries or affiliates shall have made a bona fide proposal to CSB Financial or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in a Acquisition Transaction (including, without limitation, any situation in which any person other than One Valley or any of its subsidiaries or affiliates shall have commenced (as the term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended, with respect to, a tender offer or exchange offer to purchase any CSB Financial common stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding CSB Financial common stock (such an offering referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

                           (4) after a proposal  is made by a third party to CSB
Financial or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to CSB Financial to make such a proposal if this Agreement terminates, CSB Financial shall have breached any representation, covenant or obligation contained in this Agreement and such breach would entitle One Valley to terminate this Agreement under Section 9.1(b) (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger); or

                           (5) the  holders of CSB common  stock  shall not have
approved this Agreement at the meeting of shareholders set forth in Section 10 hereof or the meeting of shareholders shall not have been held or shall have been canceled prior to termination of this Agreement, in each case after any person (other than One Valley or any of its subsidiaries or affiliates) shall have (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction or (B) commenced a Tender Offer or filed a registration statement under the Securities Act of 1933, as amended, with respect to an Exchange Offer.

                  (c) The term "Purchase Event" shall mean either of the following events or transactions occurring after the date hereof:

                           (1) the  acquisition  by any  person,  other than One
Valley or any of its subsidiaries or affiliates, alone or together with such person's affiliates and associates, or group (as defined in Section 13(d)(3) of the Exchange Act), of beneficial ownership of 50% or more of the outstanding shares of CSB Financial common stock; or

                           (2) the  occurrence of a Preliminary  Purchase  Event
described in (x) clause (b)(1) above, except that the percentage referred to in clause (C) shall be 50% or more of the outstanding shares of CSB Financial common stock.


                                   SECTION 19
                AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS

         CSB Financial and One Valley each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Each Director who has authorized this Agreement hereby further agrees to cooperate fully with the parties, their employees, representatives and agents in consummating the Merger, and that, based upon his or her understanding of the transaction, as proposed, each Director will vote appropriately upon all corporate resolutions toward that end and will take no action inconsistent with the purposes of this Agreement or the consummation of the Merger.


                                     A-I-20

         IN WITNESS WHEREOF, One Valley and CSB Financial have each caused this Agreement to be executed on its behalf by its officers thereunto duly authorized all as of the day and year first written above.

                                 ONE VALLEY BANCORP OF WEST VIRGINIA, INC.

                                 By               /s/ J. Holmes Morrison
                                       Its President and Chief Executive Officer


                                 CSB FINANCIAL CORPORATION

                                 By               /s/ Bob M. Johnson
                                       Its President and Chief Executive Officer

                                     A-I-21

                                   APPENDIX II

January 26, 1996



Board of Directors
CSB Financial Corporation
2120 Langhorne Road
Lynchburg, VA 24505


Board of Directors:

You have requested that Friedman, Billings, Ramsey & Co., Inc., ("FBR") provide you with its opinion as to the fairness from a financial point of view to holders of the issued and outstanding shares of common stock, par value $0.01 per share ("Common Stock"), of CSB Financial Corporation ("CSB" or the "Company") of the proposed, merger consideration to be received for the CSB Common Stock pursuant to the terms of the Agreement and Plan of Merger between CSB and One Valley Bancorp of West Virginia, Inc. ("One Valley"), dated as of January 26, 1996 (the "Merger Agreement"), pursuant to which CSB will be merged with and into a wholly owned federal savings bank (the "Merger"). The Agreement provides, among other things, that each issued and outstanding share of CSB Common Stock, other than such shares held directly or indirectly by One Valley in a nonfiduciary capacity, shares of Common Stock as to which appraisal rights are perfected and any such shares held as treasury stock by the Company, shall be converted into .6774 shares of common stock of One Valley common stock, par value $10.00 per share (the "Consideration"). Each person who would be entitled to a fractional share interest in the common stock of One Valley as a result of the conversion, upon surrender of CSB common stock, shall receive in lieu thereof an amount in cash equal to such fraction multiplied by the average of the last bid and ask price for the common stock of One Valley reported on the Nasdaq National Market, on the business day immediately prior to the Effective Date as defined in the Merger Agreement. The Merger Agreement will be considered at a special meeting of the shareholders of CSB. The terms of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used herein not otherwise defined herein shall have the meanings assigned thereto in the Merger Agreement.

In delivering this opinion, FBR has, among other things, completed the following tasks:

1. reviewed CSB's Annual Reports to Shareholders and CSB's Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the fiscal year ended June 30, 1995 and 1994;

2. reviewed One Valley's Annual Reports to Shareholders and One Valley's Annual Reports on Form 10-K filed with the SEC for the fiscal years ended December 31, 1993, and 1994;

3. reviewed CSB's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 filed with the SEC;

4. reviewed One Valley's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 filed with the SEC;

5. discussed the past and current operations, financial condition and prospects of CSB and One Valley with the managements of CSB and One Valley;

6.       reviewed CSB's and One Valley's business plans;

7. reviewed the reported prices and trading activity for CSB's Common Stock and One Valley's common stock and compared them with those of certain publicly traded companies which FBR deemed to be reasonably comparable to CSB and One Valley;

8. compared results of operations and financial condition of CSB and One Valley with those of certain companies which FBR deemed to be reasonably comparable to CSB and One Valley;

                                     A-II-1

9. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which FBR deemed to be reasonably comparable;

10. participated in discussions and negotiations among representatives of CSB, representatives of One Valley, legal counsel for CSB and legal counsel for One Valley;

11. performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate.

In rendering this opinion, FBR did not assume any responsibility for independently verifying the accuracy and completeness of all the information concerning the Company and One Valley as furnished by the Company and One Valley, respectively, or the publicly available information regarding other financial institutions and economic data. FBR has further relied on the assurances of management of CSB and One Valley that they are not aware of any facts that would make such information provided inaccurate or misleading. FBR has also relied upon the accuracy and completeness of the representations and warranties of CSB and One Valley set forth in the Merger Agreement. FBR has neither undertaken an independent appraisal of the assets or liabilities of CSB or One Valley, or their respective subsidiaries, nor has FBR been furnished with any such appraisals. FBR is not an expert in the evaluation of allowances for loan losses and has not reviewed any individual credit files of CSB or One
Valley. FBR's opinion is necessarily based upon economic, market and other conditions as they exist on and the information made available to FBR as of the date hereof. FBR has assumed that there has been no material change in the Company's or One Valley's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to FBR by the Company and One Valley, respectively. FBR expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger and related transactions as set forth in the Merger Agreement and relied on advice of counsel to CSB as to all legal matters with respect to CSB, CSB's Board of Directors, the Merger, the Merger Agreement and the Voting Agreement.

FBR, as part of its institutional brokerage, research and investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with initial and secondary offerings, mutual-to-stock conversions of savings institutions, mergers and acquisitions of commercial banks, savings institutions and savings and loan holding companies, as well as business valuations for other corporate purposes for financial institutions and real estate related companies. As specialists in the valuation of securities of financial institutions, FBR has experience in, and knowledge of, Virginia and the surrounding regional markets for thrift and bank securities and institutions operating in Virginia and the surrounding regional areas.

FBR has acted as financial advisor to CSB in connection with the transaction described herein and will receive a fee for services rendered which is contingent upon the consummation of the Merger. In the ordinary course of FBR's business, it may effect transactions in the securities of CSB or One Valley for its own account and/or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. From time to time, principals and/or employees of FBR may also have positions in the securities of CSB or One Valley.

This letter is solely for the information of the Board of Directors of CSB in its consideration of the Merger Agreement. This letter may not be relied upon by any other person or used for any other purpose, reproduced, disseminated, quoted from or referred to without FBR's prior written consent. It is understood that this letter is directed solely to the Board of Directors of CSB and is not intended to be and does not constitute a recommendation to any shareholders of CSB as to how such shareholders should vote with respect to the Merger Agreement.

Based upon and subject to the foregoing, as well as any such other matters as we consider relevant, it is FBR's opinion that as of the date hereof, the Consideration to be paid by One Valley pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to the shareholders of CSB.

                                Very truly yours,

                                FRIEDMAN, BILLINGS, RAMSEY & CO., INC.



                                By:      /s/ Emanuel J. Friedman
                                         Emanuel J. Friedman
                                         Chairman


                                     A-II-2

               PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article V of the Articles of Incorporation of One Valley contains the following indemnification provision:

         Provisions  for  the   regulation  of  the  internal   affairs  of  the
corporation are:

         Each director and officer of this corporation, or former director or officer of this corporation, or any person who may have served at its request as a director or officer of another corporation, his heirs and personal representatives, shall be indemnified by this corporation against costs and expenses at any time reasonably incurred by him arising out of or in connection with any claim, action, suit or proceeding, civil or criminal, against him or to which he may be made a party by reason of his being or having been such director or officer except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of a duty to the corporation. If in the judgment of the board of directors of this corporation a settlement of any claim, action, suit or proceeding so arising be deemed in the best interest of the corporation, any such director or officer shall be reimbursed for any amounts paid by him in effecting such settlement and reasonable expenses incurred in connection therewith. The foregoing right of indemnification shall be in addition to any and all other rights to which any director or officer may be entitled as a matter of law.

ITEM 16.  EXHIBITS

2.1 Agreement and Plan of Merger dated as of January 26, 1996, by and between One Valley Bancorp of West Virginia, Inc. and CSB Financial Corporation (attached as Appendix I to the Joint Proxy Statement filed as a part of this Registration Statement).

3.1 Articles of Incorporation of One Valley, filed as part of One Valley's 1981 Annual Report on Form 10-K and incorporated herein by reference.

3.2 Articles of Amendment of One Valley dated July 17, 1981, filed as part of One Valley's 1981 Annual Report on Form 10-K and incorporated herein by reference.

3.3 Articles of Amendment of One Valley dated December 3, 1982, filed as part of One Valley's 1982 Annual Report on Form 10-K and incorporated herein by reference.

3.4 Articles of Amendment of One Valley dated May 6, 1986, filed as part of One Valley's Registration Statement on Form S-4, Registration No. 33-5737, May 15, 1986, and incorporated herein by reference.

3.5 Articles of Amendment of One Valley dated May 19, 1988, filed as part of One Valley's 1992 Annual Report on Form 10-K and incorporated herein by reference.

3.6      Articles of Amendment  of One Valley dated May 26, 1993,  filed June 3,
         1993.

3.7 Amendments to the Bylaws of One Valley dated June 20, 1990, and a complete copy of One Valley's Bylaws as amended, filed as part of One Valley's 1990 Annual Report on Form 10-K and incorporated herein by reference.

4.1 Shareholder Protection Rights Agreement, filed as part of One Valley's current report on Form 8-K, dated October 19, 1995, and incorporated herein by reference.

5.1 Opinion of Jackson & Kelly as to the legality of the securities being registered and the Merger.

8.1      Opinion of Jackson & Kelly concerning certain federal tax consequences.

10.1 Indemnity Agreement between Resolution Trust Corporation and One Valley, filed as part of One Valley's Registration Statement on Form S-2, Registration No. 33-43384, October 22, 1991, and incorporated herein by reference.

         Executive Compensation Plans and Arrangements.

10.2 Agreement dated as of May 7, 1985, between One Valley and Thomas E. Goodwin, filed as part of One Valley's Registration Statement on Form S-4, Registration No. 2-99417, August 5, 1985, and incorporated herein by reference.

10.3 Form of Change of Control Agreement between One Valley and 7 of its Executive Officers, dated as of January 1, 1987, filed as part of One Valley's 1986 Annual Report on Form 10-K and incorporated herein by reference.

10.4 One Valley Bancorp of West Virginia, Inc., 1983 Incentive Stock Option Plan, as amended, filed as Exhibit No. 4 to One Valley's Registration Statement on Form S-8, Registration No. 33-3570, July 2, 1990, and incorporated herein by reference.

10.5 One Valley Bancorp of West Virginia, Inc., Management Incentive Compensation Plan, as amended February, 1990, filed as part of One Valley's 1992 Annual Report on Form 10-K and incorporated herein by reference.

10.6 One Valley Bancorp of West Virginia, Inc., Supplemental Benefit Plan, as amended April, 1990, filed as part of One Valley's 1992 Annual Report on Form 10-K and incorporated herein by this reference.

10.7 One Valley Bancorp of West Virginia, Inc., 1993 Incentive Stock Option Plan filed as part on One Valley Proxy Statement, Registration No. 0-10042 and incorporated herein by reference.

21.      Subsidiaries of Registrant.

23.1     Consent of Cherry Bekaert & Holland, L.L.P.

23.2     Consent of Ernst & Young LLP.

23.3     Consent of Friedman, Billings, Ramsey & Co., Inc.

23.4 Consent of Jackson & Kelly (filed as part of the opinions of Jackson & Kelly in Exhibits 5.1 and 8.1).

23.5     Consent of Crowe, Chizek and Company, LLP.

99.1     Form of Proxy .

99.2 Opinion of Friedman, Billings, Ramsey & Co., Inc., (attached as Appendix II to the Proxy Statement filed as a part of this Registration Statement).

Item 22.  Undertakings

(a)      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3)      To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

(b)      The registrant hereby undertakes:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and CSB Financial being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, ONE VALLEY HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON BEHALF OF THE UNDERSIGNED, THEREUNTO IN THE CITY OF CHARLESTON, STATE OF WEST VIRGINIA, ON THE 1ST DAY OF MARCH, 1996.

                                           ONE VALLEY  BANCORP OF
                                           WEST VIRGINIA, INC.
                                              By: /s/ J. Holmes Morrison
                                              J. HOLMES MORRISON, President
                                              and Chief Executive Officer

                                              By: /s/ Laurance G. Jones
                                              LAURANCE  G.  JONES
                                              Senior    Vice    President    and
                                              Treasurer   (Principal   Financial
                                              Officer)

                                              By: /s/ James A.  Winter
                                              JAMES A.  WINTER,  Vice  President
                                              and   Chief   Accounting   Officer
                                              (Principal Accounting Officer)

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


SIGNATURE                                            TITLE                         DATE

/s/ Phyllis H. Arnold                                Director                   March 1, 1996
PHYLLIS H. ARNOLD

/s/ Charles M. Avampato                              Director                   March 1, 1996
CHARLES M. AVAMPATO

/s/ Robert F. Baronner                               Director                   March 1, 1996
ROBERT F. BARONNER

                                                     Director                   March 1, 1996
C. MICHAEL BLAIR

/s/ James K. Brown                                   Director                   March 1, 1996
JAMES K. BROWN

/s/ John T. Chambers                                 Director                   March 1, 1996
JOHN T. CHAMBERS

/s/ Nelle Ratrie Chilton                             Director                   March 1, 1996
NELLE RATRIE CHILTON

/s/ Ray M. Evans, Jr.                                Director                   March 1, 1996
RAY M. EVANS, JR.



                                                     Director                   March 1, 1996
JAMES GABRIEL

/s/ Phillip H. Goodwin                               Director                   March 1, 1996
PHILLIP H. GOODWIN

                                                     Director                   March 1, 1996
THOMAS E. GOODWIN

                                                     Director                   March 1, 1996
CECIL B. HIGHLAND, JR.

                                                     Director                   March 1, 1996
ROBERT E. KAMM, JR.

/s/ David E. Lowe                                    Director                   March 1, 1996
DAVID E. LOWE

                                                     Director                   March 1, 1996
JOHN D. LYNCH

/s/ Edward H. Maier                                  Director                   March 1, 1996
EDWARD H. MAIER

/s/ J. Holmes Morrison                               President,                 March 1, 1996
J. HOLMES MORRISON                                   Chief Executive
                                                     Officer & Director

                                                     Director                   March 1, 1996
CHARLES R. NEIGHBORGALL, III

                                                     Director                   March 1, 1996
ROBERT O. ORDERS, SR.

/s/ John L. D. Payne                                 Director                   March 1, 1996
JOHN L. D. PAYNE

                                                     Director                   March 1, 1996
ANGUS E. PEYTON

/s/ Lacy I. Rice                                     Director                   March 1, 1996
LACY I. RICE

                                                     Director                   March 1, 1996
BRENT D. ROBINSON

                                                     Director                   March 1, 1996
JAMES W. THOMPSON

                                                     Director                   March 1, 1996
J. LEE VAN METRE, JR.

                                                     Director                   March 1, 1996
RICHARD B. WALKER




                                                     Director                   March 1, 1996
H. BERNARD WEHRLE, III

/s/ John H. Wick, III                                Director                   March 1, 1996
JOHN H. WICK, III

/s/ Thomas D. Wilkerson                              Director                   March 1, 1996
THOMAS D. WILKERSON


                                  EXHIBIT INDEX

2.1 Agreement and Plan of Merger dated as of January 26, 1996, by and between One Valley Bancorp of West Virginia, Inc. and CSB Financial Corporation (attached as Appendix I to the Proxy Statement filed as a part of this Registration Statement).

3.1 Articles of Incorporation of One Valley, filed as part of One Valley's 1981 Annual Report on Form 10-K and incorporated herein by reference.

3.2 Articles of Amendment of One Valley dated July 17, 1981, filed as part of One Valley's 1981 Annual Report on Form 10-K and incorporated herein by reference.

3.3 Articles of Amendment of One Valley dated December 3, 1982, filed as part of One Valley's 1982 Annual Report on Form 10-K and incorporated herein by reference.

3.4 Articles of Amendment of One Valley dated May 6, 1986, filed as part of One Valley's Registration Statement on Form S-4, Registration No. 33-5737, May 15, 1986, and incorporated herein by reference.

3.5      Articles of Amendment of One Valley dated May 19, 1988.

3.6 Articles of Amendment of One Valley dated May 26, 1993, filed as part of One Valley's Registration Statement on Form S-4, Registration No. 33-50729, October 22, 1993 and incorporated herein by reference..

3.7. Amendments to the Bylaws of One Valley dated June 20, 1990, and a complete copy of One Valley's Bylaws as amended, filed as part of One Valley's 1990 Annual Report on Form 10-K and incorporated herein by reference.

4.1 Shareholder Protection Rights Agreement, filed as part of One Valley's current report on Form 8-K, dated October 19, 1995, and incorporated herein by reference.

5.1 Opinion of Jackson & Kelly as to the legality of the securities being registered.

8.1      Opinion of Jackson & Kelly concerning certain federal tax consequences.

10.1 Indemnity Agreement between Resolution Trust Corporation and One Valley, filed as part of One Valley's Registration Statement on Form S-2 Registration No. 33-43384, October 22, 1991, and incorporated herein by reference.

         Executive Compensation Claims and Arrangements.

10.2 Agreement dated as of May 7, 1985, between One Valley and Thomas E. Goodwin, filed as part of One Valley's Registration Statement on Form S-4, Registration No. 2-99417, August 5, 1985, and incorporated herein by reference.

10.3 Form of Change of Control Agreement between One Valley and 7 of its Executive Officers, dated as of January 1, 1987, filed as part of One Valley's 1986 Annual Report on Form 10-K and incorporated herein by reference.

10.4 One Valley Bancorp of West Virginia, Inc., 1983 Incentive Stock Option Plan, as amended, filed as Exhibit No. 4 to One Valley's Registration Statement on Form S-8, Registration No. 33-3570, July 2, 1990, and incorporated herein by reference.

10.5 One Valley Bancorp of West Virginia, Inc., Management Incentive Compensation Plan, as amended February, 1990, filed as part of One Valley's 1992 Annual Report on Form 10-K and incorporated herein by reference.

10.6 One Valley Bancorp of West Virginia, Inc., Supplemental Benefit Plan, as amended April, 1990, filed as part of One Valley's 1992 Annual Report on Form 10-K and incorporated herein by reference.

10.7 One Valley Bancorp of West Virginia, Inc., 1993 Incentive Stock Option Plan filed as part on One Valley Proxy Statement, Registration No. 0-10042 and incorporated herein by reference.

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21.      Subsidiaries of Registrant.

23.1     Consent of Cherry, Bekaert & Holland, L.L.P.

23.2     Consent of Ernst & Young LLP

23.3     Consent of Freidman, Billings, Ramsey & Co., Inc.

23.4 Consent of Jackson & Kelly (filed as part of the opinions of Jackson & Kelly in Exhibits 5.1 and 8.1).

23.5     Consent of Crowe, Chizek and Company, LLP.

99.1     Form of Proxy.

99.2 Opinion of Freidman, Billings, Ramsey & Co., Inc. (attached as Appendix II to the Proxy Statement filed as a part of this Registration Statement).


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